As filed with the U.S. Securities and Exchange Commission on April 1, 2022
Registration
No. 333-262608

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39331	98-1531250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4235 Redwood Avenue
Marina Del Rey, CA 90066
(310)
924-6037
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Weinrot
General Counsel & Corporate Secretary
4235 Redwood Avenue
Marina Del Rey, CA 90066
(310)
924-6037
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
(213)
891-7421
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a
post-effective
amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a
post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, dated April 1, 2022

Up to 25,483,334 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 106,508,061 Shares of Class A Common Stock
Up to 8,424,034 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 25,483,334 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of (i) up to 8,233,334 shares of Class A Common Stock that are issuable upon the exercise of 8,233,334 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Trebia Acquisitions Corp., a Cayman Islands exempted company (“Trebia”), by the holders thereof, and (ii) up to 17,250,000 shares of Class A Common Stock that are issuable upon the exercise of 17,250,000 warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Trebia by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest)
named in this prospectus (the “Selling Securityholders”) of (a) 106,508,061 shares of Class A Common Stock, consisting of (i) 82,980,742 shares held directly by the Selling Securityholders, (ii) 22,077,319 shares issuable to unitholders of S1 Holdco (as defined below) upon the exchange or redemption of S1 Holdco Class B Units (as defined below) and (iii) 1,450,000 shares issuable from fully vested restricted stock units of the Company granted to Michael Blend and Just Develop It Limited pursuant to the Business Combination Agreement (as defined below) and (b) 8,424,034 Warrants consisting of (i) 8,233,334 Private Placement Warrants and (ii) 190,700 Public Warrants beneficially owned by certain directors and officers of the Company. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
The securities that we are registering for resale include securities (i) issued to our employees and executive officers and (ii) issued to certain of our affiliates and investors and pursuant to the registration rights under certain agreements between us and such securitiyholders (the “Registration Rights Holders”). Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SST” and “SST.WS,” respectively. On March 29, 2022, the closing price of our Class A Common Stock was $15.02 and the closing price for our Warrants was $1.48.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and the Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock and the Warrants.

See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in our Class A Common Stock or Warrants.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                , 2022.

i

ABOUT THIS PROSPECTUS
Unless the context otherwise requires, “we,” “us,” “our,” “System1” and the “Company” refer to System1, Inc., a Delaware corporation (f/k/a Trebia Acquisition Corp., a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “Trebia” refer to Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 106,508,061 shares of Class A Common Stock and up to 8,424,034 Private Placement Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or
post-effective
amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective
amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective
amendment, you should rely on the prospectus supplement or
post-effective
amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective
amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective
amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective
amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective
amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective
amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective
amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

On January 27, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain business combination agreement, dated as of June 28, 2021 (the “Business Combination Agreement”), as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected” and, together with S1 Holdco, the “Companies”), and the other parties signatory thereto, pursuant to which (i) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (ii) Protected.net Group Limited, a private limited company organized under the laws of England and Wales and the current operating subsidiary of Protected (“Protected UK”), became subsidiaries of Trebia (Trebia and its subsidiaries, including System1, LLC and Protected UK after giving effect to the Domestication and following consummation of the Business Combination, are referred to as “System1”). Upon Closing, we changed our name to “System1, Inc.” and the Common Stock and the Public Warrants continued to be listed on NYSE, trading under the ticker symbols “SST” and “SST.WS,” respectively.

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “System1” and the “Company” refer to System1, Inc. and the term “Trebia” refers to the Company prior to the consummation of the Business Combination.
In this document:

•
“
Additional Seller Backstop Election
” means, in the event that shareholder redemptions exceeds $462,500,000, the current equityholders of S1 Holdco and Protected will reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.

•	“ ASC ” means Accounting Standards Codification.

•	“ ASC 480 ” means ASC 480, Distinguishing Liabilities from Equity.

•	“ ASC 815 ” means ASC 815, Derivatives and Hedging.

•	“ APIs ” means application programming interfaces.

•	“ Backstop Agreement ” means that certain amended and restated backstop facility agreement, dated as of January 10, 2022, between Trebia and Cannae.

•	“ Backstop Forfeiture ” means the forfeiture of 1,734,694 (in the aggregate) Trebia Class B Ordinary Shares by BGPT Sponsor and Trasimene Sponsor.

•	“ Bank of America ” means Bank of America, N.A.

•	“ BGPT Sponsor ” means BGTP Trebia LP, a Delaware limited partnership.

•	“ BGPT Note ” means the promissory notes issued by the Company to the BGPT Sponsor in the amount of $212,500.

•
“
Black-Scholes Warrant Value
” means the value of a System1 Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg. For purposes of calculating such amount, (i) the redemption provisions of the Warrant Agreement will be taken into account, (ii) the price of each Class A Common Stock will be the VWAP of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the System1 Warrant.

•	“ Bloomberg ” means the Bloomberg Financial Markets.

•	“ Business Combination ” means, together, the Domestication and the Transactions.

•
“
Business Combination Agreement
” means that certain business combination agreement, dated as of June 28, 2021 and amended on November 30, 2021, January 10, 2022 and January 25, 2022 by and among Trebia, S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected and the other parties thereto.

•	“ Cannae ” means Cannae Holdings, Inc., a Delaware corporation.

•
“
Cannae Backstop
” means the backstop agreement by Cannae, as set forth in the Backstop Agreement, to subscribe for Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to $250,000,000.

•
“
Cannae Subscription
” means the commitment by Cannae, pursuant to the Backstop Agreement, to subscribe for Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combinations, in an amount of up to $250,000,000.

•	“ Cayman Islands Companies Act ” means the Cayman Islands Companies Act (As Revised).

•	“ Class A Common Stock ” means Class A common stock, par value $0.0001 per share, of
System1.

•	“ Class C Common Stock ” means the non-economic shares of Class C common stock, par value $0.0001 per share, of System1.

•	“ Class D Common Stock ” means the Class D common stock, par value $0.0001 per share, of System1.

•	“ Closing ” means the closing of the Transactions.

•	“ Closing Date ” means January 27, 2022.

•	“ Closing Cash Consideration ” means the aggregate cash consideration payable under the Business Combination Agreement of approximately $462,500,000.

•
“
Closing Equity Consideration
” means the (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A Common Stock (valued at $10.00 per share), RSUs and Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10.00 per share), which together amount to approximately $667,500,000.

•	“ Code ” means the U.S. Internal Revenue Code of 1986, as amended.

•
“
Commitment Letter
” means that certain commitment letter, dated as of June 28, 2021, by and between Bank of America and Trebia, pursuant to which Bank of America has committed to provide Trebia Finco, as the borrower, the New Facility.

•	“ Common Stock ” means System1 Class A Common Stock, System1 Class C Common
Stock, and System1 Class D Common Stock, taken together.

•	“ Companies ” means S1 Holdco and Protected prior to the Business Combination.

•	“ Continental ” means the Continental Stock Transfer & Trust Company.

•	“ Court of Chancery ” means Court of Chancery for the State of Delaware.

•	“ Debt Financing ” means the financing contemplated by the Commitment Letter.

•
“
Debt Financing Sources
” means the lenders, agents and arrangers of any Debt Financing, together with their respective affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.

•	“ DGCL ” means the General Corporation Law of the State of Delaware.

•	“ DTC ” means Depository Trust Company.

•
“
Domestication
” means the transfer of Trebia by way of continuation from the Cayman Islands to Delaware and to domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act.

•	“ Effective Time ” means the effective time of the Business Combination.

•	“ Exchange Act ” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•	“ Extraordinary General Meeting ” means the extraordinary meeting of the shareholders of Trebia.

•	“ FASB ” means the Financial Accounting Standards Board.

v

•	“ Forward Purchase Agreement ” means the forward purchase agreement, dated as of June 5, 2020, between Trebia and Cannae Holdings, Inc.

•
“
FPA Termination Agreement
” means that certain Mutual Termination Agreement, dated as of June 28, 2021, by and among Trebia and Cannae, giving effect to the termination of the Forward Purchase Agreement.

•	“ FTC ” means Federal Trade Commission.

•	“ Incentive Plan ” means the System1 2022 Incentive Award Plan.

•	“ IT ” means information technology.

•	“ Insiders ” means William P. Foley, II, Frank R. Martire, Jr., Paul Danola, Tanmay Kumar, Lance Levy, Mark D. Linehan, and James B. Stallings.

•	“ IRS ” means the U.S. Internal Revenue Service.

•	“ JDI ” means Just Develop It Limited, a private limited company incorporated in England & Wales.

•	“ Jobs Act ” means the Jumpstart Our Business Startups Act of 2012.

•	“ LIBOR ” means London InterBank Offered Rate.

•	“ New Facility ” means the Term Loan and the Revolving Facility.

•
“
New S1 Holdco Operating Agreement
” means the proposed fifth amended and restated limited liability company operating agreement to be entered into at Closing by and among S1 Holdco, LLC, System1 and any successor managing member.

•	“ NYSE ” means the New York Stock Exchange.

•	“ OpenMail ” means OpenMail LLC, a Delaware limited liability company.

•	“ PSH ” means Protected Security Holdings, LLC.

•
“
Person
” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

•	“ Post-Closing Company ” or “ System1 ” means the combined entity of Trebia, S1 Holdco and Protected after the Closing.

•	“ Post-Closing Company Board ” or “ System1 Board ” means board of directors of the Post-Closing Company.

•	“ Preferred Stock ” means the preferred stock, with the par value of $0.0001 per share of
System1.

•	“ Prior Insider Agreement ” means that certain letter agreement, dated June 19, 2020, by and among Trebia and the Insiders.

•	“ Prior Registration Rights Agreement ” means that registration rights agreement, dated June 19, 2020, by and among Trebia, the Sponsors and certain other security holders named therein.

•	“ Prior Sponsor Agreement ” means that certain letter agreement, dated June 19, 2020, between BGPT Sponsor, Projections Trasimene Sponsor and Trebia.

•	“ Protected ” means System1 SS Protect Holdings, Inc., a Delaware corporation.

•	“ Protected Equityholders ” means the equityholders of Protected.

•	“ Protected Rollover Parties ” means the Persons listed on the protected rollover schedule, as may be amended, attached as an exhibit to the Business Combination Agreement.

•	“ Protected Support Agreement ” means the proposed support agreement to be entered into between holders of 100% of the equity interest in Protected.

•	“ Protected UK ” means Protected.net Group Limited, a private limited company organized under the laws of England and Wales and the current operating subsidiary of Protected.

•	“ Protected UK Contribution Parties ” means the holders of the equity interests in Protected UK (other than Protected).

•	“ RAMP ” means System1’s responsive acquisition marketing platform.

•
“
Redemption Fair Market Value
” means the volume weighted average price of the Class A Common Stock for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders. In connection with any redemption pursuant to section, System1 will provide the registered holders with the Redemption Fair Market Value no later than one (1) business day after the ten (10) trading day period described above ends.

•
“
Registration Rights Agreement
” means the proposed registration rights agreement to be entered into at Closing among System1, the Sponsors, JDI, and certain indirect and direct System1 Equityholders and Protected Equityholders.

•	“ Related Party ” means a director, officer or substantial security holder of Trebia or System1, as applicable.

•	“ Revolving Facility ” means a $50 million revolving facility, pursuant to the Commitment Letter.

•	“ Rule 144 ” means Rule 144 under the Securities Act.

•	“ RSU ” or RSUs ” means the restricted stock unit or restricted stock units of System1.

•	“ S1 Founders ” means Michael Blend, Chuck Ursini, Nick Baker, and Just Develop It Ltd., a United Kingdom private limited company.

•	“ S1 Midco ” means System1 Midco, LLC, a Delaware limited liability company.

•	“ SEC ” means the United States Securities and Exchange Commission.

•	“ Section 16 Officers ” means all officers who file reports of their ownership, and changes in ownership, of the Trebia’s common stock under Section 16(a) of the Exchange Act.

•	“ Securities Act ” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•
“
Seller Backstop Amount
” means the amount of Closing Cash Consideration the System1 Equityholders and Protected Equityholders have agreed to convert into Closing Equity Consideration, in the event that shareholder redemptions exceeds $417,500,000.

•
“
Sponsor Agreement
” means that certain amended and restated sponsor agreement, dated as of June 28, 2021 and amended on November 30, 2021 and January 10, 2022, by and among Trebia, the Sponsors, Cannae, the Insiders, S1 Holdco, and Protected.

•	“ Sponsor Agreement Amendment No. 1 ” means that certain Amendment No. 1 to the Sponsor Agreement, by and among Trebia, the Sponsors, Cannae, the Insiders, S1 Holdco, and Protected.

•	“ Sponsors ” means BGPT Sponsor and Trasimene Sponsor.

•	“ Stockholders Agreement ” means the proposed stockholders agreement to be entered into at Closing among System1, the S1 Founders, the Sponsors, Cannae, and JDI.
•	“ S1 Holdco Class A Units ” means the class A units of S1 Holdco.

•	“ S1 Holdco Class B Units ” means the class B units of S1 Holdco.

•	“ S1 Holdco Common Units ” means the S1 Holdco Class A Units and S1 Holdco Class B Units.

•	“ S1 Holdco ” means S1 Holdco, LLC, a Delaware limited liability company.

•	“ System1 Equityholders ” means the holders of S1 Holdco Common Units.

•	“ System1 ” or “ Post-Closing Company ” means System1, Inc., a Delaware corporation (f/k/a Trebia), from and after the Effective Time.

•	“ System1 Board ” or “ Post-Closing Company Board ” the board of directors of System1.

•	“ System1 Bylaws ” means the bylaws of System1.

•	“ System1 Charter ” means the certificate of incorporation of System1.

•	“ System1 Stockholder ” or “ System1 Stockholders ” means the holder or holders of Common Stock or Preferred Stock.

•	“ Tax Receivable Agreement ” means the proposed tax receivable agreement to be entered into between Trebia and the other signatories thereto.

•	“ Term Loan ” means a $400 million first lien term loan facility, pursuant to the Commitment Letter.

•	“ Transactions ” means the transactions contemplated by the Business Combination Agreement, including the Business Combination.

•	“ Trasimene Sponsor ” means Trasimene Trebia, LP, a Delaware limited partnership.

•	“ Trasimene Note ” means the promissory notes issued by the Company to Trasimene Sponsor in the amount of $287,500

•	“ Trebia ” means Trebia Acquisition Corp., a Cayman Islands exempted company.

•	“ Trebia Board ” means the board of directors of Trebia.

•	“ Trebia Class A Ordinary Share ” or “ Trebia Class A Ordinary Shares ” means Class A ordinary share or Class A ordinary shares, par value $0.0001 per share, of Trebia.

•	“ Trebia Class B Ordinary Share ” or “ Trebia Class B Ordinary Shares ” means Class B ordinary share or Class B ordinary shares, par value $0.0001 per share, of Trebia.

•	“ Trebia Finco ” means Orchid Finco LLC, a Delaware limited liability company and direct, wholly owned subsidiary.

•	“ Trebia IPO ” means the initial public offering of Trebia, which was consummated on June 19, 2020.

•	“ Trebia Merger Sub I ” means Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia.

•	“ Trebia Merger Sub II ” means Orchid Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Trebia.

•	“ Trebia Public Shares ” means Trebia Class A Ordinary Shares purchased in the Trebia IPO.

•	“ Trebia Public Shareholder ” or “ Trebia Public Shareholders ” means a Trebia Shareholder or those Trebia Shareholders who hold Trebia Public Shares.

•	“ Trebia Public Warrants ” means each one-third of one redeemable warrant purchased in the Trebia IPO.

•	“ Trebia Shareholder ” or “ Trebia Shareholders ” means the holder or holders of Trebia Ordinary Shares.

•	“ Trebia Shareholder Redemption Value ” means the value of redemptions by shareholders of Trebia in connection with the Business Combination.

•
“
Trust Account
” means that certain U.S.-based trust account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee, following the closing of the Trebia IPO.

•
“
Value Creation Units
” means, collectively, (i) value creation units issued by S1 Holdco under the S1 Holdco, LLC 2017 Value Creation Unit Plan or the S1 Holdco, LLC Legacy Value Creation Unit Plan, and (ii) value creation units issued by OpenMail LLC under the OpenMail LLC 2016 Value Creation Unit Plan, in each case, that are outstanding as of immediately prior to the Effective Time.

•	“ VWAP ” means volume-weighted average price.

•	“ Warrant Agent ” means Continental Stock Transfer & Trust Company.

•
“
Working Capital Loan
” or “
Working Capital Loans
” means the amount which Sponsors or an affiliate of the Sponsors, or certain of Trebia’s officers and directors may, but are not obligated, to loan Trebia in order to finance the transaction costs in connection with the Business Combination.

MARKET INFORMATION
Our Class A Common Stock and Warrants are listed on NYSE under the symbols “SST” and “SST.WS,” respectively. Prior to the consummation of the Business Combination, the Trebia Class A Common Stock, units and warrants were listed on NYSE under the symbols “TREB”, “TREB.U” and “TREB.WS,” respectively. As of January 27, 2022, there were approximately 482 holders of record of our Class A Common Stock and 3 holders of record of our Warrants. The actual number of stockholders of our Class A Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

x

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Overview
We operate an omnichannel customer acquisition platform, delivering high-intent customers to our advertisers and to our own subscription products. Our proprietary responsive acquisition marketing platform, or RAMP, has 3 primary components. First, RAMP utilizes machine learning to identify and direct marketing campaigns to potential customers across major advertising networks. Second, once these potential intent-driven customers respond to or interact with our marketing efforts, RAMP directs them to our network of over 40 owned and operated websites which is focused on further qualifying customer purchase intent and providing us with first party intent data. For the three months ended December 31, 2021, our websites, which include leading search engines like info.com and Startpage.com, and digital media sites and utilities such as HowStuffWorks, MapQuest and WalletGenius, received an average of 185 million visits per month in the aggregate. Third, after potential customers reach our websites and we further qualify their purchase or consumer intent, RAMP enables us to monetize these customers by delivering advertisements either provided by our advertisers or advertising networks or for our own proprietary subscription products.
Background
On January 27, 2022, we closed the Business Combination with Trebia, as a result of which we became a wholly-owned
subsidiary of Trebia, and Trebia changed its name to “System1, Inc.” Trebia is the legal and accounting acquirer of System1 in the Business Combination
Prior to the Closing Date and in connection with the Business Combination, Trebia filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Trebia was domesticated and continues as a Delaware corporation, while also changing its name to “System1, Inc.” (the “Domestication”). In connection with the Domestication, on the day prior to the Closing Date, among other things (a) each Trebia Class A Ordinary Share that was issued and outstanding immediately prior to the Domestication was converted, on a one-for-one basis, into one share of Class A Common Stock, (b) each Trebia Class B Ordinary Share that was issued and outstanding immediately prior to the Domestication was converted, on a one-for-one basis, into one share of Class A Common Stock and (c) the System1 Charter was adopted and filed with the Secretary of State in Delaware pursuant to the DGCL, and the System1 Charter and System1 Bylaws became the governing documents of System1.
The rights of holders of our Common Stock and Warrants are governed by our Charter and our Bylaws, and the DGCL, and, in the case of the Warrants, the Warrant Agreement. See the section entitled “
Description of Capital Stock
.”

Summary Risk Factors
The following is a summary of select risks and uncertainties that could materially adversely affect us, our business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below:
Risks Related to Our Business
The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•	We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment;

•	Our revenue is tied to the effectiveness and performance of our responsive acquisition marketing platform, or RAMP;

•	A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to their practices;

•	We rely on large-scale acquisition marketing channels, such as Google, Facebook and Taboola, as well as our network partners, for a significant portion of our consumer internet traffic;

•	Efforts designed to drive visitors to our various brands and businesses or those of our advertisers may not be successful or cost-effective;

•	We rely on third parties for our marketing efforts; if the pricing, terms, operations or policies of these third parties change we may not be able to maintain the effectiveness of such efforts;

•	We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities;

•	We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth;

•	Our tax liabilities may be greater than anticipated;

•	The market for programmatic advertising is extremely competitive, and we may not be able to compete successfully with our current or future competitors; and

•
We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Our Corporate Information
We were incorporated as a Cayman Islands exempted company on February 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon the closing of the Business Combination, we changed our name to System1, Inc. Our principal executive offices are located at 4235 Redwood Avenue, Marina Del Rey, California, 90066, and our telephone number is (310)
924-6037.
Our website address is https://www.system1.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Shares of Class A Common Stock offered by us	Up to 25,483,334 shares issuable upon exercise of Warrants.

Shares of Class A Common Stock offered by the Selling Securityholders	106,508,061 shares.

Shares of Class A Common Stock outstanding prior to the exercise of all Warrants	85,146,614 shares (as of April 1, 2022).

Shares of Class A Common Stock outstanding assuming the exercise of all Warrants	131,991,395 shares (as of April 1, 2022).

Warrants offered by the Selling Securityholders	8,424,034 warrants.

Total Warrants outstanding	25,483,334 warrants.

Exercise price per share pursuant to the Warrants	$11.50

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Securityholders. We will receive the proceeds from any exercise of the Warrants for cash, which we intend to use for general corporate and working capital purposes.

Risk factors	You should carefully read the “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

NYSE symbol for our Common Stock	SST

NYSE symbol for our Warrants	SST.WS

RISK FACTORS
Unless the context otherwise requires, any reference in the heading of “Risk Factors” to the “Company,” “we,” “us” or “our” refers to System1. The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “
Cautionary Note Regarding Forward-Looking Statements
”, “
System1 Management’s Discussion and Analysis Of Financial Condition and Results of Operations
” and “
Protected
Management’s Discussion and Analysis Of Financial Condition and Results of Operations”
.
Risks Related to Our Business Strategy and Industry Generally
We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
S1 Holdco was formed in 2013 and, as a result, have only a limited operating history upon which our business and prospects may be evaluated. Although we have experienced substantial revenue growth in our limited operating history, we may not be able to sustain this rate of growth or maintain our current revenue levels. We have encountered and will continue to encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to our ability to:

•	build and maintain a reputation for providing a superior platform for monetizing consumer intent, and for creating trust and maintaining long-term relationships with consumers and platform customers;

•	drive consumers with relevant commercial intent to our owned and operated websites and to websites operated by our advertisers;

•	maintain and expand our relationships with suppliers of quality advertising inventory;

•	distinguish ourselves from competitors;

•	develop, offer, maintain and continually improve a competitive customer acquisition marketing platform that meet the evolving needs of our consumers and platform customers;

•	scale our business efficiently to keep pace with demand for services such as RAMP and other digital media and advertising technology offerings;

•	create new revenue opportunities through acquiring new business and successfully integrate and meaningfully grow those businesses;

•	respond to evolving industry standards and the enactment of government regulations that impact our business, particularly in the areas of data collection and consumer privacy;

•	prevent or mitigate failures or breaches of data security and our technology infrastructure;

•	expand our businesses internationally; and

•	hire and retain qualified and motivated employees.
We cannot assure you that we will be successful in addressing these and other challenges we may face in the future. If we are unable to do so, our business may suffer, our revenue and operating results may decline and we may not be able to achieve further growth or sustain profitability.

Our revenue is tied to the effectiveness and performance of our responsive acquisition marketing platform (RAMP).
If RAMP does not acquire users with the relevant commercial intent to our websites via acquisition marketing channels, we may not be able to profitability monetize users. Our revenue and operating results depend on our ability to generate revenue from advertisers and advertising networks by cost-effectively acquiring consumer internet traffic and then directing these intent-driven consumers to our advertising partners. If we are unable to cost-effectively acquire users or provide value to our advertising partners based on their traffic acquisition costs, they may decline to utilize us to acquire and monetize users, which would harm our revenue and operating results.
A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to their practices.
We have multiple services agreements with Google pursuant to which we display and syndicate paid listings provided by Google in response to search queries generated through some of our businesses. In exchange for making our search traffic available to Google, we receive a share of the revenue generated by the paid listings supplied to us, as well as other search related services.
The amount of revenue we receive from Google depends on a number of factors outside of our control, including the amount Google charges third parties for the display or delivery of advertisements, the efficiency of Google’s system in attracting advertisers and serving up paid listings in response to search queries and parameters established by Google regarding the time period for and scope of chargebacks or credits sought by advertisers on the basis of fraudulent and/or low quality clicks, clawbacks for bad traffic brought by our network partners, and placement of paid listings displayed in response to search queries that are not contextually relevant to the applicable search query.
Changes to the amount Google charges advertisers, the efficiency of Google’s paid listings network, Google’s judgment about the relative attractiveness to advertisers of clicks on paid listings from our websites or to the parameters applicable to the display of paid listings generally could result in a decrease in the amount of revenue we receive from Google, which would adversely affect our business, financial condition and results of operations. Such changes could by driven by a number of factors, including general market conditions, competition or policy and operating decisions made by Google.
Our agreements with Google also require that we comply with certain guidelines for the use of Google brands and services, which govern whether our platform may access Google services or be distributed through its Chrome Web Store, and the manner in which Google’s paid listings are displayed within search results across various third party platforms and products (including our websites). Google may generally unilaterally update its policies and guidelines without advance notice, which could in turn require modifications to, or prohibit or render obsolete certain of our services or business practices. Such changes could be costly to address or otherwise adversely affect our business, financial condition and results of operations. Noncompliance with Google’s guidelines by us or the third parties to whom we are permitted to syndicate paid listings or through which we secure distribution arrangements for the businesses could result in the suspension of some or all Google services to us (or the websites of our third party partners) or the termination of our agreements by Google.
The termination of our agreements by Google, the curtailment of our rights under the agreements (including the failure to allow our platform to access Google services, whether pursuant to the terms thereof or otherwise), the failure of Google to perform its obligations under the agreements or policy changes implemented by Google under the agreements or otherwise would have an adverse effect on our business, financial condition and results of operations. If any of these events were to occur, we may not be able to find another suitable alternate provider of paid listings (or if an alternate provider were found, the economic and other terms of the agreement and the quality of paid listings may be inferior relative to our current arrangements).

We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.
Use of our technology solutions involves the storage and transmission of certain consumers’ information, including limited amounts of personally identifiable information. Security breaches could expose us to a risk of loss or exposure of this information, which could result in potential liability, litigation and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.
Like all information and technology systems, our websites and information systems may be subject to computer viruses, break-ins,
phishing and/or impersonation attacks, attempts to overload our servers with denial-of-service
or other hacking attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. Although we have a chief technology officer who coordinates our cybersecurity measures, policies and procedures, and our chief technology officer regularly reports to our board of directors regarding these matters, we cannot be certain that our efforts will be able to prevent breaches of the security of our information systems and technology. If we experience compromises to the security of our information and technology infrastructure that result in websites performance or availability problems, the complete shutdown of our websites or the loss or unauthorized disclosure, access, acquisition, alteration or use of confidential information, consumers and advertisers may lose trust and confidence in us, and consumers may decrease the use of our websites and software products or stop using our websites and software products entirely. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.
Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our software products and/or visit our portfolio of websites, cause existing advertisers to stop using our platform and cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability. Such issues may harm our business, results of operations and financial condition. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.
There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other current or pending rules.
We are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results.
We rely on large-scale acquisition marketing channels, such as Google, Facebook and Taboola, as well as our network partners, for a significant portion of our consumer internet traffic.
Consumer internet traffic acquired and/or referred through acquisition marketing channels also provides a significant amount of the first party data that improves the predictive power of RAMP, which we leverage to deliver relevant users to our advertisers. If we are unable to maintain these relationships with these acquisition marketing channels, our business, financial condition and results of operations could be adversely affected.
Efforts designed to drive visitors to our various brands and businesses or those of our advertisers may not be successful or cost-effective.
Traffic building and conversion initiatives involve considerable expenditures for online advertising and marketing. We have made, and expect to continue to make, significant expenditures for search engine marketing (primarily in the form of developing and maintaining a database of keywords and search terms, for which we purchase advertising primarily through Google and, to a lesser extent, Microsoft and Yahoo!), online display advertising and native advertising in connection with these initiatives, which may not be successful or cost-effective. To continue to reach consumers and users, we will need to identify and devote more of our overall marketing expenditures to digital advertising channels (such as online video and other digital platforms), as well as reach consumers and users via these channels. Since these channels are constantly changing and evolving, it could be difficult to assess returns on related digital marketing investments. Historically, we have had to increase advertising and marketing expenditures over time in order to attract and convert consumers, retain users and sustain our growth.
The display, including rankings, of search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently, and we may not know how (or otherwise be in a position) to influence actions taken by search engines. With respect to search results in particular, even when search engines announce the details of their methodologies, their parameters may change from time to time, be poorly defined or be inconsistently interpreted.
We rely on third parties for our marketing efforts; if the pricing, terms, operations or policies of these third parties change we may not be able to maintain the effectiveness of such efforts.
Our ability to market our brands and businesses on any given property or channel is subject to the policies of the relevant third party seller, publisher, platform (including search engines and social media platforms with high levels of traffic and numbers of users or subscribers) or marketing affiliate. As a result, we cannot assure you that these parties will not limit or prohibit us from purchasing advertising (including the purchase of advertising with preferential placement or for certain of our products and services) and/or using one or more current or prospective marketing channels in the future. If a significant marketing channel took any such adverse or limiting action for a significant period of time and/or on a recurring basis, our business, financial condition and results of operations could be adversely affected. If we fail to comply with the policies of third party sellers, publishers, platforms and/or marketing affiliates, our advertisements could be removed without notice and/or our accounts could be suspended or terminated, any of which could adversely affect our business, financial condition and results of operations.
We currently rely on performance marketing channels that must deliver against certain return on investment with respect to metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.
Our failure to respond successfully to rapid and frequent changes in the operating and pricing dynamics of search engine marketing efforts, as well as changing policies and guidelines applicable to keyword advertising (which may be unilaterally updated by search engines without advance notice), could adversely affect our search engine marketing efforts. Specifically, such changes could adversely affect paid listings (both their placement and pricing), as well as the ranking of links to websites offering our products and services within search results, any or all of which could increase our marketing costs (particularly if free traffic is replaced with paid traffic) and adversely affect the effectiveness of our digital marketing efforts overall.
If the third parties we currently employ for our marketing efforts are unable to renew existing (and/or enter into new) arrangements with us, sales and marketing costs as a percentage of revenue would increase over the long-term, which could adversely affect our business, financial condition and results of operations. In addition, the quality and convertibility of traffic and leads generated through third party arrangements are dependent on many factors, most of which are outside of our control. If the quality and/or convertibility of traffic and leads do not meet the expectations of the brands and advertisers who utilize our various products and services or other paid listings providers, our business, financial condition and results of operations could be adversely affected.
We have entered into, and may in the future enter into, credit facilities which may contain operating and financial covenants that restrict our business and financing activities.
We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facility contains, and any future credit facility may contain, various covenants that limit our ability to engage in specified types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:

•	sell assets or make changes to the nature of our business;

•	engage in mergers or acquisitions;

•	incur, assume or permit additional indebtedness;

•	make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;

•	make specified investments;

•	engage in transactions with our affiliates; and

•	make payments in respect of subordinated debt.
Our obligations under our credit facilities are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facilities may limit our ability to take actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facilities.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms and portfolio of websites, create new software products, improve our operating infrastructure, finance working capital requirements, or acquire complementary businesses and technologies. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to undertake or seek out additional equity or debt financings to secure additional capital. We cannot assure you that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.
Our tax liabilities may be greater than anticipated.
The U.S. and
non-U.S.
tax laws applicable to our business activities are subject to interpretation and are changing. We are subject to audit by the IRS and by taxing authorities of the state, local and foreign jurisdictions in which we operate. Our tax obligations are based in part on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property, the jurisdictions in which we operate, how tax authorities assess revenue-based taxes such as sales and use taxes, the scope of our international operations and the value we ascribe to our intercompany transactions. Taxing authorities may challenge, and have challenged, our tax positions and methodologies for valuing developed technology or intercompany arrangements, as well as our positions regarding the collection of sales and use taxes and the jurisdictions in which we are subject to taxes, which could expose us to additional taxes. Any adverse outcomes of such challenges to our tax positions could result in additional taxes for prior periods, interest and penalties, as well as higher future taxes. In addition, our future tax expense could increase as a result of changes in tax laws, regulations or accounting principles, or as a result of earning income in jurisdictions that have higher tax rates. An increase in our tax expense could have a negative effect on our financial position and results of operations. Moreover, the determination of our provision for income taxes and other tax liabilities requires significant estimates and judgment by management, and the tax treatment of certain transactions is uncertain. Although we believe we will make reasonable estimates and judgments, the ultimate outcome of any particular issue may differ from the amounts previously recorded in our financial statements and any such occurrence could materially affect our financial position and results of operations.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent misstatements due to fraud or error, or file our periodic reports as a public company in a timely manner.
We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified for S1 Holdco and Protected are as follows:

•
We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•
We did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•
We did not design and maintain effective controls to timely analyze and record the financial statement effects from acquisitions. Specifically, we did not design and maintain effective controls over the (i) application of U.S. GAAP to such transactions, (ii) review of the inputs and assumptions used in the discounted cash flow analysis to value acquired intangible assets at an appropriate level of precision, (iii) the tax impacts of acquisitions to the financial statements, and (iv) conforming of U.S. GAAP and accounting policies of acquired entities to that of the Company. In addition, we did not design and maintain effective controls relating to the oversight and ongoing recording of the financial statement results of the acquired businesses.

•
We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over (i) the preparation and review of business performance reviews, account reconciliations and journal entries, and (ii) maintaining appropriate segregation of duties. Additionally, we did not design and maintain controls over the classification and presentation of accounts and disclosures in the financial statements.

•	We did not design and maintain effective controls over the completeness and accuracy of accrued liabilities.
These material weaknesses resulted in immaterial misstatements to substantially all of the S1 Holdco, LLC accounts, which were recorded prior to the issuance of the consolidated financial statements as of December 31, 2021, 2020, 2019 and 2018 and for the years then ended and as of March 31, 2021 and 2020 and for three-month periods then ended, as of June 30, 2021 and 2020 and for the six-month periods then ended, as of September 30, 2021 and 2020 and for the nine-month periods then ended. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•
We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements; however, the deficiencies, when aggregated, could impact the effectiveness of
IT-dependent
controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, we have determined these IT deficiencies in the aggregate constitute a material weakness.
Trebia identified a material weakness in internal controls related to the accounting for complex financial instruments. This material weakness resulted in a material misstatement of the Trebia Warrant liabilities, change in the fair value of the Trebia Warrant liabilities, “Forward Purchase Agreement liabilities, change in the fair value of the Forward Purchase Agreement liabilities, classification of Redeemable Shares of Class A common stock issued in connection with Trebia’s initial public offering” additional paid-in-capital, accumulated deficit “Earnings Per Share,” and related financial disclosures as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020, as of September 30, 2020 and for three month period ended September 30, 2020 and for the period from February 11, 2020 (inception) through September 30, 2020, as of June 30, 2020 and for three month period ended June 30, 2020 and for the period from February 11, 2020 (inception) through June 30, 2020, as of March 31, 2021 and for three month period ended March 31, 2021.
Our remediation plan consists primarily of the following:

•	Hiring additional senior level accounting personnel to bolster our financial reporting and technical accounting capabilities.

•	Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls over segregation of duties.

•	Engaging a third party to assist in identifying risks of material misstatement and designing and implementing controls to address the identified risks of material misstatement.

•
Designing and implementing controls related to accounting for acquisitions and other technical accounting and financial reporting matters, including controls over the preparation and review of accounting memoranda addressing these matters, valuations and key assumptions utilized in the valuations, tax impacts, and ongoing recording of the financial statement results of the acquired businesses.

•
Designing and implementing formal accounting policies, procedures and controls supporting our period-end
financial reporting process, including controls over the preparation and review of account reconciliations and journal entries, business performance reviews, foreign exchange gains/losses for intercompany transactions, and classification and presentation of accounts and disclosures.

•	Designing and implementing controls over the completeness and accuracy of accrued liabilities.

•	Designing and implementing controls related to accounting for complex financial instruments.

•
Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

We have begun to hire additional senior and staff accounting personnel, engaged third party resources to assist us with identifying risks of material misstatement and designing and implementing internal controls to address the identified risks of material misstatement, implemented an enhanced enterprise resource planning software for automation and enforcing segregation of duties across the organization, and engaged third party experts as necessary to assist with technical accounting and valuations associated with business combinations related to potential future acquisitions.
The material weaknesses will not be considered remediated until management completes the design and implementation of the processes and controls described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.
We are working to remediate the material weaknesses as efficiently and effectively as possible. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in incurring significant costs, and will place significant demands on our financial and operational resources.
While we believe that these efforts will improve our internal control over financial reporting, the implementation of these procedures is ongoing and will require testing of the design and operating effectiveness of internal control over financial reporting over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses will not be identified in the future. If our efforts are not successful or other material weaknesses are identified in the future, we may be unable to report our financial results accurately on a timely basis or prevent and detect fraud or errors that may be material, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares to decline.
Operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, financial condition and operating results.
We depend upon the sustained and uninterrupted performance of our platform to manage our inventory supply; bid on inventory for each campaign; collect, process and interpret first party data; and optimize campaign performance in real time and provide billing information to our financial systems. If RAMP cannot scale to meet demand, if there are errors in our execution of any of these functions on our platform, or if we experience outages, then our business may be harmed. We may also face material delays in introducing new services, products and enhancements. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing proprietary technology and systems may become obsolete.
RAMP is complex and multifaceted, and operational and performance issues could arise both from the platform itself and from outside factors. Errors, failures, vulnerabilities or bugs have been found in the past, and may in the future, be found. Our platform also relies on third-party technology and systems to perform properly, and our platform is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, our platform or such other computing environments. Operational and performance issues with our platform could include the failure of our user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming our databases, server failure, or catastrophic events affecting one or more server farms. While we have built redundancies in our systems, full redundancies do not exist. Some failures will shut our platform down completely, others only partially. Partial failures, which we have experienced in the past, could result in unauthorized bidding, cessation of our ability to bid or deliver impressions or deletion of our reporting, in each case resulting in unanticipated financial obligations or impact.
Operational and performance issues with our platform could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our platform, increased costs or loss of revenue, loss of the ability to access our platform, loss of competitive position or claims by clients for losses sustained by them. Alleviating problems resulting from such issues could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which may adversely affect our business, financial condition and operating results.
We allow our clients to utilize application programming interfaces, or APIs, with MapQuest and for reporting or distribution of services for our other businesses, which could result in outages or security breaches and negatively impact our business, financial condition and operating results.
The use of APIs by our clients has significantly increased in recent years. Our APIs allow clients to build their consumer finding location services or access features or reporting for some of our other businesses. The increased use of APIs increases security and operational risks to our systems, including the risk for intrusion attacks, data theft, or denial of service attacks. Furthermore, while APIs allow clients greater ease and power in accessing our platform, they also increase the risk of overusing our systems, potentially causing outages. We have experienced system slowdowns due to client overuse of our systems through our APIs. While we have taken measures intended to decrease security and outage risks associated with the use of APIs, we cannot guarantee that such measures will be successful. Our failure to prevent outages or security breaches resulting from API use could result in government enforcement actions against us, claims for damages by consumers and other affected individuals, costs associated with investigation and remediation damage to our reputation and loss of goodwill, any of which could harm our business, financial condition and operating results.
The market for programmatic advertising is extremely competitive, and we may not be able to compete successfully with our current or future competitors.
Our digital advertising business operates in a highly competitive and rapidly changing industry. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase revenue and maintain profitability. New technologies and methods of buying advertising present a dynamic competitive challenge, as market participants offer multiple new products and services aimed at capturing advertising spend, such as analytics, automated media buying and exchanges. In addition to existing competitors and intermediaries, we may also face competition from new companies entering the market, which may include large established companies, all of which currently offer, or may in the future offer, products and services that result in additional competition for advertising spend or advertising inventory.
We may also face competition from companies that we do not yet know about or do not yet exist. If existing or new companies develop, market or resell competitive high-value digital marketing products or services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our results of operations could be harmed.
Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, allowing them to devote greater resources to the development, promotion, sale and support of their products and services. They may also have more extensive advertiser bases and broader publisher relationships than we have, and may be better positioned to execute on advertising conducted over certain channels such as social media, mobile, CTV and video. Some of our competitors may have longer operating histories and greater name recognition. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper advertiser relationships or offer services at lower prices. Any of these developments would make it more difficult for us to sell our platform and could result in increased pricing pressure, increased sales and marketing expense or the loss of market share.

We operate in a highly competitive environment. If we fail to innovate and make the right investment decisions in our offerings and platform, we may not attract and retain advertisers, and our competitors may gain market share in the markets for our solutions that could adversely affect our business and cause our revenues and results of operations to decline.
We operate in intensely competitive markets that experience frequent technological developments, changes in industry and regulatory standards, changes in customer requirements and preferences, and frequent new product introductions and improvements by our competitors. We must constantly innovate and make investment decisions regarding offerings and technology to meet client demand and evolving industry standards. If we are unable to anticipate or react to these continually evolving conditions, or if we make bad decisions regarding investments, we could lose market share and experience a decline in our revenues that could adversely affect our business and operating results. Additionally, if new or existing competitors have more attractive offerings, we may lose customers or customers may decrease their use of RAMP and other software products and services that we provide. To compete successfully, we must maintain an innovative research and development effort to develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes and changes in the ways that our information is accessed, used, and stored by our customers.
The diversity of our websites means that we are competitive in many different verticals. As a result, we face a diversity of competitors that directly compete with our offerings, including but not limited to search engine providers, providers of programmatic advertising, content generators and privacy and security software providers. Because we compete in so many different verticals, if any of our competitors gain market share in some markets, it would make it more difficult for us to sell our advertising and could result in increased pricing pressure, increase sales and marketing expenses and loss of market share, which would cause our revenue to decline.
Our websites compete in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.
We face significant competition from companies that provide product information and services designed to help consumers find relevant information and shop for products comparable to those offered through our websites, and to enable advertisers to reach these consumers. Our competitors offer various products and services that compete with us. Some of these competitors include:

•
companies that operate, or could develop, consumer finance search websites, educational / career enhancement search websites, automotive search websites, points of interest websites, general how-to
websites and other comparison search type websites in the verticals in which we compete our operated and owned search engines;

•	media sites, including websites dedicated to celebrity news, fitness news, interactive quizzes and general acts about the world; and

•	internet search engines.
We compete with these and other companies for a share of advertisers’ overall budget for online media marketing and lead-generation referral spend. To the extent that advertisers view alternative marketing and media strategies to be superior to our websites or RAMP, we may not be able to maintain or grow the number of advertisers using, and advertising on, our websites and through RAMP, and our business and financial results may be harmed.
We also expect that new competitors will enter the industries in which we operate with websites, products and services, which could have an adverse effect on our business and financial results.
Our competitors could significantly impede our ability to maintain or expand the number of consumers and advertisers using our websites. Our competitors also may develop and market new technologies that render our websites less competitive, unmarketable or obsolete. In addition, if our competitors develop websites with similar or superior functionality to ours, and our web traffic declines, we may need to decrease our referral and advertising fees that we charge to advertisers. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue would likely be reduced and our financial results would be adversely affected.
Our existing and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their websites and advertising platforms, and related products and services. In addition, they may have more extensive industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns than we can. In addition, to the extent that any of our competitors have existing relationships with advertisers for marketing or data analytics solutions, those advertisers may be unwilling to partner with us. If we are unable to compete with these competitors, the demand for our websites and related products and services could substantially decline.
In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business and financial results.
We compete with other media for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.
We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites. Additionally, we compete with other online marketing companies that offer acquisition marketing services similar to that provided by our platform. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:

•	the ability of our advertisers to earn an attractive return on investment from their spending with us;

•	our ability to increase the number of consumers using our websites;

•	our ability to increase return on investment for advertisers that place advertisements on our platform;

•	our ability to provide a seamless, user-friendly advertising platform for our advertisers;

•	our ability to compete effectively with other media for advertising spending; and

•	our ability to keep pace with changes in technology and the practices and offerings of our competitors.
We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.
In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the internet. The adoption of online marketing may require a cultural shift among advertisers, as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.

We expect our results of operations to fluctuate on a quarterly and annual basis.
Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results or our predictions of future financial results fail to meet our expectations or the expectations of securities analysts and investors, the trading price of our outstanding securities could be negatively affected. Volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions. Factors associated with our industry, the operation of our business, and the markets for our solutions may cause our quarterly financial results to fluctuate, including but not limited to:

•	fluctuations in digital advertising demand and costs;

•
disruptions in our business operations or target markets caused by, among other things, cyber-security incidents, terrorism or other intentional acts, outbreaks of disease, such as the
COVID-19
pandemic, or earthquakes, floods, or other natural disasters;

•	entry of new competition into our markets;

•	our ability to achieve targeted operating income and margins and revenues;

•	the number, severity, and timing of threat outbreaks and cyber security incidents;

•	the loss of customers or strategic partners;

•	changes in the mix or type of subscriptions sold and changes in consumer retention rates;

•	the rate of adoption of new technologies and new releases of operating systems, and new business processes;

•	consumer confidence and spending changes;

•	the impact of litigation, regulatory inquiries, or investigations;

•	the impact of acquisitions and divestitures and our ability to achieve expected synergies or attendant cost savings;

•	fluctuations in foreign currency exchange rates and interest rates;

•	changes in tax laws, rules, and regulations; and

•	changes in consumer privacy and data protection laws and regulations.
As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.
We have expended significant resources to grow our business in recent years by investing in the scope and breadth of RAMP, spending to acquire or develop software products and websites, growing our number of employees and expanding internationally. We anticipate continued growth would require substantial financial and other resources to, among other things:

•
develop our existing websites, invest in RAMP and our other software products, including by investing in our engineering team, creating, acquiring or licensing new products or features, and improving the availability and security of our platform and product offerings;

•	create new products and services to meet consumer and partner demands;

•	continue to expand internationally by and spend through RAMP by adding inventory and data from countries our clients are seeking;

•	improve our technology infrastructure, including investing in internal technology development and acquiring or licensing outside technologies;

•	cover general and administrative expenses, including legal, accounting, tax and other third party expenses necessary to support a larger organization;

•	cover sales and marketing expenses, including a significant expansion of our direct sales organization;

•	cover expenses related to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel; and

•	explore strategic acquisitions.
Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to maintain or increase our historical profitability levels.
Mobile devices are increasingly being used to access the Internet, and RAMP may not operate or be as effective when utilized across these devices, which could harm our business.
We offer our network partners and advertisers the ability to access RAMP across a variety of operating systems and device types. Historically, we designed RAMP for use on a desktop or laptop computer; however, mobile devices, such as smartphones and tablets, are increasingly being used as the primary means for accessing the Internet and conducting
e-commerce.
We are dependent on the interoperability of RAMP with third-party mobile devices and mobile operating systems, as well as web browsers that we do not control. Further, screen space tends to be limited on mobile devices, and less space for text and images combined with the necessity of scrolling limits our ability to deploy RAMP as effectively. Any changes in such devices, systems or web browsers that degrade the functionality of our products or give preferential treatment to competitive products could adversely affect usage of our products. In addition, because a growing number of our clients access our products through mobile devices, we are dependent on the interoperability of our products and services with mobile devices and operating systems. Improving mobile functionality is integral to our long-term product development and growth strategy. In the event that our customers have difficulty accessing and using our products on mobile devices, our customer growth, business and operating results could be adversely affected.
Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations.
Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations. Historically, our clients have predominantly used our advertising platform to purchase mobile, display and video advertising inventory. We expect that these will continue to be significant channels used by our clients for digital advertising. Should our clients lose confidence in the value or effectiveness of mobile, display and video advertising, the demand for RAMP could decline. We have been, and are continuing to, enhance our social, native, audio and CTV offerings. We refer to the ability to provide offerings across multiple advertising channels as omnichannel. We may not be able to maintain or grow advertising inventory for some of our omnichannels and some of our omnichannel offerings may not gain market acceptance. A decrease in the use of mobile, display and video advertising, or our inability to further penetrate these and other advertising channels, would harm our growth prospects, financial condition and results of operations.
Our business and prospects would be harmed if changes to the technologies used across our websites or other products and services or new versions or upgrades of operating systems and Internet browsers adversely impact users.
The user interfaces implemented across our websites and advertising offerings are currently simple and straightforward. In the future, operating system providers, such as Microsoft or Apple, or any other provider of Internet browsers, could introduce new features that would make it difficult to use our websites or interact with our advertising offerings. In addition, Internet browsers for desktop or mobile devices could introduce new features, or change existing browser specifications such that they would be incompatible with our websites or other products and services, or prevent users from accessing our websites. Any changes to technologies, including within operating systems or Internet browsers that make it difficult for users to access our websites or other products and services, may materially adversely impact our business and prospects.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of the global Internet infrastructure. Internet service providers may be able to block, degrade or charge for access to certain of our products, which could lead to additional expenses and the loss of customers.
Our products and services depend on the ability of users to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the Internet, including changes to laws or regulations impacting Internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable Internet service providers, or ISPs, to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent.
Within such a regulatory environment, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ domestic and international growth, increase our costs or adversely affect our business.
Unfavorable global economic conditions, including as a result of health and safety concerns related to the
COVID-19
pandemic, could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of ongoing health and safety concerns from the current
COVID-19
pandemic. The most recent global financial crisis caused by the global pandemic has resulted in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our software products, RAMP and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels.
Additionally, our business relies heavily on people, and adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business. In the event of a major disruption, we may lose the services of a number of our employees or experience system interruptions, which could lead to diminishment of our regular business operations, inefficiencies and reputational harm. We are also unsure what actions our advertisers and other partners may take in response to the disruption. For example, to the extent our advertisers shift their workforces from offices to remote locations, we may see a decrease in demand while they relocate these operations. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.
If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations. If our internal control over financial reporting is not effective, it may adversely affect investor confidence in us and the price of our common stock.
As a public company in the United States, we are subject to the reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring every public company to include a report of management on the effectiveness of such company’s internal control over financial reporting in its annual report. In prior years, management has identified material weaknesses in our internal control over financial reporting. If any of our prior material weaknesses recurs, or if we identify additional weaknesses or fail to timely and successfully implement new or improved controls, our ability to assure timely and accurate financial reporting may be adversely affected, and we could suffer a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our shares of Common Stock, result in lawsuits being filed against us by our stockholders, or otherwise harm our reputation. If material weaknesses are identified in the future, it could be costly to remediate such material weaknesses, which may adversely affect our results of operations. In addition, our auditor is not required to attest to the effectiveness of our internal control over financial reporting due to our status as an emerging growth company. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our share price.
We may experience outages and disruptions on RAMP, our websites and other software products if we fail to maintain adequate security and supporting infrastructure as we scale RAMP, websites and other software products, which may harm our reputation and negatively impact our business, financial condition and operating results.
As we grow our business, we expect to continue to invest in technology services and equipment, including data warehousing, network infrastructure and cloud-based services and database technologies, as well as potentially increase our reliance on open-source software. Without these improvements, our operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in our platform, any of which could negatively affect our reputation and ability to attract and retain clients. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that there will be a corresponding increase in our business. If we fail to respond to continuing technological changes or to adequately maintain, expand, upgrade and develop our systems and infrastructure in a timely fashion, our growth prospects and results of operations could be adversely affected.
The steps we take to increase the reliability, integrity and security of our platform, our software products, and our websites as they scale are expensive and complex, and our execution could result in operational failures and increased vulnerability to cyber and ransomware attacks. Such cyber and ransomware attacks could include denial-of-service
attacks impacting service availability (including the ability to deliver ads) and reliability, tricking company employees into releasing control of their systems to a hacker, or the introduction of computer viruses or malware into our systems with a view to steal confidential or proprietary data. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our intellectual property and data from our platform or other software products. We are also vulnerable to unintentional errors or malicious actions by persons with authorized access to our systems that exceed the scope of their access rights, distribute data erroneously, or, unintentionally or intentionally, interfere with the intended operations of our platform, websites and other software products. Moreover, we could be adversely impacted by outages and disruptions in the online platforms of our inventory and data suppliers, such as real-time advertising exchanges. Outages and disruptions of our platform, websites and other software products, including due to cyber-attacks, may harm our reputation and negatively impact our business, financial condition and results of operations.
If we fail to build and maintain our brands, our ability to expand the use of our websites and software products by advertisers and consumers, respectively, may be adversely affected.
Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal technology solutions. A failure by us to build our brands and maintain consumer expectations of our brands could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive portfolio websites or our software products offer a better user experience or offer good value for the services, or if advertisers do not perceive RAMP as a more effective platform, our reputation and the strength of our brand may be adversely affected.
Some of our competitors have more resources than we do and can spend more advertising their brands and technology solutions. As a result, we are required to spend considerable capital and other resources to create brand awareness and build our reputation. Should the need or competition for top-of-mind
awareness and brand preference increase, we may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.
Complaints or negative publicity about our business practices, our product/service offerings, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and visits to our websites, as well as decrease adoption of our software products, and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.
International expansion subjects us to additional costs and risks that can adversely affect our business, financial condition and operating results.
International expansion subjects us to many challenges associated with supporting a rapidly growing business across a multitude of cultures, customs, monetary, legal and regulatory systems and commercial infrastructures. We have a limited operating history outside of the United States, and our ability to manage our business and conduct our operations internationally requires considerable attention and resources.
We currently have account management, inventory, and other personnel in countries within North America, Europe and Asia, and we anticipate expanding our international operations in the future. Some of the countries into which we are, or potentially may, expand score unfavorably on the Corruption Perceptions Index, or CPI, of Transparency International. Our teams outside the U.S. are substantially smaller than our teams in the U.S. To the extent we are unable to effectively engage with
non-U.S.
advertising agencies or companies or international divisions of U.S. agencies or companies due to our limited sales force capacity, or we are unable to secure quality
non-U.S.
ad inventory and data on reasonable terms due to our limited inventory and data team capacity, we may be unable to effectively grow in international markets.

•	Our international operations subject us to a variety of additional risks, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	long payment cycles;

•	potential complications in enforcing contracts and collections;

•	increased financial accounting and reporting burdens and complexities;

•	concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate;

•	increased administrative costs and risks associated with compliance with local laws and regulations, including relating to privacy and data security;

•
regulatory and legal compliance, including with privacy and cybersecurity laws, anti-bribery laws, import and export control laws, economic sanctions and other regulatory limitations or obligations on our operations;

•	heightened risks of unfair or corrupt business practices and of improper or fraudulent sales arrangements;

•	difficulties in invoicing and collecting in foreign currencies;

•	foreign currency exposure risk;

•	difficulties in repatriating or transferring funds from or converting currencies;

•	administrative difficulties, costs and expenses related to various local languages, cultures and political nuances;

•	varied labor and employment laws, including those relating to termination of employees;

•	reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and

•	compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.
We may incur significant operating expenses as a result of our international expansion, and it may not be successful. Our international business also subjects us to the impact of global and regional recessions and economic and political instability, differing regulatory requirements, costs and difficulties in managing a distributed workforce, potentially adverse tax consequences in the U.S. and abroad and restrictions on the repatriation of funds to the U.S. In addition, advertising markets outside of the U.S. are not as developed as those within the U.S., and we may be unable to grow our business sufficiently. Our failure to manage these risks and challenges successfully could adversely affect our business, financial condition and operating results.
Future acquisitions, strategic investments or alliances could disrupt our business and harm our business, financial condition and operating results.
We may in the future explore potential acquisitions of companies or technologies, strategic investments, or alliances to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or obtaining the financing for the acquisition, and our due diligence may fail to identify all of the problems, risks, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or technology infrastructure and architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues, and other issues including, but not limited to, the following:

•	regulatory requirements or delays;

•	anticipated benefits and synergies may not materialize;

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	integration of the acquired company’s products and technology;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

•	coordination of product development and sales and marketing functions;

•
liability for activities of the acquired company before the acquisition, including relating to privacy and data security, patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such acquisitions and strategic investments could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could harm our business, financial condition and operating results.
Our future success depends on the continuing efforts of our key employees, and our ability to attract, hire, retain and motivate highly skilled employees in the future.
Technology companies like ours compete to attract the best talent, and our future success depends on the continuing efforts of our executive officers and key employees, including Mr. Blend, our
Co-Founder
and Chief Executive Officer. We rely on the leadership, knowledge and experience that our executive officers and key employees provide. They foster our corporate culture, which has been instrumental to our ability to attract and retain new talent. We also rely on employees in our product development, support and sales teams to attract and keep key clients.
The market for talent in our key areas of operations, including California, Washington, Ontario, Canada and Great Britain, United Kingdom where we have offices, is intensely competitive. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and, in many cases, take significant time before they achieve full productivity, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Our account managers, for instance, need to be trained quickly on the features of our platform since failure to offer high-quality support may adversely affect our relationships with our clients. Additionally, as we continue to expand outside of the U.S., we may face additional challenges in attracting and retaining international employees that differ from the challenges we have experienced domestically.
Employee turnover, including any potential future changes in our management team, could disrupt our business. For instance, in 2021, we replaced both Chief Executive Officer and Chief Technology Officer. Our employees are at-will
employees and may terminate their employment with us at any time. The loss of one or more of our executive officers, especially Mr. Blend, our CEO and
Co-Founder,
or our inability to attract and retain highly skilled employees, could have an adverse effect on our business, financial condition and operating results.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Business Combination, we will be subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
We may need to change our pricing models to compete successfully.
The intense competition we face, in addition to general and economic business conditions, can put pressure on us to change our prices. If our competitors offer deep discounts on certain solutions or provide offerings, we may need to lower prices in order to compete successfully. Similarly, if there is pressure by competitors to raise prices, our ability to acquire new customers and retain existing customers may be diminished. Any such changes may reduce revenue and margins and could adversely affect our financial results.

Our business could be negatively affected as a result of shareholder activism, and such activism could impact the trading value of our securities.
In recent years, U.S. and
non-U.S.
companies listed on securities exchanges in the United States have been faced with governance-related demands from activist shareholders, unsolicited tender offers and proxy contests. Shareholder activists frequently propose to involve themselves in the governance, strategic direction, and operations of companies. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses. In addition, actions of activist shareholders may cause significant fluctuations in our share price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals of our business.
From time to time we are a party to lawsuits and investigations, which typically require significant management time and attention and result in significant legal expenses.
We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.
We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites and convert them into sales for our advertisers, our business and financial results may be harmed.
Our success depends, in part, on our ability to attract online consumers to our portfolio websites and to convert those consumers into sales for our advertisers. We depend, in part, on third-party search engines, display advertising, social media, content-based online advertising and other online sources for our website traffic. We are included in third party search results as a result of both paid search listings, where we purchase placements based on specific search terms, and separately, organic searches listings which depend upon third party search algorithms to index and return the content on our sites within such organic search listing results.
Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking
software, our business could suffer.
If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites and marketplaces, and a decrease in consumer traffic to our websites and marketplaces, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and marketplaces and the volume of sales generated by consumer traffic varies and can decline from to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.
We currently compete with numerous other online marketing companies, and we expect that competition will intensify. Some of these existing competitors may have more capital or complementary products or services than we do, and they may leverage their greater capital or diversification in a manner that adversely affects our competitive position. In addition, other newcomers, including major search engines and content aggregators, may be able to leverage their existing products and services to our disadvantage. We may be forced to expend significant resources to remain competitive with current and potential competitors. If any of our competitors are more successful than we are at attracting and retaining consumers, or if we are unable to effectively convert visits into consumer sales, our business, financial condition and results of operations could be materially adversely affected.
We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.
A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.
Failure to comply with industry self-regulation could harm our brand, reputation and business.
We adhere to many of the regulatory principles issued by the Network Advertising Alliance’s Code of Conduct, the Interactive Advertising Bureau, including its Transparency & Consent Framework, and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising in the U.S., as well as similar self-regulatory principles in Europe and Canada adopted by the local Digital Advertising Alliance. Our efforts to comply with these self-regulatory principles include offering Internet users notice and transparency when advertising is served to them based, in part, on browsing data recorded by cookies. We also offer Internet users the ability to opt-out
of receiving interest-based advertisements. If we, or our clients or partners, make mistakes in the implementation of these principles, or if self-regulatory bodies expand these guidelines or government authorities issue different guidelines regarding Internet-based advertising, or our opt-out
mechanisms fail to work as designed, or if Internet users misunderstand our technology or our commitments with respect to these principles, we may, as a result, be subject to negative publicity, government investigation, government or private litigation, or investigation by self-regulatory bodies or other accountability groups. Any such action against us, or investigations, even if meritless, could be costly and time consuming, require us to change our business practices, cause us to divert management’s attention and our resources and be damaging to our brand, reputation and business. In addition, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. We cannot yet determine the impact such future standards may have on our business.
Our failure to meet content and inventory standards and provide services that our advertisers and inventory suppliers trust, could harm our brand and reputation and negatively impact our business, financial condition and operating results.
We do not provide or control the content of the advertisements that are displayed by content providers we work with, including those provided by Google or Microsoft. Both advertisers and inventory suppliers are concerned about being associated with content they consider inappropriate, competitive or inconsistent with their brands, or illegal and they are hesitant to spend money without guaranteed brand security. Additionally, advertisers may seek to display advertising campaigns in jurisdictions that do not permit such advertising (for example, pharmaceutical advertising is not permitted in many countries). Consequently, our reputation depends in part on providing services that advertisers and inventory suppliers trust, and we have contractual obligations to meet content and inventory standards. Despite such efforts, our clients may inadvertently purchase inventory that proves to be unacceptable for their campaigns, in which case, we may not be able to recoup the amounts paid to inventory suppliers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both us and our competitors or others in our industry to improve processes for assessing the quality of advertisers’ inventory and controlling fraudulent activity. Preventing and combating fraud is an industry-wide issue that requires constant vigilance, and we cannot guarantee that we will be fully successful in doing so. There are other means we could use, such as human review of content we serve, that some of our competitors undertake, but because our platform is self-service, and because such means are cost-intensive, we do not utilize all means available to decrease this risk. We may provide access to inventory that is objectionable to our advertisers or we may serve advertising that contains malware or objectionable content to our inventory suppliers, which could harm our or our clients’ brand and reputation, and negatively impact our business, financial condition and operating results.
If the
non-proprietary
technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, financial condition and operating results could be harmed.
We depend on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of our platform, data centers and API technology, payment processing, payroll and other professional services. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services. In the event that these third-party providers experience any interruption in operations or cease business for any reason, or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume some hosting responsibilities ourselves. In addition, even a disruption as brief as a few minutes could have a negative impact on our websites and could result in a loss of revenue. If we are unsuccessful in establishing or maintaining our relationships with our third-party providers or otherwise need to replace them, internal resources may need to be diverted and our business, financial condition and operating results could be harmed.
We face potential liability and harm to our business based on the nature of our business and the content on our platform.
Advertising often results in litigation relating to copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through our platform. Though we contractually require advertisers and content providers to represent to us that they have the rights necessary to serve advertisements through our platform, we do not independently verify whether we are permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, we may be exposed to potential liability and our reputation may be damaged. While our clients are typically obligated to indemnify us, such indemnification may not fully cover us, or we may not be able to collect. In addition to settlement costs, we may be responsible for our own litigations costs, which can be extensive.
Legal and Compliance Risks
Our business could be affected by the enactment of new governmental regulations regarding the Internet.
To date, government regulations have not materially restricted the use of the Internet in most parts of the world. The legal and regulatory environment pertaining to the Internet, however, is uncertain and may change.

New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. These changes could affect:

•
the liability of online service providers for actions by customers, including fraud, illegal content, spam, phishing, libel and defamation, hate speech, infringement of third-party intellectual property and other abusive conduct;

•	other claims based on the nature and content of Internet materials;

•	user data privacy and security issues;

•	consumer protection risks;

•	digital marketing aspects;

•	characteristics and quality of services;

•	our ability to automatically renew the premium subscriptions of our users;

•	cross-border e-commerce issues; and

•	ease of access by our users to our product offerings, including RAMP.
The adoption of any new laws or regulations, or the application or interpretation of existing laws or regulations to the Internet, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications,
e-commerce
and advertising. In addition, such changes in laws could increase our costs of doing business, subject our business to increased liability for non-compliance
or prevent us from delivering our services over the Internet or in specific jurisdictions, thereby materially harming our business and results of operations.
Our businesses are subject to laws relating to digital media and content. We are, and may in the future become, subject to a variety of international, federal, state, and local laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.
Our activities are subject to regulation under the laws of the United States and its various states and the other jurisdictions in which we operate. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the
CAN-SPAM
Act, the Digital Millennium Copyright Act, the Children’s Online Privacy Protected Act and the Communications Decency Act. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts.
If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.
We assess customer needs, and sometimes collect customer contact information to provide other product offerings, which results in us receiving personally identifiable information.
This information is increasingly subject to legislation and regulation in the United States. This legislation and regulation is generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers RAMP violate applicable laws and regulations.
Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.
We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance
could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.
In most jurisdictions, government regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.
Litigation could distract management, increase our expenses or subject us to material money damages and other remedies.
We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.
Companies in the internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.
We are subject to anti-bribery, anti-corruption and similar laws and non-compliance
with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, U.S. Travel Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. As we increase our international sales and business, particularly in countries with a low score on the CPI by Transparency International, and increase our use of third parties, particularly internationally based network partners, our risks under these laws will increase. We adopt appropriate policies and procedures and conduct training, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions and/or sanctions could have a material negative impact on our business, operating results and financial condition.
Privacy and data protection laws to which we are subject may cause us to incur additional or unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change RAMP or business model, which may have a material adverse effect on our business.
Information relating to individuals and their devices (sometimes called “personal information” or “personal data”) is regulated under a wide variety of local, state, national, and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer (including transfer across national boundaries) and other processing of such data. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the
CAN-SPAM
Act, the Digital Millennium Copyright Act and the Communications Decency Act. If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue, or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.
We typically collect and store IP addresses, other device identifiers (such as unique mobile application identifiers) and email addresses, which are or may be considered personal data or personal information in some jurisdictions or otherwise may be the subject of regulation.
Recently, the State of California adopted two laws broadly regulating businesses’ processing of personal information, the California Consumer Privacy Act of 2018, or CCPA, and the California Privacy Rights Act, or CPRA. The CCPA, which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, applications, and protocols (such as IP addresses, mobile application identifiers and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data. The CCPA establishes a new privacy framework for covered businesses by, among other requirements, establishing new data privacy rights for consumers in the State of California (including rights to deletion of and access to personal information), imposing special rules on the collection of consumer data from minors, creating new notice obligations and new limits on the “sale” of personal information (interpreted by many observers to include common advertising technology practices), and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The CCPA also offers the possibility for a consumer to recover statutory damages for certain violations and could open the door more broadly to additional risks of individual and class-action lawsuits even though the statute’s private right of action is limited in scope.
The California Attorney General issued final regulations implementing the CCPA that became enforceable recently. Additional modifications to the regulations were proposed in October 2020. In addition, a new ballot initiative that passed in November 2020, the CPRA, would impose additional notice and opt out obligations on the digital advertising space, including an obligation to provide an opt-out
for behavioral advertising. When the CPRA goes into full effect in January 2023, it will cause us to incur additional compliance costs and may impose additional restrictions on us and on our partners. Although we have attempted to mitigate certain risks posed by the CCPA and CPRA through contractual and platform changes, we cannot predict with certainty the effect of the CCPA and CPRA and their implementing regulations on our business. Responding to requirements under these laws and the related regulations will continue to affect our operations and those of our partners.
Laws governing the processing of personal data in Europe (including the European Union and European Economic Area, or EEA, and the countries of Iceland, Liechtenstein, and Norway) also continue to impact us and continue to evolve. The General Data Protection Regulation, or GDPR, which applies to us, came into effect on May 25, 2018. Like the CCPA, the GDPR defines “personal data” broadly, and it enhances data protection obligations for controllers of such data and for service providers processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates. The digital advertising industry has collaborated to create a user-facing framework for establishing and managing legal bases under the GDPR and other EU privacy laws including ePrivacy (discussed below). Although the framework is actively in use, we cannot predict its effectiveness over the long term. European regulators have questioned its viability and activists have filed complaints with regulators of alleged non-compliance
by specific companies that employ the framework.
Non-compliance
with the GDPR can trigger steep fines of up to the greater of €20 million or 4% of total worldwide annual revenue. Continuing to maintain compliance with the GDPR’s requirements, including monitoring and adjusting to rulings and interpretations that affect our approach to compliance, requires significant time, resources and expense, as will the effort to monitor whether additional changes to our business practices and our backend configuration are needed, all of which may increase operating costs, or limit our ability to operate or expand our business.
Regulatory investigations and enforcement actions could also impact us. In the U.S., the Federal Trade Commission, or FTC, uses its enforcement powers under Section 5 of the Federal Trade Commission Act (which prohibits “unfair” and “deceptive” trade practices) to investigate companies engaging in online tracking. Other companies in the advertising technology space have been subject to government investigation by regulatory bodies, including, in Europe, a 2016 inquiry into Criteo’s compliance with French data privacy laws. Advocacy organizations have also filed complaints with data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the GDPR. In response to these complaints, the Belgian Data Protection Authority recently issued a report questioning the legal validity of an industry framework to process personal data for targeted advertising purposes. We cannot avoid the possibility that one of these investigations or enforcement actions will require us to alter our practices. Further, our legal risk depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with end user expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although we make reasonable efforts to enforce such representations and contractual requirements, we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our expectations or contracts in this regard, we and our clients could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.
Adapting our business to the CCPA, the CPRA and their implementing regulations and to the enhanced and evolving privacy obligations in the EU and elsewhere could continue to involve substantial expense and may cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as publishers and advertisers. Failure of the industry to adapt to changes required for operating under laws including the CCPA, CPRA and the GDPR and user response to such changes could negatively impact inventory, data, and demand. We cannot control or predict the pace or effectiveness of such adaptation, and we cannot currently predict the impact such changes may have on our business.
Uncertainty caused by lack of uniformity among laws to which we are or may become subject and instability in the global legal landscape may cause us to incur additional or unexpected costs and legal risk, increase our risk of reputational harm, or cause us to change RAMP or business model.
We cannot predict the future of the regulatory landscape regarding the protection of personal information. U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the U.S., a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the U.S. and their international counterparts have self-regulatory guidelines that are subject to periodic updates to which we have agreed to adhere. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.
In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the U.S., and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying prohibitions and restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like
Cambridge Analytica
. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on RAMP, and otherwise increase our operating and compliance costs. Concerns about political advertising, whether or not valid and whether or not driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or public perception, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients.
Changes in data residency and cross-border transfer restrictions also impact our operations. For the transfer of personal data from the EU to the U.S., like many U.S. and European companies, we have relied upon, and are currently certified under the
EU-U.S.
and
Swiss-U.S.
Privacy Shield Frameworks. The Privacy Shield Framework, however, was struck down in July 2020 by the EU Court of Justice as an adequate mechanism by which EU companies may pass personal data to the US. The EU had previously pledged that it would minimize business impact if this occurred, so we may see bridging conditions put in place to a new
US-EU
agreement, or other guidance from EU authorities (which they have promised). Other EU mechanisms for adequate data transfer, such as the standard contractual clauses, were also questioned by the Court of Justice and whether and how standard contractual clauses can be used to transfer personal data to the U.S. is in question. If there is no interim agreement or guidance from the EU and standard clauses also cannot be used, we could be left with no reasonable option for the lawful cross-border transfer of personal data. If successful challenges leave us with no reasonable option for the lawful cross-border transfer of personal data, and if we nonetheless continue to transfer personal data from the EU to the US, that could lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business or cause us to need to establish systems to maintain certain data in the EU, which may involve substantial expense and cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Other jurisdictions have adopted or are considering cross-border or data residency restrictions, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business. It remains unclear how the withdrawal of the United Kingdom, or U.K., from the European Union, referred to as Brexit, will affect transborder data flows, regulators’ jurisdiction over our business, and other matters related to how we do business and how we comply with applicable data protection laws. Accordingly, we cannot predict the additional expense, impact on revenue, or other business impact that may stem from Brexit.
Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design
features or functions of RAMP, therefore incurring unexpected compliance costs.
These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of RAMP. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for RAMP, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.
Our success depends, in part, on our ability to access, collect and use first-party data about our users and subscribers. If that access is restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices and web browsers, or our and our clients’ ability to use data on RAMP is otherwise restricted, our performance may decline and we may lose advertisers and revenue.
Digital advertising mostly relies on the ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. Devices are identified through unique identifiers stored in cookies, provided by device operating systems for advertising purposes, or generated based on statistical algorithms applied to information about a device, such as the IP address and device type. We use device identifiers to record such information as when an Internet user views an ad, clicks on an ad, or visits one of our advertiser’s websites or applications. We use device identifiers to help us achieve our advertisers’ campaign goals, including to limit the instances that an Internet user sees the same advertisement, report information to our advertisers regarding the performance of their advertising campaigns, and detect and prevent malicious behavior and invalid traffic throughout our network of inventory. We also use data associated with device identifiers to help our clients decide whether to bid on, and how to price, an opportunity to place an advertisement in a specific location, at a given time, in front of a particular Internet user. Additionally, our clients rely on device identifiers to add information they have collected or acquired about users into RAMP. Without such data, our clients may not have sufficient insight into an Internet user’s activity, which may compromise their and our ability to determine which inventory to purchase for a specific campaign and may undermine the effectiveness of RAMP or our ability to improve RAMP and remain competitive.
Today, digital advertising, including RAMP, makes significant use of cookies to store device identifiers for the advertising activities described above.
When we utilize or deploy cookies and similar tracking or recording means, they are usually first-party cookies, which are cookies deployed by the Company on its own and operated websites or other domains which we operate through RAMP. We rely on the first party data provided to us by consumers and advertisers to improve our product and service offerings and to feed the RAMP data loop in particular, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business. Our business relies on the first party data provided to us by consumers and advertisers through using websites and RAMP. The large amount of information we use in operating our websites and RAMP is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our websites and RAMP may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our websites and our advertisers using our platform and could materially adversely affect our business and financial results.
We also rely on our network partners to access, collect and use first-party data about our users and subscribers. To the extent that our network partners, the applications we make available through the leading app marketplaces and the social media platforms upon which we rely for users and certain related first party data limit or increasingly limit, eliminate or otherwise impair our ability to access, collect, process and/or use data about or derived from our users or subscribers, including certain user-profile elements such as IP address, device or browser type, operating system or search query information, our business, financial condition and results of operations could be adversely affected.
Advertising shown on mobile applications can also be affected by blocking or restricting use of mobile device identifiers. Data regarding interactions between users and devices are tracked mostly through stable, pseudonymous advertising identifiers that are built into the device operating system with privacy controls that allow users to express a preference with respect to data collection for advertising, including to disable the identifier. These identifiers and privacy controls are defined by the developers of the platforms through which the applications are accessed and could be changed by the platforms in a way that may negatively impact our business. For example, Apple announced earlier this year that it will require user opt-in
before permitting access to Apple’s unique identifier, or IDFA. Apple initially targeted this fall for implementing these changes but has pushed that date out until at least early next year. This shift from enabling user opt-out
to an
opt-in
requirement is likely to have a substantial impact on the mobile advertising ecosystem and could harm our growth in this channel.
In addition, in the EU, Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy or Cookie Directive, directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie and other similar technologies, is allowed only if the Internet user has been informed about such access and given his or her consent. A recent ruling by the Court of Justice of the European Union clarified that such consent must be reflected by an affirmative act of the user, and European regulators are increasingly agitating for more robust forms of consent. These developments may result in decreased reliance on implied consent mechanisms that have been used to meet requirements of the Cookie Directive in some markets. A replacement for the Cookie Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly available electronic communications services to, or gather data from the devices of, users in the EU. Though still subject to debate, the proposed ePrivacy Regulation may further raise the bar for the use of cookies and the fines and penalties for breach may be significant. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and product and services to obtain user opt-in
for cookies and use of cookie data, or develop or obtain additional tools and technologies to compensate for a lack of cookie data.
As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis from proponents of the CCPA, and the final proposed regulations (currently pending review and acceptance by the

Office of Administrative Law) contemplate browser-based or similar “do not sell” signals. California’s new ballot initiative, the CPRA, similarly contemplates the use of technical opt outs for the sale and sharing of personal information for advertising purposes as well as to opt out of the use of sensitive information for advertising purposes, and allows for AG rulemaking to develop these technical signals. If a “Do Not Track,” “Do Not Sell,” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal, or foreign legislation (such as the proposed ePrivacy Regulation or CCPA regulations), or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of RAMP, and our business, financial condition, and results of operations could be adversely affected.
Increased transparency into the collection and use of data for digital advertising introduced both through features in browsers and devices and regulatory requirements, such as the GDPR, the CCPA, “Do Not Track”, and ePrivacy, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to choose to block the collection and use of data about them. Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may increase our cost of operation or limit our ability to operate or expand our business.
Concerns regarding data privacy and security relating to our industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could damage our reputation and deter current and potential clients from using our products and services.
Public perception regarding data protection and privacy are significant in the programmatic advertising buying industry. Concerns about industry practices with regard to the collection, use, and disclosure of personal information, whether or not valid and whether driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or the broader public, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients. For example, perception that our practices involve an invasion of privacy, whether or not such practices are consistent with current or future laws, regulations, or industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.
The growing awareness of our users of data privacy and protection laws and regulations could limit the use and adoption of our services, limit the user data we process for our marketing activities and adversely affect our business.
In general, data privacy concerns are becoming more widely acknowledged and data privacy laws are being enacted and enforced by a growing number of states and countries as time passes. Such data privacy laws restrict our storage, use, processing, disclosure, and transfer of personal information, including credit card data obtained in relation to our registered users of our software products. Many of these laws require us to maintain an online privacy policy and terms of use that disclose our practices regarding the collection, processing, and disclosure of personal information. This could lead to the loss of current or prospective users or other business relationships and may cause our users to resist providing the personal information necessary to allow them to use RAMP effectively and consumers may also resist providing personal information to our advertisers due to data privacy and security concerns. Additionally, the GDPR, the CCPA, new and expanding ‘Do Not Track’ regulations and other legal and regulatory changes are making it easier for individuals to opt-out
of having their personal data collected through an
opt-out
button, and to choose whether or not to be tracked online, which could result in higher rates of opting out or prevention of our online tracking which can impact our operation and decrease the demand for our products and services due to users’ resistance towards providing their personal data and digital tracking.
We expect that third-party intermediaries will emerge that offer services involving individuals opting out of their personal data being collected at scale (i.e., from all platforms, including ours). Such limitations may impair our ability to grow our business and to continue to process and store the information we need for our marketing analysis, and our results of operations and financial condition could suffer.

We have implemented certain measures to protect personal information, including data of our users but these measures may not adequately address all potential data privacy concerns and security threats and may fail to meet the expectations of our users, and their users, or other stakeholders, which could thereby reduce the demand for our services. Furthermore, our users or service providers may respond to this data protection and privacy regulatory framework by requesting that we undertake certain privacy or data related contractual commitments that we are unable or unwilling to make, all of which can harm our business and our financial results.
U.S. states and/or other jurisdictions in which we conduct our business may seek to impose state and local business taxes and sales/use taxes and current value added taxes on Internet sales in Europe and elsewhere and the tax policies and regulations imposed by other jurisdictions in which we operate may change, all of which may affect our tax rates and increase our tax liabilities.
There is a risk that U.S. states could assert that we or our subsidiaries are liable for U.S. state and local business activity taxes based upon income or gross receipts or for the collection of U.S. local sales/use taxes. This risk exists regardless of whether we and our subsidiaries are subject to U.S. federal income tax. States are becoming increasingly aggressive in asserting a nexus for business activity tax purposes and imposing sales/use taxes on products and services provided over the Internet. We and our subsidiaries could be subject to U.S. state and local taxation if a state tax authority asserts that our activities or the activities of our subsidiaries give rise to a nexus. We and our subsidiaries could also be liable for the collection of U.S. state and local sales/use taxes if a state tax authority asserts that distribution of our products over the Internet is subject to sales/use taxes. Multiple U.S. states have enacted related legislation relating to the taxation of
e-commerce
and other states are now considering such legislation. Furthermore, the U.S. Supreme Court held in 2018 in
South Dakota v. Wayfair
that a U.S. state may require an online retailer to collect sales taxes imposed by that state, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements. Such legislation could require us to incur substantial costs in order to comply, including costs associated with legal advice, tax calculation, collection, remittance and audit requirements, which could make selling in such markets less attractive and could adversely affect our business. Further, if a state tax authority asserts that distribution of our products or services is subject to such sales/use taxes, our premium subscribers could also be subjected to sales/use taxes, which may decrease the likelihood that such registered users would purchase or continue to renew their premium subscriptions. Additionally, sales of our solutions subject to value-added tax, or VAT, at the applicable rate in each jurisdiction, may increase and cause either our prices to increase or our collections and revenues to decline. New obligations to collect or pay taxes of any kind could substantially increase our cost of doing business. Furthermore, the base erosion and profit shifting, or BEPS, initiative undertaken by the Organization for Economic Cooperation and Development, or OECD, which contemplates changes to numerous international tax principles, as well as national tax incentives, may have adverse consequences on our tax liabilities. It is difficult to assess to what extent these changes may be implemented in the jurisdictions in which we conduct our business or may impact the way in which we conduct our business or our effective tax rate, due to the unpredictability and interdependency of these potential changes. We therefore cannot predict at this stage the magnitude of the effect of such rules on our financial results.
Risks Related to Intellectual Property
Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.
We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance
with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.
Our proprietary rights may be difficult to enforce, which could enable others to copy or use aspects of our technology without compensating us, thereby eroding our competitive advantages and harming our business.
We rely upon a combination of trade secrets, third-party confidentiality and non-disclosure
agreements, additional contractual restrictions on disclosure and use, and trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace”, and variants and other marks registered as trademarks or pending registrations in the U.S. and certain foreign countries. We also rely on copyright laws to protect computer programs related to RAMP and our proprietary technologies, although to date we have not registered for statutory copyright protection. We have registered numerous Internet domain names in the U.S. and certain foreign countries related to our business. We endeavor to enter into agreements with our employees, independent contractors and advisors in order to limit access to and disclosure of our proprietary information, as well as to clarify rights to intellectual property associated with our business. Protecting our intellectual property is a challenge, especially after our employees or our contractors end their relationship with us, and, in some cases, decide to work for our competitors. Our contracts with our employees and contractors that relate to intellectual property issues generally restrict the use of our confidential information solely in connection with our services, and strictly prohibit reverse engineering. However, reverse engineering our software or the theft or misuse of our proprietary information could occur by employees or other third parties who have access to our technology. Enforceability of the non-compete
agreements that we have in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies. While the Company has a few legacy patents, we may not be able to obtain any further patents, and our pending applications may not result in the issuance of patents. Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the U.S., and mechanisms for enforcement of our proprietary rights in such countries may be inadequate. If we are unable to protect our proprietary rights (including in particular, the proprietary aspects of RAMP) we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how
and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.
We may not be able to adequately protect our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of RAMP, our websites, and our other software products or obtain and use information that we consider proprietary.
We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.
Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace” or any of the other trademarks that we own.
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.
We may be sued by third parties for alleged infringement of their trademarks or other intellectual property rights, which would result in additional expense and potential damages.
There is significant patent and other intellectual property development activity in our industry. Third-party intellectual property rights may cover various aspects of technologies, trademarks, trade names or business methods that we deploy across our platform or businesses, which could prevent us from expanding our offerings or growing our business.
Our current or future trademarks or trade names may be challenged, opposed, infringed, circumvented or declared generic or descriptive, determined not to be entitled to registration, or determined to infringe trademark rights owned by third-parties. We have received correspondence from counsel for a United Kingdom-based advertising testing company and its United States subsidiary (collectively, the “Demanding Group”) alleging trademark infringement based on our use of the “SYSTEM1” trade name and mark in the United States, and alleged use of the “SYSTEM1” trade name and mark in the United Kingdom. The correspondence demanded that we cease and desist from using the “SYSTEM1” name and mark, and made reference to potential legal action if we do not comply with that demand. While we were engaged in active discussions and correspondence with the Demanding Group to resolve the matter, the Demanding Group filed a lawsuit in the United States District Court for the Southern District of New York on September 27, 2021 (the “Infringement Suit”) alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws, seeking, among other things, an injunction, disgorgement of profits, actual damages and attorneys’ fees and costs. On January 14, 2022 we filed a motion to dismiss the Infringement Suit, which is currently pending. We intend to vigorously defend our rights in the Infringement Suit. No lawsuit has been filed in the United Kingdom, and we do not believe that our activities infringe any rights of the Demanding Group in the United Kingdom because, among other defenses, we do not offer services to customers using the SYSTEM1 name and mark in the United Kingdom.
Our success also depends on the continual development of RAMP. From time to time, we may receive claims from third parties that RAMP and its underlying technology infringe or violate such third parties’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. The cost of defending against such claims, whether or not the claims have merit, is significant, regardless of whether we are successful in our defense, and could divert the attention of management, technical personnel and other employees from our business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. Additionally, we have obligations to indemnify our clients or inventory and data suppliers in connection with certain intellectual property claims. If we are found to infringe these rights, we could potentially be required to cease utilizing portions of RAMP. We may also be required to develop alternative non-infringing
technology, which could require significant time and expense. Additionally, we could be required to pay royalty payments, either as a one-time
fee or ongoing, as well as damages for past use that was deemed to be infringing. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.
We face potential liability and harm to our business based on the nature of our business and the content on RAMP.
Advertising often results in litigation relating to misleading or deceptive claims, copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through RAMP. Though we contractually require clients to generally represent to us that their advertisements comply with our ad standards and our inventory providers’ ad standards and that they have the rights necessary to serve advertisements through RAMP, we do not independently verify whether we are permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, we may be exposed to potential liability and our reputation may be damaged. While our clients are typically obligated to indemnify us, such indemnification may not fully cover us, or we may not be able to collect. In addition to settlement costs, we may be responsible for our own litigation costs, which can be expensive.
Risks Related to Our Common Stock and Warrants
Our issuance of additional shares of Common Stock, Warrants or other convertible securities may dilute your ownership interest in us and could adversely affect our stock price.
From time to time in the future, we may issue additional shares of our Common Stock, Warrants or other securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Common Stock may also be issued upon exercise of outstanding stock options and Warrants. The issuance by us of additional shares of our Common Stock, Warrants or other securities convertible into our

Common Stock would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock and Warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up,
shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock and Warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock and Warrants bear the risk that our future offerings may reduce the market price of our Common Stock and Warrants and dilute their percentage ownership.
Future sales, or the perception of future sales, of our Common Stock and Warrants by us or our existing securityholders in the public market could cause the market price for our Common Stock and Warrants to decline.
The sale of substantial amounts of shares of our Common Stock or Warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
In connection with the Business Combination, System1 stockholders are subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the merger consideration beginning at Closing and ending on the date that is six months after the completion of the Business Combination, subject to certain price- and time-based releases.
Upon the expiration or waiver of the
lock-up
provisions described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144.
As restrictions on resale end, the market price of shares of our Common Stock and Warrants could drop significantly if the holders of these shares or Warrants sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.
In addition, the shares of our Common Stock reserved for future issuance under the 2022 Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up
provisions and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the 2022 Incentive Plan is equal to the sum of (i) 7% of our fully-diluted shares of Common Stock outstanding as of the effective date of the Business Combination and after taking into account the grant of replacement RSUs in connection with unvested Value Creation Units and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2032) of a number of shares equal to 2.5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure. We expect to file one or more registration statements on Form
S-8
under the Securities Act to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to our equity incentive plans. Any such Form
S-8
registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
Delaware law and provisions in our Charter and Bylaws could make a takeover proposal more difficult.
Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of our Charter and Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock. These provisions include the ability of our Board to designate the terms of and issue new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, stockholders of the Company may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our Common Stock and Warrants. These provisions could also discourage proxy contests and make it more difficult for stockholders of the Company to elect directors of their choosing and to cause us to take other corporate actions that stockholders of the Company desire. See “
Description of Capital Stock
.”
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock and Warrants less attractive to investors.
We qualify as an “emerging growth company” within the meaning of the 1933 Act, as modified by the JOBS Act. We have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters and reduced reporting periods. As a result, stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Trebia; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th in which case we would no longer be an emerging growth company as of the following December 31.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from complying with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, could adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of us with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Our certificate of incorporation and our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders, which limits our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Charter and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or its stockholders; (iii) any action, suit or proceeding asserting a claim against the Company arising under the DGCL, its certificate of incorporation or its bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our certificate of incorporation and our bylaws provide that the federal district courts of the United States shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
The market price of our Common Stock and Warrants may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The market price of our Common Stock and Warrants is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products;

•	future announcements concerning our business, our customers’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations that adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales, of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Common Stock and Warrants, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock and Warrants is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities Class Action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation..
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Common Stock or Warrants, the price of our Common Stock and Warrants could decline.
The trading market for our Common Stock and Warrants depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage, and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Common Stock or Warrants adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock and Warrants to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock or Warrants, or if our reporting results do not meet their expectations, the market price of our Common Stock and Warrants could decline.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.
We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur increased legal, accounting and other expenses that S1 Holdco prior to the Business Combination did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.
In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.
These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, on our board committees or as executive officers.
As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.
We are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting.
We do not intend to pay dividends on our Common Stock for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.
You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.
The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Common Stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of shares of Common Stock equal to (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in the next sentence) over the exercise price of the Warrants by (y) the Fair Market Value. The “Fair Market Value” is the average closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.
We may amend the terms of the Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
Our Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem not to adversely affect the interest of the holders of the Warrants. All other amendments require the approval by the holders of at least 65% of the then-outstanding Public Warrants, including any change that adversely affects the rights of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or shares, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Warrant.

Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.
Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.
This
choice-of-forum
provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, (a) at a price of $0.01 per Warrant, provided that (i) the last reported sales price of the Class A ordinary shares for any twenty (20) trading days within the thirty
(30) trading-day
period ending on the third trading day prior to the date on which notice of the redemption is given (the “
Reference Value
”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) and (ii) there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in the Warrant Agreement), or (b) provided that (i) the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) and (ii) if the Reference Value is less than $18.00 per (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsors or its permitted transferees.

CAUTIONARY NOTE REGARDING
FORWARD-LOOKING
STATEMENTS
This prospectus contains
forward-looking
statements. We intend such
forward-looking
statements to be covered by the safe harbor provisions for
forward-looking
statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking
statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking
statements.
In some cases, you can identify
forward-looking
statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking
statements in this prospectus are only predictions. We have based these forward-looking
statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking
statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking
statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking
statements are subject to numerous risks, including, without limitation, the following:

•	the ability to maintain, grow, process, utilize and protect the data we collect from consumers;

•	the ability to maintain our relationships with its network partners and advertisers;

•	the performance of our responsive acquisition marketing platform, or RAMP;

•	changes in client demand for our services and our ability to adapt to such changes;

•	the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;

•	the COVID-19 pandemic or other public health crises;

•	the ability to improve and maintain adequate internal controls over financial and management systems, and remediate identified material weaknesses;

•	the ability to successfully source and complete acquisitions and to integrate the operations of companies System1 acquires;

•	the ability to raise financing in the future as and when needed or on market terms;

•	the ability to compete with existing competitors and the entry of new competitors in the market;

•	changes in applicable laws or regulations and the ability to maintain compliance;

•	the ability to protect our intellectual property rights; and

•	other risks and uncertainties indicated from time to time in our filings with the SEC, including those described herein under the heading “Risk Factors.”
Because
forward-looking
statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking
statements as predictions of future events. The events and circumstances reflected in our forward-looking
statements may not be achieved or occur, and actual results could differ materially from those projected in the
forward-looking
statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking
statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking
statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking
statements by these cautionary statements.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A Common Stock and our Warrants described in the section entitled “Selling Securityholders” to resell such shares of Class A Common Stock and Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We are also registering shares of our Class A Common Stock that may be issued upon exercise of Warrants. We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds the exercise of Warrants for cash for general corporate and working capital purposes.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
System1, Inc. (the “Company”, f/k/a/ Trebia Acquisition Corp. (“Trebia” or “System1”), is providing the following unaudited pro forma condensed combined financial information that presents the combination of the financial information of S1 Holdco, LLC (“S1 Holdco”) and its subsidiaries and Protected.net Group Limited (“Protected UK”) and Trebia, adjusted to give effect to the consummation of the transactions pursuant to the Merger Agreement and the Transaction and Combination Agreement (the “Business Combination”) on January 28, 2022 (“Closing”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•
The acquisition of S1 Holdco and Protected UK by Trebia, resulting reorganization into an umbrella partnership
C-corporation
structure, and other agreements entered into as part of the Business Combination Agreement as of June 28, 2021 and amended on November 30, 2021, by and among Trebia, S1 Holdco, and Protected UK (collectively, the “Companies”), the Blockers, the Blocker Merger Subs and the Company Merger Sub (the “Business Combination”);

•	Repayment of the existing S1 Holdco debt and entering into a financing agreement.
The organizational structure following the completion of the Business Combination, is commonly referred to as an umbrella partnership C corporation (or
“Up-C”)
structure. This organizational structure will allow the Flow-Through Sellers to retain equity ownership in S1 Holdco, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of S1 Holdco Common Units. The Flow-Through Sellers may exchange S1 Holdco Common Units (together with the cancellation of an equal number of shares of voting, System1 Class C Common Stock) into System1 Class A Common Stock. In addition, upon the completion of the Business Combination, Trebia, S1 Holdco, and the Flow-Through Sellers will be a party to a Tax Receivable Agreement. The Trebia Public Shareholders will continue to hold Trebia Class A Ordinary Shares, which, upon consummation of the Business Combination, was renamed to System1, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our
“Up-C”
organizational structure will give rise to any significant business or strategic benefit or detriment.
On January 10, 2022, Trebia entered into the Amended and Restated Backstop Facility Agreement (the “Cannae Backstop Agreement”), for an aggregate backstop commitment $250,000,000 by purchasing shares of Trebia Class A Common Stock for $10 a share.
Pursuant to the Business Combination Agreement, certain members of management of S1 Holdco and Protected UK have agreed to reduce cash consideration and increase equity consideration in an amount equal to 50% of the Trebia Shareholder Redemption Value in excess of $417,500,000 (the “Seller Backstop”), the Seller Backstop amount could not be less than $0 or greater than $50,000,000.
On January 10, 2022, Trebia entered into the Amended and Restated Sponsor Agreement (the “Sponsor Agreement”) by and among BGPT Trebia LP (the “BGPT Sponsor”), Trasimene Trebia, LP (the “Trasimene Sponsor” and, together with the BGPT Sponsor, the “Sponsors”), in order to provide that the Sponsors will forfeit up to (a) 1,275,510 Founder Shares to Trebia, and Trebia will issue to Cannae an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of, Cannae’s existing backstop obligations under the Original Backstop Agreement, (b) 1,000,000 Founder Shares to Trebia, and Trebia will issue to members of management of S1 Holdco and Protected UK an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of, their backstop obligations under the Business Combination Agreement, and (c) an additional 1,352,941 Founder Shares to Trebia, and Trebia will issue to Cannae an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of, Cannae’s obligation with respect to Cannae’s obligation, to the extent that the total Trebia Shareholder Redemption Value is in excess of $417,500,000, to backstop up to 50% of the Trebia Shareholder Redemption Value in excess of $417,500,000.

On January 27, 2022 Trebia entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”) pursuant to which Trebia, as the borrower, a $400 million first lien term loan facility for net proceeds of $376 million (the “New Term Loan”) and a $50 million revolving facility (the “Revolving Facility” and, together with the Term Facility, the “New Facility”). The Term Loan will mature five and one-half
years after Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 5% of the original principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing. This new financing, along with the proceeds from the Business Combination noted above, was utilized to pay off S1 Holdco’s existing credit facility, fund redemptions of Trebia Class A Ordinary Shares, provide cash for working capital and pay transaction fees incurred with the Business Combination.
The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 present the pro forma effect of the Business Combination as if it has been completed on January 1, 2021.
The unaudited pro forma combined consolidated financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	The historical audited financial statements of Trebia for the year ended December 31, 2021;

•	The historical audited consolidated financial statements of S1 Holdco for the year ended December 31, 2021; and

•	The historical audited consolidated financial statements of Protected UK for the year ended December 31, 2021.
Immediately following the consummation of the Business Combinations, the S1 Holdco and Protected UK sellers own approximately 68% of the voting Common Stock of the Company. The following table summarizes the pro forma capitalization by shares outstanding at the Closing of the Business Combinations (whether Class C Common Stock or Class A Common Stock). At Closing, S1 Holdco sellers, hold non-economic
Class A Common Stock, which possess voting rights and can be redeemed in the future for shares of Class A Common Stock. The percentages below represent pro forma voting percentages held by each class of equity holder:

Equity Capitalization Summary	Shares	%
Trebia Shareholders (1)	703,108	1%
Founder Shares(2)	6,574,486	6%
Seller Equity Consideration(3)	72,328,135	68%
Cannae Backstops (4)	27,181,771	25%

Total Outstanding Common Stock(5)	106,787,500	100%

(1)	51,046,892 shares of the 51,750,000 outstanding shares of Trebia Class A Common Stock were redeemed in connection with the Business Combination.
(2)	The Sponsors have agreed to forfeit up to 3,463,014 (in the aggregate) shares of Trebia Class B Common Stock in connection with the equity backstop commitments by Cannae and S1 Holdco and Protected UK

Management and Sponsor Agreement. BGPT Sponsor and Trasimene Sponsor have each also agreed to forfeit 1,450,000 shares of Trebia Class B Common Stock (the “Class B Forfeiture”) (2,900,000 in the aggregate).
(3)
The S1 Holdco and Protected UK sellers will receive 72,328,135 shares of Trebia Class A and Class C Ordinary Shares. This includes the impact of vesting of restricted stock units of 3,079,274. Additionally, this includes the Flow-Through Sellers’ noncontrolling economic interest in Common Units of S1 Holdco, LLC and issuance of voting, non-economic
Class C Common Stock in Trebia of 22,077,423 which will be exchangeable (together with the cancellation of an equal number of shares of Class C common stock) into Class A common stock on a
1-for-1
basis.

(4)
24,648,446 shares of Class A Ordinary Common Stock are issued to Cannae at $10.00 per share, pursuant to the Cannae Backstop and Cannae Incremental Backstop Agreements. Additionally, Cannae received an additional 2,533,325 of the Founders’ Forfeiture shares, respectively.

(5)
Excluded from outstanding common stock is the dilutive impact of 17,250,000 Public Warrants and 8,233,334 Private Placement Warrants exercisable at $11.50 per share, as well as, 725,000 shares of System1 Class D Common Stock to the Sponsors, and 725,000 RSUs subject to a market vesting condition, which have not been met.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation
S-X
and the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, (“ASC 805”) on the basis of System1 as the accounting acquirer and S1 Holdco and Protected UK as the accounting acquirees. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity (“VIE”), the primary beneficiary would be the accounting acquirer. S1 Holdco meets the definition of a VIE and System1 has been determined to be the primary beneficiary:

•
System1, Inc. will be the sole managing member of S1 Holdco, and the managing member has full and complete charge of all affairs of S1 Holdco and the existing non-managing
members of S1 Holdco do not have substantive
kick-out
or substantive participating rights.

•	System1, Inc. acquires all of the outstanding stock of Protected UK in exchange for cash and equity consideration.

•	No single party will have the ability to nominate a majority of the members of the Board of Directors of System1, Inc.

•	No individual legal entity or shareholder controlled S1 Holdco and Protected UK before the Business Combination.

•	No individual legal entity or shareholder will control System1, Inc. following the Business Combination.
The factors discussed above support the conclusion that System1, Inc. will acquire a controlling interest in S1 Holdco and Protected UK. System1, Inc. will be the primary beneficiary of S1 Holdco which is a variable interest entity. Therefore, the Business Combination will be accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of December 31, 2021
	Trebia	S1 Holdco	Protected UK as Adjusted (Note 1)	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$53	$47,896	$35,067	$(36,854)	3	(a)	$46,162
Restricted cash	—	743	1, 333	5,895	3	(a)	7,971
Cash held in Trust	517,500	—	—	(517,500)	3	(b)	—
Accounts receivable, net of allowance for doubtful accounts	—	90,203	—	—			90,203
Prepaid expenses and other current assets	67	7,689	562	(131)			8,187

Total current assets	517,620	146,531	36,962	(548,590)			152,523
Property and equipment - net	—	830	616	—			1,446
Internal-use software development cost - net	—	11,213	—	—			11,213
Intangible assets - net	—	50,368	369	454,163	3	(c)	504,900
Deferred tax assets	—	—	17,237	(17,237)	3	(k)	—
Goodwill	—	44,819	284	697,974	3	(c)	743,077
Due from related parties	—	2,469	33,082	(33,082)	3	(l)	2,469
Other assets	—	298	—	—			298

Total assets	$517,620	$256,528	$88,550	$553,228			$1,415,926

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	—	72,846	216	—			73,062
Accrued expenses and other current liabilities	12,557	31,051	22,103	(9,788)	3	(d)	55,923
Due to related party	—	—	22	(22)	3	(l)	—
Deferred revenue	—	1,971	57,571	(37,456)	3	(e)	22,086
Notes payable, current	450	170,071	2,813	(152,884)	3	(f)	20,450

Total current liabilities	13,007	275,939	82,725	(200,150)			171,521
Tax receivable agreement liability	—	—	—	—	3	(g)	—
Deferred tax liability	—	7,789	—	69,052	3	(k)	76,841
Notes payable, noncurrent	—	—	10,546	345,454	3	(f)	356,000
Tax agreement receivable agreement liability	—	—	—	—	3	(g)	—
Other liabilities	—	1,201	—	(1,201)	3	(h)
Warrant liability	29,306	—	—	—			29,306
Deferred underwriting fee payable	18,113	—	—	(18,113)	3	(a)	—

Total liabilities	60,426	284,929	93,271	195,042			633,668
Class A Ordinary Shares subject to possible redemption, 51,750,000 shares at redemption value at December 31, 2021	517,500	—	—	(517,500)	3	(i)	—
Stockholders’ equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	11	(11)	3	(i)	—
Class A Common Stock	—	—	—	9	3	(i)	9
Class B Common Stock	1	—	11	(12)	3	(i)	—
Class C Common Stock	—	—	—	2	3	(i)	2
Additional paid-in capital	—	—	40,953	621,205	3	(i)	662,158
Accumulated deficit	(60,307)	—	(45,696)	38,434	3	(i)	(67,569)
Member’s deficit	—	(28,829)	—	28,829	3	(i)	—
Accumulated other comprehensive income	—	428	—	(428)	3	(i)	—
Noncontrolling interest	—	—	—	187,658	3	(j)	187,658

Total shareholders’ equity	457,194	(28,401)	(4,721)	358,186			782,258

Total liabilities and shareholders’ equity	$517,620	$256,528	$88,550	553,228			$1,415,926

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2021
	Trebia	S1 Holdco	Protected UK as Adjusted (Note 1)	Pro Forma Adjustments	Notes		Pro Forma Combined
Revenue	$—	$688,389	$144,541	$(37,456)	4	(a)	$795,474
Operating costs and expenses:
Cost of revenues	—	521,113	96,364				617,477
Formation and operating costs	13,327	—	—	—			13,327
Salaries, commissions, and benefits	—	66,747	7,938	13,926	4	(b)	88,611
Selling, general and administrative	—	35,812	11,974	13,380	4	(c)	61,166
Depreciation and amortization	—	13,885	245	62,232	4	(d)	76,362

Total operating costs and expenses	13,327	637,557	116,520				856,942
Operating Income (loss)	(13,327)	50,832	28,021				(61,468)
Interest expense	—	16,870	583	8,653	4	(e)	26,106
Related party interest income			(941)	941	4	(f)	—
(Gain) on termination of FPA	(3,160)	—	—	—			(3,160)
(Gain) on change in fair value of warrant liability	(23,700)	—	—	—			(23,700)
(Gain) on change in fair value of FPA liability	(7,494)	—	—	—			(7,494)
Other expense (income)	—	—	—	—			—

Income (loss) before income tax	21,027	33,962	28,379				(53,220)
Income tax expense (benefit)	—	965	(15,173)	(12,128)	4	(g)	(26,336)

Net income (loss)	21,027	32,997	43,552				(26,885)
Net income (loss) attributable to noncontrolling interest	—	—	—	(8,377)	4	(h)	(8,377)

Net income (loss) attributable to controlling interest	$21,027	$32,997	$43,552				$(18,508)

Earnings per share (basic)							$(0.23)
Earnings per share (diluted)							$(0.23)
Weighted average shares outstanding (basic)							82,233
Weighted average shares outstanding (diluted)							82,233

1.	Basis of pro forma presentation
The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation
S-X
and assuming the Business Combination is accounted for using the acquisition method of accounting with System1 as the accounting acquirer. Under the acquisition method of accounting, the assets and liabilities of S1 Holdco and Protected UK will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“
ASC 820
”). In general, ASC 805 requires, among other things, that assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date by System1, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial
asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. System1 believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Accounting Policy Alignment
The unaudited pro forma condensed combined financial information has been prepared using S1 Holdco’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2021. Based on the procedures performed to date, the accounting policies of Trebia and Protected UK are materially consistent with S1 Holdco’s accounting policies.
Reclassifications
Certain historical consolidated balance sheet line items of Protected UK were reclassified in order to conform to S1 Holdco’s historical financial statement presentation as follows
(in thousands)
:

PROTECTED UK’S CONSOLIDATED STATEMENT OF FINANCIAL POSITION RECLASSIFICATIONS

	As of December 31, 2021
S1 Holdco Presentation	Protected UK Presentation	Protected Historical	Reclassification Adjustment	Notes	Protected as Adjusted
Assets	Assets
Cash and cash equivalents	Cash	$35,067			$35,067
Restricted cash		1,333			1,333
Accounts receivable, net of allowance for doubtful accounts
Prepaid expenses and other current assets	Prepaid expenses and other current assets	546	16	(i)	562
	Deposits	16	(16)	(i)	—
Total current assets	Total current assets	36,962			36,962
Property and equipment, net	Property, plant equipment	616			616
Internal-use software
Development cost, net
Intangible assets, net	Intangible Assets	369			369
Deferred tax assets	Deferred tax assets	17,237			17,237
Goodwill	goodwill	284			284
Due from Related Party	Due from related parties	33,082			33,082

Total assets	total assets	$88,550			$88,550

Liabilities and members’ deficit	Liabilities and Shareholders’
	Deficit
Current liabilities:
Accounts payable	Accounts payable	216			216
Accrued expenses and other
Current liabilities	Accrued expenses	10,162	11,941	(ii)(iii)	22,103
	VAT tax liability	11,404	(11,404)	(ii)	—
	Deferred revenue	57,405	166	(iv)	57,571
	Related party deferred revenue	166	(166)	(iv)	—
Notes payable, current	Current portion of note payable	2,813			2,813
	Due to related party	23			23
	Refund liability	537	(537)	(iii)	—

Total current liabilities	Total current liabilities	82,726			82,726
Notes payable, non-current	Note payable, net of current
	Portion and deferred financing
	Costs	10,546			10,546

Other liabilities
Deferred tax liability	Corporate Tax Liability
Total liabilities	Total liabilities	93,272			93,272
Members’ deficit:
	Class A Preferred shares	11			11
	Class B Preferred shares	11			11
	Additional paid-in capital	40,953			40,953
	Accumulated deficit	(45,697)			(45,697)
Members’ deficit in S1 Holdco
Noncontrolling interest
Accumulated other comprehensive income (loss)
Total members’ deficit	Total Shareholders’ deficit	(4,722)			(4,722)

Total Liabilities and Members’ Deficit	Total Liabilities and Shareholders’ Deficit	$88,550			$88,550

(i)	“Deposits” of $16 was reclassified to “Prepaid expenses and other current assets”
(ii)	“VAT tax liability” of $11,404 was reclassified to “Accrued expenses and other current liabilities”
(iii)	“Refund liability” of $537 was reclassified to “Accrued expenses and other current liabilities”
(iv)	“Related party deferred revenue” of $166 was reclassified to “Deferred Revenue”

PROTECTED UK’S CONSOLIDATED STATEMENT OF OPERATIONS RECLASSIFICATIONS

	For the Year Ended December 31, 2021
S1 Holdco Presentation	Protected UK Presentation	Protected Historical	Reclassification Adjustment	Notes	Protected as Adjusted
Revenue	Revenue	$144,541			$144,541
Operating costs and expenses:
Cost of revenues	Cost of revenue	98,946	$(2,582)	(i)	$96,364
Gross profit	Gross profit	45,595			48,177
Operating expenses
Salaries, commissions, and benefits			7,938	(i)(ii)	7,938
Selling, general, and administrative expenses	General and administrative expense	15,912	(3,938)	(ii)(iii) (iv)(v)(vi)	11,974
Depreciation and amortization			245	(iii)	245
	Related party rent expense	665	(665)	(iv)	—

Total operating costs and expenses	Total operating expenses Other Operating (Income) Expense	16,577			20,157
	Total other Operating (Income) Expense
	Foreign currency transaction (gain)/loss	1,341	(1,341)	(v)	—
	Other operating income	(343)	343	(vi)	—

	Total other operating expense, net	998			—
Operating income (loss)	Operating income	28,021			28,021
Interest expense	Interest expense	583			583
	Related-party interest income	(941)			(941)

	Total non-operating income	(358)			(358)

Income from continuing operations before income tax	Income before income taxes	28,379			28,379
Income tax expense	Income tax expense	(15,173)			(15,173)

Net income	Net income	$43,552			$43,552

(i)	Salaries, commissions, and benefits of $2,582 was reclassified from “Cost of revenues” to “Salaries, commissions, and benefits”
(ii)	Salaries, commissions, and benefits of $5,356 was reclassified from “General and administrative expenses” to “Salaries, commissions, and benefits”
(iii)	Depreciation and amortization expense of $245 was reclassified from “General, and administrative” to “Depreciation and amortization”
(iv)	Related party rent expense of $665 was reclassified to “Selling, general, and administrative”
(v)	“Foreign currency and transaction loss (gain) of $1,341 was reclassified to “Selling, general, and administrative”
(vi)	“Other operating income” of $343 was reclassified to “Selling, general, and administrative”

2.	Description of the Business Combination
Preliminary Purchase Price Accounting
The pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021 are preliminary. The adjustment amounts are estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2021. These adjustments have been prepared to illustrate the estimated effect of the Transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation and related adjustments reflected are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.
The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of S1 Holdco and Protected UK:

Purchase Price Allocation (in thousands)
Fair value of equity consideration	$400,957
Cash consideration	439,686
Cash paid to extinguish S1 Holdco outstanding credit facility	175,538
Fair value of replacement awards attributable to pre-combination service	7,695
Acquisition costs paid on behalf of S1 Holdco	19,875

Total consideration	$1,043,752

Cash and cash equivalents	82,965
Restricted cash	2,076
Accounts receivable	90,203
Prepaid expenses and other current assets	8,120
Property and equipment	1,446
Internal-use software	11,213
Intangible assets	504,900
Goodwill	743,076
Other assets	2,767
Accounts payable	(73,062)
Accrued expenses and other current liabilities	(43,367)
Deferred revenue	(22,086)
Deferred tax liability	(76,841)
Fair value of noncontrolling interest	(187,658)

$1,043,752

Intangible Assets:
The following describes identified intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805, and the anticipated valuation approach. The trademark and trade name intangible assets represent the trade names that S1 Holdco and Protected UK originated or acquired that were estimated utilizing the relief-from-royalty method. The customer relationships intangible asset represents the existing customer relationships of S1 Holdco and Protected UK which were estimated by applying an excess earnings method. The developed technology intangible asset represents technology acquired by S1 Holdco and Protected UK for the purpose of generating income for S1 Holdco and Protected UK, which was valued using a multi-period excess earnings method considering technology migration.

Trademark	15.0	$235,400
Customer relationships	8.4	88,500
Technology	7.0	181,000

Total		$504,900

Goodwill
: Approximately $743 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring S1 Holdco and Protected UK primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. Goodwill will not generate amortization deductions for income tax purposes.
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

3.	Adjustments to Pro Forma Condensed Combined Balance Sheet
Explanations of the adjustments to the pro forma balance sheet are as follows:

(a)	Below is a table to describe the cash sources and use of funds as it relates to the Business Combination:
Estimated Cash Sources and Uses (
in thousands):

Sources
Cash held in Trust(1)	$517,500
New Term Loan(2)	376,000
Cannae Backstop Commitment(3)	246,484
Uses
Cash paid for redemptions(1)	510,469
Cash consideration to Court Square Capital(4)	250,362
Cash consideration to S1 Holdco and Protected UK(5)	189,325
Cash held in escrow for replacement awards granted(6)	5,895
Cash to payoff existing S1 Holdco debt(7)	175,538
Transaction costs(8)	45,249

Pro forma adjustment to cash and cash equivalents	$(36,854)

(1)	$517.5 million of cash held in trust by Trebia. 51,046,892 Public Shares were redeemed in connection with the Business Combination for $510.5 million.
(2)	$376 million in net proceeds received from the $400 million New Term Loan obtained by Trebia under the Credit Agreement.
(3)	Represents the cash proceeds of $246.5 million received under the Cannae Backstop and Incremental Backstop Agreements.
(4)	Represents the cash proceeds of $250 million paid to blocker-seller Court Square Capital.
(5)	Represents the cash proceeds paid to S1 Holdco and Protected UK sellers.
(6)	Represents unvested cash compensation held in trust account until employee service condition is completed.
(7)	Represents the amount of existing S1 Holdco debt paid off at Closing.

(8)	Estimated transaction costs incurred by Trebia, S1 Holdco in connection with the Business Combination. The table below details the nature of the transaction costs incurred:

Transaction costs (in thousands)
Deferred Underwriter fees paid by Trebia	$11,773
Acquisition costs incurred by S1 Holdco and Protected UK	20,097
Acquisition costs incurred by Trebia	13,380

Total transaction costs	$45,249

(b)
Reflects the reclassification of $517.5 million of cash and cash equivalents held in the Trust Account that become available for transaction expenses, underwriting commission, redemption of Trebia Public Shares and the operating activities of Trebia following the business combination.

(c)
Represents the adjustment to the estimated preliminary purchase price allocation for the S1 Holdco business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of S1 Holdco’s assets acquired and liabilities assumed is presented below as if the Business Combination was consummated on December 31, 2021. The Company has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in allocation to intangible assets and change in fair value of property, plant, and equipment.

Intangibles (in thousands)	As of December 31, 2021
Remove carrying value of historical balance	$(50,737)
Record fair value of acquired intangibles	504,900

Pro forma adjustment	$454,163

As of December 31, 2021
Goodwill (in thousands)
Remove carrying value of historical balance	$(45,103)
Goodwill recorded at acquisition	743,077

Pro forma adjustment	$697,974

(d)
To record assumed liability for cash settled replacement awards attributable to pre-combination
service. The liability was determined as the fair value of the replaced awards multiplied by the ratio of the pre-combination
employee’s service period to the total service period. Additionally, to remove profit interest liability payable to the former CEO of S1 Holdco, which was settled in connection to the Business Combination.

As of December 31, 2021
Assumed liability for replacement awards cash settled and attributable to precombination service	$1,473
To remove historical CEO profit interest liability payable to the former CEO of S1 Holdco settled in connection to the Business Combination	(11,129)
Other current liabilities	(132)

Pro forma adjustment	$(9,788)

(e)
Reflects a reduction in deferred revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, which was estimated utilizing an income approach based on the estimated costs to fulfill the liabilities assumed, plus normal profit margin. The difference between the fair value of deferred revenue and historical carrying value results in a revenue reduction on a pro forma basis.

To remove carrying value of deferred revenue	$(59,542)
To record fair value of deferred revenue liability assumed	22,086

Pro forma adjustment	$(37,456)

(f)
Represents adjustments to short-term and long-term debt due to the following inflows and outflows as a result of the Business Combination. In connection with the Business Combination the outstanding debt of S1 Holdco and Protected UK will be paid off. The cash paid to settle the outstanding Protected UK debt will be a reduction of the cash consideration. The following pro forma adjustments are to give effect to the settlement of the outstanding S1 Holdco and Protected UK debt and issuance of the new Term Loan under the Commitment Letter:

	As of December 31, 2021
	Notes payable, current	Notes payable, noncurrent	Total
Record New Credit Facility	$20,000	$356,000	$376,000
Repayment of S1 Holdco and Protected UK outstanding debt	(172,844)	(10,546)	(183,430)

Pro forma adjustment	$(152,884)	$345,454	$192,570

(g)
The estimate of the fair value of the Tax Receivable Agreement contingent consideration is subject to additional analyses. The adjustments to the Tax Receivable Agreement will be recorded as an adjustment to goodwill. Trebia anticipates that it will account for the income tax effects resulting from future taxable exchanges of Common Units by the Flow-Through Sellers for shares of Class A common stock thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Based on actual redemption levels, the Company estimates the value of the tax receivable agreement to be approximately $0 as of Closing.

Further, Trebia intends to evaluate the likelihood that it will realize the benefit represented by the deferred tax asset, and, to the extent that it estimates that it is more likely than not that Trebia will not realize the benefit, Trebia will reduce the carrying amount of the deferred tax asset with a valuation allowance. For the same reasons, the Company will not record a liability related to the tax savings it would realize from the utilization of such deferred tax assets after concluding it will not be probable that such TRA liability would be paid based on its estimates of future taxable income.

(h)	To adjust Other liabilities to remove deferred rent leased facilities of S1 Holdco.

(i)	The following table summarizes the pro forma adjustments impacting equity (amounts in thousands) as of December 31, 2021:

	Adjustments to Historical Equity (1)	New Equity Structure (2)	Other Items (3)	Total Pro Forma Adjustments
Trebia Class A Common Stock	$—	$(517,500)		$(517,500)
Protected UK Class A Preferred shares	(11)			(11)
System1, Inc Class A Common Stock		9		9
Protected UK and Trebia Class B Stock	(12)			(12)
System1, Inc Class C Common Shares		2		2
Additional paid in capital	(40,953)	662,158		621,205
Accumulated Deficit	45,696		(7,262)	38,434
S1 Holdco Member Deficit	28,829			28,829
S1 Holdco Accumulated other comprehensive loss	(428)			(428)

	$33,121	144,669	(7,262)	170,528

(1)
To remove historical equity balances and retained earnings of S1 Holdco and Protected UK, as well as, the conversion of Founder Shares, net of forfeiture, from Trebia Class B Common Stock to System1 Class A Common Stock.

(2)
Includes equity consideration payable under the Business Combination Agreement with a fair value of $401 million, $246 million issued under the Cannae Backstop Agreement, Conversion Trebia Class Common Stock of $7 million, less $11 million allocated to par value of common stock, and plus $7.7 million related to Fair value of replacement awards attributable to pre-combination
service.

(3)	Represents a reduction to retained earnings for estimated acquisition costs incurred by Trebia of $14 million, less the reduction of Trebia deferred underwriter costs of $7 million.

(j)	Represents the pro forma adjustment to record the Flow-Through Sellers’ noncontrolling interest in S1 Holdco Common Units of $188 million or approximately 22%.

(k)
Represents adjustments to reflect applicable deferred taxes. Refer to Note 2 for the purchase price allocation. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the System1 partnership interests, acquired tax attributes of the Blockers, and Protected. This basis difference primarily results from the Business Combination where System1, Inc. recorded a fair market value basis on all assets for financial accounting purposes and a fair value step-up
on a portion of the assets for income tax purposes. The $76.8 million adjustment related to the deferred tax liability is assuming: (1) the U.S. GAAP balance sheet as of December 31, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of December 31, 2021 adjusted for the pro forma entries described herein, (3) a federal income tax rate of 21.0% and a blended state tax rate of 2.35%, and the applicable statutory tax rates in the jurisdictions in which the Company operates (4) no material changes in tax law.

(l)	Represents amounts due from(to) related party loans that were settled as a result of the Business Combination.

4.	Adjustments to Pro Forma Condensed Combined Statements of Operations

Explanations	of the adjustments to the pro forma statement of operations are as follows:
(a) Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The performance obligations associated with the assumed liability is expected to be satisfied within twelve months of the acquisition.

Revenues (in thousands)	December 31, 2021
Revenues pro forma adjustment	$(37,456)
(b) To record expense related to the fair value of replacement awards attributable to post combination service, partially offset by the elimination of S1 Holdco and Protected UK historical stock-based compensation expense.

Salaries, commissions, and benefits (in thousands)	For the year ended December 31, 2021
Stock-based compensation related to the fair value replacement awards attributable to post combination service	$14,339
Pro forma Adjustment	(413)

To remove historical stock-based compensation	$13,926

(c) To record $13.4 million of transaction costs for the twelve months ending December 31, 2021.

(d) Represents adjustments to depreciation and amortization for intangible assets recorded in connection with the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination occurred on January 1, 2021. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

	Weighted Average Useful Life (Years)	Fair Value	For the year ended December 31, 2021
Trademarks	15	$235,400	$15,693
Customer relationships	8.4	88,500	32,473
Technology	7	181,000	27,641

Total pro forma amortization expense		504,900	75,807
To remove historical amortization expense of intangibles			(13,575)

Pro forma adjustment			$62,232
Amortization expense for trademarks intangible assets is computed on a straight-line basis, amortization for customer relationship intangible assets is computed considering historical and estimated customer attrition, and amortization of developed technology intangible assets, is computed considering the estimate of platform migration to the developed technology. Below is the pro forma amortization expense for intangible assets for each of the next five fiscal years:

As of December 31, 2021
2022	$72,963
2023	60,573
2024	50,962
2025	45,308
2026	37,790
Thereafter	161,498

Total	$429,094

(e) Represents estimated differences in interest expense resulting from the New Term Loan and extinguishing historical S1 Holdco debt. The estimated annual effective interest rate of the New Term Loan is 7.05%.

(in thousands)	For the year ended December 31, 2021
Record interest on the New Term Loan	$26,107
Eliminate historical interest expense	(17,454)

Pro forma adjustment	$8,653

(f) To remove interest income from Protected UK related party loan that will be settled as a result of the Business Combination.
(g) Represents the income tax effect of the pro forma adjustments calculated using the enacted applicable statutory income tax rates in the respective countries in which the company operates applied to the income or loss before income taxes applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.
(h) Represents the pro forma adjustment to record earnings attributable to noncontrolling interest in S1 Holdco.

5.	Pro Forma Earnings Per Share Information
Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

For the year ended December 31, 2021
Net income (loss) attributable to controlling interest	$(18,508)
Weighted average shares outstanding, controlling (basic, shares in thousands)	82,233
Weighted average shares outstanding, controlling (diluted, shares in thousands)	82,233
Income (loss) per share (basic)	$(0.23)
Income (loss) per share (diluted)	$(0.23)
Earnings per share excludes from outstanding common stock the impacts of (i) 17,250,000 Trebia Public Warrants and 8,233,334 Trebia Private Placement Warrants, which are out of the money (ii) 725,000 shares of System1 Class D Common Stock to the Sponsors, and 725,000 RSUs subject to a market vesting condition, which has not been met.

OPERATING METRICS AND
NON-GAAP
FINANCIAL MEASURES
S1 Holdco
Operating Metrics.
S1 Holdco uses total advertising spend, number of Owned & Operated sessions (“
O&O
sessions
”), number of Partner Network sessions (“
Network sessions
”), Owned & Operated
cost-per-session
(“
O&O CPS
”), Owned & Operated
revenue-per-session
(“
O&O RPS
”) and Partner Network
revenue-per-session
(“
Network RPS
”) to track its operations. S1 Holdco defines total advertising spend as the amount of advertising that is spent by S1 Holdco to acquire traffic to its websites. S1 Holdco defines O&O sessions as the total number of monetizable user visits to its Owned & Operated websites. S1 Holdco defines Network sessions as the number of monetizable user visits delivered by S1 Holdco’s network partners to RAMP. Monetizable visits exclude those visits identified by our advertising partners as spam, bot, or other invalid traffic. S1 Holdco defines CPS as advertising spend divided by O&O sessions. S1 Holdco includes these operating measures because they are used by management to evaluate S1 Holdco’s core operating performance and trends. Furthermore, these measures are used internally by S1 Holdco to measure the performance of its Responsive Acquisition Marketing Platform (RAMP), specifically with respect to the volume and efficiency with which it can deploy advertising spend, acquire users to its sites, and the rate at which it monetizes customer traffic. In general, and given the recent and forecasted trends in digital advertising, including both the shift in advertising budgets from traditional to online, as well as increased advertising demand in aggregate, S1 Holdco expects both CPS and RPS to increase over time as a result of increased advertising dollars bidding on customer traffic. S1 Holdco closely tracks the variance between O&O RPS and O&O CPS to measure the effectiveness of RAMP as it increases advertising spend over time. S1 Holdco defines O&O RPS as O&O Revenue (see Note 11 of the S1 Holdco LLC Financial Statements for more information on O&O revenue) divided by O&O sessions. S1 Holdco defines Network RPS as Partner Network revenue divided by Network sessions. The following table presents these operating metrics for the periods indicated.

	Year ended December 31,
	2021	2020	2019
	(in thousands except for ratios)
Advertising spend	$509,599	$327,489	$260,935
O&O sessions	3,366,783	2,821,726	2,992,923
Network sessions	1,203,284	1,520,367	1,258,985
O&O CPS	$0.15	$0.12	$0.09
O&O RPS	$0.19	$0.16	$0.12
Network RPS	$0.03	$0.03	$0.03

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(in thousands except for ratios)
Advertising spend	$152,653	$126,404	$123,244	$107,298	$93,800	$80,217	$69,406	$84,066
O&O sessions	999,975	859,392	766,293	741,122	691,279	644,780	670,112	815,554
Network sessions	286,291	278,460	312,406	326,127	318,930	323,878	484,653	392,906
O&O CPS	$0.15	$0.15	$0.16	$0.14	$0.14	$0.12	$0.10	$0.10
O&O RPS	$0.19	$0.19	$0.21	$0.19	$0.18	$0.17	$0.14	$0.14
Network RPS	$0.03	$0.03	$0.03	$0.02	$0.03	$0.03	$0.02	$0.03
Non-GAAP
Financial Measures.
S1 Holdco also uses Adjusted EBITDA. S1 Holdco believes Adjusted EBITDA is useful in evaluating our operating performance, as it is comparable to measures reported by our public competitors and is regularly used by analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA are not intended to be a substitute for any

U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
S1 Holdco defines and calculates Adjusted EBITDA as net income from continuing operations before taxes, interest expense, depreciation and amortization, other income/(loss), stock-based compensation and distributions to equity holders.
S1 Holdco includes Adjusted EBITDA because it is used by management to evaluate S1 Holdco’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Furthermore, these measures are used internally by S1 Holdco to measure its performance and are the primary metrics upon which employee compensation is based. Adjusted EBITDA exclude certain expenses that are required in accordance with U.S. GAAP because they are non-cash
(for example, in the case of depreciation and amortization, and stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP
financial measures because they exclude charges and credits that are required to be included in GAAP financial presentation. The items excluded from GAAP financial measures, such as net income from continuing operations, to arrive at non-GAAP
financial measures are significant components for understanding and assessing our financial performance. As a result, non-GAAP
financial measures should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP.
The table below presents our net income from continuing operations, the closest U.S. GAAP measure, reconciled to Adjusted EBITDA for the periods presented:

	Year ended December 31,
	2021	2020	2019
	($ in thousands)
Net income from continuing operations	$32,996	$16,364	$24,249
Income tax expense	965	1,907	702
Interest expense	16,870	24,351	26,033
Depreciation and amortization	13,885	13,832	11,244
Other expense (1)	147	398	840
Stock-based compensation and distributions to members (2)	9,591	9,474	12,246
Terminated product lines (3)	—	556	(1,139)
Costs related to acquisitions/business combinations	12,833	2,358	2,265
Acquisition earnout	158	2,713	(73)
Severance costs	615	1,080	472
Other costs, including restructuring	206	396	87

Adjusted EBITDA	$88,266	$73,429	$76,926

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	($ in thousands)
Net income from continuing operations	$3,113	$11,368	$11,772	$6,743	$6,952	$3,892	$(2,029)	$7,549
Income tax expense	262	475	77	151	1,527	198	(173)	355
Interest expense	4,162	4,185	4,237	4,286	5,781	5,741	6,332	6,497
Depreciation and amortization	3,625	3,458	3,113	3,689	3,082	3,331	3,889	3,530
Other income (1) .	70	(25)	256	(154)	196	294	138	(229)
Stock-based compensation and distributions to Members (2)	3,458	673	3,342	2,118	3,362	1,817	2,288	2,008
Terminated product lines (3)	—	—	—	—	—	—	(2)	559
Costs related to business acquisitions/business combinations	7,970	2,755	623	1,484	1,033	222	71	1,032
Acquisition earnout	32	31	32	63	62	2,278	373	—
Severance costs	3	118	164	330	121	393	545	21
Other costs, including restructuring	—	8	99	99	101	11	185	98

Adjusted EBITDA	$22,695	$23,046	$23,715	$18,809	$22,217	$18,177	$11,617	$21,420

(1)	Non-cash adjustments related to foreign exchange and asset disposals
(2)	Comprised of distributions to equity holders and non-cash stock-based compensation
(3)
In 2020, S1 Holdco terminated its Social Publishing product line, where it created quiz content primarily for the purpose of display advertising monetization. S1 Holdco has excluded revenue and direct costs associated with this product line for all periods presented.

Protected UK
Operating Metrics.
Protected uses advertising spend, billings, change in deferred revenue, ending subscribers, new subscribers, cost-to-acquire
(“
CTA
”) and average billings per subscriber (
“ARPU
”) to track its operations. Protected defines advertising spend as the total amount spent on advertising to acquire new subscribers during a period, excluding advertising spend for subscribers for terminated product lines. Protected defines billings as the total amount billed to customers during a period, excluding billings related to terminated product lines. Protected amortizes the deferred revenue from these billings on a straight line basis over the subscription period and recognizes the result as revenue in its financial statements. Protected defines ending subscribers as the number of paying subscribers for its products, excluding subscribers for terminated product lines, at the end of a period. Protected defines new subscribers as the number of new subscribers acquired for its products, excluding new subscribers for terminated product lines, during a period. Protected defines CTA as advertising spend divided by new subscribers in a period. Protected defines ARPU as the billings in a period divided by average of the beginning and ending subscribers during that period. Protected includes these operating measures because they are used by management to evaluate Protected’s core operating performance and trends. Furthermore, Protected management believes Billings and Change in deferred revenue provides valuable insight into the effectiveness of its sales efforts and overall performance of its business. The following table presents these operating metrics for the periods indicated (unaudited).

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(in thousands except for ratios)
Billings	$38,443	$37,632	$40,473	$37,991	$31,126	$27,758	$26,458	$22,529
Change in deferred revenue during period	$(671)	$(567)	$4,445	$6,792	$6,287	$2,591	$4,796	$4,409
Advertising spend	$17,986	$16,966	$17,884	$23,626	$17,562	18,059	$22,467	$18,575
Beginning subscribers	2,208	2,187	2,128	1,905	1,770	1,586	1,357	1,234
Ending subscribers	2,208	2,208	2,187	2,128	1,905	1,770	1,586	1,357
New subscribers	312	298	331	462	324	341	398	275
CTA	$57.73	$56.91	$54.10	$51.10	$54.23	$52.95	$56.42	$67.53
ARPU	$17.41	$17.13	$18.76	$18.84	$16.94	$16.54	$17.98	$17.39
Non-GAAP
Financial Measures
. Protected also uses various
non-GAAP
financial measures to analyze its operations, including Adjusted EBITDA.
Protected defines and calculates Adjusted EBITDA as net income from continuing operations before taxes, interest expense, depreciation and amortization, other expenses and adjusted to remove earnings from terminated product lines.
Protected includes these
non-GAAP
financial measures because they are used by management to evaluate Protected’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-cash
(for example, in the case of depreciation and amortization, and stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP
financial measures because they exclude charges and credits that are required to be included in GAAP financial presentation. The items excluded from GAAP financial measures, such as net loss, to arrive at non-GAAP
financial measures are significant components for understanding and assessing the Company’s financial performance. As a result, non-GAAP
financial measures should be considered together with, and not alternatives to, financial measures prepared in accordance with GAAP. Protected also uses Adjusted Operating Income as a
Non-GAAP
measure to evaluate its performance and to make strategic decisions regarding the allocation of capital and new investments. Please see Note 18 of the Protected.Net Group Limited Consolidated Financial Statements for more information on Adjusted Operating Income.
The table below presents Protected’s net income (loss), the closest U.S. GAAP measure, reconciled to Adjusted EBITDA for the periods presented (unaudited):

	Year ended December 31,
($ in thousands)	2021	2020
Net income (loss)	$43,551	$(13,258)
Income tax benefit	(15,173)	—
Interest expense, net	(358)	435
Depreciation and amortization	245	141
Terminated product lines (1)	81	(1,777)
Costs related to acquisitions/business combinations, primarily related to SPAC transaction costs	1,690	32
Non-cash foreign exchange adjustments	1,341	110
VAT accrual for previously uncollected VAT	4,675	2,934
Director salary payments	2,806	—
Other costs, including restructuring costs	—	458

Adjusted EBITDA	$38,858	$(10,925)

	Three months ended
($ in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net income (loss)	$27,653	$10,047	$7,489	$(1,638)	$(394)	$1,108	$(8,184)	$(5,789)
Income tax expense/(benefit)	(16,139)	966	—	—	—	—	—	—
Interest expense, net	(56)	(131)	(165)	(6)	93	131	176	35
Depreciation and amortization	73	69	65	39	37	35	35	34
Terminated product lines (1)	(13)	29	3	62	(336)	(1,691)	86	163
Costs related to acquisitions/business combinations, primarily related to SPAC transaction costs	699	196	499	297	32	—	—	—
Non-cash foreign exchange adjustments	228	581	209	322	(194)	46	68	190
VAT accrual for previously uncollected VAT	956	1,110	1,492	1,116	615	866	1,408	46
Director salary payments	922	936	949	—		—	—	—
Other costs, including restructuring charges	—	—		—	424	34	—	—

Adjusted EBITDA	$14,323	$13,803	$10,541	$192	$277	$529	$(6,411)	$(5,320)

(1)
Protected terminated its Network Protect VPN product. Protected has excluded revenue, direct costs and operating expenses associated with this product line from Adjusted EBITDA for all periods presented.

SYSTEM1 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this section to the “
Company
,” “
System1
,” “
we
,” “
us
,” “
our
” and other similar terms refer to S1 Holdco, LLC and its subsidiaries prior to the Business Combination.
The following discussion and analysis of the financial condition and results of operations of System1 should be read together with our audited consolidated financial statements, unaudited condensed consolidated financial statements, and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the year ended December 31, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.
Company Overview
We are an omnichannel customer acquisition platform, delivering high-intent customers to advertisers and to our own subscription products. We provide these services through our proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire users on our behalf, RAMP allows us to monetize these acquired users through our relationships with third party advertisers and advertising networks, which we refer to as our “Advertising Partners”. RAMP also allows third party advertising platforms and publishers, which we refer to as our Network Partners, to send user traffic to and monetize user traffic on our websites. RAMP is integrated across our network of owned and operated websites and related products, allowing us to monetize user traffic that we source from acquisition marketing channels, including Google, Facebook and Taboola.
Through RAMP, we process approximately almost 15 million daily advertising campaign optimizations and ingest 6 billion rows of data daily across 50 advertising verticals. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.
We were founded in 2013 with a focus on monetizing user traffic acquired by our network. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our own behalf. Today we own and operate over 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, Mapquest and ActiveBeat.
S1 Holdco, LLC was formed as a limited liability company (“LLC”) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “
Transaction
”) with Court Square Capital Partners and its related entities (“
Court Square
”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “
Units
”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions.
The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates.
On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of System1, acquired a 50.1% interest in Protected.net Group Limited (f/k/a SS Protect Limited) (“Protected”) for a total consideration of $55,000. System1 consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.
On November 13, 2020 the Company disposed of its interest in Protected in a sale to a group led by Protected and System1 management. Accordingly, the results of Protected have been accounted for as discontinued operations for the periods ended December 31, 2020 and prior.
The Business Combination
On June 28, 2021, the Company entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”). On January 27, 2022 (the “Closing Date”), the Company consummated the business combination (the “Business Combination”) pursuant to the Business Combination Agreement. Following the consummation of the Business Combination, the combined company (“Post Closing Company”) is organized in an
“Up-C”
structure, in which substantially all of the assets and business of System1 is held by S1 Holdco. The combined Companies’ business continues to operate through the subsidiaries of S1 Holdco and Protected.
The consideration paid to the existing Securityholders of System1 and Protected in connection with the Transaction was a combination of cash and equity consideration.
The aggregate cash consideration payable under the Business Combination Agreement (“Closing Cash Consideration”) was approximately $445,432 of which approximately $195,070 cash proceeds was received by System1 Equityholders and Protected Equityholders, and $250,362 cash proceeds was received by Court Square.
The aggregate equity consideration paid under the Business Combination Agreement and/or retained S1 Holdco Class B Units (“Closing Equity Consideration”) was approximately $667,500, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A Common Stock (valued at $10.00 per share), RSUs and Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10.00 per share).
In connection with the Business Combination, Trebia and Cannae Holdings, Inc. entered into the Backstop Agreement (the “Backstop Agreement”) whereby Cannae agreed, subject to the other terms and conditions, to subscribe for Trebia Class A Common Stock in order to fund redemptions by shareholders of Trebia. As a result of shareholder redemptions, Trebia shareholders provided $7,031 of funding and Cannae provided $246,484 per the Backstop Agreement.
In connection with the Business Combination Agreement, Trebia entered into a Term Loan arranged by Bank of America, whereby System1 Midco, LLC, as a borrower, would receive a term loan of $400,000 (“Term

Loan”) , and a $50,000 revolving facility (the “Revolving Facility” and, together with the Term Loan, the “New Facility”). The Term Loan will mature seven years after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan and with an originating issuer discount of 6%, and $376,000 of Term Loan proceeds in aggregate. The Revolving Facility will mature five years after the Closing. The New Facility, along with the proceeds from the Business Combination noted above, will be used to pay off the Company’s outstanding term loan due 2022, distribute cash to existing shareholders, provide cash for working capital, and pay transaction fees incurred with the Business Combination.
Concurrently with the consummation of the Business Combination, System1 entered into a tax receivable agreement with Trebia (the “Tax Receivable Agreement”), pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.
COVID-19
The worldwide spread of
COVID-19
has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period of time until the virus is contained or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the
COVID-19
pandemic. The extent to which ongoing and future developments related to the global impact of the
COVID-19
pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See “
Risk Factors
” for further discussion of the adverse impacts of the
COVID-19
pandemic on our business.
Components of Our Results of Operations
Segment Results:
We operate in two reportable segments.
The following summarizes revenue and adjusted gross profit by reportable segment for the years ended December 31:

	For Years Ended December 31,
	2021	2020	2019
Revenue:
Owned and Operated	$652,884	$437,501	$369,570
Partner Network	35,505	38,476	37,923

	$688,389	$475,977	$407,493

	For Years Ended December 31,
	2021	2020	2019
Segment Adjusted Gross Profit:
Owned and Operated	$143,284	$110,012	$108,635
Partner Network	35,505	38,476	37,923

	$178,789	$148,488	$146,558

Revenue
Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of the RAMP platform and related services provided to them to direct advertising by the Advertising Partners on traffic acquired and directed to the Company’s platform by the Network Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis. The Company does not control the underlying advertising space, the Company does not acquire the traffic and does not have risk of loss, and the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.
The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners and in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.
The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per- click or cost-per-thousand
impression basis. The payment term is typically 30 days.
The Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation. Therefore, revenue from SS Protect has been excluded from our results of operations. Please see Note 17 of the S1 Holdco, LLC and Subsidiaries Consolidated Financial Statements for the year ended December 31, 2021 for more information.
Revenue may fluctuate from period to period due to a number of factors including seasonality and the shift in mix of user acquisition sources from Advertising Partners.
Operating Expenses
We classify our operating expenses into the following four categories:
Cost of Revenues
. Cost of revenues includes traffic acquisition costs which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. The Company does not pay any up-front
payments, incentive payments or bonuses and such costs are expensed as incurred.
We expect platform operations expenses to increase in absolute dollars in future periods as we incur higher traffic acquisition expenses and drive more user traffic through our platform, including to Mapquest.
Salaries, Commissions, and Benefits.
Salaries, commissions and benefits expenses include salaries, bonuses, stock-based compensation, costs incurred in the preliminary project and post-implementation stages of internal-use software development, employee benefits costs associated with our executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.
Selling, General, and Administrative
. Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment. These costs are expensed as incurred.

We expect to continue to invest in corporate infrastructure to support our growth. We expect general and administrative expenses to increase in absolute dollars in future periods.
Depreciation and Amortization
. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.
Other Expenses
Other expenses consist of the following:
Interest Expense
. Interest expense is primarily related to our debt, which carries a variable interest rate.
Other Income (Expense
). Other income (expense) is primarily related to realized losses on the sale of investments in equity securities.
Provision for (Benefit from) Income Taxes
The provision for (benefit from) income taxes consist primarily of U.S. federal, state, and foreign income taxes. The Company has elected to be taxed as an LLC for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.
Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority. The Company recognizes interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.
Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations
The following tables set forth our consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year Ended December 31,
($ in thousands)	2021	2020	2019
Revenue	$688,389	$475,977	$407,493
Operating expenses:
Cost of revenues	521,113	340,996	275,770
Salaries, commissions, and benefits	66,747	55,548	48,389
Selling, general, and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244

Total operating expenses	637,558	433,355	355,363
Operating income	50,831	42,622	52,130
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Income from continuing operations before income tax	33,961	18,271	24,951
Income tax expense	965	1,907	702
Net income from continuing operations	32,996	16,364	24,249
Income (loss) from discontinued operations, net of taxes	—	47,397	(15,454)

Net income (loss)	$32,996	$63,761	$8,795

	Year Ended December 31,
	2021	2020	2019
Revenue	100%	100%	100%
Operating expenses:
Cost of revenues	76	72	68
Salaries, commissions, and benefits	10	12	12
Selling, general, and administrative	5	5	5
Depreciation and amortization	2	3	3
Total operating expenses	93	92	87
Operating income	7	9	13
Interest expense	2	5	6
Other expense (income)	—	—	—
Income from continuing operations before income tax	5	4	6
Income tax expense (benefit)	—	—	—
Net income from continuing operations	5	3	6
Income (loss) from discontinued operations, net of taxes	—	10	(4)
Net income (loss)	5%	13%	2%
* Percentages may not sum due to rounding
The comparability of our operating results for the fiscal year ended December 31, 2020 compared to the fiscal year ended December 31, 2019 was impacted by the acquisitions of Concourse in March of 2019 and Mapquest in September of 2019. In the discussion of our results of operations for these periods we may quantitatively disclose the impact of our acquired businesses to the extent they remain ascertainable. Expense contributions from our recent acquisitions for each of the respective period comparisons generally were not separately identifiable due to the integration of these businesses into our existing operations.

Comparison of the Years Ended December 31, 2021, 2020, and 2019
Revenue

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	( in thousands, except percentages )
Revenue………………………………………	$688,389	$475,977	$407,493	$212,412	45%	$68,484	17%
The increase in revenue in 2021 was primarily due to growth in our Owned and Operated segment. Owned and Operated revenue increased $215,383 driven by an increase in revenue per session ("RPS") of $0.04 and an increase of 545 million sessions. Partner Network segment revenue decreased $2,971 as sessions decreased by 317 million with RPS approximately flat.
The increase in revenue in 2020 was primarily due to growth in our Owned and Operated segment. Owned and Operated revenue increased $67,931 driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 171 thousand. Excluding revenue from our Concourse ($24,424 in 2020 compared to $15,193 in 2019 on a pro-forma basis to include the pre-acquisition period) and Mapquest ($27,317 in 2020 compared to $6,252 in 2019 on a pro-forma basis to include the pre-acquisition period) acquisitions, as well as revenue from our Social Publishing product line ($5,646 in 2020 compared to $39,303 in 2019) which was discontinued in April of 2020, Owned and Operated revenue increased $71,292, driven by an increase in RPS of $0.03 partially offset by a decrease in sessions of 81.5 million. Partner Network segment revenue increased $553 due to an increase of 261 thousand sessions and flat RPS.
Cost of revenue

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Cost of revenue	$521,113	$340,996	$275,770	$180,117	53%	$65,226	24%
Percent of revenue	76%	72%	68%
The increase in cost of revenues in 2021 was primarily due to an increase in user acquisition costs of $182,110 related to our Owned and Operated segment. 2021 user acquisition costs were $509,599 and drove 3.4 billion sessions to our Owned and Operated sites at a $0.15 cost per session (“CPS”) , compared to 2020 user acquisition costs of $327,489, which drove 2.8 billion sessions to our Owned and Operated sites at a $0.12 CPS. User acquisition costs accounted for 98% and 96% of total cost of revenue in 2021 and 2020, respectively.
The increase in cost of revenues in 2020 was primarily due to an increase in user acquisition costs of $66,554 related to our Owned and Operated segment. 2020 user acquisition costs were $327,489 and drove 2.8 billion sessions to our Owned and Operated sites at a $0.12 CPS, compared to 2019 user acquisition costs of $260,935, which drove 3.0 billion sessions to our Owned and Operated sites at a $0.09 CPS. User acquisition costs accounted for 96% and 95% of total cost of revenue in 2020 and 2019, respectively. Excluding user acquisition costs associated with our terminated Social Publishing product line, 2020 user acquisition costs were $322,275 compared to 2019 user acquisition costs of $226,639.
Excluding the impact of acquisitions and terminated business lines, user acquisition costs grew by $11,287 more than revenue in 2020 compared to 2019. This was as a result of the impact on
COVID-19
on the digital advertising market, where O&O CPS and O&O RPS both increased by $0.03. As
COVID-19’s
impact on advertiser demand lessened towards the end of the year, O&O RPS has steadily increased, and we have not seen a similar trend YTD in 2021.

Segment adjusted gross profit for our Owned and Operated segment increased by $33,272 in 2021 compared to 2020, due to an increase in Owned and Operated revenue of $215,383, as described above, offset by an increase in user acquisition costs of $182,110, as described above.
Segment adjusted gross profit for our Owned and Operated segment increased by $1,377 in 2020 compared to 2019, due to an increase in Owned and Operated revenue of $67,931, as described above, offset by an increase in user acquisition costs of $66,554, as described above.
Salaries, commissions, and benefits

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Salaries, commissions, and benefits	$66,747	$55,548	$48,389	$11,199	20%	$7,159	15%
Percent of revenue	10%	12%	12%
The increase in salaries, commissions, and benefits was primarily due to an increase in the fair value of our former CEO’s profits interest of $5,392, an increase in salaries and bonus related expenses of $6,851 due to salary increases in 2021 to align with market rates and an increase in average headcount from 289 employees in 2020 to 320, and an increase in contractor costs of $1,523 to support the Company’s growth. These increases were partially offset by an increase in capitalized payroll costs as a result of higher capitalization of internally developed software costs, and decreases in profit-sharing distributions to Class B Unitholders of $2,760.
The increase in salaries, commissions, and benefits in 2020 was primarily due to an increase in Company headcount, which went from an average of 245 employees throughout 2019 to an average headcount of 289 in 2020, as well as a full year of expense in 2020 as compared to $1,900 in 2019 related to the 33 employees acquired as part of the Concourse and Mapquest acquisitions in 2019.
Selling, general, and administrative

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Selling, general, and administrative	$35,813	$22,979	$19,960	$12,834	56	$3,019	15%
Percent of revenue	5%	5%	5%
The increase in selling, general, and administrative expense was primarily due to an increase of $10,128 in costs related to the Business Combination, and an increase in network and bandwidth costs of $1,881, and an increase in audit fees of $776 as a result of the Business Combination.
The increase in selling, general, and administrative expense in 2020 was primarily due to increases in the fair value of contingent consideration related to the Concourse acquisition of $2,700 and an increase in one-time
non-recurring
costs related to the Business Combination of $1,323. These increases were partially offset by decreases in consulting costs of $1,220.
Depreciation and amortization

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Depreciation and amortization	$13,885	$13,832	$11,244	$53	—%	$2,588	23%
Percent of revenue	2%	3%	3%

The increase in depreciation and amortization expense was primarily due to an increase in amortization of internal-use
software as a result of increase in software development activities to build and enhance the Company’s technology platform, partially offset by a decrease in amortization of intangible assets as they become fully amortized and there have been no acquisitions during 2021.
The increase in depreciation and amortization expense in 2020 was primarily due to increases in amortization of intangible assets of $1,758 as a result of a full year of amortization on our 2019 acquisitions, and an increase in amortization of internal-use
software of $881 as a result of increase in software development activities to build and enhance the Company’s technology platform.
Interest expense

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Interest expense	$16,870	$24,351	$26,033	$(7,481)	(31)%	$(1,682)	(6)%
The decrease in interest expense was primarily due to a decrease in our outstanding loan balances. Our outstanding loan balance, excluding loan origination fees, was $172,038 and $183,674 at December 31, 2021 and 2020, respectively.
The decrease in interest expense in 2020 was primarily due to a decrease in interest rates owed on outstanding loan balance, as well as the impact of the paydown of our term loan balance in 2020. Outstanding loan balance, excluding loan origination fees, was $183,674 and $254,734 at December 31, 2020 and 2019, respectively.
Other expense

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Other expense	$—	$—	$1,146	$—	—%	$(1,146)	(100)%
The decrease in other expense in 2020 was primarily due to loss on disposal of an equity method investment in 2019.
Provision for (Benefit from) Income Taxes

	Year Ended December 31,			2021 vs 2020 Change		2020 vs 2019 Change
	2021	2020	2019	$	%	$	%
	(in thousands, except percentages)
Provision for income taxes	$965	$1,907	$702	$(942)	(49)%	$1,205	172%
Effective tax rate	3%	10%	3%
The income tax expense varied from the expense calculated using the federal statutory income tax rate for the years ended December 31, 2021 and 2020, primarily due to income (loss) from non-taxable
pass-through entities, deferred tax impact of foreign rate change, and foreign rate differential.

Liquidity and Capital Resources
As of December 31, 2021 and 2020, we had cash and cash equivalents of $47,896, and $29,013, respectively, which consists of amounts held as bank deposits.
To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised, 84%, 2% and 5%, respectively, of the Company’s revenue for the nine months ended September 30, 2021, 83%, 4% and 4%, respectively, of the Company’s revenue for 2021, 82%, 5%, and 4%, respectively, of the Company’s revenue for 2020, and 75%, 7% and 8%, respectively of the Company’s revenue for 2019.
The Company has (i) two paid search advertising contracts with Google, (ii) one paid search advertising contract with Verizon Media, and (iii) one paid search advertising contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021 and has a two-year
term through February 28, 2023. The other Google contract was renewed with an effective date of August 1, 2021 and has a two-year
term through July 31, 2023. The Yahoo! contract (which consolidated three separate and pre-existing
contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two-year
through November 30, 2022. All arrangements under the Microsoft contract expired on November 30, 2021 and the parties have agreed to a three-month extension through February 28, 2022, and then the contract automatically renews on a month to month basis as the parties finalize a renewal or long-term extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.
We evaluate whether any conditions or events have occurred, individually and in the aggregate, that could raise substantial doubt about our ability to continue as a going concern for the twelve month assessment period from the date of this filing. Our ability to continue as a going concern is dependent on our ability to generate sufficient cash flow from operations to meet our financial obligations including scheduled debt payments and maturities. Our term loan matures on August 22, 2022, at which time the balance is estimated to be approximately $148,000. Based on the Business Combination Agreement executed on January 27, 2022, the outstanding balance under the term loan was settled concurrent with the closing of the Business Combination. As a part of the Business Combination the Company entered into a new loan agreement on January 27, 2022 for a 5.5-year term loan with a principal of $400,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. Interest payments are due monthly at LIBOR plus 4.75% with a LIBOR floor of 0.50%. In addition, the Company also obtained a revolving line of credit of $50,000 on January 27, 2022. The new loan comes with a springing covenant, which goes into effect if the utilization on the Revolving Facility exceeds 35% at each quarter end after the effective date of the Business Combination, such that the first lien leverage ratio should not exceed 5.40. The Company has been able to and expect to continue to be able to make payments on the principal and interest on a timely basis.
The coronavirus pandemic has adversely affected the Company’s results of operations and the Company has experienced unpredictable reductions in demand for certain products and services. There is uncertainty around the duration and breadth of the
COVID-19
pandemic and, as a result, the ultimate impact on the Company’s business, financial condition, or operating results cannot be reasonably estimated with certainty at this time. To the extent that existing capital resources and sales growth are not sufficient to fund future activities, the Company may need to raise capital resources through additional equity or debt financings. Additional funds may not be available on terms favorable to the Company or at all. Failure to raise additional capital, if and when needed, could have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

Debt
The Company has secured financing from Cerberus Business Finance, LLC. As of December 31, 2021 and December 31, 2020, the Company had principal, excluding loan origination fees, of $172,038 and $183,674 outstanding under a term loan. Payments of $1,750 are due quarterly. In addition, upon delivery of the most recent annual audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In June 2021, the Company made a payment of $4,600 for 2020. The Company also had a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of December 31, 2021 under the revolving line of credit.
Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2021 and December 31, 2020.
As of December 31, 2021, future minimum principal payments on debt were $172,038, all of which were due in 2022.
As part of the Business Combination with Trebia and Protected, System1 Midco, LLC, entered into a new loan agreement on January 27, 2022 for a 5.5-year term loan with a principal of $400,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. Interest payments are due monthly at LIBOR plus 4.75% with a LIBOR floor of 0.50%. In addition, the Company also obtained a revolving line of credit of $50,000 on January 27, 2022.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2021	2020	2019
	($ in thousands)
Net cash provided by operating activities	60,705	46,547	32,712
Net cash provided by (used in) investing activities	(6,535)	68,166	(42,757)
Net cash provided by (used in) financing activities	(34,585)	(128,075)	26,147
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our clients and related payments to our suppliers for advertising inventory and data. We typically pay suppliers in advance of collections from our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.
In 2021, cash provided by operating activities of $60,705 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs, non-cash expenses of $22,632, and change in operating assets and liabilities of $5,077 primarily due to an increase in accounts payable of $20,756 due to increased user acquisition costs, and an increase in accrued expenses of $12,113 primarily related to the business combination. This was partially offset by a decrease in accounts receivable of $19,064 as a result of increased collections, an increase in prepaid assets of $4,968 due to an increase in vendor services to support the growth of the Company, and a decrease in long term liabilities of $3,842 primarily due to reclassification of the former CEO’s profit interest to short term liabilities.

In 2020, cash provided by operating activities of $46,547 resulted primarily from Owned and Operated advertising revenue, offset by user acquisition costs incurred to drive the growth and salaries, commissions and benefits costs, non-cash
expenses of $24,527, and change in operating assets and liabilities of $11,516 primarily due to decrease in accounts receivable of $6,833 as a result of increased collections, and increase in accounts payable of $4,234 due to increased user acquisition costs.
Investing Activities
Our primary investing activities consist of acquisitions and divestitures of businesses, such as the acquisition of Mapquest and Concourse in 2019 as well as costs capitalized for internally developed software.
In 2021, cash used in investing activities of $6,535 resulted primarily from capitalized expenditures related to internal-use
software development costs.
In 2020, cash provided by investing activities of $68,166 resulted primarily from the sale of the Company’s interest in Protected of $74,544, offset by capitalized expenditures related to internal-use
software development costs of $6,112.
Financing Activities
Our financing activities consisted primarily of borrowings and repayments of our debt, distributions to members related to tax obligations, acquisition related contingent consideration and or proceeds from the sale of assets.
In 2021, cash used in financing activities of $34,585 resulted primarily from repayments of debt of $11,636, payment of acquisition related contingent consideration of $5,000 related to the acquisition of Startpage, $1,715 related to the acquisition of Concourse, distributions to members of $14,579, and the issuance of a related party loan of $1,500.
In 2020, we used $128,075 of cash in financing activities, consisting of $78,285 of net debt repayments on our term loan and line of credit, $28,765 of distributions to members related to the sale of the Company’s interest in Protected, $17,780 tax distributions to members, and payment of $5,500 of contingent consideration related to our 2018 acquisition of Startpage.
Off-Balance
Sheet Arrangements
We do not have any relationships with entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance
sheet arrangements during the periods presented other than the indemnification agreements.
Contractual Obligations and Known Future Cash Requirements
Leases
The Company leases office facilities under noncancelable operating lease agreements. The Company leases such facilities in Venice and Marina del Rey, California; Bellevue, Washington; Guelph, Canada; and Atlanta, Georgia. Rent expense was $2,221, $2,262 and $1,825 for the years ended December 31, 2021, 2020 and 2019, which were included in the selling, general, and administrative expenses. The Venice office facilities were on two-year
renewable leases. The Bellevue lease is valid until May 2025. The Guelph, Canada, lease was valid until September 2021.
In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial term of the lease is in effect until November of 2025 with no renewal periods. The Venice office leases expired in October 2021 and were not renewed. The Guelph, Canada office space expired in September 2021 and is on a monthly renewal plan. As of December 31, 2021, the expected future operating lease obligations is as follows:

	Payments Due by Period
	Less than 1 Year	1 -3 Years	3 - 5 Years	More than 5 Years	Total
	( in thousands )
Operating lease obligations	$1,957	$3,900	$1,663	$—	$7,520
Service Agreements
On June 18, 2021 the Company entered into an agreement with a service provider whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021.
Executive Compensation
Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is subject to a participation threshold of $300,000 (which was subject to adjustment as set forth in the S1 Holdco operating agreement) and a four-year vesting term (which is accelerated if a qualifying change in control transaction occurs). The Company recorded a liability for this arrangement of $4,237 as of December 31, 2020.
In January 2021, the Company notified Ian Weingarten, its Chief Executive Officer since April 2019, of its decision to terminate his employment with the Company as of February 2021. In connection with such termination, the Company agreed to payment of separation pay benefits consistent with the terms of Mr. Weingarten’s Employment Agreement, including the payment of the liability accrued for the cash-settled profit interest of 5% of S1 Holdco, LLC, which was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated). In January 2022, in connection with the closing of the Business Combination, the vested portion of Mr. Weingarten’s Profits Interest was paid in full, and there are no further amounts due to Mr. Weingarten.
Contingencies
From time to time, System1 is subject to contingencies that arise in the ordinary course of business. System1 records an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. System1 does not currently believe the resolution of any such contingencies will have a material adverse effect upon System1’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.
Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.
Business combinations
The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over identifiable assets is recorded as goodwill. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair value based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.
Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.
The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.
The determination of fair values requires us to make significant estimates and assumptions. These estimates include, but are not limited to future expected cash flows from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2021, 2020, and 2019 there were no impairment charges recorded on goodwill. In 2021 and 2019, the Company performed qualitative goodwill impairment assessments and concluded that there were no qualitative impairment indicators. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020. The fair values exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020.

Share-based compensation
On January 1, 2019, the Company adopted ASU
2018-07,
Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. The adoption of ASU
2018-07
resulted in a change in the accounting for awards to nonemployees. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share- based compensation expense on a straight-line basis over the vesting period, which is generally four years. The assumptions used in the Black-Scholes model referred to above are based upon the following:

•
Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by the Company’s management with input from contemporaneous valuation reports prepared by a third-party valuation specialist.

•
Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post- vesting employee turnover rate. For non-employees,
the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•
Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

Recently Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 of the Audited Consolidated Financial Statements.
Quantitative and Qualitative Disclosure about Market Risk
We have operations within the U.S. and internationally, and we are exposed to market risks in the ordinary course of our business. These risks include primarily inflation, interest rate, credit risk, and foreign currency exchange risk.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.
Interest Rate Risk
We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding principal amounts, excluding loan origination fees, of $172,038 and $183,674 as of December 31, 2021 and December 31, 2020 a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $1,700 annually.
Credit Risk
Financial instruments that potentially subject System1 to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. System1 deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured and are derived from advertisers located within the United States. Credit risk is concentrated in two customers, who accounted for 82% and 80% of the accounts receivable balance as of December 31, 2021 and December 31, 2020. System1 has historically experienced insignificant credit losses. System1 maintains allowances for estimated credit losses based on management’s assessment of the likelihood of collection.
Foreign Currency Exchange Rate Risk
The functional currency of the company’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the consolidated balance sheet date. Operating accounts are translated at an average rate of exchange for the respective accounting periods. Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive income (loss). Transaction gains and losses reflected in the functional currencies are charged to income or expense at the time of the transaction.

PROTECTED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this section to “
Protected
,” “
we
,” “
us
,” “
our
” and other similar terms refer to Protected.net Group Limited and its subsidiaries prior to the Business Combination.
The following discussion and analysis of the financial condition and results of operations of Protected should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements, and related notes included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.
Company Overview
Protected provides a comprehensive antivirus product solution to its customers that provides robust and resilient protection against online threats. The product consists of a core Antivirus software, with the ability to add additional products and services, to build up a security package based on a customer’s needs. These products include unlimited devices, VPN, Adblock, ID Protect and are managed to ensure they provide a value added service to the customer base. This software is sold in either a monthly or annual subscription predominantly through the flagship brand TotalAV.
Protected.net Group Limited was formed as a limited liability company in England and Wales on 4th May 2016, under the company number 10161957.
Protected sells its software all over the world, with the vast majority of these sales being made in the United States, the United Kingdom, Germany, France, Australia, Canada, Italy and Spain. Operations outside of the United Kingdom are subject to inherent risks due to operating in different legal systems and economic environments. Among the risks are; changes and differences in tax laws, income repatriation and exposure to currency fluctuations. Protected does not currently engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates, however this is something that it may consider in the future as the business grows.
COVID-19
The worldwide spread of
COVID-19
has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services. However, Protected is fortunate to have suffered minimal adverse effects as a result of the
COVID-19
pandemic. Throughout 2020, Protected was able to increase its customer base, which is partly attributable to more people working from home and using their devices. While its offices were required to close, Protected was able to provide its staff with the required tools to work effectively from home. In 2021, the business was able to see the renewal revenue for this cohort of customers start to come through, with these sales sharing similar renewal patterns to the remaining customer base. The extent to which ongoing and future developments related to the global impact of the
COVID-19
pandemic and related vaccination measures designed to curb its spread continue to impact the Protected business, financial condition and results of operations, cannot be predicted with certainty. Many of these ongoing and future developments are beyond the control of Protected, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.
Components of Our Results of Operations
Revenue
The following is a description of Protected’s products and services from which it generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:
Delivery of Antivirus Software
Protected is a leading distributor of computer protection software. Its primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on up to three separate devices.
Delivery of additional
add-on
service(s)
In addition to TotalAV Antivirus Pro, customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.
Protected recognizes the sale of software over the length of the subscription (annually or monthly). It has two performance obligations (i.e., the delivery of antivirus software and the delivery of additional add-on
service(s)). Each product has its own pricing, which is then acknowledged and deferred out over the period of that subscription. Accordingly, we recognize deferred revenue that changes significantly from period to period.
For a description of our revenue recognition policies see “
Note 2—Summary of Significant Accounting Policies—Revenue
” of Protected’s consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus.
Cost of Revenues
Cost of revenues includes marketing costs, data centre, royalties, support, risk prevention and merchant fees as well as salary costs for our customer facing workforce. The most significant cost within cost of revenue is marketing expense, which is intrinsically linked to sales. Such costs are expensed as incurred. Marketing costs relate to the costs paid to third party affiliates and advertisers to promote its brands and products. These costs are the largest category of expenses that Protected incurs.
Protected expects its cost of revenue to increase in absolute dollars in future periods as its customer base continues to grow. Growth in our customer base means that Protected will incur greater marketing costs, merchant processing costs and increased support costs in addition to increased headcount and staff costs, Protected does anticipate that these costs will fluctuate materially as a percentage of revenue.
Other Operating Income
Protected classifies its other operating income into the following categories:
Gain on sale of intangible assets are exclusively made up from the proceeds of selling the customer base of Network Protect Limited (a 100% owned subsidiary) in 2020.
Foreign currency, gains and losses which are Accounted for at period end, or when an invoice is paid or received.

Other operating income is made up of income generated from recharging expenses incurred by Protected to the relevant parties, compensation received from one of our merchant processors and fund received from the UK government in relation to the Coronavirus Job Retention Scheme.
Operating Expenses
Protected classifies its operating expenses into the following categories:
General, and administrative costs primarily include:
Salaries and benefits relating to its
non-customer
facing workforce. This breakdown also includes the national insurance and employee benefit costs for these staff.
Other related costs which include, software costs incurred to service its customers, travel and entertaining costs as well as professional and legal fees, costs related to the merger and the VAT provisions currently held.
Related party rent expense includes rent paid in regards to the license to occupy held at our company offices.
Non-Operating
Income (Expense)
Non-operating
income (expense) primarily includes the following:
Related party interest expense is mainly related to a loan received from System1 in 2020, which carried a 10% interest rate. This loan was repaid in full in 2020. Interest expense is accrued on the loan agreement with Silicon Valley Bank for a combined $15 million facility, which accrues interest between 3.5% and 7.5% dependent on financial performance.
Related party interest income relates to income received through a loan agreement held with System1 SS Protect Holdings Inc. which carried an interest rate at 3.5% from March 31, 2021, prior to this the rate was 5%.
Income Tax Benefit
The provision for (benefit from) income taxes consist primarily of UK corporation tax.
Protected recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Protected accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Protected recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Protected recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Results of Operations
The following tables set forth Protected’s consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented.

	Year ended December 31,
($ in thousands)	2021	2020
Revenue	$144,541	$90,908
Cost of revenues	98,946	97,980

Gross income/(loss)	45,595	(7,072)
Other Operating Income:
Gain on sale of intangible assets	—	1,580
Other operating income/(expense)	(997)	(86)

Total other operating income/(expense)	(997)	1,493
Operating Expenses:
General and administrative expense	15,912	6,711
Related party rent expense	665	536

Total Operating Expenses	16,577	7,247
Operating income/(loss)	28,020	(12,826)
Non-operating income (expense)
Related party interest expense	—	(406)
Related party interest income	941	2
Interest expense	(583)	(29)

Total non-operating income (expense)	358	(433)

Income/(loss) from continuing operations before income taxes	28,378	(13,258)
Income tax benefit	15,173	—

Net income/(loss)	$43,551	$(13,258)

	Year ended December 31,
(as a percentage of revenue)	2021	2020
Revenue	100%	100%
Cost of revenues	68	108
Gross income/(loss)	32	(8)
Other Operating Income:
Gain on sale of intangible assets	—	2

Other operating income/(expense)	(1)	—
Total other operating income/(expense)	(1)	2
Operating Expenses:
General & administrative expenses	11	7
Related party rent expenses	—	1

Total Operating Expenses	11	8
Operating loss	19	(14)
Non-operating income (expense)
Related party interest expense	—	—
Related party interest income	1
Interest expense	—	—
Other income (expense)	1	—

Total non-operating income/(expense)	—	—
Income/(loss) from continuing operations before income taxes	20	(15)
Income tax benefit	10	—

Net income (loss)	30	(15)

Comparison of the Years Ended December 31, 2021 and 2020
Revenue

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Revenue	$144,541	$90,908	$53,633	59%
The increase in revenues in 2021 over 2020 largely relate to the compounding effect of subscription renewals on our ever-increasing customer base. Subscription renewal revenue contributed 91.99% of the revenue increase in the period with the remaining 8.01% attributable to new revenue, chargeback disputes & refunds in the period. In 2021, Protected onboarded 1,402 new paying customers and ended the period with 2,208 paying customers, compared to 1,338 and 1,905, respectively, over prior year. The larger customer base results in higher renewals for the business which in turn leads to increased revenue. From a dollar increase, subscription renewals before chargbacks and refunds increased by $53,978 up to $132,959.
Cost of Revenues

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Cost of Revenues	$98,946	$97,980	$966	1%
Percent of revenue	68%	108%

The change in the cost of revenues is attributed to an increase in merchant fee costs of $2,566 and support costs of $546. Protected has increased activity with its two primary merchant processors in 2021, this resulted in higher overall fees but the increase is due to a greater number of transaction volumes. These merchants offer better returns and success rates of payment processing. In line with the continuous growth of our customer base, support headcount and outsourced costs have also increased to ensure that customers continue to receive the same high level of service and to ensure internal SLA’s are met. Advertising spend has remained relatively consistent with 2020 (a small decrease of $821). Protected advertising spend, excluding advertising spend for subscribers for terminated product lines, for 2021 was $76,449 to acquire 1,397 new subscribers, and in 2020, Protected advertising spend, excluding advertising spend for subscribers for terminated product lines, was $76,664 to acquire 1,338 new subscribers. Cost of revenues as a percentage of revenue decreased compared to the prior year because of a mix shift in revenue towards renewal revenue versus new customer revenue, as described above, and cost of revenue is primarily driven by advertising spend to acquire new customers. Excluding advertising spend on non- terminated product lines, cost of revenues as a percent of revenue was 16% in 2021 as compared to 23% in 2020. Cost of revenues excluding advertising spend as a percentage of revenue decreased due to a mix shift in revenue towards renewal revenue versus new customer revenue, as described above, as renewing subscribers typically pay a higher price for the product.
Gain on Sale of Intangible Assets

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Gain on Sale of Intangible Assets	$—	$1,580	$(1,580)	100%
Percent of revenue	0%	2%
The decrease in gain on sale of intangible assets was due to the sale of the Network Protect customer base in August 2020 for $1,600.
General and Administrative Expenses

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
General and administrative expenses	$15,912	$6,711	$9,201	137%
Percent of revenue	11%	7%
The increase in general and administrative expenses is primarily due to the increase of $4,538 in indirect salary costs as a result of increased headcount as well as two directors commencing salary withdrawals from the business and the relevant National Insurance contributions from these. There was also an increase in the VAT provision held in the period of $1,492. This also includes merger related expenses incurred by the business ($1,163). Consultancy costs increased by $532 which included the costs of preparing our financials to US GAAP. In addition to this, accountancy costs increased by $97 in the period.
Related Party Rent Expenses

	Year ended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Related party Rent expenses	$665	$536	$129	24%
Percent of revenue	0%	1%

Related party rent expense increased by $129 due to an increase in the license to occupy held with the related party.
Other Operating (Expense)/Income

	Year ended December 2021		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Other operating income/(expenses)	$(997)	$(86)	$(911)	(1060)%
Percent of revenue	(1)%	—%
The increase in other operating expense was primarily due to increased foreign exchange costs of $1,341 in 2021 compared with $135 in 2020. As the business collects revenue from its customers in AUD, CAD, EUR, GBP and USD, the company holds cash balances in a variety of accounts that are subject to changes in foreign exchange rates. The business is considering the use of financial instruments as a way of minimising this risk. The remaining difference is a result of the business receiving compensation from one of its merchant processors due to an issue in their reporting ($220).
Non-Operating
Income/(Expense)

	Yearended December 31,		2021 vs 2020 Change
($ in thousands, except percentages)	2021	2020	$	%
Non-Operating Income/(Expense)	$358	($433)	$790	182%
The business had increased interest costs in 2021 of $583 as a result of the Silicon Valley Bank loan taken out in 2020 and 2021. The business utilised this to loan funds to its parent company System1 SS Protect Holdings Inc. The loan attracted interest income of $941 in 2021.
Liquidity and Capital Resources
As of December 31, 2021, Protected had cash and cash equivalents of $35.1 million, which consists of amounts held with current banks and cash held in our merchant accounts.
Historically, Protected’s available liquidity and operations have been financed through the issuance of ordinary and preferred equity securities. Protected has incurred substantial and negative cash flows from operations in every fiscal period up to December 2020. In 2021, with the effect of its renewing customer base became cash generative. In 2021, we achieved net income of $43.6 million and generated $43.9 million in cash from operations and had an accumulated deficit of $45.7 million as of December 31, 2021. In addition, Protected has extended one of its major business relationships with the provider of its antivirus licenses through 2025. Protected was also able to secure a loan facility in December 2020, described below under “Debt”.
Protected believes that its operating results and cash balance will be sufficient to fund its operations for the next 12 months from the date of issuance of these financial statements. Future capital requirements will depend on many factors, including Protected’s rate of revenue growth and the level of expenditures of Protected. During the years ended December 31, 2021 and 2020, our estimates and assumptions required increased judgment and carried a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. As of the date of issuance of the consolidated financial statements, Protected is not aware of any specific event or circumstance that would require an update to its estimates, judgments or adjust the carrying value of its assets or liabilities. These estimates used in the preparation of Protected’s financial statements may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to Protected’s consolidated financial statements.
Debt
On December 17, 2020, Protected entered into a new Facilities Agreement with Silicon Valley Bank that provides for a facility of up to $10.0 million (“
Facility A
”), and an additional facility (“
Facility B
”) up to $5.0 million, not to be used until Facility A is fully used. Protected was charged an arrangement fee of $150 thousand in respect to Facility A and $75 thousand in respect to Facility B. The arrangement fee was paid on December 17, 2020 relating to Facility A. The Facilities Agreement contains financial covenants, requiring a leverage ratio of between
2.50-3.00:1,
and minimum liquidity amounts between $3.0 million and $5.0 million during the period ending on the termination date of December 17, 2023. Facility A and Facility B both carry an interest rate of between 3.5% and 7.5% dependent on Protected’s financial performance. Repayments are at 3.75% of principal for the first two years and 17.5% during the final year.
The total loan balance was $13.5 million and $10 million as of December 31, 2021 and December 31, 2020, respectively. Deferred financing fees related to this loan totaled $141,052 and $148,194 as of December 31, 2021 and December 31, 2020, respectively. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the year ended December 31, 2021 was $82,143.
Cash Flows
The following table summarizes Protected’s cash flows for the periods presented:

	Year ended December 31,
($ in thousands)	2021	2020
Net cash provided by/(used in) operating activities	$43,887	$(84)
Net cash provided used in investing activities	(22,319)	(8,773)
Net cash provided by financing activities	2,976	9,850
Operating Activities
Protected’s operating cash flows are predominantly impacted by three primary factors; new customer revenue, subscription renewal revenue and marketing costs.
As part of Protected’s model, marketing costs and customer acquisition cost (“
CAC
”) exceed new customer revenue and average order value (“
AOV
”), which, on average, results in a loss to acquire each new customer. Importantly, Protected incurs no direct marketing costs for subscription renewals, and due to the renewal being charged at full price, the AOV is higher than that of the initial subscription. The effect of no marketing expenditures on subscription renewals, greater AOV, and strong retention rates results in Year on Year (YoY) growth in operating cash flows from the primary drivers and positive Return on Investment (ROI) on the customer base.
Subscription renewals also lead to increases in deferred revenue year on year, which is referred to in Protected’s non-GAAP
measures. The change in cash position during 2021 is reflected in the increase in deferred revenue each year, as revenue is recognised over the term of the customer’s subscription period, whereas marketing costs are recognised at the time of sale.

Aside from the three primary underlying drivers mentioned above, staff costs (salaries, bonuses and benefits) are the only other item that impacts operating cash flows in any material way. However, they do not grow linearly with revenue resulting in further increased operating cash flows over time.
In 2021, cash provided by operating activities of $43,887 resulted primarily from customer billings of $154,541 offset by advertising costs ($52,261) and payroll expenses ($7,350), and an increase in deferred revenue of $9,999 driven by a mix shift in revenue to renewing subscribers who typically pay a higher price for the product, as described above. For further information on the increases in billings, advertising and payroll expense, please refer to the Results of Operations section above. During this period, the business has utilized its cash generated to help reduce its account payables by $3,118. The business also carries an increased VAT liability of $5,037 which is linked to the increase in revenue in the period.
In 2020, cash used in operating activities of $84 resulted primarily from customer billings of $107,871 offset by advertising costs ($80,113) and payroll expenses ($3,411), and an increase in deferred revenue of $18,084 driven by a mix shift in revenue to renewing subscribers who typically pay a higher price for the product, as described above. For further information on the increases in billings, advertising and payroll expense, please refer to the Results of Operations section above. In 2020, the Company also settled its VAT obligations to EU member countries which was outstanding at the end of 2019, leading to a $1,801 decrease in the VAT tax liability accrual for the period.
Investing Activities
Protected’s primary investing activities consist of the disposal of the customer base of Network Protect in August 2020, funds advanced to System1 SS Protect Holdings, Inc., and the purchase of fixed assets.
In 2021, cash used by investing activities of $22.3 million was primarily due to the funds advanced to System1 SS Protect Holdings.
In 2020, cash used by investing activities of $8.8 million was primarily due to the funds advanced to System1 SS Protect Holdings.
Financing Activities
Protected’s financing activities consisted primarily of borrowings and repayments of our debt, as well as the payment of deferred financing costs.
In 2021, cash provided by financing activities of $3.0 million was due to the drawdown of funds from Silicon Valley Bank less any repayments in addition to the financing costs paid in relation to this loan. In 2020, cash provided by financing activities of $9.9 million was primarily due to the drawdown of funds from Silicon Valley Bank.
Contractual Obligations and Known Future Cash Requirements
Contingencies
From time to time, Protected is subject to contingencies that arise in the ordinary course of business. Protected does not currently believe the resolution of any such contingencies will have a material adverse effect upon Protected’s consolidated balance sheets, statements of comprehensive loss, or statements of cash flows.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the most significant estimates in our consolidated financial statements relate to business combinations, goodwill, the estimate of variable consideration for revenue recognition, including the refund liability, impairment of long-lived assets, deferred taxes and the VAT liability as these have the greatest potential impact on the consolidated financial statements. These are described below.
Business Combinations
We account for our business combinations under the provisions of ASC Topic 805,
Business
Combinations
(“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling
interests, are recorded at the date of acquisition at their respective fair values. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. The estimated fair value of the net assets acquired determined using the income approach to valuation is based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, such as trade names, is determined using the cost to recreate method or a relief from royalty method depending on the asset acquired.
The most significant assumptions under the cost to recreate method is to value acquired intangible assets including the cost and time to build the acquired technology as well as the developers’ profit and rate of return. Management develops these assumptions based on historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.
If the business combination provides for contingent consideration, we record the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as a measurement-period adjustment. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured
and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.
Goodwill
Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques. Goodwill represents a residual value as of the acquisition date, which in most cases results in measuring goodwill as an excess of the purchase consideration transferred plus the fair value of any non-controlling
interest in the acquired company over the fair value of net assets acquired, including contingent consideration. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if a triggering event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.
Management makes judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.
The goodwill recorded in the consolidated balance sheet as of December 31, 2021 was $283,809. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill or other intangible assets.
There was no impairment of goodwill or purchased intangible assets in the year ended December 31, 2021.
Revenue Recognition
We recognize revenues from sales transactions which contain sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers, and are considered when estimating the transaction price for a sale. We use the expected value method to determine the amount of refunds using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totalled $536,753 and $511,779 as of December 31, 2021 and December 31, 2020, respectively.
Impairment of long-lived assets
We periodically evaluate long-lived assets held for use, which include property, plant and equipment, and intangible assets whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows. Such assets are reviewed for impairment using factors including, but not limited to, our future operating plans and projected cash flows.
The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to that asset or group of assets, compared to the carrying value of the assets. We recognize impairment if the sum of the undiscounted future cash flows does not exceed the carrying value of the assets. For impaired assets, we recognize a loss equal to the difference between the net book value of the asset and its estimated fair value. Fair value is based on discounted future cash flows of the asset using a discount rate commensurate with the risk. In addition, at the time a decision is made to sell or discontinue use of an asset or group of assets, we record an impairment charge, if appropriate, or accelerate depreciation over the revised useful life of the asset. As of December 31, 2021, June 30, 2021, December 31, 2020 and 2019, management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.
Deferred Tax
Management exercises significant judgement in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available positive and negative evidence bearing upon its ability to realize the deferred tax assets, including past operating results, estimates of future taxable income, reversal patterns of taxable and deductible temporary differences and the feasibility of tax planning strategies. In the event we change our determination as to the amount of its deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

Our provision for income taxes is subject to volatility and could be adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by tax effects of non- deductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations.
VAT Liability
We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as
e-commerce
and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices, together with advice received from professional advisors and management believe that accruals for tax liabilities are adequate. We have recorded a provision for Worldwide VAT and US sales tax of $9,140,811 and $6,366,454 as of December 31, 2021 and December 31, 2020, respectively. The liability represents management’s best estimate of amounts due for sales tax and VAT due for sales that have occurred over the applicable periods subject to such indirect taxes. We have not been registered for sales tax in states where the Group had created a Nexus, or VAT in certain countries. We have started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction. At the date of this statement the business has registered in (and began to settle) its historic VAT obligations in: Australia, New Zealand, Norway and Switzerland.
Recently Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 2 to Protected’s consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosure about Market Risk
We have operations within the U.S. and internationally, and are exposed to market risks in the ordinary course of our business. These risks include primarily foreign currency exchange risk, inflation, interest rate risk and credit risk.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. However, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset higher costs through price increases and our inability or failure to do so could potentially harm our business, financial condition, and results of operations.
Interest Rate Risk
We are exposed to market risk from changes in interest rates on our term loan, which accrues interest at a variable interest rate of
3.5%-7.5%,
payable on a quarterly basis. We have not used any derivative financial instruments to manage our interest rate risk exposure. As of December 31, 2021 and December 31, 2020, the total loan balance was $13,500,000 and $10,000,000. A hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in the interest expense of approximately $135,000 annually.
Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Periodically, we maintain cash deposits in financial institutions in excess of government insured limits. Management believes that we are not exposed to significant credit risk as the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality and Protected has not experienced any losses in these deposits.

Foreign Currency Exchange Rate Risk
Our and our subsidiary’s functional and reporting currency is the United States dollars (“USD”). Financial instruments and non-monetary
assets denominated in currencies other than USD are remeasured at year end with operating income or loss recorded in the condensed consolidated statement of operations and comprehensive income (loss).

TREBIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this section to “
Trebia
,” “
we
,”
“
us
,” “
our
,
”
”
Company
”
and other similar terms refer to
Trebia Acquisition Corp.
an
d its subsidiaries prior to the
Business Combination.
The following disc
ussion and analysis of Trebia’s
financial condition and results of operations should be read in conjunction with its
audited financial statements and the notes related thereto which are included elsewhere in this prospectus and in
Trebia’s
Annual Report on Form 10-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under
“
Special Note Regarding Forward-Looking Statements,
”
“
Item 1A. Risk Factors
”
and elsewhere in
our
Annual Report on Form 10-K for fiscal year ending December 31, 2021 separately filed by the Company.
Overview
As of December 31, 2021, we were a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business.
On June 16, 2020, we consummated an initial public offering (the “Initial Public Offering”) of 51,750,000 units (consisting of one share of Class A common stock, $0.0001 par value, and one warrant to purchase one share of Class A common stock, collectively, a “Unit”), including 6,750,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $517,500,000, and incurring offering costs of $29,241,089 inclusive of $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees, and $778,589 of other costs.
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (the “Private Placement”) of 8,233,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Trebia, LP, an affiliate of Trasimene Capital Management, LLC, and BGPT Trebia LP, an affiliate of Bridgeport Partners LLC (collectively the “Sponsors”), generating gross proceeds of $12,350,000.
At December 31, 2021 and December 31, 2020, cash of $53,147 and $843,643, respectively, was held outside of the Trust Account (as defined below) and was available for working capital purposes. Following the closing of the Initial Public Offering on June 19, 2020, an amount of $517,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds applied generally toward completing a Business Combination.
On June 28, 2021, we entered into a business combination agreement by and among Trebia, S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected and the other parties thereto. On January 27, 2022, the Company consummated the Business Combination.

Results of Operations
We neither engaged in any operations nor generated any operating revenues prior to the Business Combination. Our only activities from inception through December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We incurred expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination. Additionally, we recognized non-cash gains and losses with other income (expense) related to changes in recurring fair value measurement of our warrant and FPA liabilities at each reporting period.
For the year ended December 31, 2021, we had net income of $21,026,763, consisting of $23,699,501 of gain on change in fair value of warrant liability, $7,494,372 of gain on change in fair value of FPA liability and $3,160,168 of gain on termination of the FPA offset by formation and operating costs of $13,327,278.
For the period from February 11, 2020 (inception) through December 31, 2020, we had a net loss of $29,914,748, which consisted of formation and operating costs of $806,028, transaction costs allocated to warrant and FPA liabilities of $1,381,051, loss on change in fair value of warrant liability of $17,328,667, and loss on change in fair value of FPA liability of 10,399,002.
Liquidity and Capital Resources
Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of common stock by the Sponsors and loans from our Sponsors.
On June 19, 2020, we consummated the Initial Public Offering of 51,750,000 Units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 6,750,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $517,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 8,233,334 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant generating gross proceeds of $12,350,000.
Following the Initial Public Offering, the exercise of the over-allotment option in full and the sale of the Private Placement Warrants, a total of $517,500,000 was placed in the Trust Account, and we had $1,994,558 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. We incurred $29,241,089 in transaction costs, including $10,350,000 of underwriting fees, $18,112,500 of deferred underwriting fees and $778,589 of other costs.
For the year ended December 31, 2021, cash used in operating activities was $1,240,496. Net income of $21,026,763 was affected by the change in the fair value of warrants of $23,699,501, change in the value of FPA liability of $7,494,372 and gain on termination of the FPA of $3,160,168. Changes in operating assets and liabilities which provided $12,086,782 of cash from operating activities.
For the period from February 11, 2020 (inception) through ended December 31, 2020, cash used in operating activities was $402,768. Net loss of $29,914,748 was affected by the transaction costs allocated to warrant and FPA liabilities of $1,381,051, change in fair value of warrant liability of $17,328,667, and change in fair value of FPA liability of 10,399,002. Changes in operating assets and liabilities, which provided $403,260 of cash.
As of December 31, 2021, we had cash held in the Trust Account of $517,500,000. We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable and deferred underwriting commissions, to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $53,147 held outside the Trust Account. We used the funds held outside the Trust Account towards completing our Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsors or an affiliate of our Sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Upon completion of a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants. No such loans were made as of December 31, 2021 and 2020, or as of the close of the Business Combination.
On July 13, 2021, Trasimene Trebia, LP (the “Trasimene Sponsor”) and BGPT Trebia, LP (the “BGPT Sponsor” and, together with the Trasimene Sponsor, the “Sponsors”) made available to the Company a loan of up to $500,000 pursuant to two promissory notes issued to the Company from the BGPT Sponsor in the amount of $212,500 and to Trasimene Sponsor $287,500. We are entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The notes are unsecured, non-interest bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, we drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note. As of December 31, 2021, the outstanding balance under the promissory notes was $450,000. This amount was repaid upon closing of our Business Combination.
In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak, related advisories and restrictions, and the availability of a vaccine. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, our ability to complete our initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, and the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate our initial Business Combination in a timely manner.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations
As of December 31, 2021, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay BGPT Trebia LP up to $10,000 per month for office space and administrative support services, provided to the Company. We began incurring these fees on June 16, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation. This agreement was terminated upon the consummation of our Business Combination.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $18,112,500 in the aggregate. The deferred fee became payable to the underwriters from the amounts held in the Trust Account upon the consummation of the Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
On June 5, 2020, the Company entered into a forward purchase agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital Management, LLC but is not an affiliate of the Company or the Sponsors, pursuant to which Cannae Holdings agreed to purchase Class A ordinary shares in an aggregate share amount equal to 7,500,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 per Class A ordinary share, in a private placement to occur concurrently with the closing of the Business Combination. The warrants to be issued as part of the forward purchase agreement were identical to the warrants sold as part of the units in the Company’s initial public offering. In connection with the forward purchase securities sold to Cannae Holdings, the Sponsors received (by way of an adjustment to their existing Class B ordinary shares) an aggregate number of additional Class B ordinary shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination. The obligations under the forward purchase agreement did not depend on whether any Class A ordinary shares are redeemed by the public shareholders.
In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into FPA Termination Agreement to terminate the June 5, 2020 Forward Purchase Agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant and FPA Liabilities
The Company accounts for the Warrants and FPA as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheets date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.
We account for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The fair value of the Private Placement Warrants is estimated using the value of the Public Warrants’ quoted market price. The fair value of the FPAs was estimated using a probability-weighted discounted cash flow approach.
Class A Ordinary Shares Subject to Redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.
Net Income (loss) Per Ordinary Share
Net loss per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion of interest associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this “
Business
” section to the “
Company
,” “
we
,” “
us
,” “
our
” and other similar terms refer to System1, Inc. and its consolidated subsidiaries after giving effect to the Business Combination
.
Our Business
System1 operates an omnichannel customer acquisition platform, delivering high-intent customers to our advertisers and to our own subscription products. Our proprietary responsive acquisition marketing platform, or RAMP, has 3 primary components. First, RAMP utilizes machine learning to identify and direct marketing campaigns to potential customers across major advertising networks. Second, once these potential intent-driven customers respond to or interact with our marketing efforts, RAMP directs them to our network of over 40 owned and operated websites which is focused on further qualifying customer purchase intent and providing us with first party intent data. For the three months ended December 31, 2021, our websites, which include leading search engines like info.com and Startpage.com, and digital media sites and utilities such as HowStuffWorks, MapQuest and WalletGenius, received an average of 185 million visits per month in the aggregate. Third, after potential customers reach our websites and we further qualify their purchase or consumer intent, RAMP enables us to monetize these customers by delivering advertisements either provided by our advertisers or advertising networks or for our own proprietary subscription products.
RAMP
. Our RAMP technology platform is the key to our business success, and expanding and scaling its capabilities has been the focus of our software development, engineering efforts and acquisitions since our inception. Operating across a wide variety of major advertising networks, RAMP identifies potential customers, qualifies their purchase intent and then monetizes these customers through our relationships with advertisers and advertising networks. RAMP also allows advertising platforms and publishers, which we refer to as our network partners, to direct user traffic to our websites or our advertising solutions, which we then monetize on their behalf for a share of revenue generated. RAMP powers our network of owned and operated websites and will, following the Business Combination, power our subscription products.
Through RAMP, we process over 15 million advertising campaign optimizations and ingest 5 billion rows of data across over 50 advertising verticals on a daily basis. RAMP enables us to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data regarding monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals in order to yield optimized returns.
Our advertising channels
. RAMP operates across a variety of advertising channels. The advertising networks we work with range from the largest established networks like Google and Facebook to newer but growing networks like Taboola, Snap and Outbrain. We regularly evaluate add new advertising networks as they achieve scale.
We monetize customers across a range of over 50 major advertising verticals including health, subscription, finance, insurance, business and technology, travel, auto, and other direct-to-consumer
businesses. We believe our ability to efficiently acquire customers across a wide range of advertising verticals is a key differentiator of our business. In the increasingly complex and fast-evolving marketplace of digital marketing, changing consumer demand is dictated by temporal and cyclical factors and personal preferences. Our ability to shift RAMP’s focus to match customer demand insulates our business from shifts in the economic cycle or changes in customer demand. Our advertisers and advertising networks comprise over 100 companies and include top brands and large global advertising networks such as Google, Microsoft and Yahoo!.

In connection with the Business Combination, we combined with Protected, a company that markets and distributes a downloadable subscription consumer security and privacy software called TotalAV. Launched in 2016, Protected UK had 2.1 million paying subscribers as of December 31, 2021, and the business has grown to revenue of $144.6 million in 2021. In late 2018, we acquired a majority interest in Protected UK, and subsequently sold this interest to a group of investors led by System1 and Protected’s existing management in the fourth quarter of 2020. Protected’s downloadable software provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The need for Protected’s products is more critical than ever in today’s increasingly digital world, where people’s information is increasingly vulnerable to digital attacks. This is more evident and necessary as people continue to transition to remote work from home environments, conduct virtual meetings and actively engage in online gaming, streaming, shopping, telemedicine and other daily online transactions. Protected stands between today’s cyber-criminals and its global subscriber bases’ digital profiles, helping secure their personal and financial information and critical technology, including devices, identities and online privacy. We believe that Protected’s software will seamlessly integrate with our platform, and we expect it to be the first of several online subscription products/services where customer acquisition is powered by RAMP.
Our Industry
Today, advertisers seeking to reach their target consumers are confronted by significant operational and systemic challenges. Legacy mediums, including print, television and radio, represent a smaller and shrinking portion of media consumption than they have historically, as digital media formats, in particular those best served by mobile devices, have proliferated. Spending on digital advertising has grown rapidly, reaching an estimated $152 billion in the United States in 2020, and projected to grow to $278 billion in 2024. Additionally, spending on digital advertising accounted for approximately 63% of total advertising spend in 2020, a percentage that is expected to grow to almost 75% in 2024, continuing a trend of supplanting traditional advertising models to support advertisers’ customer acquisition efforts.
Digital marketing has become an increasingly complex ecosystem due to several trends. These trends include the rapid diversification of digital platforms, ever-evolving and more sophisticated advertising networks and ad exchange platforms, increasing audience fragmentation, rapidly changing technology infrastructure and a greater regulatory and audience focus on consumer and data privacy. As a result, advertisers continue to struggle to efficiently find high quality audiences that drive strong and consistent return on advertising spend. Since consumer demand is cyclical, constantly evolving and difficult to identify, marketing strategies are often tied to particular channels or verticals, which in turn makes identifying intent-driven consumer demand at the appropriate decision point a challenge for advertisers. We believe we are well positioned to address these challenges and match consumer demand with the appropriate advertiser, regardless of seasonality or economic cycle.
Some of the key industry trends are as follows:
Advertisers Have Significantly Shifted Their Budgets from Traditional Media to a Diverse Array of Digital Channels
. Media content and advertising is increasingly becoming digital due to rapid advances in technology, increasing distribution channels and changes in consumer behavior. This shift has facilitated an unprecedented array of options for advertisers to better target and measure their advertising campaigns across nearly every media channel and device-type. This seismic shift in and across digital advertising has placed a significant premium on advertising decisions that are based on actual consumer behavior and temporal data. We believe that the digital advertising market will continue to grow and evolve rapidly, and that advertisers will shift more of their advertising spend to these digital media channels.
Better Execution Against Highly Fragmented Audiences
. As digital media channels grow and consumption patterns change, highly fragmented audiences make it challenging to consistently reach a large relevant audience. Individual media consumption is becoming more individualized and fragmented, as the audience spends more time on an increasing number of personal devices while deciding what media to consume and search for rather than having those choices made for them in a large consistent platform. Both trends contribute to the ever-increasing demand from advertisers for programmatic advertising platforms that integrate options to buy advertising and provide data on how to optimize the financial returns of an ad campaign.
Top Digital Advertisers Are Transitioning Budgets To Performance-Based Models Where Data And Analytics Drive Decision Making
. In the first half of 2019, at least 60% of online advertising spend was purchased using performance-based revenue models. The shift to digital performance-based advertising models can be explained by mounting pressure on advertisers to demonstrate tangible results against their advertising efforts, and the corresponding shift of advertising budgets to distribution channels that facilitate the ability to better monitor results. We have designed RAMP to specifically address this constantly evolving landscape. Through our network of owned and operated websites, we have access to valuable first party intent data, which our platform combines with real-time feedback on the intent-driven consumer’s reaction to ads, thereby increasing the value of user traffic sent to advertisers and the publishers on which they are displayed.
Automation of Ad Buying
. The growing complexity and increasing speed of digital marketing and advertising decisions has increased the need for automation. Technology that enables fast, accurate and cost-effective decision-making through computer algorithms that use extensive (and iterative) data sets has become critical for the success of digital advertising campaigns. By using programmatic inventory buying tools, advertisers are able to automate their campaigns, thereby providing them with better price discovery on an impression-by-impression
basis. As a result, advertisers are able to efficiently bid on and purchase the advertising inventory they value the most, pay less for the inventory they do not value as much, and abstain from buying advertising inventory that does not fit their campaign parameters or reach their target audience.
Regulatory and Audience Focus on Consumer
 & Data Privacy
. Both digital audiences and consumer focused regulatory bodies and agencies are becoming increasingly focused on consumer and data privacy, including the collection and sharing of their personal data, which places a premium on high-quality consumer intent data. Governing bodies throughout the United States (including State and local governments), the European Union and other jurisdictions continue to respond to these growing consumer concerns by proposing and enacting new laws and regulations that are reshaping industry standards regarding consumer privacy, data protection, and information security. As advertisers and publishers seek to remain compliant with this evolving regulatory landscape, while avoiding the reputational and financial costs of potential investigations or fines, financial penalties or private actions, first party intent data (i.e. consumer intent data properly collected and used directly by the party offering the service or media content) becomes increasingly more valuable. Our owned and operated search engines provide a continuous stream of anonymized and aggregated proprietary first party search intent data that is leveraged directly by RAMP, with transparency as to how such data was collected, processed, and is used.
Our Opportunity
Traditional advertising agencies are focused on creative services and allocating large advertising budgets across media platforms, but are often not as sophisticated in deploying the cutting-edge technology necessary to deliver responsive customers. While advertising consultants provide strategic advice, they are limited in their ability to deliver actual customers. Advertising buying platforms are not able to offer our data-science and algorithmic driven optimization of real-time bids. Most digital marketing providers are confined to a few forms of monetization, like lead generation or display advertising, and are typically not agnostic as to which method of monetization they employ. We believe we offer a differentiated platform, as we are channel and monetization-agnostic. We offer transparent measurement and real-time monitoring of return on advertising spend at a detailed level, which allows for purchase and sale decisions to be based on predictive modeling in order to drive superior results from our various advertisers.

Our Business Model
We initially began as a monetization platform that connected user traffic acquired by our network partners with advertising demand from our advertisers and advertising networks. We have significantly expanded the scope of our platform through organic growth, strategic acquisitions and the development of RAMP, which enables us to control the user acquisition method, consumer experience and monetization across user traffic. RAMP is integrated directly with our leading third-party search engines such as Google and Microsoft, as well as our owned and operated search and digital media publishing websites and utilities, while supporting and utilizing multiple advertising formats across numerous platforms. RAMP is efficiently deployed across various websites and monetization channels, which has allowed us to accelerate our growth through the integration of multiple websites over the past several years.
Attracting and Monetizing User Traffic through Owned and Operated Websites
—We own and operate over 40 websites, including search engines, publishing properties and utilities in a variety of verticals, including health, how-to,
general interest, finance, business, technology, travel and automotive. We work seamlessly with acquisition marketing channels to acquire additional user traffic to our properties. We deploy RAMP across our media properties to efficiently match consumer intent with our own products or services, or engage advertisers that seek to bid for the ability to interact with these consumers. We utilize an efficient content production and distribution strategy through RAMP that is both data-driven and engaging.
Monetizing User Traffic for Our Network Partners
—We monetize user traffic on behalf of our more than 80 network partners, which include Yahoo!, WebMD and Publisher’s Clearing House. These network partners are companies that direct traffic to us in exchange for a share of advertising revenue. In 2020, we processed approximately 1.5 billion annual searches and delivered approximately $98,000,000 in revenue to our network partners.
Providing Optimization Services Directly to Advertisers
—We also create and refine digital performance marketing solutions particularly tailored to our advertising clients’ products or services. Our direct-to-advertiser
business has demonstrated strong early performance and the potential for significant growth, generating approximately $10 million in revenue in 2020. We plan to continue to grow this business by working with new advertisers and scaling the volume of customers we acquire and deliver to our existing advertisers.
Drive New Subscribers to Subscription Offerings
—We will employ a similar strategy by utilizing RAMP to acquire new customers to Protected’s security software subscription product, Total AV, as well as to future subscription products that Protected intends to offer in the future.
Our Proprietary Assets
At the core of our business is our proprietary responsive acquisition marketing platform, or RAMP. RAMP’s predictive power is (and will be, following the Business Combination with respect to our Subscription Products) informed and enhanced by the following:
Owned and Operated Websites
—We own and operate websites where we are able to attract user traffic across channels and present relevant offers. Our platform analyzes user interactions, builds a comprehensive view of the customer’s intent and enables advertisers to maximize return on their spend. The first party intent data that we are able to capture from our owned and operated search and media sites is a differentiated element of our platform enabling more informed and targeted decision-making in the bid parameters that we provide to our network partners.
Subscription Products
—Our current subscription product, TotalAV, is a source of recurring subscription revenue. TotalAV provides consumers with security and privacy online through a variety of features, including real-time antivirus and identity protection. Our goal is to be the trusted cyber security partner for consumers across the globe, by enabling our subscribers to securely manage their digital lives across their various devices. As the risks to consumers continue to expand from device-based attacks to more sophisticated threats such as fraud, ransomware, identity theft and privacy intrusions, our products have evolved to provide a multi-layered approach in protecting against these threats, detecting ongoing and/or future attacks and helping our subscribers manage their digital footprint across the internet, including their technology, applications, networks and identities. The cornerstone of our strategy is to provide consumers with a secure platform that brings together software and service capabilities to enable all facets of cyber safety, including real-time antivirus protection, safe browsing / VPN, adblocking, blocking of malicious websites, and data breach monitoring. TotalAV is managed by an experienced team of 68 employees who together have been awarded over 20 malware detection certifications from independent testers and industry trade-groups. We plan to continue expanding the scope of our platform through the development of other subscription products.
System1’s Focus on First Party Data
—In addition to acquiring large volumes of user traffic via RAMP, upon reaching our websites, RAMP utilizes its proprietary access to first party data in order to further qualify consumer intent and offer the most appropriate user experience and most effective monetization. We are able to effectively do this at scale, and in September 2021, RAMP ingested approximately 5 billion rows of data daily across over 50 advertising verticals. We are able to combine this dataset with historical information on ad spend across vertical categories, content and ad-creative
automation and optimized monetization performance to provide a closed-loop view of the customer and advertising eco-system.
As a result, we have built a robust set of proprietary first party data based on nearly 500 million distinct search queries a month and a database of over 315 million keywords. This valuable first party data is used by RAMP to target specific consumer audiences based on millions of precedent interactions, and allows us to provide our clients with deeper insights into consumer habits as they continue to interact with our owned and operated websites.
Network Partner Integrations
—RAMP is seamlessly integrated with acquisition marketing channels, such as Google, Facebook and Taboola. This technical integration allows us to optimize our advertising campaigns and bids on a real time basis, where RAMP processes over 15 million campaign optimizations per day.
Our Strengths
We believe that we are well positioned to continue to deliver high performance marketing solutions, including in the delivery of optimized bids and higher return on advertising spend, through the following strengths:
Proprietary Technology
—The technology powering RAMP was designed to provide a dynamic closed-loop platform that is able to operate efficiently at scale, while optimizing in real-time across several key advertising considerations, including dynamic ad pricing, consumer intent and historical consumer interaction with relevant ad content. The components of RAMP include our programmatic buying platform, ad media interface, content and ad engine monetization decisioning, real-time revenue attribution, machine learning and data science algorithms, and back-end
systems. As a result of the seamless integration of these proprietary technologies, we are able to continually improve performance as we incorporate additional data and evolving product enhancements.
Omni-Vertical and Monetization Agnostic Service Offering
—RAMP is designed to work across vertical consumer categories, leveraging consumer data efficiently matched to consumer intent on a real-time basis. RAMP is also integrated with multiple forms of monetization, facilitating display and search advertising, lead generation, video,
e-commerce
and subscriptions. We believe that our platform adds significant value across the entire digital marketing landscape.
Substantial First-Party Data Consumer Information
—During the three months ended December 31, 2021, our websites had an average of 185 million visits per month. As a result, we have collected significant data (across search queries and decision-making behavior) from consumers, including first party intent data, and data on how consumers have historically responded to different types of ad content, creatives and formats.

This data is stored within our platform, so that it can be analyzed and iteratively enriched as consumers return to our websites and continue to interact with us. When this data is fed into our data science and machine learning algorithms, it becomes a powerful tool for identifying new monetization opportunities and increasing return on advertising spend.
Recurring Revenue
—Our subscription product, TotalAV, delivers recurring revenue from its over 2.1 million active paying subscribers. We believe the synergies in integrating RAMP with TotalAV’s customer monetization and relationship management platform have significant potential for additional high-value, point-of-sale
monetization of consumers across a large and growing portfolio of online subscription offerings, where we intend to release both new and complimentary subscription products/services.
Proven M&A Experience
—We have completed five acquisitions since January 1, 2018. We seek out complimentary or ancillary businesses where we can benefit from identified synergies by relying on our industry expertise, significant acquisition experience and in-house
strategies to seamlessly integrate targets into RAMP. We have historically evaluated acquisition opportunities along several criteria, including building strong brands in advertising verticals, diversifying monetization capabilities, developing and augmenting new user acquisition channels, accelerating international growth and demonstrating expansion of our owned and operated properties.
Experienced Management Team
—Our management team is
founder-led,
with a deep bench across product, engineering, business & corporate development and compliance. Our team is supported by approximately 375 employees worldwide as of December 31, 2021, with over half of our team engaged in product, engineering and technical roles.
Our Growth Strategies
We believe RAMP can be efficiently deployed across the quickly evolving and rapidly expanding digital advertising market. As the total available market for digital advertising expands, we believe we are well-positioned to deliver superior results and performance to advertisers and our network partners through our extensive relationships with leading advertisers and advertising networks, and to better match consumers with the products or services that match their intent.
Our goal is to continue to improve and extend the scope of RAMP by continuing to evolve and adapt to the ever changing landscape of new sources of online user traffic, better monetization tools and growing areas of advertising demand. To achieve this goal, we intend to continue to grow our business by pursuing the following growth strategies:
Grow Existing Business Lines
. We plan to expand the number of advertising partners that are utilizing or integrated with RAMP by continuing to attract and monetize users with commercial intent to our owned and operated web properties in high value vertical consumer categories. We will also continue to monetize users on behalf of our network partners.
Expand Our Direct to Advertiser Business
. While we intend to continue to grow and deepen our relationships with our third party advertisers and advertising networks, we believe there is a significant opportunity to grow our direct to advertiser relationships, both organically and via strategic acquisitions.
Expand Our Subscription Product Offerings
. We believe identifying new customers for our current subscription product, TotalAV, will demonstrate the power of applying RAMP to downloadable and similar subscription offerings, as we optimize to maximize return on advertising spend and increase the lifetime value of our subscribers. We plan to release new subscription product offerings and use RAMP to acquire and monetize subscribers through these new and enhanced products.
Continue Executing Strategic Acquisitions
. We believe we are operating in a target-rich environment for strategic acquisitions that will enhance RAMP and add to our portfolio of owned and operated websites and subscription offerings. By continuing to execute on our successful track-record of identifying, evaluating, executing and integrating M&A targets, we believe that we will be able to continue plugging new acquisitions into our overall business strategy to enhance RAMP and expand the diversity and scope of our owned and operated properties.
Grow internationally
. We plan to selectively expand our business to international markets over time. In the year ended December 31, 2021, 19% of advertiser spend on our platform came from outside the United States, compared to 8% in the prior year. We believe that we can expand into these new markets by investing in native language resources and continuing to invest in RAMP.

Our websites cover a diverse range of consumer demand and traffic. For example, MapQuest is a web-based
navigation software that delivers
turn-by-turn
direction services to users. Info.com is a metasearch engine that consumers can use to search for relevant information. HowStuffWorks is a commercial website focused on helping people solve problems in their daily lives by using various types of digital media to easily breakdown and explain complex concepts, terminology and mechanisms. Startpage is the world’s most private search engine, allowing our users to browse and search the internet in complete privacy.
Protected’s online subscription consumer security and privacy software, TotalAV, provides award-winning antivirus protection to its users by scanning, locating, quarantining and eliminating viruses, trojans, adware, spyware, ransomware and similar malicious actors in real-time. In addition to scheduled antivirus scans, TotalAV offers a website extension powered by an extensive database of known malicious phishing URLs designed to steal and harvest personal data in order to block phishing URLs, as well as remote firewall access. TotalAV also provides enhanced performance as computers slow down over time by identifying specific errors and programs which impact device performance. Protected’s SafeBrowsing (VPN) product encrypts users’ browsing data, ensures secure connections when users connect to public WiFi, and allows access to otherwise geo-restricted
websites. TotalAV WebShield is an extension that detects and safely redirects searches away from websites that may pose a threat to a user’s system. Protected also has an ad blocking product, Total Adblock, which is a plug-in
that allows users to experience a cleaner browsing experience. It eliminates pop-ups,
banners and video ads, which improves page load times, and blocks third-party trackers to protect users’ privacy and information.
Employees
As of December 31, 2021, we had approximately 375 employees, of whom approximately 325 were in the U.S. Our team draws from a broad spectrum of backgrounds and experiences. As of December 31, 2021, more than 50% of our employees were in functions related to technology, product, data science and analysis. None of our employees are represented by a labor union.
Intellectual Property
The protection of our technology and intellectual property is an important driver of our success. We rely on intellectual property laws, including trade secret, copyright, patent and trademark laws in the U.S. and abroad, and use contracts, confidentiality procedures, non-disclosure
agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. Our ability to continually develop new intellectual property and deliver new functionality quickly serves to protect us against competitors. We believe RAMP, along with our proprietary technology assets, is unique in the marketplace, difficult to replicate and would be expensive and time-consuming to build.
Government Regulation
We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business over the internet and, in some cases, using services of third-party telecommunications and internet service providers. These include, but are not limited to, laws and regulations addressing privacy, data storage, retention and security, freedom of expression, content, taxation, advertising and intellectual property. Our ability, like those of other digital advertising companies, to collect, enhance, analyze, use and share data relies upon our ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for marketing purposes, including the effectiveness of targeted ads. The processes used to identify devices and similar technologies are governed by U.S. and foreign laws and regulations and dependent upon their implementation. Such laws, regulations, and industry standards may change from time to time, including those relating to the level of consumer notice and consent required before a company can employ cookies or other electronic tools to collect data about interactions with users online. Protected also collects, uses, and stores an increasingly high volume, variety and velocity of personal information, in connection with the operation of its business, particularly, in relation to Protected’s identity and information protection offerings, which rely on large data repositories of personal information and consumer transactions.
Legal Proceedings
We are currently subject to an intellectual property lawsuit involving a U.K. based advertising testing company filed in the United States District Court for the Southern District of New York alleging: (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws. On January 14, 2022, we filed a motion to dismiss the lawsuit, which is currently pending, and we intend to vigorously defend the case. See “
Risk Factors – Risks Related to Intellectual Property
”
.

MANAGEMENT
The following sets forth certain information, as of the date hereof, concerning the persons who serve as directors and executive officers of System1:

Name	Age	Position(s)
Executive Officers
Michael Blend	54	Chief Executive Officer & Chairman
Brian Coppola	49	Chief Product Officer
Paul Filsinger	47	President
Tridivesh Kidambi	40	Chief Financial Officer
Jennifer Robinson	45	Chief Technology Officer
Elizabeth Sestanovich	57	Chief People Officer
Daniel Weinrot	48	General Counsel & Corporate Secretary
Non-Employee Directors
John Civantos	54	Director
William P. Foley, II	77	Director
Dexter Fowler	35	Director
Caroline Horn	51	Director
Moujan Kazerani	46	Director
Frank R. Martire, Jr.	74	Director
Christopher Phillips	36	Director
Jennifer Prince	48	Director
Executive Officers
Michael Blend
is System1’s
co-founder
and has served as System1’s chief executive officer since February 2021, and chairman of the board since 2013. Prior to System1, Mr. Blend was President/ COO of Leaf Group Ltd. (NYSE: LEAF), which he joined when Leaf Group acquired his data company, Hotkeys in 2006. Prior to Hotkeys, Mr. Blend was vice president, corporate development for Jawbone from 2001 to 2003 and for Wedding Channel (acquired by The Knot) from 1999 to 2001. Mr. Blend currently serves on the board of directors of Nutrisystem, Inc. and Protected.net, and has previously served on the board of directors of leading digital marketing and technology companies, including Dynata, Data Axle, among others. Mr. Blend was also the chairman of the board of Stuff Media from 2016 until it was acquired by iHeart Media in 2018. Mr. Blend was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with System1’s other co-founder,
Charles Ursini. Mr. Blend received his JD from The University of Chicago, and holds a bachelor’s degree in mathematics from Duke University. We believe Mr. Blend is qualified to serve on the System1 Board because of his extensive business and leadership experience in the digital advertising and technology industries.
Brian Coppola
has been System1’s chief product officer since June 2019, and previously served as System1’s vice president and then executive vice president of product since October 2015. Prior to System1, Mr. Coppola was the senior vice president of product at Amobee from 2013 to 2015, which he joined via SingTel’s acquisition of Adconion Direct in 2014. Mr. Coppola holds a bachelor’s degree in finance from Loyola Marymount University.
Paul Filsinger
has been System1’s president since April 2019, and previously served as System1’s senior vice president of media since April 2017. Mr. Filsinger joined System1 through its acquisition of Qool Media in 2017, where he served as chief technology officer. Prior to Qool Media, Mr. Filsinger was president and founder of World Wide Interactive from 2008 until it was acquired by Qool Media in 2013, and chief technology officer of Geosign from 2001 to 2008.

Tridivesh Kidambi
has been System1’s chief financial officer since 2016. Prior to System1, Mr. Kidambi was the executive vice president, finance & analytics of TV Time from October 2015 to 2016, chief financial officer of EZ Texting from 2014 to 2015, and vice president, finance at Leaf Group Ltd. (NYSE: LEAF) from 2007 to 2014. Mr. Kidambi currently serves on the board of directors of Protected.net. Mr. Kidambi received his MBA from Claremont Graduate University’s Drucker School of Management, and holds a bachelor’s degree in economics and mathematics from Claremont McKenna College.
Jennifer Robinson
has been System1’s chief technology officer since May 2021. Prior to System1, Ms. Robinson was executive vice president, product & technology at Zefr, Inc., a contextual advertising company powered by patented machine learning technology since 2019, and chief technology officer at AwesomenessTV (now a ViacomCBS company) from 2015 to 2018. Ms. Robinson received her MBA from NYU’s Stern School of Business, and holds a bachelor’s degree in computer science from The University of Chicago.
Elizabeth Sestanovich
has been System1’s chief people officer since June 2021, and previously served as System1’s chief operations officer since August 2016. Prior to System1, Ms. Sestanovich was the founding partner and principal of Summit Advisors, a management consulting and advisory firm, from 2014 to 2016, and the chief executive officer and group publisher of the LA Weekly & OC Weekly from 2002 to 2013. Ms. Sestanovich also held senior management positions at Carsdirect.com and The Los Angeles Times from 1993 to 2002. Ms. Sestanovich received her Master’s in psychology and organizational behavior from Pepperdine University, and holds a bachelor’s degree in psychology with a minor in economics from UCLA.
Daniel Weinrot
has been System1’s general counsel since January 2018. Prior to System1, Mr. Weinrot was general counsel and deputy general counsel at Leaf Group Ltd. (NYSE: LEAF and f/k/a Demand Media, Inc. NYSE: DMD), a diversified digital media and marketplaces company, from 2010 to 2018, and deputy general counsel at Las Vegas Sands Corp (NYSE: LVS), a leading international developer of integrated casino resorts, from 2006 to 2010. Mr. Weinrot started his career as a corporate associate at Latham & Watkins LLP in Los Angeles in 2000. Mr. Weinrot received his J.D. from The UCLA School of Law, and holds a bachelor’s degree in political economy from U.C. Berkeley.
Non-Employee
Directors
John Civantos
has been a member of our Board since February 2022. From August 2020 to March 2022, Mr. Civantos served as Co-Head of Private Capital Group at MSD Partners, L.P. Prior to MSD Partners, Mr. Civantos served as a Managing Partner and was a member of the Investment Committee at Court Square Capital Partners, a U.S. middle market private equity firm, where he worked from April 2004 to March 2019. At Court Square Capital Partners, Mr. Civantos was primarily involved in the firm’s efforts investing in the Business Services and Technology sectors. Mr. Civantos received his BA from Duke University and his MBA from the Wharton School of the University of Pennsylvania. He also holds an M.A. in International Affairs from the Johns Hopkins School of Advanced International Studies.
William P. Foley, II
is a
co-founder
of Trebia Acquisition Corporation and has served as the Chairman of Cannae since July 2017 as well as the Managing Member and Senior Managing Director of Trasimene Capital Management, LLC, an investment advisory firm, since November 2019. Prior to Trasimene Capital he served as Executive Chairman at Black Knight, Inc., a technology and analytics services company for the mortgage and real estate industries, from January 2014 to December 2019. Mr. Foley is a founder of Fidelity National Financial, Inc., and has served as the Chairman of the Board of Directors of Fidelity National Financial, Inc. since 1984. Mr. Foley has also served as the Chairman of Foley Trasimene Acquisition Corp. I since May 2020, and before that as the Executive Chairman from March 2020 until May 2020. Mr. Foley has also served as the Chairman of Foley Trasimene Acquisition Corp. II since July 2020 and as a Director of Austerlitz Acquisition Corporation II since January 2021. Mr. Foley also serves as the Chairman, Chief Executive Officer and President of Foley Family Wines Holdings, Inc., and also as Executive Chairman and

Chief Executive Officer of Black Knight Sports and Entertainment LLC. Mr. Foley has served as a member of the board of directors of numerous companies including Black Knight, as Chairman from December 2019 to June 2021 and subsequently as Chairman Emeritus; FGL Holdings, Inc. from April 2016 to June 2020 and Ceridian HCM Holding Inc. from September 2013 to August 2019. Mr. Foley also serves as the Chairman of The Dun & Bradstreet Corporation. Mr. Foley received his MBA from Seattle University and his JD from the University of Washington. Mr. Foley holds a bachelor’s degree in engineering from the United States Military Academy at West Point. We believe Mr. Foley is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.
Dexter Fowler
is an American professional baseball outfielder who has played in 14 Major League Baseball (MLB) seasons, most recently for the Los Angeles Angels since April 2021. Prior to the Angels, Mr. Fowler played for the St. Louis Cardinals from April 2017 to October 2020, for the Chicago Cubs from April 2015 to October 2016 and before that for the Houston Astros from April 2014 to October 2014. Mr. Fowler began his MLB career with the Colorado Rockies in 2004. Mr. Fowler also represented the United States in the 2008 Summer Olympics, as a member of the United States national baseball team. Mr. Fowler currently serves on the board of directors of Austerliz Acquisition Corporation I, a publicly traded special purpose acquisition company. We believe Mr. Fowler is qualified to serve on the System1 Board because of his professional experience and experience in serving public company boards of directors.
Caroline Horn
has been a Partner of Andresseen Horowitz since April 2012 where she provides strategic advice to portfolio founders and CEOs on how to assess, hire, develop and retain the best executive talent. Additionally, Ms. Horn has served as an advisor at Strava since April 2014 where she provides strategic advice on hiring and people related issues. Previously, Ms. Horn served as an Executive Recruiting Manager and Executive Recruiter for Global Leadership for Google, Inc. (NYSE: GOOGL) from September 2004 to April 2012. Ms. Horn holds a bachelor’s degree in Anthropology from Dartmouth College. We believe Ms. Horn is qualified to serve on the System1 Board because of her leadership experience and expertise in company scaling and technology sectors.
Moujan Kazerani
has been a Founding Partner of Stibel Investments since co-founding it in December 2010, and Bryant Stibel since co-founding it in November 2013. Previously, Ms. Kazerani served as General Counsel, Chief Compliance Officer & Head of HR and Culture at Dun & Bradstreet Credibility Corporation and later as Leader of Global Corporate Strategy for D&B (NYSE: DNB) from September 2010 to July 2017. Prior to D&B, Ms. Kazerani served as General Counsel & Secretary at Zag.com which launched and merged with TrueCar, Inc. (NASDAQ: TRUE) from November 2006 to September 2010 and advised on the company’s compensation and audit committees of the board. Ms. Kazerani started her career as a corporate associate at Gibson, Dunn & Crutcher LLP. Ms. Kazerani currently serves on the board of directors of RingDNA, and Tailwind International Acquisition Corp. where she also serves on its audit committee. She received her JD from The UCLA School of Law and holds a bachelor’s degree in psychology from U.C. Berkeley. We believe Ms. Kazerani is qualified to serve on the System1 Board because of her substantial operational and executive experience.
Frank R. Martire, Jr.
is a co-founder of Trebia Acquisition Corp. and has served as a director since February 2020. He has served as a director of Foley Trasimene since May 2020. In addition, he has served as a director of Cannae since November 2017. Mr. Martire has served as the Executive Chairman of NCR Corporation (NYSE: NCR) since May 2018. Mr. Martire served as Chairman of FIS from January 2017 until May 2018. Mr. Martire served as Executive Chairman of FIS from January 2017 until May 2018, and as Executive Chairman of FIS from January 2015 through December 2016. Mr. Martire served as Chairman of the Board and Chief Executive Officer of FIS from April 2012 until January 2016. Mr. Martire joined FIS and President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he had served as Chairman of the Board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer of Call Solutions, Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group of Fiserv from 1991 to 2001. Mr. Martire’s qualifications to serve on the System1 Board include his years of experience in providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, his knowledge of and contacts in the financial services industry, his strong leadership abilities and experience in driving growth and results in large complex business organizations. We believe Mr. Martire is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.
Christopher Phillips
is a co-founder of Protected.net and has served as both its Chief Executive Officer and a director since May 2016. In addition, he has been the Chief Executive Officer of Just Develop It since he co-founded it in 2008. Previously, Mr. Phillips was Chief Executive Officer and Director of WZUK, a global provider of websites and web hosting. He held both positions from April 2014 until the company was sold to Endurance International Group in July 2017. From January 2011 to January 2015, Mr. Phillips served as Chief Executive Officer of JDI Backup, a leading provider of cloud storage services. We believe Mr. Phillips is qualified to serve on the System1 Board because of his business and leadership experience.
Jennifer Prince
is the Chief Commercial Officer of the Los Angeles Rams, an American football team in the National Football League, a position that she recently started in December 2021. From December 2020 through December 2021 Ms. Prince served as the global VP and head of global content partnerships for Twitter, where she led the social network’s worldwide efforts engaging with media entities and individual creators since 2013. Prior to Twitter, Ms. Prince was head of industry for film and television at Google and head of media and entertainment at YouTube from April 2011 to August 2013. Ms. Prince was also SVP of advertising at Demand Media from June 2007 to April 2011. Ms. Prince currently serves on the board of directors of Versus Systems Inc. and Ghostcast Inc. Ms. Prince holds a bachelor’s degree in communications from U.C. Santa Barbara. We believe Ms. Prince is qualified to serve on the System1 Board because of her substantial leadership experience and media expertise.
Corporate Governance Guidelines and Code of Business Conduct
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards as applicable. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of Our Corporate Governance Guidelines and its Code of Business Conduct and Ethics is posted on the Corporate Governance portion of Our website.
Board Composition
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
Our Class A Common Stock is listed on NYSE. NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of System1 or its subsidiaries or any other individual having a relationship with System1 which in the opinion of our Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in NYSE’s listing standards and applicable SEC rules. Our Board has determined that John Civantos, William P. Foley, II., Dexter Fowler, Caroline Horn, Moujan Kazerani, Frank R Martire, Jr. and Jennifer Prince are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Committees of the Board
Our Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
In addition, from time to time, special committees may be established under the direction of our Board when it deems it necessary or advisable to address specific issues. Current copies of our committee charters have been posted on our website, www.system1.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Frank R. Martire, Jr., Moujan Kazerani and Jennifer Prince with Frank R. Martire, Jr. serving as the chair of the committee. Our Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule
10A-3
under the Exchange Act and the applicable listing standards of the NYSE. Each member of our audit committee meets the requirements for financial literacy under the applicable NYSE rules. In arriving at this determination, our Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Our Board has determined that Frank R. Martire, Jr. qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, our Board has considered Frank R. Martire, Jr.’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that System1 files with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	the performance of our internal function.
Compensation Committee
Our compensation committee consists of Moujan Kazerani, Frank R. Martire, Jr. and Jennifer Prince, with Moujan Kazerani serving as the chair of the committee. Each of these individuals are non-employee
directors, as

defined in Rule
16b-3
promulgated under the Exchange Act. Our Board has determined that each of these individuals are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•	making recommendations to our Board regarding the compensation of our directors;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.
We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current the NYSE listing standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Caroline Horn, Dexter Fowler and Jennifer Prince, with Caroline Horn serving as the chair of the committee. Our Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

•	recommending to our Board the nominees for election to System1’s Board at annual meetings of our stockholders;

•	overseeing an evaluation of our Board and its committees; and

•
developing and recommending to our Board a set of corporate governance guidelines. We believe that the composition and functioning of our nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

Our Board may from time to time establish other committees.
Code of Ethics
We have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website, www.system1.com.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than System1, that has one or more executive officers serving as a member of our Board.

Related Person Policy of System1
Our Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “
Related Person Transaction
” is a transaction, arrangement or relationship in which System1 or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “
Related Person
” means:

•	any person who is, or at any time during the applicable period was, one of Our executive officers or a member of Our Board;

•	any person who is known by System1 to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related person transactions.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2021 Summary Compensation Table” below. In 2021, our “named executive officers” and their positions were as follows:

•	Ian Weingarten, Chief Executive Officer (2020-February 2021)

•	Michael Blend, Chief Executive Officer (February 2021-present)

•	Tridivesh Kidambi, Chief Financial Officer

•	Jennifer Robinson, Chief Technology Officer
We note that Mr. Weingarten terminated employment with us on February 22, 2021. Michael Blend, our
Co-Founder
and Executive Chairman of the Board, replaced Mr. Weingarten as our Chief Executive Officer in February 2021. Mr. Blend currently receives a nominal base salary in the amount of $0.26 annually, and did not receive any cash compensation or incentive equity awards from us during either 2020 or 2021.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2020 and 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ian Weingarten	2021	$70,769	(2)	—		—	—	381,402	$452,171
Chief Executive Officer (2020) (1)	2020	$400,000		—		—	104,000	10,600	$514,600
Michael Blend	2021	—		—		—	—	—	0
Chief Executive Officer (2021)	2020	—		—		—	—	—	0
Tridivesh Kidambi	2021	$300,000		—		456,225	75,000	53,585	$884,810
Chief Financial Officer	2020	$300,000		—		—	30,000	293,869	$623,869
Jennifer Robinson	2021	$178,846	(2)	$80,000	(6)	251,600	75,288	5,077	$590,811
Chief Technology Officer

(1)
Mr. Weingarten terminated employment and ceased to be our Chief Executive Officer, effective as of February 22, 2021, and was succeeded by Michael Blend, who is also our
Co-Founder
and Executive Chairman of the Board.

(2)	Amounts paid to Mr. Weingarten and Ms. Robinson reflect the pro-rated amount of their base salary paid to them in 2021, based on the length of their actual employment with us in 2021.
(3)
Amounts reflect the full grant-date fair value of Series F Units in OpenMail and Value Creation Units (“VCUs”) granted during 2021, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of grants made to executive officers in our Notes to the consolidated financial statements included in this prospectus.

(4)
Non-equity incentive plan compensation consists of payments made pursuant to our annual incentive bonus program based on our pro-forma billings-based adjusted EBITDA performance. The 2021 bonus for Ms. Robinson was pro-rated to reflect her partial year of service. Neither Messrs. Weingarten nor Blend participated in our 2021 annual cash incentive program.

(5)	For fiscal year 2021, all other compensation consists of:
(a) Employer-match contributions to our 401(k) plan on behalf of Messrs. Weingarten and Kidambi and Ms. Robinson in the amounts of $2,831, $9,808, and $5,077, respectively;

(b) Distributions not taken into account in determining grant-date fair value under ASC Topic 718 in respect of Series B Units issued by Openmail to Mr. Kidambi in the amount of $43,777; and
(c) Severance which became payable to Mr. Weingarten upon his termination of employment in February 2021 in the amount of $378,571, consisting of (i) continued payment of his base salary in effect at the time of termination for a period of 6 months (in an aggregate amount of $200,000), (ii) payment of fifty percent (50%) of his annual target bonus (in an amount of $130,000), and (iii) company-subsidized COBRA premiums for up to eighteen months following termination (in an aggregate value of $48,571).
(6)	Represents a one-time signing bonus paid to Ms. Robinson in connection with her commencement of employment with us in May 2021.
2021 Salaries
Each of our named executive officers (other than Mr. Blend) receives a base salary to compensate for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting and accounting for the executive’s skill set, experience, role and responsibilities. The base salary amounts earned by our named executive officers for 2021 are set forth above in the Summary Compensation Table in the column entitled “Salary”. As of December 31, 2021, the annual base salary for each of Mr. Kidambi and Ms. Robinson was $300,000. We expect to further evaluate the base salaries of our executive officers, including our named executive officers, in consultation with our compensation consultant, in connection with consummating the Business Combination and periodically thereafter.
2021 Cash Incentive Compensation
2021 Annual Cash Incentive Compensation
Our named executive officers (other than Mr. Blend) are eligible to earn annual cash incentives under our annual incentive program, determined as a percentage of the applicable officer’s base salary and based on our operating and financial performance, including our annual pro-forma
billings based adjusted EBITDA performance, as well as the named executive officer’s contributions to our operating and financial performance. Annual cash incentives for Mr. Kidambi and Ms. Robinson are targeted at 25% and 40% of the applicable officer’s base salary, respectively. Mr. Weingarten did not participate in our 2021 annual incentive program because his employment with us terminated in February 2021. In addition, as noted above, Mr. Blend does not currently (and did not in 2020) participate in our annual cash incentive program. The actual annual cash bonuses awarded to Mr. Kidambi and Ms. Robinson are set forth in the Summary compensation Table above in the column entitled “Non-Equity Incentive Plan Compensation”.
Signing Bonus
In May 2021, in connection with her commencement of employment with us, Ms. Robinson received a one-time
signing bonus equal to $80,000. If Ms. Robinson’s employment is terminated for “cause” or due to her resignation without “good reason” (each as defined in her employment agreement with us) during the first year of her employment, the signing bonus is repayable to the Company (either in full or, if the termination occurs after the first six months of her employment, with respect to a pro-rata
portion thereof).
Equity Compensation
During 2021, in connection with the entry into her employment agreement, we granted 100,000 VCUs to Ms. Robinson under the S1 Holdco 2017 Value Creation Plan. Each VCU represented an appreciation right entitling Ms. Robinson to a share of our appreciated value above the VCU distribution threshold (or strike price), which was $10.00 per VCU with respect to Ms. Robinson’s 2021 VCU grant. Ms. Robinson’s VCUs are eligible to vest as to 25% of the awarded VCUs on the first anniversary of the vesting start date (which was the commencement of her employment in May 2021) and, with respect to the remaining 75% of the awarded VCUs, in substantially equal quarterly installments thereafter through the fourth anniversary of the vesting start date, subject to Ms. Robinson’s continued service through the applicable vesting date, and further subject to accelerated vesting in certain circumstances.
In addition, during 2021, Mr. Kidambi received a grant of 52,500 Series F Units in Openmail, which are intended to constitute “profits interests” for federal income tax purposes. Such Series F Units are were originally eligible to vest in full upon the later of (i) May 1, 2022 or (ii) the date on which Openmail disposes of its entire ownership interest in Mr. Kidambi’s employer, in each case, subject to his continued employment through the applicable vesting date. However, simultaneously with the closing of the Business Combination, the Series F Units were amended such that the Series F Units will vest in full on May 1, 2022 (subject to Mr. Kidambi’s continued employment through such date).
In connection with the Business Combination, our Board adopted, and our stockholders approved, the 2022 Incentive Award Plan (referred to herein as the 2022 Plan).
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax
basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred
retirement savings though our 401(k) plan, and making fully vested matching contributions without any minimum prior service period, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which also cover their respective eligible dependents, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax
Gross-Ups
We do not make
gross-up
or similar payments to cover any of our named executive officers’ personal income taxes that may pertain to compensation or perquisites paid or provided by our company, including with respect to any taxes that may arise under or by operation of Internal Revenue Code Sections 280G or 409A.

OUTSTANDING EQUITY AWARDS AT FISCAL
YEAR-END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021. We note that Mr. Blend, our current CEO, did not hold any outstanding equity awards as of December 31, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price / Distribution Threshold ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ian Weingarten	1/02/2018 (1)			37,500]	10.00	01/08/2024
	4/15/2019 (2)							$2,824,500
Tridivesh Kidambi
	4/17/2018 (3)			3,125	7.09	N/A
	4/18/2018 (1)			25,000	10.00	4/19/2024
	2/1/2019 (1)			50,000	10.00	3/13/2025
	2/1/2019 (4)			300,000	9.23	N/A
	5/1/2021 (5)			52,500	9.23	N/A
Jennifer Robinson	5/17/2021 (1)			100,000	10.00	N/A

(1)
These S1 Holdco VCUs will fully vest upon satisfaction of both a service-vest and performance-vest (liquidity event) condition. The service-vest condition is satisfied based on continued service as a director of the Company or employment (as applicable) over a four-year period, with 25% of the VCUs service-vesting on the first anniversary of the vesting commencement date and the remaining 75% of the VCUs service-vesting in substantially equal quarterly increments for three years thereafter, subject to continued service or employment (as applicable) through the applicable service vesting date. The performance-vest condition is satisfied upon the occurrence of a change in control or certain public offerings of our securities (or those of our affiliate), in any case, occurring on or prior to the expiration date, which occurs six years from the date of grant.

(2)
This amount reflects the value of an unvested profits interest granted to Mr. Weingarten in April 2019 (referred to below as the “Profits Interest”) in connection with his initial employment as our former Chief Executive Officer, which entitled Mr. Weingarten to 5% of distributions made by S1 Holdco, LLC after a return on invested capital to its existing investors, subject to a participation threshold of $300,000,000 (which threshold was subject to adjustment as set forth in System1 Holdco, LLC’s operating agreement). The Profits Interest was eligible to vest over a period of four years from the date of grant in substantially equal quarterly increments based on Mr. Weingarten’s continued employment through the applicable vesting date, subject to 50% accelerated vesting upon certain qualifying transactions (based on continued employment through the applicable transaction) and 100% accelerated vesting upon an involuntary termination within three months after a qualifying transaction. A portion of Mr. Weingarten’s Profits Interest was deemed vested in connection with his termination of employment, a portion was forfeited, and a portion remained unvested as of December 31, 2021, in each case, as described below under “Executive Compensation Arrangements.”

(3)
These Openmail Series
B-1
Units are intended to constitute “profits interests” for federal income tax purposes, and vest with respect to 25% of the award on the first anniversary of the vesting start date, and with respect to 75% of the award quarterly thereafter (referred to below as the “Openmail Vesting Schedule”), subject to the executive’s continued service through the applicable vesting date, and vested in full upon the closing of the Business Combination.

(4)
These Openmail Series F Units are intended to constitute “profits interests” for federal income tax purposes, and vest upon the later of a liquidation event based on continued service through the liquidation event, except that if a liquidation event occurs within four years following the date of grant, then only the number of profits interests that would have vested as of the liquidation event based on the Openmail Vesting Schedule will vest upon the liquidation event, and the remainder of the award will vest on the Openmail Vesting Schedule based on continued service through the applicable vesting date. However, concurrently with the closing of the Business

Combination, such Series F units were amended such that the Series F units became 50% vested upon the closing of the Business

Combination, and the remaining 50% will vest in eight equal installments on each of the first eight quarterly anniversaries of the closing thereafter (subject to the applicable executive’s continued employment through such date).
(5)
These Openmail Series F Units are intended to constitute “profits interests” for federal income tax purposes, and originally vested upon the later of (i) May 1, 2025 or (ii) the date on which Openmail disposes of its entire ownership interest in the applicable executive’s employer, in each case, subject to the applicable executive’s continued employment through the applicable vesting date. However, concurrently with the closing of the Business Combination, such Series F Units were amended such that the Series F Units will vest in full on May 1, 2022 (subject to Mr. Kidambi’s continued employment through such date).

Executive Compensation Arrangements
We are party to employment agreements with each of Mr. Kidambi and Ms. Robinson. The Company was previously party to an employment agreement with Mr. Weingarten, which was terminated in connection with his termination of employment. In connection with his termination, the Company entered into a separation agreement with Mr. Weingarten. Mr. Kidambi’s and Ms. Robinson’s employment agreements and Mr. Weingarten’s separation agreement are summarized below.
Tridivesh Kidambi Employment Agreement
We are party to an employment agreement with Mr. Kidambi that was entered into by our predecessor entity in October 2016, pursuant to which Mr. Kidambi serves as our Chief Financial Officer. Mr. Kidambi’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary and signing bonus. Under his employment agreement, if Mr. Kidambi’s employment with us is terminated without “cause” (as defined therein) or by Mr. Kidambi for “good reason” (as defined therein), he will be eligible for the following severance benefits (in addition to any accelerated vesting separately provided under applicable award agreement(s)): (i) continued payment of his then-current base salary for 3 months and (ii) company-subsidized COBRA premiums for up to 6 months.
Jennifer Robinson Employment Agreement
We are party to an employment agreement with Ms. Robinson that was entered into in May 2021, pursuant to which Ms. Robinson serves as our Chief Technology Officer. Ms. Robinson’s employment agreement sets forth the initial terms and conditions of her employment, including her initial base salary of $300,000, a signing bonus of $80,000 (discussed above under “
2021 Cash Incentive Compensation—Signing Bonus
”), and an annual bonus targeted at 40% of her base salary. Under her employment agreement, if Ms. Robinson’s employment with us is terminated without “cause” (as defined therein) or by Ms. Robinson for “good reason” (as defined therein), she will be eligible for the following severance benefits (in addition to any accelerated vesting separately provided under applicable award agreement(s)): (i) continued payment of her then-current base salary for 6 months, (ii) company-subsidized COBRA premiums for up to 6 months, and (iii) accelerated vesting of 25% of her 2021 VCU grant (or such lesser portion of such award that is then-unvested). If such termination occurs within six months after a “change in control” of the Company (which excludes the Business Combination), then in lieu of the accelerated vesting described in the preceding sentence, her 2021 VCU grant will vest in full (to the extent then-unvested) upon such termination.
Ian Weingarten Separation Agreement
In connection with his termination in February 2021, the Company entered into a separation agreement with Mr. Weingarten. Pursuant to this separation agreement, Mr. Weingarten’s employment was terminated, effective February 22, 2021. Mr. Weingarten executed a release of claims in connection with his termination and received the following severance benefits: (i) continued payment of his base salary in effect at the time of termination for a period of 6 months, (ii) payment of fifty percent (50%) of his annual target bonus for calendar year 2020, and (iii) company-subsidized COBRA premiums for up to eighteen months following termination (collectively, the

“
Severance Payment
”). Mr. Weingarten’s separation agreement also provided that his 2020 VCU grant was deemed to be 75% service-vested (payable on the consummation of the Business Combination in the same manner as other vested VCUs), and that his Profits Interest was deemed (x) vested as to a 3.75% Profits Interest and (y) forfeited as to the remaining 1.25% Profits Interest, in each case, above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination was not consummated).
Director Compensation
The following individuals served as
non-employee
directors of System1 in 2021: William P. Foley, II, Frank R. Martire, Jr., Dexter Fowler, Jennifer Prince, Moujan Kazerani, Caroline Horn and Christopher Phillips. We have not historically maintained a formal non-employee
director compensation program. However, we have provided cash compensation and awarded options to purchase shares of our Class A Common Stock to non-employee
directors from time to time. Additionally, we reimburse our
non-employee
directors for their reasonable expenses incurred in attending meetings of the Board and its committees.
No compensation was paid to any director for service in 2021.
We maintain a Director Compensation Program for non-employee directors of the Company (the “Non-Employee Director Compensation Program”), which became effective as of February 25, 2022. Eligible directors are entitled to receive equity compensation for service on the Board under the Non-Employee Director Compensation Program as follows:
1.     Annual Awards. Commencing with the Company’s annual stockholders meeting for 2023, the Company will grant an award of restricted stock units with a grant date fair value of $180,000 to each eligible director who is serving on the Board as of the date of the Company’s annual stockholders meeting or who is initially elected or appointed to serve on the Board at such annual meeting and, in either case, who will continue to serve on the Board immediately following such annual meeting.
2.     Initial Awards. For eligible directors initially elected or appointed to serve on the Board after the Company’s annual stockholders meeting for the 2023 calendar year (and other than on the date of an annual meeting), the Company will grant an award of restricted stock units with a grant date fair value of $180,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from the immediately preceding annual stockholders meeting date through the appointment or election date and (b) the denominator of which is 365.
3.     Committee Awards. Commencing with the Company’s annual stockholders meeting for 2023, for eligible directors serving on a committee of the Board, the Company will grant awards of restricted stock units as follows (prorated for any partial year of service):
a.     Audit Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $50,000 to the eligible director who serves as Chairperson of the Audit Committee and an award of restricted stock units with a grant date fair value of $20,000 to each eligible director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee).
b.     Compensation Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $20,000 to the eligible director who serves as Chairperson of the Compensation Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee).
c.     Nominating and Corporate Governance Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $15,000 to the eligible director who serves as Chairperson of the Nominating and Corporate Governance Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee).
The number of shares subject to any award will be determined by dividing the value of such award (subject to proration as provided in the terms of the Non-Employee Director Compensation Program) by the closing price for the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), on the New York Stock Exchange (or any applicable securities exchange on which the Company’s Class A Common Stock is then-listed) on the applicable grant date (or on the immediately preceding trading day if the applicable grant date is not a trading day). Each award shall vest as to twenty-five percent (25%) of the award on each of the first three (3) quarterly anniversaries of the applicable grant date, and as to the remaining twenty-five percent (25%) of the award on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of stockholders following the grant date, subject to the applicable eligible director’s continued service on the Board (or a committee of the Board, as applicable).
All awards of the Non-Employee Director Compensation Program will be granted under, and shall be subject to the terms and provisions of, the Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Trebia
Founder Shares
On February 18, 2020, the Sponsors purchased 10,781,250 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2020, the Company effected a share dividend of 2,156,250 shares, resulting in the Sponsors holding an aggregate of 12,937,500 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,687,500 shares subject to forfeiture by the Sponsors to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 1,687,500 Founder Shares are no longer subject to forfeiture.
The Sponsors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination (the “VWAP Event”), or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. On March 17, 2022, Class A Common Stock of the Company met the VWAP Event.
Promissory Note—Related Party
On July 13, 2021 the Sponsors made available to the Company a loan of up to $500,000 pursuant to two promissory notes issued to the Company from the BGPT Sponsor in the amount of $212,500 (the “BGPT Note”) and to Trasimene Sponsor $287,500 (the “Trasimene Note”). The Company is entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The notes are unsecured, non-interest bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, the Company drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note. As of December 31, 2021, the outstanding balance under the promissory notes was $450,000. Upon the closing of the Business Combination, the outstanding Notes were satisfied and extinguished.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Private Placement Warrants
On June 19, 2020, we completed the sale to the Sponsors of an aggregate of 8,233,334 Trebia Private Placement Warrants for a purchase price of $1.50 per whole warrant for an aggregate of $12,350,000. Each Trebia Private Placement Warrant entitles the holder to purchase one Trebia Class A Ordinary Share at $11.50 per share. The Trebia Private Placement Warrants (including the Trebia Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion by Trebia of a Business Combination and entitles the holders thereof to certain registration rights.
Sponsor Agreement
In connection with the execution of the Business Combination Agreement and the Backstop Agreement, the Company amended and restated (i) the Prior Sponsor Agreement and (ii) the Prior Insider Agreement, Trebia, the Insiders, and the other parties thereto, and entered into that certain sponsor agreement (as amended on November 30, 2021, the “
Sponsor Agreement
”) with the Sponsors, Cannae and certain of the Insiders. Pursuant to the Sponsor Agreement, among other things, the Sponsors, Cannae and Insiders agreed (A) to vote any Company securities in favor of the Business Combination and other Trebia shareholder matters, (B) not to seek redemption of any Trebia shares and (C) not to transfer any Trebia securities for the period beginning on the Closing Date until the earlier of (x) 180 days following the Closing Date or (y) 150 days after the Closing Date, if the VWAP of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period and (D) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each agreed to forfeit 1,450,000 Trebia Class B Ordinary Shares (2,900,000 in the aggregate). Additionally, (1) the Sponsors have agreed to the Backstop Forfeiture in connection with the equity backstop commitments by Cannae and certain System1 Equityholders and Protected Equityholders, and (2) the Company has agreed to issue to Cannae or such System1 Equityholders and Protected Equityholders a number of shares of Class A Common Stock equal to the number of ordinary shares so forfeited, in the event and to the extent that Cannae and/or such System1 Equityholders and Protected Equityholders provide such backstop in connection with any valid shareholder redemptions.
Administrative Services Agreement
The Company was party to an administrative services agreement pursuant to which Trebia will pay BGPT Sponsor a total of $10,000 per month, until the earlier of the completion of the Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. For the year ended December 31, 2021 and the period between February 11, 2020 and December 21, 2020, the Company had incurred $120,000 and $65,000 in fees for these services, respectively. After the completion of the Business Combination, this agreement was terminated.
Registration Rights
The former holders of Trebia Class B Ordinary Shares, the Trebia Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Trebia Class A Ordinary Shares issuable upon the exercise of the Trebia Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Trebia Class B Ordinary Shares) are entitled to registration rights pursuant the Prior Registration Rights Agreement requiring the Company to register such securities for resale (in the case of the Trebia Class B Ordinary Shares, only after conversion to Trebia Class A Ordinary Shares), subject to certain restrictions. In addition, the former holders have certain “
piggy-back
” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the Prior Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of any applicable lockup period. Trebia will bear the expenses incurred in connection with the filing of any such registration statement.

In connection with the entry into the Registration Rights Agreement, the Prior Registration Rights Agreement was terminated as of the Effective Time, and replaced with the Registration Rights Agreement.
Underwriting Agreement
The underwriters were entitled to a deferred fee of $0.35 per Trebia unit, or $18,112,500 in the aggregate. The deferred fee became payable to the underwriters from the amounts held in the Trust Account upon the Company’s completion of the Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
On June 5, 2020, the Company entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 7,500,000 Trebia Class A Ordinary Shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Trebia Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of $75,000,000, or $10.00 per Trebia Class A Ordinary Shares, in a private placement to occur concurrently with the closing of a business combination. On June 28, 2021, the Forward Purchase Agreement was terminated in connection with the pending Business Combination.
Compensation
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsors, the Insiders, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. the Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsors, the Company’s officers or directors, or any of their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, the Company does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket
expenses incurred in connection with the Company’s activities on its behalf in connection with identifying and completing the Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to the Sponsors, the Company’s officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.
S1 Holdco
Services Agreement
On December 31, 2018, StartPage B.V., StartMail B.V., and Surfboard Holdings B.V. entered into a Services Agreement, which has been amended several times, pursuant to which StartMail and Surfboard Holdings provide certain marketing, product and operational services to each other, and StartMail makes certain space in its office location in the Netherlands available to employees of StartPage. StartMail is owned in part by the stockholders from whom S1 Holdco acquired the outstanding capital stock of Surfboard Holdings which, along with StartPage, are indirect subsidiaries of S1 Holdco. StartMail incurred $67,500, and Surfboard Holding incurred $120,718, in 2020 pursuant to this agreement.
Non-Recourse
Contingent Notes
On March 15, 2019, Qool Media Holdings, ULC (n/k/a System1 Canada ULC) (“
Qool Media
”), a subsidiary of System1, issued three
non-recourse
contingent notes in favor of 2683800 Ontario Inc. in connection with System1’s acquisition of Concourse Media Ltd. in order to efficiently support the earn out payments for each of the
12-month
periods ending March 31, 2020, 2021 and 2022. 2683800 Ontario Inc. is an entity affiliated with Ryan May, System1’s Senior Vice President—Publishing Strategy, and was the principal stockholder of Concourse Media when it was acquired by System1 through Qool Media. Qool Media did not pay 2683800

Ontario Inc. in 2020 pursuant to the contingent note that matured in March 2020, but paid the full $1,715,000 due on the contingent note that matured in March 2021.
Protected UK
Loan Agreement
On February 3, 2020, the Protected UK entered into a short-term intercompany loan with one of its directors. Under this agreement, the director agreed to provide Protected UK with a $3,000,000 loan that carried an interest rate of 10%. The loan was drawn on February 3, 2020 in full. The loan had a maturity date of March 17, 2020, which Protected UK paid back in full on this date. Protected UK incurred $35,000 of interest on this loan during the year ended December 31, 2020.
On March 13, 2020, Protected UK entered into an intercompany loan payable with System1 SS Protect Holdings, Inc. Under this agreement, SS Protect Holdings agreed to provide Protected UK with a $6,000,000 loan that carried an interest rate of 10%. The loan was drawn on March 13, 2020 in full. The loan had a maturity date of March 13, 2021. However, Protected UK paid the loan back in full on November 13, 2020. Protected UK incurred $356,384 of interest expense on this loan during the year ended December 31, 2020.
On November 13, 2020, Protected UK entered into an intercompany loan payable with Protected Security Holdings LLC, the parent company of System1 SS Protect Holdings, Inc. Under this agreement, Protected Security Holdings agreed to provide Protected UK with a $1,999,947 loan that carried an interest rate of 7.5%. The loan was drawn on November 13, 2020 in full. The loan had a maturity date of November 13, 2023. However, Protected UK paid the loan back in full on December 18, 2020. Protected UK incurred $14,383 of interest expense on this loan during the year ended December 31, 2020.
On December 17, 2020, Protected UK entered into a loan agreement (the “
Protected Loan Agreement
”) with S1 SS Protect Holdings Inc. (“
S1 SSP Holdings
”), a subsidiary of Protected, pursuant to which Protected UK granted S1 SSP Holdings a secured term loan of up to $30,000,000 available in multiple drawings on the terms and subject to the conditions of the Protected Loan Agreement. S1 SSP Holdings was to use these loan proceeds to repay loans it had made to certain of its investors, including JDI (an entity controlled by Christopher Phillips), Lone Investment Holdings (an entity controlled by Michael Blend), Roscoe Holdings Trust (an entity controlled by Charles Ursini) and OpenMail LLC (an entity controlled by Michael Blend and Charles Ursini). Protected UK loaned S1 SSP Holdings $10,059,719 in 2020 pursuant to this agreement.
During the year ended December 31, 2021, S1 SS Protect Holdings drew an additional $21,908,640 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to the Company. The loan has a maturity date of January 1, 2023. As part of this loan, the Company charged S1 SS Protect Holdings a set-up fee of $75,000. The set-up fee shall be recognized through income over the term of the loan.
As of December 31, 2021 and 2020, the total outstanding balance of the loan with System1 S1 SS Protect Holdings, Inc. was $32,832,653 and $10,059,719, respectively. As of December 31, 2021 and 2020, the total amount included in deferred revenue relating to financing fees not yet recognized was $165,594 and $167,712, respectively. Total financing fees recognized during the years ended December 31, 2021 and 2020 were $77,121 and $2,285, respectively. The Company recognized $941,416and $0 of interest income related to this loan during the years ended December 31, 2021 and 2020, respectively.
During the year ended December 31, 2021, the Company entered into a short term loan agreement with Just Develop It Limited, which carried an interest rate of 0%. These loans allowed multiple drawdowns which totaled $29,634,886 and were fully repaid by the end of the period. In addition to this, as a part of the Host Plus Share Purchase Agreement, the Company assumed a debt payable to Just Develop It Limited which was repaid in full on April 1, 2021.

On May 19, 2021, the Company entered into a loan receivable with a director of the Company. Under this agreement, the Company agreed to provide the director with a loan facility of up to $2,000,000 which carried an interest rate of 0%. The loan did not specify a stated maturity date. The director of the Company drew multiple amounts in accordance with the facility during the year ended December 31, 2021. The loan was repaid in full to the Company on December 24, 2021.
Acquisition of Host Plus Limited
On March 31, 2021, Protected UK entered into a Share Purchase Agreement to purchase Host Plus Limited. Each Seller of Host Plus Limited is shareholder of Protected UK. In addition, Protected UK assumed the debt of Host Plus Limited as part of the acquisition, which was payable to JDI. JDI is the parent company of Protected UK. On April 1, 2021, Protected UK provided an intercompany loan to Host Plus Limited who then repaid the outstanding loan in full on the same day in the amount of $448,530. The loan between Host Plus Limited and JDI did not have a stated maturity date and carried an interest rate of 0%.
Policy for Approval of Related Party Transactions
The audit committee of our Board has adopted an audit committee charter, providing for the review and approval of transactions involving an amount in excess of $120,000 in which the Company is to be a participant and in which any “
related person
” (as defined in Item 404(a) under the Exchange Act) has a direct or indirect material interest. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction and the benefits of the transaction to the Company and to the relevant related party. Any member of the audit committee who has an interest in the related party transaction under review by the audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the audit committee may determine to permit or to prohibit the related party transaction.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Common Stock immediately following the consummation of the Business Combination by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o System1, 4235 Redwood Avenue, Los Angeles, CA 90066.

Name of Beneficial Owner	Shares of Class A Common Stock+	Class A Common Stock Beneficial Ownership Percentage	Voting Power Percentage++
Directors and Executive Officers
Michael Blend(1)	760,000	*	*
Brian Coppola(2)	303,055	*	*
Paul Filsinger(3)	875,900	1.0%	*
Tridivesh Kidambi(4)	929,836	1.1%	*
Jennifer Robinson	4,074	*	*
Elizabeth Sestanovich(5)	267,436	*	*
Daniel Weinrot(6)	98,106	*	*
John Civantos(7)	266,146	*	*
William P. Foley, II(8)	9,305,129	10.3%	8.2%
Dexter Fowler	—	—	—
Caroline Horn	—	—	—
Moujan Kazerani(9)	73,200	*	*
Frank R. Martire, Jr.(10)	5,877,699	6.7%	5.3%
Christopher Phillips(11)	20,733,184	24.0%	19.1%
Jennifer Prince	—	—	—
All Directors and Executive Officers (15 Individuals)	39,493,757	40.5%	33.5%
Greater than 5% Holders
Cannae Holdings, LLC(12)	27,181,770	31.9%	25.4%
Stanley Blend(13)	16,573,322	17.6%	15.4%
Lone Star Friends Trust(14)	14,840,169	13.3%	11.5%
Trasimene Trebia, LP(8)	9,305,122	10.3%	8.2%
BGPT Trebia, LP(10)	5,877,699	6.7%	5.3%
Nicholas Baker(15)	7,699,449	9.0%	7.2%
CEE Holdings Trust(16)	4,599,438	5.2%	4.3%

Notes:

*	Denotes less than 1%
+
Represents shares of Class A Common Stock that the stockholders shown (i) beneficially own as of January 27, 2022 or (ii) have the right to acquire (a) upon exercise of Warrants held by the stockholder,

(b) upon exercise of the stockholder’s redemption right of any Class B Units in S1 Holdco held by such stockholder or (c) upon exercise of vested performance-based restricted stock units (“RSUs”) granted to each of Michael Blend and Just Develop It Limited. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A Common Stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.
++
Includes shares that the stockholders shown have the right to acquire as of January 27, 2022 or within 60 days thereafter as described in immediately preceding footnote above. Assumes redemption of all Class B Units by all members of S1 Holdco for shares of Class A Common Stock, which would have resulted in an additional 22,077,319 shares of Class A Common Stock outstanding as of January 27, 2022. Holders of Class B Units of S1 Holdco are entitled to have their Class B Units of S1 Holdco exchanged or redeemed for Class A Common Stock on a one-for-one basis or, at the election of the Company, a cash payment in an amount per Class B Unit of S1 Holdco redeemed and calculated based on the volume weighted average market price of a share of Class A Common Stock at the time of redemption. The Class B Units of S1 Holdco do not have voting rights, but holders of Class B Units of S1 Holdco own a corresponding number of shares of Class C Common Stock of the Company, which have voting rights and vote together with the shares of Class A Common Stock.

(1)
Consists of 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and 725,000 fully vested RSUs, in each case held directly by Mr. Blend. Excludes (i) 172,440 shares of Class A Common Stock and 961,613 shares of Class A Common Stock issuable upon the exchange or redemption of 961,613 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by OpenMail2, LLC (“OpenMail2”) and (ii) 45,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The Public Warrants by their terms become exercisable (including by cash settlement) 30 days following the Closing Date. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on
Form 8-K.
The RSUs vested on March 17, 2022, the first trading day on which the volume weighted average price of the Company’s Class A Common Stock exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(2)
Consists of 77,086 shares of Class A Common Stock and 225,969 shares of Class A Common Stock issuable upon the exchange or redemption of 225,969 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppolla.

(3)
Consists of 335,032 shares of Class A Common Stock and 540,868 shares of Class A Common Stock issuable upon the exchange or redemption of 540,868 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Filsinger.

(4)
Consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 401,489 shares of Class A Common Stock and 436,093 shares of Class A Common Stock issuable upon the exchange or redemption of 436,093 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case held directly by Mr. Kidambi, (iii) 15,518 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) 61,736 shares of Class A Common Stock currently held by Lone Investment Holdings, LLC (“LIH”), which shares have been given pro forma effect to Mr. Kidambi and are expected to be distributed to Mr. Kidambi upon LIH’s scheduled dissolution. Excludes 172,440 shares of Class A Common Stock and 961,613 shares of Class A Common Stock issuable upon the exchange of 961,613 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by OpenMail2. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2.

(5)
Consists of 58,841 shares of Class A Common Stock and 208,595 shares of Class A Common Stock issuable upon the exchange or redemption of 208,595 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Ms. Sestanovich.

(6)
Consists of 38,464 shares of Class A Common Stock and 59,642 shares of Class A Common Stock issuable upon the exchange or redemption of 59,642 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Weinrot.

(7)
Consists of (i) 61,209 shares of Class A common stock held directly by Mr. Civantos, (ii) 100,000 shares of Class A common stock issuable upon the exercise of 100,000 Warrants, (iii) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by the trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein and (iv) 29,325 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Mr. Civantos and are expected to be distributed to Mr. Civantos upon LIH’s scheduled dissolution.

(8)
Consists of (i) 3,737,205 shares of Class A Common Stock directly held by Trasimene Trebia, LP (the “Trebia Sponsor”), (ii) 4,734,167 shares of Class A Common Stock issuable upon the exercise of 4,734,167 Warrants directly held by the Trebia Sponsor and (iii) 833,750 shares of Class A Common Stock from the automatic conversion of 833,750 shares of Class D Common Stock held by the Trebia Sponsor. Under the Issuer’s Certificate of Incorporation, the Trebia Sponsor’s shares of Class D Common Stock automatically converted into Class A Common Stock on a one-for-one
basis on March 17, 2022, the first trading day that the volume-weighted average price of Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(9)
Consists of (i) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case held directly by Mr. Kazerani, the spouse of Ms. Kazerani, and (ii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him.

(10)
Consists of (i) 2,762,282 shares of Class A Common Stock directly held by BGPT Trebia, LP (the “BGPT Sponsor”) (ii) 2,499,167 shares of Class A Common Stock issuable upon the exercise of 2,499,167 Warrants directly held by the BGPT Sponsor and (iii). 616,250 shares of Class A Common Stock from the automatic conversion of 616,250 shares of Class D Common Stock held by the BGPT Sponsor. Under the Issuer’s Certificate of Incorporation, the BGPT Sponsor’s shares of Class D Common Stock automatically converted into Class A Common Stock on a one-for-one
basis on March 17, 2022, the first trading day that the volume-weighted average price of Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(11)
Consists of (i) 725,000 fully vested RSUs and 500,000 shares of Class A Common Stock issuable upon the exercise of 500,000 Private Placement Warrants, in each case held directly by Just Develop It Limited (“JDIL”) and (ii) 19,508,184 shares of Class A Common Stock currently held by JDI & AFH Limited (“J&A”), which shares have been given pro forma effect to JDIL and are expected to be distributed to JDIL upon J&A’s scheduled dissolution. J&A’s controlling stockholder is JDIL and Mr. Phillips is a director of J&A. Mr. Phillips is the controlling shareholder and a director of JDIL. The RSUs vested on March 17, 2022, the first trading day on which the volume weighted average price of the Company’s Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days. The Private Placement Warrants by their terms became exercisable (including by cash settlement) 30 days following the Closing Date. The terms of the Private Placement Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.

(12)
Consists of 27,181,770 shares of Class A Common Stock issued to Cannae Holdings, LLC, a Delaware limited liability company (“CHL”) pursuant to the Business Combination Agreement, the Backstop Agreement and the A&R Sponsor Agreement. CHL is a wholly-owned subsidiary of Cannae Holdings, Inc. (“CHI”). The address of the principal business office of CHI is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(13)	Consists of (i) 3,537,147 shares of Class A Common Stock, 500,000 shares of Class A Common Stock issuable upon the exercise of 500,000 Warrants and 7,945,580 Class B Units of S1 Holdco (and the

corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by Lone Star Friends Trust (“Lone Star”), (ii) 592,514 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee (the “Dante Trust”), (iv) 592,514 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee (the “Nola Trust”), (v) 45,367 shares directly held by Mr. Blend in his individual capacity and (vi) 2,857,442 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Mr. Blend and are expected to be distributed to Mr. Blend upon LIH’s scheduled dissolution. Mr. Blend is the trustee of each of Lone Star, the Dante Trust and the Nola Trust, and has voting and dispositive power over the shares held by each of Lone Star, the Dante Trust and the Nola Trust but disclaims beneficial interest in such shares except to the extent of any pecuniary interest therein (if any). Mr. Blend, an attorney at Clark Hill in San Antonio, Texas, is the father of Michael Blend, the Company’s co-founder, CEO and Chairman of the Board. Michael Blend and his family are the beneficiaries of Lone Star.
(14)	See Footnote (13) above.
(15)	The shares held by Mr. Baker give pro forma effect to a distribution of shares currently held by J&A, which are expected to be distributed to Mr. Baker upon J&A’s scheduled dissolution.
(16)
Consists of 1,191,217 shares of Class A Common Stock and 3,408,221 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the CEE Holdings Trust. Jackson Hole Trust Co. is the trustee of the CEE Holdings Trust and has voting and dispositive power over the shares held by the CEE Holdings Trust but disclaims beneficial interest in such shares.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “
Plan of Distribution
.”

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder+	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock++	Number of Warrants	Percentage of Outstanding Warrants
Directors and Executive Officers
Michael Blend (1)	760,000	35,000	760,000	35,000	—	—	—	—
Brian Coppola (2)	303,055	—	303,055	—	—	—	—	—
Paul Filsinger (3)	875,900	—	875,900	—	—	—	—	—
Tridivesh Kidambi (4)	929,836	15,000	929,836	15,000	—	—	—	—
Jennifer Robinson (5)	4,074	—	4,074	—	—	—	—	—
Elizabeth Sestanovich (6)	267,436	—	267,436	—	—	—	—	—
Daniel Weinrot (7)	98,106	—	98,106	—	—	—	—	—
John Civantos (8)	266,146	100,000	266,146	100,000	—	—	—	—
Moujan Kazerani (9)	73,200	40,700	73,200	40,700	—	—	—	—
5% or More Securityholders and Registration Rights Holders
Cannae Holdings, LLC (10)	27,181,770	—	27,181,770	—	—	—	—	—
Just Develop It Limited (11)	20,733,184	500,000	20,733,184	500,000	—	—	—	—
Lone Star Friends Trust (12)	14,840,169	500,000	14,840,169	500,000	—	—	—	—
Trasimene Trebia, LP (13)	9,305,122	4,734,167	9,305,122	4,734,167	—	—	—	—
Nicholas Baker (14)	7,699,449	—	7,699,449	—	—	—	—	—
BGPT Trebia, LP (15)	5,877,699	2,499,167	5,877,699	2,499,167	—	—	—	—
CEE Holdings Trust (16)	4,599,438	—	4,599,438	—	—	—	—	—
Stanley Blend (17)	1,733,153	—	1,733,153	—	—	—	—	—
Charles Ursini (18)	857,791	—	857,791	—	—	—	—	—
The Blend Family Foundation (19)	296,456	—	296,456	—	—	—	—	—
Securityholders with more than 500,000 Shares of Class A Common Stock
Harvey’s Gaingels Protected LLC (20)	4,050,675	—	4,050,675	—	—	—	—	—
Mellow Mountain Holding Trust (21)	2,535,781	—	2,535,781	—	—	—	—	—
Marc Mezzacca (22)	1,765,368	—	1,765,368	—	—	—	—	—
OpenMail2 (23)	1,134,053	—	1,134,053	—	—	—	—	—
John Fries (24)	1,012,005	—	1,007,479	—	4,526	*	—	—
Dean DeBoer (25)	893,135	—	893,135	—	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder+	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock++	Number of Warrants	Percentage of Outstanding Warrants
Securityholders with up to 500,000 Shares of Class A Common Stock
Securityholders with beneficial ownership of more than 350,000 shares up to 500,000 shares	2,010,641	—	1,936,574	—	74,067	*	—	—
Securityholders with beneficial ownership of more than 200,000 shares up to 350,000 shares	1,245,302	—	1,225,534	—	19,768	*	—	—
Securityholders with beneficial ownership of more than 50,000 shares up to 200,000 shares	2,620,041	—	2,474,365	—	145,676	*	—	—
Securityholders with beneficial ownership of up to 50,000 shares	2,159,047	—	1,207,238	—	951,809	*	—	—
+    Unless otherwise noted, the business address of each securityholder is c/o System1, Inc., 4235 Redwood Avenue, Marina Del Rey, CA 90066.
++    The percentage of beneficial ownership is based on 107,223,933 shares of Class A Common Stock outstanding, which includes 85,146,614 shares of Class A Common Stock outstanding as of March 31, 2022 and the redemption of all Class B Units by all members of S1 Holdco for shares of Class A Common Stock, which would result in an additional 22,077,319 shares of Class A Common Stock outstanding as of March 31, 2022. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(1)
Consists of 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and 725,000 fully vested RSUs, in each case held directly by Mr. Blend. The Public Warrants by their terms become exercisable (including by cash settlement) 30 days following the Closing Date. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form
8-K.
The RSUs vested on March 17, 2022, the first trading day on which the volume weighted average price of the Company’s Class A Common Stock exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(2)
Consists of 77,086 shares of Class A Common Stock and 225,969 shares of Class A Common Stock issuable upon the exchange or redemption of 225,969 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppolla.

(3)
Consists of 335,032 shares of Class A Common Stock and 540,868 shares of Class A Common Stock issuable upon the exchange or redemption of 540,868 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Filsinger.

(4)
Consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 401,489 shares of Class A Common Stock and 436,093 shares of Class A Common Stock issuable upon the exchange or redemption of 436,093 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case held directly by Mr. Kidambi, (iii) 15,518 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) 61,736 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Mr. Kidambi and are expected to be distributed to Mr. Kidambi upon LIH’s scheduled dissolution.
(5)	Consists of shares of Class A Common Stock directly held by Ms. Robinson.
(6)
Consists of 58,841 shares of Class A Common Stock and 208,595 shares of Class A Common Stock issuable upon the exchange or redemption of 208,595 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Ms. Sestanovich.

(7)
Consists of 38,464 shares of Class A Common Stock and 59,642 shares of Class A Common Stock issuable upon the exchange or redemption of 59,642 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Weinrot.

(8)
Consists of (i) 61,209 shares of Class A common stock held directly by Mr. Civantos, (ii) 100,000 shares of Class A common stock issuable upon the exercise of 100,000 Warrants and, (iii) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by the trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein and (iv) 29,325 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Mr. Civantos and are expected to be distributed to Mr. Civantos upon LIH’s scheduled dissolution.

(9)
Consists of (i) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case held directly by Mr. Kazerani, the spouse of Ms. Kazerani, and (ii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws,
over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him.

(10)
Consists of 27,181,770 shares of Class A Common Stock issued to CHL pursuant to the Business Combination Agreement, the Backstop Agreement and the A&R Sponsor Agreement. CHL is a wholly-owned subsidiary of CHI. The address of the principal business office of CHI is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(11)
Consists of (i) 725,000 fully vested RSUs and 500,000 shares of Class A Common Stock issuable upon the exercise of 500,000 Private Placement Warrants, in each case held directly by JDIL and (ii) 19,508,184 shares of Class A Common Stock currently held by J&A, which shares have been given pro forma effect to JDIL and are expected to be distributed to JDIL upon J&A’s scheduled dissolution. J&A’s controlling stockholder is JDIL and Christopher Phillips is a director of J&A. Mr. Phillips is the controlling shareholder and a director of JDIL. The RSUs vested on March 17, 2022, the first trading day on which the volume weighted average price of the Company’s Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days. The Private Placement Warrants by their terms became exercisable (including by cash settlement) 30 days following the Closing Date. The terms of the Private Placement Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on
Form 8-K.

(12)
Consists of (i) 3,537,147 shares of Class A Common Stock, 500,000 shares of Class A Common Stock issuable upon the exercise of 500,000 Warrants and 7,945,580 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by Lone Star and (ii) 2,857,442 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Lone Star and are expected to be distributed to Lone Star upon LIH’s scheduled dissolution. Stanley Blend is the trustee of Lone Star.

(13)
Consists of (i) 2,762,282 shares of Class A Common Stock directly held by the BGPT Sponsor, (ii) 2,499,167 shares of Class A Common Stock issuable upon the exercise of 2,499,167 Warrants directly held by the BGPT Sponsor and (iii) 616,250 shares of Class A Common Stock from the automatic conversion of 616,250 shares of Class D Common Stock held by the BGPT Sponsor. Under the Issuer’s Certificate of Incorporation, the BGPT Sponsor’s shares of Class D Common Stockautomatically converted into Class A Common Stock on a one-for-one
basis on March 17, 2022, the first trading day that the volume-weighted average price of Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(14)	The shares held by Mr. Baker give pro forma effect to a distribution of shares currently held by J&A, which are expected to be distributed to Mr. Baker upon J&A’s scheduled dissolution.
(15)
Consists of (i) 3,737,205 shares of Class A Common Stock directly held by Trasimene Trebia, LP (the “Trebia Sponsor”), (ii) 4,734,167 shares of Class A Common Stock issuable upon the exercise of 4,734,167 Warrants directly held by the Trebia Sponsor and (iii) 833,750 shares of Class A Common Stock from the automatic conversion of 833,750 shares of Class D Common Stock held by the Trebia Sponsor. Under the Issuer’s Certificate of Incorporation, the Trebia Sponsor’s shares of Class D Common Stock automatically converted into Class A Common Stock on a one-for-one
basis on March 17, 2022, the first trading day that the volume-weighted average price of Class A Common Stock equaled or exceeded $12.50 per share for 20 trading days within a period of 30 consecutive trading days.

(16)
Consists of 1,191,217 shares of Class A Common Stock and 3,408,221 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the CEE Holdings Trust. Jackson Hole Trust Co. is the trustee of the CEE Holdings Trust and has voting and dispositive power over the shares held by the CEE Holdings Trust but disclaims beneficial interest in such shares.

(17)
Consists of (i) 592,514 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Trust, (ii) 592,514 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Trust and (v) 45,367 shares directly held by Mr. Blend in his individual capacity.

(18)
Consists of (i) 65,196 shares of Class A Common Stock and 294,766 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case held direcly by FGL Labs, of which Mr. Ursini is the managing member, (ii) 86,773 shares of Class A Common Stock and 368,458 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case held directly by the Ursini Children’s Trust, of which Mr. Ursini is the trustee, and (iii) 42,598 shares of Class A Common Stock currently held by LIH, which shares have been given pro forma effect to Mr. Ursini and are expected to be distributed to Mr. Ursini upon LIH’s scheduled dissolution.

(19)
Consists of (i) 45,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend.

(20)
Consists of shares of Class A Common Stock held directly by Harvey’s Gaingels Protected LLC (“HGP”). Joseph Jones has the sole voting and dispositive power over Harvey’s Angels, the managing member of HGP.

(21)
Consists of 490,848 shares of Class A Common Stock and 2,044,933 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Mellow Mountain Holding Trust. Jackson Hole Trust Co. is the trustee of the Mellow Mountain Holding Trust and has voting and dispositive power over the shares held by the Mellow Mountain Holding Trust but disclaims beneficial interest in such shares.

(22)	Consists of shares of Class A Common Stock held directly by the reporting person, received in connection with the acquisition of NextGen Shopping, Inc.
(23)
Consists of 172,440 shares of Class A Common Stock and 961,613 shares of Class A Common Stock issuable upon the exchange of 961,613 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by OpenMail2. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2.

(24)	Consists of shares of Class A Common Stock held directly by the reporting person.
(25)	Consists of shared of Class A Common Stock held directly by Altech IT Inc. (“Altech”), of which Mr. Deboer is the president. The principal address of Altech is 9539 Stein Roard, Custer, WA 98240.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes some of the terms of our Charter and Bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 100,000 shares of Preferred Stock, par value $0.0001 per share, and 527,000,000 shares of Common Stock, par value $0.0001 per share, which consists of 500,000,000 shares of Class A Common Stock, 25,000,000 shares of Class C Common Stock, and 2,000,000 shares of Class D Common Stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Voting rights.
Except as provided in our Charter or as required by applicable law, holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At annual and extraordinary general meetings of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Reservation of Shares.
Under our Charter, we will have at all times, authorized and unissued shares of Class A Common Stock for the purposes of effecting any redemptions or exchanges under the New S1 Holdco Agreement or the conversion of Class D Common Stock.
Class C Common Stock
Voting rights.
Except as provided in our Charter or as required by applicable law, holders of Class C Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At any annual and extraordinary general meeting of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Future Issuances.
Under our Charter, System1 is not permitted to issue additional shares of Class C Common Stock after the adoption of our Charter, other than in connection with the valid issuance S1 Holdco Common Units under the New S1 Holdco Operating Agreement.
Restriction on Transfer.
Under our Charter, holders of Class C Common Stock may only transfer their Class C Common Stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.

Class D Common Stock
Voting Rights.
Except as provided in our Charter or as required by applicable law, holders of Class D Common Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of Class D Common Stock.
Restriction on Transfer.
Under our Charter, holders of Class D Common Stock may only transfer their Class D Common Stock to certain permitted transfers.
Conversion.
Class D Common Stock will automatically convert into Class A Common Stock on a one-for-one
basis if, following the Closing, the VWAP of the Post-Closing Company equals or exceeds $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing. If the System1 Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of Class D Common Stock will automatically be forfeited to the Post-Closing Company and canceled for no consideration therefor, including any dividends or dividend catch-up
payments owed in respect thereof.
Preferred Stock
Voting Rights.
Except as provided in Our Charter (including in connection with the establishment of any new series of preferred stock) or as required by applicable law, holders of Preferred Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote on an amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock will entitle the holders of Preferred Stock will be entitled to vote as a separate class thereon.
Our Charter authorizes our Board to establish additional series of preferred stock. Unless required by law or any stock exchange, the authorized preferred stock will be available for issuance without further action by the holders of Common Stock. Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of System1 without further action by our Stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Dividend Rights
Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of Class A Common Stock and Class D Common Stock will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by our Board out of funds legally available therefor. The holders of Class C Common Stock are not entitled to any dividends declared by our Board, except in the case of a stock dividend, pursuant to our Charter. Holders of Class D Common Stock will only receive dividends declared in respect thereof upon the conversion of Class D Common Stock to Class A Common Stock, as described above.
Winding-Up
If System1 is wound up, the holders of Class A Common Stock, after paying off any liabilities, and the amounts owed to the holders of Preferred Stock, if any, may divide amongst the themselves the assets of System1. The holders of Class C Common Stock and Class D Common Stock are not entitled to any assets of System1 upon being wound up and liquidated, except for the par value of the shares thereof.

Preemptive Rights; Sinking Fund Provisions
The holders of System1 Common Stock have no preemptive rights or other subscription rights. There are no sinking fund provisions applicable to System1 Stock.
System1 Warrants
In connection with the Business Combination, each of the Trebia Public Warrants that were outstanding immediately prior to the Effective Time, pursuant to and in accordance with the warrant agreement covering such warrants, were automatically and irrevocably modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Trebia Class A Ordinary Shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire the same number of shares of Class A Common Stock per warrant on the same terms (each a “
Warrant
”).
Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to the satisfaction of any applicable conditions. Only a whole Warrant may be exercised at a given time by a warrant holder. A holder of Warrants will not be able to exercise any fraction of a Warrant.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to System1 satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the System1 Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
redemption period.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding System1 Warrants. See “—
Private Placement Warrants
” below. During the
30-day
redemption period, registered holders of the Warrants may elect to exercise their Warrants on a “
cashless basis
” and receive a number of Class A Common Stock

determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the Redemption Fair Market Value (a “
Make-Whole Exercise
”).

	Redemption Fair Market Value of System1 Class A Share
Redemption Date (period to expiration of warrants)	<$	10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$	18.00
60 months		0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361
The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a
365-
or
366-day
year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a System1 Warrant is adjusted.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the warrants. System1 has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “
—Redemption of Warrants When the Price per share of Class
 A Common Stock Equals or Exceeds $18.00
.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Trebia’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to Our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we chooses to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in its best interest to do so. As such, we would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Anti-dilution Adjustments.
Following the conversion of the Trebia Public Warrants into Warrants, the Warrants will be subject to anti-dilution adjustments, as summarized in the paragraphs below.
Sub-Divisions
. If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend of Class A Common Stock, or by a sub-division
of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division
or similar event, the number of shares of Class A Common Stock issuable on exercise of each System1 Warrant shall be increased in proportion to such increase in the issued and outstanding Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the “Historical Fair Market Value” will be deemed a capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.
Dividends
. In addition, if at any time while the System1 Warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination and (c) certain other dividends or distributions in connection with redemption rights of the holders of Class A Common Stock existing prior to the completion of the Business Combination.
Aggregation of Shares
. If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.

Replacement of Securities upon Reorganization, etc
. In case of any reclassification or reorganization of the outstanding Class A Common Stock, or in the case of any merger or consolidation of System1 with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event, provided however, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value.
Notices of Changes in Warrant
. Upon every adjustment of the Warrant price or the number of shares issuable upon exercise of a Warrant, we shall give written notice thereof to the Warrant Agent, which notice shall state the price of a Warrant resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, we will give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
No Fractional Shares
. We will not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.
Form of Warrant
. The form of Warrant need not be changed because of any adjustment, and Warrants issued after such adjustment may state the same warrant price and the same number of shares as is stated in the Warrants initially issued pursuant to the Warrant Agreement; provided, however, that System1 may at any time in its sole discretion make any change in the form of Warrant that we may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
Other Events
. In case any event shall occur affecting System1 as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, we will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a business combination. We will adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

No Adjustment
. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Trebia Class B Ordinary Shares into Trebia Class A Ordinary Shares.
Private Placement Warrants
The Private Placement Warrants are identical to the Warrants (including with respect to the anti-dilution adjustments described in the immediately preceding section), except that so long as they are held by the Sponsors or any of their permitted transferees, the Private Placement Warrants: (i) may be exercised on a “cashless basis”, (ii) including the Class A Common Stock issuable upon exercise of the Private Placement Warrants may not be transferred, assigned or sold until thirty (30) days after the completion by us of an initial business combination, (iii) are not redeemable by us pursuant to the redemption described in the section titled “
—Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00
”, and (iv) will only be redeemable by pursuant to the redemption described in the section titled “
— Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00
” if the Reference Value is less than $18.00 per share (subject to adjustment); provided, however, that in the case of clause (ii), the Private Placement Warrants and any Class A Common Stock held by the Sponsors or any of their permitted transferees that are issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

•
to our officer or directors, any affiliates or family member of any of our officers of directors, any members or partners of the Sponsors or its affiliates, any affiliates of the Sponsors or any employees of such affiliates;

•
in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, or an affiliate of such person, or to a charitable organization;

•	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

•
in the case of an individual, pursuant to a qualified domestic relations order; by virtue of the limited partnership agreements or other applicable organizational documents of the Sponsors upon dissolution of the Sponsors; as distributions to limited partners or members of the Sponsors; by virtue of laws of Delaware or either of the Sponsors’ respective organizational documents upon liquidation or dissolution of Trasimene Sponsor or BGPT Sponsor, as applicable; or in the event of our completion of a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their Class A Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in each case (except for the final four bullets above or with the prior written consent of our group) prior to such registration for transfer, the warrant agent shall be presented with written documentation pursuant to which each permitted transferee must enter into a written agreement with us agreeing to be bound by these transfer restrictions.

System1’s Transfer Agent and Warrant Agent
The transfer agent for System1 Stock and Warrant Agent for Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company.
Anti-Takeover Effects of the System1 Charter, System1 Bylaws and Certain Provisions of Delaware Law
Our Charter, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of System1. These provisions are intended to avoid costly takeover battles, reduce Our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board to maximize stockholder value.

However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of System1 by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.
Action by Written Consent
Our Charter provides that any action required or permitted to be taken by Our stockholders must be effected at a duly called annual or Extraordinary General Meeting of such stockholders, and may not be taken by written consent.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, we may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of Our stockholders.
In addition, our Board is generally authorized to issue shares additional series of preferred stock having such terms, powers, rights and preferences as our Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of System1 or the removal of System1 management.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of System1 by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” with certain permitted exceptions.
Election and Removal of Directors and Vacancies
Our Charter provides that our Board will determine the number of directors who will serve on our Board, subject to the rights set forth in the Stockholders Agreement. Our Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.
In addition, our Charter provides that any vacancy on our Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement and any rights of the holders of Preferred Stock. For more information on the Stockholders Agreement.

No Cumulative Voting
Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. Our Charter does not authorize cumulative voting.
Special Stockholder Meetings
Our Charter provides that Extraordinary General Meeting of stockholders may be called only by or at the direction of our Board, the Chairman of our Board or by the Secretary of System1 at the request of any holder of greater-than fifty (50%) of the total voting power of the outstanding shares. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of System1.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board or pursuant to the Stockholders Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at Our principal executive offices not less than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of our Bylaws, the date of the preceding annual meeting will be deemed to be May 14 of the preceding calendar year). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
Our Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of System1.
Voting Requirements
Our Charter provides that the System1 Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our Charter. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Exclusive Forum
Our Charter provides that, unless System1 consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of System1, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of System1 to System1 or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 (a) arising pursuant to any provision of the DGCL, the System1 Charter (as it may be amended or restated) or the System1 Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).
Our Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of Our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. This choice-of-forum
provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.
We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of Our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Our business, financial condition and results of operations and result in a diversion of the time and resources of Our management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of System1 and its stockholders, through stockholders’ derivative suits on Our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Listing
Our Class A Common Stock and Warrants are listed on the NYSE under the symbols “SST” and “SST.WS,” respectively.

PLAN OF DISTRIBUTION
We are registering 106,508,061 shares of Class A Common Stock and 8,424,034 Private Placement Warrants for possible sale by the Selling Securityholders from time to time and up to 25,483,334 shares of Class A Common Stock that are issuable upon the exercise of the Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then-current
market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker dealer as principal and resale by such broker dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over the counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5 1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 or another exemption from registration under the securities act. may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind
distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers
or other financial institutions. In connection with such transactions, broker-dealers
or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers
or other financial institutions that require the delivery to such broker-dealer
or other financial institution of shares offered by this prospectus, which shares such broker-dealer
or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares or grant a security interest in shares to a broker-dealer
or other financial institution, and, upon a default under the secured obligation, such broker-dealer
or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective
amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales,
broker-dealers
or agents engaged by the Selling Securityholders may arrange for other broker-dealers
to participate.
Broker-dealers
or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, any
broker-dealers
who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer
may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the
anti-manipulation
rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. The Selling Securityholders may indemnify any broker-dealer
that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under the Registration Rights Agreement, we have agreed to indemnify the Registration Rights Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registration Rights Holders may be required to make with respect thereto. In addition, we and the Registration Rights Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

LEGAL MATTERS
The validity of the shares of Class A Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP.
EXPERTS
The financial statements of Trebia Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 21, 2021 and for the period from February 11, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of S1 Holdco, LLC as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Protected.Net Group Limited as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, independent accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. BDO LLP, Southampton, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Class A Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

System1, Inc. (f/k/a Trebia Acquisition Corp.)

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2021 and for the period from February 11, 2020 (Inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2021 and for the period from February 11, 2020 (Inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2021 and for the period from February 11, 2020 (Inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PROTECTED.NET GROUP LIMITED
Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
System1, Inc. (f/k/a Trebia Acquisition Corp.)
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of System1, Inc. (f/k/a Trebia Acquisition Corp.) (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and the period from February 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from February 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Philadelphia, PA
March 30, 2022

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$53,147	$843,643
Prepaid e xpenses	67,083	209,790

Total Current Assets	120,230	1,053,433
Cash held in Trust Account	517,500,000	517,500,000

TOTAL ASSETS	$517,620,230	$518,553,433

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current l iabilities
Accounts Payable and Accrued Expenses	$12,557,125	$613,050
Promissory note—related party	450,000	—

Total Current Liabilities	13,007,125	613,050
Warrant Liability	29,305,834	53,005,335
FPA Liability	—	10,654,540
Deferred Underwriting Fee Payable	18,112,500	18,112,500

Total Liabilities	60,425,459	82,385,425
Commitments
Class A Ordinary Shares subject to possible redemption, 51,750,000 shares issued and outstanding at redemption value a s of December 31, 2021 and 2 020	517,500,000	517,500,000
Shareholders’ Deficit
Prefer e nce shares, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary share s , $0.0001 par value; 400,000,000 shares authorized; no shares issued and outstanding (excluding 51,750,000 shares subject to possible redemption) at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 12,937,500 shares issued and outstanding as of December 31, 2021 and 2020	1,294	1,294
Accumulated deficit	(60,306,523)	(81,333,286)

Total Shareholders’ Deficit	(60,305,229)	(81,331,992)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$517,620,230	$518,553,433

The accompanying notes are an integral part of these consolidated financial statements.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from February 11, 2020 (Inception) through December 31, 2020
Operating and formation costs	$13,327,278	$806,028

Loss from operations	(13,327,278)	(806,028)

Other income (expense):
Transaction costs allocated to warrant and FPA liabilities	—	(1,381,051)
Change in fair value of warrant liability	23,699,501	(17,328,667)
Change in fair value of FPA liability	7,494,372	(10,399,002)
Gain on termination of FPA	3,160,168	—

Total other income (expense), net	34,354,041	(29,108,720)

Net income (loss)	$21,026,763	$(29,914,748)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	51,750,000	31,145,833

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.33	$(0.69)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	12,937,500	12,265,625

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.33	$(0.69)

The accompanying notes are an integral part of these consolidated financial statements.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—February 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	12,937,500	1,294	23,706	—	25,000
Contribution in excess of fair value of private warrants	—	—	—	—	823,332	—	823,332
Remeasurement of Class A Common Stock subject to redemption to redemption value	—	—	—	—	(847,038)	(51,418,538)	(52,265,576)
Net loss	—	—	—	—	—	(29,914,748)	(29,914,748)

Balance—December 31, 2020	—	$—	12,937,500	$1,294	$—	(81,333,286)	$(81,331,992)
Net income	—	—	—	—	—	21,026,763	21,026,763

Balance—December 31, 2021	—	$—	12,937,500	$1,294	$—	$(60,306,523)	$(60,305,229)

The accompanying notes are an integral part of these consolidated financial statements.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from February 11, 2020 (Inception) through December 31, 2020

Cash Flows from Operating Activities:
Net income (loss)	$21,026,763	$(29,914,748)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	(23,699,501)	17,328,667
Change in fair value of FPA	(7,494,372)	10,399,002
Gain on termination of FPA	(3,160,168)	—
Transaction costs incurred in connection with IPO	—	1,381,051
Changes in operating assets and liabilities:
Prepaid expenses	142,707	(209,790)
Accounts payable and accrued expenses	11,944,075	613,050

Net cash used in operating activities	(1,240,496)	(402,768)

Cash Flows from Investing Activities:
Investment of cash into trust Account	—	(517,500,000)

Net cash used in investing activities	—	(517,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	507,150,000
Proceeds from sale of Private Placement Warrants	—	12,350,000
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from promissory note—related party	450,000	150,000
Repayment of promissory note—related party	(150,000)
Payment of offering costs	—	(778,589)

Net cash provided by financing activities	450,000	518,746,411

Net Change in Cash	(790,496)	843,643
Cash—Beginning	843,643	—

Cash—Ending	$53,147	$843,643

Non-cash investing and financing activities:
Initial classification of warrant liability	$—	$35,676,668
Initial classification of FPA liability	$—	$255,538
Initial value of Class A Common Stock subject to possible redemption	$—	$517,500,000

Deferred underwriting fee payable	$—	$18,112,500

The accompanying notes are an integral part of these consolidated financial statements.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
System1, Inc., (the “Company”, f/k/a Trebia Acquisition Corp. (“Trebia)) was a blank check company incorporated as a Cayman Islands exempted company on February 11, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). On January 27,
2022

the Company consummated its Business Combination as described in Note 6.
Although the Company was not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intended to focus on industries that complements the Sponsors’ (as defined below) and management team’s background in financial services, technology, software, data, analytics, services and related areas. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 11, 2020 (inception) through December 31, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering became effective on June 16, 2020. On June 19, 2020, the Company consummated the Initial Public Offering of 51,750,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 6,750,000 Units, at $10.00 per Unit, generating gross proceeds of $517,500,000 which is described in Note
3
.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,233,334 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Trasimene Trebia, LP, an affiliate of Trasimene Capital Management, LLC, and BGPT Trebia LP, an affiliate of Bridgeport Partners LLC (collectively the “Sponsors”), generating gross proceeds of $12,350,000, which is described in Note
4
.
At December 31, 2021 and 2020, cash
of
$53,147 and $843,643,
respectively, was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on June 19, 2020, an amount of $517,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of
Rule 2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

proceeds were intended to be applied generally toward completing a Business Combination. The Company must have completed its initial Business Combination with one or more target businesses that together have a fair market value equal to at least
 80%
of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires

50
%

o
r more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act, of which the Company has satisfied this requirement within the consummated Business Combinatio
n.
The Company provided its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination in connection with a shareholder meeting called to approve the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination was made by the Company. The shareholders were entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account
(
$10.00 per share), calculated as of two
business days prior to the completion of a Business Combination. There were no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company received an ordinary resolution under Cayman Islands law to approve the Business Combination, which required an affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. Holders of the Company’s Founder Shares agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and waived their redemption rights with respect to any such shares in connection with a shareholder vote to approve the Business Combination. The Company did not redeem its Public Shares in an amount that would have caused its net tangible assets to be less than $5,000,001. Additionally, each public shareholder was given the option to redeem their Public Shares, without voting, and if they did vote, irrespective of whether they voted for or against a proposed Business Combination.

The Sponsors had agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) did not propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem

100
%
of the Public Shares if the Company did not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of the Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation.
The Sponsors had agreed to waive their liquidation rights with respect to the Founder Shares if the Company failed to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company did not complete a Business Combination.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Liquidity and Capital Resources
As of
December 31, 2021, the Company had
$53,147
in its operating bank accounts,
$517,500,000
in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of
 $12,886,895.

Until the consummation of a Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and consummating the Business Combination.

On January 27, 2022, the date of the consummation of the Business Combination, the Company received aggregate cash consideration payable under the Business Combination Agreement of approximately $462,500,000, with an additional backstop of $200,000,000 to cover redemptions, and access to $450,000,000 in debt financing. The Company will not need to obtain additional resources to continue funding operations through twelve months from the issuance of this report.
Risks and Uncertainties
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus
(COVID-19)
as a pandemic which continues to spread throughout the United States and the World. As of the date the consolidated financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that
COVID-19
could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Orchid Merger Sub I, Inc., Orchid Merger Sub II, LLC and Orchid Finco LLC. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F-
9

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Cash Held in Trust Account
At December 31, 2021 and 2020, the assets held in the Trust Account were held in cash.
Warrant and FPA Liabilities
The Company accounts for the Public Warrants (as defined in Note 3) and Private Placement Warrants (collectively, the “Warrants”) as well as a forward purchase agreement entered into with the Company’s anchor investor (the “FPA”) as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, or meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own ordinary shares and whether the holders of the

F-1
0

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheets date thereafter. Changes in the estimated fair value of such warrants and FPAs are recognized as a non-cash
gain or loss on the statements of operations.
We account for the Warrants and FPAs in accordance with ASC
815-40
under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The fair value of the Private Placement Warrants is estimated using the value of the Public Warrants’ quoted market price. The fair value of the FPAs was estimated using a probability-weighted discounted cash flow approach.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Company’s conditionally redeemable Class A Ordinary Shares feature certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A ordinary shares subject to possible redemption were

51,750,000
,
are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2021 and 2020, the Class A Ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$517,500,000
Less:
Proceeds allocated to Public Warrants	$(24,150,000)
Class A ordinary shares issuance costs	(28,115,576)
Plus:
Remeasurement of carrying value to redemption value	$52,265,576

Class A ordinary shares subject to possible redemption	$517,500,000

Offering Costs
The Company complies with the requirements of FASB ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” Offering costs consist of costs incurred in connection with formation
and

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

preparation for the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the Warrants and FPA has been charged to expense. The portion of offering costs allocated to the Class A ordinary shares has been charged to shareholders’ equity.
On June 19, 2020, offering costs totaled $29,241,089 (consisting of $28,462,500 of (current and deferred) underwriting fees and $778,589 of other offering costs), of which $1,381,051 was charged to expense.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no
unrecognized tax benefits and
no
amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero
for the year presented and for the period from February 11, 2020 (Inception) through December 31, 2020.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statements of operations.

Net Income (Loss) Per Share
Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class
method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

considered the effect of warrants sold in the Initial Public Off erin
g and the pr
iv
ate placement to purchase
25,483,334
ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2021		For the Period from February 11, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$16,821,410	$4,205,353	$(21,462,531)	$(8,452,217)
Denominator:
Basic and diluted weighted average shares outstanding	51,750,000	12,937,500	31,145,833	12,265,625

Basic and diluted net income (loss) per ordinary share	$0.33	$0.33	$(0.69)	$(0.69)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis
.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
Recent Accounting Standards
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU
2020-06
removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting ASU
2020-06.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE
3
. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 51,750,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 6,750,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note
8
).
NOTE
4
. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 8,233,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant from the Company in a private

placement, for an aggregate purchase price of
$12,350,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note
8
). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE
5
. RELATED PARTY TRANSACTIONS
Founder Shares
On February 18, 2020, the Sponsors purchased 10,781,250 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2020, the Company effected a share dividend of 2,156,250 shares, resulting in the Sponsors holding an aggregate of 12,937,500 Founder Shares. All share and per-share
amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,687,500 shares subject to forfeiture by the Sponsors to the extent that the

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent

20
% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option,
1,687,500
Founder Shares are no longer subject to forfeiture.
The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note—Related Party
On July 13, 2021 the Sponsors made available to the Company a loan of up to $500,000 pursuant to two promissory notes issued to the Company from the BGPT Sponsor in the amount of $212,500 (the “BGPT Note”) and to Trasimene Sponsor $287,500 (the “Trasimene Note”). The Company is entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going
operational expenses and certain other expenses. The notes are unsecured, non-interest
bearing and mature on the earlier of: (i) May 31, 2022, or (ii) the date on which the Company consummates a Business Combination. On July 13, 2021, the Company drew-down $106,250 under the BGPT Note and $143,750 under the Trasimene Note. On August 9, 2021, the Company drew-down an additional $75,000 under the BGPT Note. On September 30, 2021, the Company drew-down an additional $10,000 under the BGPT Note and $115,000 under the Trasimene Note. As of December 31, 2021, the outstanding balance under the promissory notes was
$450,000. This amount was repaid at the closing of the Business Combination.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on June 16, 2020, the Company will pay BGPT Trebia LP up to $10,000 per month for office space and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for the period from February 11, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $65,000 of such fees, respectively. As of December 31, 2021 and 2020, $112,472 and $65,000 is included in accrued expenses in the accompanying balance sheets, respectively. This agreement was terminated, and all amounts were repaid at the closing of the Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust

F-1
5

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Account would be used to repay the Working Capital Loans. No Working Capital Loans were issued during year ended December 31, 2020 or for the period from February 11, 2020 (Inception) through December 31, 2020.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on June 19, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the forward purchase agreement, the Company has agreed to use its reasonable best efforts (i) to file within
30
days after the closing of the initial business combination a resale shelf registration statement with the SEC for a secondary offering of the forward purchase shares and the forward purchase warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which Cannae Holdings, Inc. (“Cannae Holdings”) or its assignee cease to hold the securities covered thereby, and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct underwritten offerings, subject to certain limitations. In addition, the forward purchase agreement provides for certain “piggy-back” registration rights to the holders of forward purchase securities to include their securities in other registration statements filed by us.

Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $18,112,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. This amount was paid at the closing of the Business Combination.
Forward Purchase Agreement
On June 5, 2020, the Company entered into a forward purchase agreement with Cannae Holdings, a diversified holding company which is externally managed by Trasimene Capital Management, LLC but is not an affiliate of the Company or the Sponsors, pursuant to which Cannae Holdings will purchase Class A ordinary shares in an aggregate share amount equal to
7,500,000
Class A ordinary shares, plus an aggregate of
2,500,000
redeemable warrants to purchase
one
Class A ordinary share at $
11.50
per share, for an aggregate purchase price of $
75,000,000
, or $
10.00
per Class A ordinary share, in a private placement to occur concurrently with the closing of the Business Combination. The warrants to be issued as part of the forward purchase agreement will be

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

identical to the warrants sold as part of the units in this offering. In connection with the forward purchase securities sold to Cannae Holdings, the Sponsors will receive (by way of an adjustment to their existing Class B ordinary shares) an aggregate number of additional Class B ordinary shares so that the initial shareholders, in the aggregate, on an as-
converted
basis, will hold

20
% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders.
Under the forward purchase agreement, the Company will provide a right of first offer to Cannae Holdings, if the Company proposes to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities, other than the units and certain excluded securities. In addition, if the Company seeks shareholder approval of a Business Combination, Cannae Holdings has agreed under the forward purchase agreement to vote any Class A ordinary shares owned by Cannae Holdings in favor of any proposed initial Business Combination.
In connection with the signing of the Business Combination Agreement and Backstop Agreement, Trebia and Cannae entered into a FPA Termination Agreement to terminate the June 5, 2020 Forward Purchase Agreement.

Fee Arrangement
The Company entered into a fee arrangement with two service providers pursuant to which certain fees incurred by the Company in connection with a potential Business Combination will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these fees. As of December 31, 2021 and 2020, the amount accrued for these fees was approximately
$8,266,666 and

$
0, respectively.
Business Combination Agreement
As previously disclosed on a
Form 8-K
filed with the SEC on June 29, 2021, on June 28, 2021, the Company entered into a certain Business Combination Agreement (the “Business Combination Agreement”) by and among S1 Holdco, LLC, a Delaware limited liability company (“System1”), System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected” and, together with System1, collectively, the “Targets”) and the other parties signatory thereto. The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the “Business Combination”): (i) the Company will transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) upon which time, the Company will enter into a series of business combination transactions which, following the consummation of the Business Combination, will result in each of (A) System1, LLC, a Delaware limited liability company and the current operating subsidiary of System1, and (B) Protected.net Group Limited, a private limited company organized under the laws of the United Kingdom and the current operating subsidiary of Protected, becoming subsidiaries of the Company (such combined company, “System1 Group”). Following the consummation of the Business Combination, System1 Group will be organized in an
“Up-C”
structure, in which substantially all of the assets and business of the Company will be held by subsidiaries of System1. System1 Group’s business will continue to operate through the subsidiaries of System1 and Protected.
Upon consummation of the Business Combination, and after the Domestication, the Company will have three classes of common stock, which are as follows:

•	Class A common stock, par value $0.0001 per share (the “System1 Group Class A Common Stock”), which will be publicly traded.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

•	Class C common stock, par value $0.0001 per share (the “System1 Group Class C Common Stock”), which will have the right to one vote per share.

•
Class D common stock, par value $0.0001 per share (“System1 Group Class D Common Stock”), that do not entitle the holder to any voting rights except as required by applicable law. The System1 Group Class D Common Stock will automatically convert into shares of System1 Group Class A Common Stock on a one-for-one
basis if, following the closing of the Business Combination (the “Closing”), the post-Closing dollar volume-weighted average price (“VWAP”) of System1 Group equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the Closing. If the System1 Group Class D Conversion Event has not occurred by the fifth anniversary of the Closing, all outstanding shares of System1 Group Class D Common Stock will automatically be forfeited to the System1 Group and canceled for no consideration therefor, including any dividends or dividend catch-up
payments owed in respect thereof.

Subject to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the equity holders of System1 and Protected in connection with the Business Combination will be a combination of cash and equity consideration. The aggregate cash consideration payable under the Business Combination Agreement will be approximately $462,500,000 (the “Closing Cash Consideration”) of which (x) approximately $212,500,000 cash proceeds will be received by System1 and Protected management equity holders (subject to certain adjustments set forth in the Business Combination Agreement), and (y) $250,361,620 cash proceeds will be received by certain non-management
equity

holders of System1. The aggregate equity consideration payable under the Business Combination Agreement will be approximately $667,500,000, consisting of shares of the Company’s Class A Common Stock and the Company’s Class C Common Stock (valued at $10 per share) (the “Closing Equity Consideration”). In the event that the value of shareholder redemptions exceeds $417,500,000, then the Closing Cash Consideration and Closing Equity Consideration are subject to a dollar-for-dollar
adjustment. In such case, current equity

holders of System1 and Protected have, pursuant to the terms of the Business Combination Agreement, agreed to reduce the Closing Cash Consideration by such amount and proportionally increase the Closing Equity Consideration. If the value of shareholder redemptions exceeds

$462,500,000, the current equity

holders of System1 and Protected may elect, in their sole discretion, to further reduce the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.
In connection with the Business Combination Agreement, Trebia entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”) pursuant to which at the closing of the

Business Combination, Bank of America has committed to provide Orchid Finco LLC (“Finco”), as the borrower, a $
400
 million first lien term loan facility (the “Term Loan”) and a $
50
 million revolving facility (the “Revolving Facility” and, together with the Term Facility, the “New Facility”). The Term Loan will mature seven years
after the Closing and will amortize in equal quarterly installments in an aggregate annual amount equal to
1
% of the original principal amount of the Term Loan. The Revolving Facility will mature five years
after the Closing. The $
518
 million of cash currently held in Trebia’s trust account will be backstopped by the $

 million Cannae Subscription, together with $

 million of the Bank of America Term Loan, which will be utilized as a backstop for potential future redemptions by Trebia public shareholders. This in conjunction with the Seller Backstop Amount and the Additional Seller Backstop Election provides for a potential
100
% backstop for potential future redemptions by Trebia public shareholders. Bank of America’s commitment to provide the New Facility is subject to a limited number of conditions, including the non-occurrence
of a material adverse effect with respect to the Targets.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Sponsor Agreement
In connection
with the execution of the Business Combination Agreement and the Backstop Agreement, as defined below, Trebia amended and restated (a) that certain letter agreement, dated June 19, 2020, by and among the Sponsors and Trebia and (b) that certain letter agreement, dated June 19, 2020, by and among Trebia, certain of the directors and officers of Trebia (the “Insiders”) and the other parties thereto, and entered into that certain sponsor agreement (the “Sponsor Agreement”) with the Sponsors, Cannae, the Insiders, System1 and Protected. Pursuant to the Sponsor Agreement, among other things, the Sponsors along with Cannae and the Insiders agreed (i) to vote any Trebia securities in favor of the Business Combination and other Trebia Shareholder Matters (as defined in the Business Combination Agreement), (ii) not to seek redemption of any Trebia securities, (iii) not to transfer any Trebia securities for the period beginning on the day of the Closing until the earlier of (x
)

180 days
following the Closing or (y) if the VWAP of System1 Group Class A Common Stock equals or exceeds
$
12.00
per share for any twenty
 (
20
)
trading days within a period of thirty
 (
30
)
consecutive trading days,
150 days
thereafter, and (iv) to be bound to certain other obligations as described therein. BGPT Sponsor and Trasimene Sponsor have each also agreed to, in conjunction with the closing of the Business Combination, forfeit
1,450,000
Trebia Class B Ordinary Shares
 (
2,900,000
in the aggregate). Trebia will also issue (x)
725,000
shares of System1 Group Class D Common Stock to Trasimene Sponsor and

725,000
shares of System1 Group Class D Common Stock to BGPT Sponsor, and (y)
725,000
System1 Group restricted stock units to each of Michael Blend and Just Develop It Limited, a private limited company incorporated in England and Wales, in the case of each of (x) and (y) subject to the BGPT Sponsor and Trasimene Sponsor forfeiture of
1,450,000
Trebia Class B ordinary shares. The System1 Group restricted stock units will be subject to the same vesting and other terms as the System1 Group Class D Common Stock. Additionally, (x) the Sponsors have agreed to, in conjunction with the closing of the Business Combination, forfeit up to
1,734,694
(in the aggregate) Trebia Class B Ordinary Shares in connection with the equity backstop commitments by Cannae and certain System1 and Protected equity holders and (y) Trebia has agreed to issue to Cannae or such System1 and Protected equity holders a number of System1 Group Class A Common Stock equal to such forfeiture, in the event and to the extent that Cannae and/or such System1 and Protected equity holders provide such backstop in connection with any valid shareholder redemptions
.

On January 10, 2022, Trebia entered into the Amended and Restated Sponsor Agreement (the “
A&R Sponsor Agreement
”) by and among BGPT Trebia LP (the “
BGPT Sponsor
”), Trasimene Trebia, LP (the “
Trasimene Sponsor
” and, together with the BGPT Sponsor, the “
Sponsors
”) and the other parties signatory thereto, which amends and restates the Letter Agreement, dated June 28, 2021 and as amended on November 30, 2021 by and among such parties (the “
Original Sponsor Agreement
”), in order to provide that the Sponsors will forfeit up to (a) 1,275,510 Founder Shares (as defined in the Business Combination Agreement) (the “
Initial Cannae
Founder Shares
”) to Trebia, and Trebia will issue to Cannae an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of, Cannae’s existing backstop obligations under the Original Backstop Agreement, (b) 1,000,000 Founder Shares to Trebia, and Trebia will issue to members of management of the Companies an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of, their backstop obligations under the Business Combination Agreement, and (c) an additional 1,352,941 Founder Shares (the “
Additional Cannae Founder Shares
”) to Trebia, and Trebia will issue to Cannae an equal number of shares of Trebia Class A Common Stock in connection with, and based upon the extent of,

Cannae’s obligation with respect to the Additional Cannae Backstop Amount. The A&R Sponsor Agreement also provides that the Additional Backstop Purchase Shares, the Additional Cannae Founder Shares, and 50% of the Initial Cannae Founder Shares will not be subject to the lockup provisions thereof.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Backstop Agreement
In connection with the signing of the Business Combination Agreement, Trebia and Cannae entered into
a
 certain Backstop Facility Agreement (the “
Backstop Agreement
”) whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for System1 Group Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Business Combination, in an amount of up to

$200,000,000.
On
January 10, 2022, Trebia entered into the Amended and Restated Backstop Facility Agreement (the “
A&R Backstop Agreement
”), which amends and restates the Backstop Facility Agreement, dated June 28, 2021 by and between Cannae Holdings, Inc. (“
Cannae
”) and Trebia (the “
Original Backstop Agreement
”), in order to increase Cannae’s aggregate backstop commitment by
 $
50,000,000
(the “
Additional Cannae Backstop Commitment
”) from
$
200,000,000
to $
250,000,000.
The Additional Cannae Backstop Commitment now obligates Cannae, to the extent that the total Trebia Shareholder Redemption Value is in excess of
$
417,500,000
, to backstop up to
50
% of the Trebia Shareholder Redemption Value in excess of $
417,500,000
(the “
Additional Cannae Backstop Amount
”) by purchasing a number of shares of Trebia Class A Common Stock equal to the actual Additional Cannae Backstop Amount (as contemplated by the A&R Backstop Agreement) divided by
$
10
(the “
Additional Backstop Purchase Shares
”). At the close of the Business Combination, Cannae’s aggregate commitment under the Backstop Agreement was $246,484,460.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares
—
The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001.
The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were

51,750,000

Class A ordinary shares issued and outstanding, including Class A ordinary shares subject to possible redemption presented as temporary equity.
Class
 B Ordinary Shares
—The Company is authorized to issue 40,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were

12,937,500
Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of A business combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis,

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsors or any of their affiliates upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with a Business Combination. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE
8
. WARRANTS
Warrants
—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30
 d
ays after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will
not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60 th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B
) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price
per Class A Ordinary Share Equals or Exceeds
$18.00
—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 d ays’ prior written notice of redemption to each warrant holder and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period.
Redemption of Warrants When the Price per Class
 A Ordinary Share Equals or Exceeds $10.00
—Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30

d
ays’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than
$9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total
equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private
Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS
Warrant Liability
The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2021.

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$19,837,500	$—	$—	$19,837,500
Private Warrants	—	—	9,468,334	9,468,334

Total Warrants Liabilities	$19,837,500	$—	$9,468,334	$29,305,834

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020.

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$35,880,000	$—	$—	$35,880,000
Private Warrants	—	—	17,125,335	17,125,335

Total Warrants Liabilities	$35,880,000	$—	$17,125,335	$53,005,335

FPA Liability	—	—	10,654,540	10,654,540

Grand Total	$35,880,000	$—	$27,779,875	$63,659,875

The Public Warrants were valued using the instrument’s publicly listed trading price (NYSE: TREB.WS) as of the balance sheet dates.
The value of the Private Warrants was estimated using the Public Warrants’ publicly listed trading price (NYSE: TREB.WS) as of the balance sheet dates, which is considered a Level 3 fair value measurement. Given the Private Warrants and Public Warrants are similar instruments and the Public Warrants have quoted prices in an active market, the publicly listed trading price of the Public Warrants estimates the value of the Private Warrants.
The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement Warrant Liability
Fair value, December 31, 2020	$17,125,335

Change in fair value	(7,657,001)

Fair value, December 31, 2021	$9,468,334

FPA Liability
The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $75 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs were based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $75 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. As of June 30, 2021, the FPA liability was reduced to zero as the FPA was terminated per the FPA Termination Agreement between Trebia and Cannae Holdings in conjunction with the Business Combination Agreement as discussed in
Note
6
.

SYSTEM1, INC.
(f/k/a TREBIA ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, December 31, 2020	$10,654,540

Change in fair value	(7,494,372)

Gain on termination of FPA	(3,160,168)

Fair value, December 31, 2021	$—

Transfers to/from Level 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers between Level 3 and any other level for the year ended December 31, 2021.
NOTE 1
0
. SUBSEQUENT EVENTS
The Company has evaluated events that have occurred after the balance sheet up to the date the consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements, except for the disclosures relating to the consummation of its Business Combination Agreement on January 27, 2022 as disclosed in Note 1 and 6 to the consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members of S1 Holdco, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of S1 Holdco, LLC and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income, of changes in members’ deficit and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 1, 2022
We have served as the Company’s auditor since 2020.

S1 Holdco, LLC and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$47,896	$29,013
Accounts receivable, net of allowance for doubtful accounts	90,203	71,140
Prepaid expenses and other current assets	7,689	3,016

Total current assets	145,788	103,169

Restricted cash	743	—
Property and equipment, net	830	1,057
Internal-use software development costs, net	11,213	9,660
Intangible assets, net	50,368	59,009
Goodwill	44,820	44,820
Due from related party	2,469	969
Other non-current assets	680	—

Total assets	$256,911	$218,684

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$72,846	$52,104
Accrued expenses and other current liabilities	33,255	19,039
Notes payable, current	170,453	9,374

Total current liabilities	276,554	80,517

Notes payable, non-current	—	170,595
Other liabilities	8,758	15,801

Total liabilities	285,312	266,913

Commitments and contingencies (Note 11)
Members deficit:
Members’ deficit in S1 Holdco	(28,829)	(47,886)
Accumulated other comprehensive income (loss)	428	(343)

Total members’ deficit	(28,401)	(48,229)

Total liabilities and members’ deficit	$256,911	$218,684

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries
Consolidated Statements of Operations
(In thousands, except for per unit data)

	For the Years Ended December 31,
	2021	2020	2019
Revenue	$688,389	$475,977	$407,493

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	521,113	340,996	275,770
Salaries, commissions, and benefits	66,747	55,548	48,389
Selling, general, and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244

Total operating costs and expenses	637,558	433,355	355,363

Operating income	50,831	42,622	52,130
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Income from continuing operations before income tax	33,961	18,271	24,951
Income tax expense	965	1,907	702

Net income from continuing operations	32,996	16,364	24,249
Income (loss) from discontinued operations, net of taxes	—	47,397	(15,454)

Net income	$32,996	$63,761	$8,795

Net income per unit from continuing operations attributable to S1 Holdco, LLC:
Basic and Diluted	$1.61	$0.80	$1.18

Net income (loss) per unit from discontinued operations attributable to S1 Holdco, LLC:
Basic and Diluted	$—	$2.31	$(0.75)

Weighted average membership units outstanding
Basic and Diluted	20,488	20,488	20,488

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
Net income	$32,996	$63,761	$8,795
Other comprehensive income (loss)
Foreign currency translation adjustments	771	(224)	(119)

Comprehensive income	$33,767	$63,537	$8,676

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Deficit
(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Members’ Deficit
BALANCE—January 1, 2019	$(77,530)	$—	$17,873	$(59,657)
Net income	8,795	—	—	8,795
Accumulated other comprehensive income	—	(119)	—	(119)
Share-based compensation expense	1,764	—	—	1,764
Change in non-controlling interest	—	—	(15,455)	(15,455)
Distribution to Court Square Capital Partners	(1,489)	—	—	(1,489)
Contribution from OpenMail	7,257	—	—	7,257
Distribution to OpenMail	(7,166)	—	—	(7,166)

BALANCE—December 31, 2019	$(68,369)	$(119)	$2,418	$(66,070)
Net income	63,761	—	—	63,761
Disposal of noncontrolling interest in Protected	—	—	(2,418)	(2,418)
Distributions to members from sale of Protected	(28,765)	—	—	(28,765)
Share-based compensation expense	1,012	—	—	1,012
Accumulated other comprehensive income	—	(224)	—	(224)
Distribution to Court Square Capital Partners	(11,975)	—	—	(11,975)
Contribution from OpenMail	2,255	—	—	2,255
Distribution to OpenMail	(5,805)	—	—	(5,805)

BALANCE—December 31, 2020	$(47,886)	$(343)	$—	$(48,229)
Net income	32,996	—	—	32,996
Share-based compensation expense	413	—	—	413
Accumulated other comprehensive income	—	771	—	771
Distribution to Court Square Capital Partners	(8,257)	—	—	(8,257)
Contribution from OpenMail	227	—	—	227
Distribution to OpenMail	(6,322)	—	—	(6,322)

BALANCE—December 31, 2021	$(28,829)	$428	$—	$(28,401)

See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities:
Net income	$32,996	$63,761	$8,795
Net income (loss) from discontinued operations	—	47,397	(15,454)

Net income from continuing operations	32,996	16,364	24,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,885	13,832	11,244
Share-based compensation	413	1,192	1,764
Amortization of debt issuance costs	2,261	3,521	2,548
Write-down of contingent consideration liability	—	—	(800)
Change in fair value of contingent consideration and former CEO equity interest	7,054	5,950	1,727
Deferred tax (benefits) expense	(981)	32	(2,143)
Changes in operating assets and liabilities-net of effect of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	(19,064)	6,833	(10,950)
Due from related party	—	(28)	—
Prepaids and other assets	(4,968)	(1,076)	516
Accounts payable	20,756	4,234	3,739
Accrued expenses and other current liabilities	12,113	1,143	(3,318)
Deferred revenue	82	415	(169)
Other long-term liabilities	(3,842)	(5)	430

Net cash provided by operating activities of continuing operations	60,705	52,407	28,837
Net cash provided by (used for) operating activities of discontinued operations	—	(5,860)	3,875

Net cash provided by operating activities	60,705	46,547	32,712

Cash Flows from Investing Activities:
Purchases of property and equipment	(49)	(19)	(1,186)
Proceeds from sale of Protected	—	74,544	—
Expenditures for internal-use software development costs	(6,486)	(6,112)	(5,510)
Purchase of business—net of cash acquired	—	—	(35,941)

Net cash provided by (used for) investing activities of continuing operations	(6,535)	68,413	(42,637)
Net cash used for investing activities of discontinued operations	—	(247)	(120)

Net cash provided by (used for) investing activities	(6,535)	68,166	(42,757)

Cash Flows from Financing Activities:
Proceeds from term loan	—	—	35,000
Proceeds from line of credit	—	20,000	32,000
Repayment of term loan	(11,636)	(63,423)	(6,380)
Repayment of line of credit	—	(34,862)	(32,000)
Payments for deferred financing cost	(382)	—	—
Related party loan	(1,500)	—	—
Member capital contributions	227	2,255	7,257
Payments on contingent consideration from purchase of companies	(6,715)	(5,500)	—
Payments for financing costs	—	—	(1,075)
Distributions to members from sale of Protected	—	(28,765)	—
Distributions to members	(14,579)	(17,780)	(8,655)

Net cash provided by (used for) financing activities	(34,585)	(128,075)	26,147
Effect of exchange rate changes in cash, cash equivalent and restricted cash	41	(450)	(148)

Net Increase (decrease) in cash	19,626	(13,812)	15,954
Cash and cash equivalents and restricted cash, beginning of year	29,013	42,825	26,871

Cash and cash equivalents and restricted cash, end of year	$48,639	$29,013	$42,825

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets:
Cash and cash equivalents	$47,896	$29,013	$39,136
Restricted cash	$743	$—	$3,689

Total cash, cash equivalents and restricted cash	$48,639	$29,013	$42,825

Supplemental cash flow information:
Cash paid for interest	$14,740	$22,227	$21,442
Cash paid for taxes	$2,750	$4,397	$55
See notes to consolidated financial statements.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)
1. ORGANIZATION AND DESCRIPTION OF BUSINESS
S1 Holdco, LLC and subsidiaries (“S1 Holdco,” “System1,” or the “Company”) is an omnichannel customer acquisition platform, delivering high-intent customers to advertisers. The Company provides these services through its proprietary responsive acquisition marketing platform, or RAMP. Operating seamlessly across major advertising networks and advertising category verticals to acquire users on its behalf, RAMP allows the Company to monetize these acquired users through its relationships with third party advertisers and advertising networks, which the Company refers to as its “Advertising Partners”. RAMP also allows third party advertising platforms and publishers, which the Company refers to as its “Network Partners”, to send user traffic to and monetize user traffic on the Company’s websites. RAMP is integrated across the Company’s network of owned and operated websites and related products, allowing the Company to monetize user traffic that the Company sources from acquisition marketing channels, including Google, Facebook and Taboola.
Through RAMP, the Company processes approximately almost 15 million daily advertising campaign optimizations and ingests 6 billion rows of data daily across 50 advertising verticals. The Company is able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data, with data on monetization and advertising spend. This context-enriched data, combined with the Company’s proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising verticals.
The Company was founded in 2013 with a focus on monetizing user traffic acquired by its network. Since launching, the Company has expanded to support additional advertising formats across numerous advertising platforms, and has acquired several leading websites, enabling the Company to control user acquisition and experience, and monetize user traffic on its own behalf. Today the Company owns and operates over 40 websites, including search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, Mapquest and ActiveBeat.
S1 Holdco, LLC was formed as a limited liability company (LLC) under the laws of the State of Delaware on July 25, 2017. On August 22, 2017, OpenMail LLC (“OpenMail”) entered into a transaction (the “Transaction”) with Court Square Capital Partners and its related entities (“Court Square”), whereby Court Square obtained a 51% interest in S1 Holdco through its own contributions and a recapitalization and distribution to the members of OpenMail. The Company is governed by an LLC agreement between Court Square and OpenMail. All the management powers over the business and affairs of the Company are retained by the board of directors, including the approval of debt transactions, issuance or transfer of membership units (the “Units”), approval to buy and sell Company assets or any other significant transaction, and declaring and making distributions.
As of December 31, 2021, the board of directors is composed of three individuals designated by Court Square, and two individuals designated by OpenMail. However, in addition to a majority vote, board of directors’ actions must be approved by at least one Court Square director and one OpenMail director. Consequently, the Company has determined that its members share power and, thus, there was no change in control as of the date of the Transaction.
The Company’s primary operations are in the United States; however, the Company also has operations in Canada, the United Kingdom, Germany, Israel, Hungary and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

income repatriation, government price or foreign exchange controls, and exposure to currency exchange fluctuations. The Company does not engage in hedging activities to mitigate its exposure to fluctuations in foreign currency exchange rates. Revenue attributable to the United States represents 95%, 98% and 97% of total revenue for the years ended December 31, 2021, 2020 and 2019, respectively, and long-lived assets attributable to the United States represent 86% and 87% of total long-lived assets as of December 31, 2021 and 2020, respectively.
On October 16, 2018, System1 SS Protect Holdings, Inc., a subsidiary of System1, acquired a 50.1% interest in SS Protect Limited (“Protected”) for a total consideration of $55,000. System1 consolidated Protected under the voting model of ASC 810, Consolidation, since the Company controlled three of five board seats or 60% of the voting rights of Protected.
On November 13, 2020 the Company disposed of its interest in Protected in a sale to a group led by Protected and System1 management. Accordingly, the results of Protected have been accounted for as discontinued operations for the periods ended December 31, 2020 and prior.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of S1 Holdco, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Capital Resources and Liquidity
To date, the Company’s available liquidity and operations have been financed through member contributions and loans, loan facilities, and cash flows from operations. The Company is subject to certain business risks, including dependence on key employees, dependence on key contracts, competition from alternative technologies, market acceptance, and dependence on growth to achieve its business plan. The Company’s revenue is dependent on three key Advertising Partners, which are Google, Yahoo!, and Microsoft, which comprised 84%, 2%, and 5%, respectively, of the Company’s revenue for the year ended December 31, 2021, 82%, 5% and 4% of the Company’s revenue for the year ended December 31, 2020, and 75%, 7%, and 7% of the Company’s revenue for the year ended December 31, 2019. The Company has (i) two paid search advertising partnership contracts with Google, (ii) one paid search advertising partnership contract with Yahoo!, and (iii) one paid search advertising partnership contract with Microsoft. One of the Google contracts was renewed with an effective date of March 1, 2021, and has a two-year
term through February 28, 2023. The other Google contract was renewed with a one-year
term through April 30, 2021, and in July of 2021 was extended to July 1, 2022. The Yahoo! contract (which consolidated three separate and pre-existing
contracts into a single contract) was entered into effective as of December 1, 2020, and has an initial two year term ending November 30, 2022. All arrangements under the Microsoft contract expired on November 30, 2021 and the parties agreed to a three-month extension through February 28, 2022, and then the contract auto-renewed on a month to month basis as the parties finalize a renewal or long-term extension of this arrangement. All four agreements may be terminated by the respective Advertising Partner immediately or with minimal notice under certain circumstances.
Impact of
COVID-19
The worldwide spread of
COVID-19
has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

provided by the Company’s clients, while also disrupting sales channels and advertising and marketing activities for an unknown period of time until the virus is contained or economic activity normalizes. The Company’s revenue in 2021 increased by 45% compared to 2020 despite the headwinds created by the
COVID-19
pandemic. The extent to which ongoing and future developments related to the global impact of the
COVID-19
pandemic and related vaccination measures designed to curb its spread continue to impact its business, financial condition and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond its control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.
A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.
Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, valuation of goodwill and long-lived assets for impairment and inputs into the valuation of the Company’s share-based compensation awards. Significant estimates affecting the consolidated financial statements have been prepared on the basis of the most current and best available information, including historical experience, known trends and other market-specific or other relevant factors that the Company believes to be reasonable. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods which they become known. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements. The full extent to which the
COVID-19
pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain. The Company’s business, results of operations and financial condition may be impacted by new information that may emerge concerning
COVID-19
and the actions taken to contain or treat it, and the economic impact on its customers and markets. The Company has made estimates of the impact of
COVID-19
within its financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.
Cash and cash equivalents
Cash and cash equivalent consist of cash in banks and bank deposits. The Company’s cash balance consists of amounts held as bank deposits.
Accounts receivable
Accounts receivable represent amounts due from the Advertising Partners and are stated at the amount the Company expects to collect from outstanding balances and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: past transaction history with the customer, and current economic industry trends. These receivables have historically been paid timely. Due to

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection and no allowance for doubtful accounts is required as of December 31, 2021 and 2020, respectively. The payment terms for the Company’s accounts receivable are typically 30 days.
Concentration of credit risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. Cash is deposited with high-credit-quality financial institutions and, at times, such balances with any one financial institution may exceed the insurance limits of the prevailing regulatory body. Historically, the Company has not experienced any losses related to these balances and believes that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.
Accounts receivable are primarily derived from advertisers located inside the United States. As of December 31, 2021, the Company’s two largest Advertising Partners; Google and Yahoo! represented 72% and 10%, respectively, of the Company’s accounts receivables balance. As of December 31, 2020, the Company’s two largest Advertising Partners; Google and Yahoo! represented 67% and 13%, respectively, of the Company’s accounts receivables balance.
Foreign Currency
The Company’s reporting currency is the US dollar. The balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The statement of operations amounts have been translated using the average exchange rate for the month in which the activity related. Accumulated net translation adjustments and foreign currency transaction gains/losses resulting from exchange rate fluctuations on transactions denominated in a currency other than the functional currency were not material.
Fair Value of Financial Instruments
The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820,
Fair Value Measurements and Disclosures
, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.
The provisions of ASC 820 relate to financial and nonfinancial assets and liabilities, as well as other assets and liabilities carried at fair value on a recurring basis.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.
The Company measures fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The three-level hierarchy of inputs is as follows:
Level
 1
: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Level
 2
: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level
 3
: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions about current market conditions and require significant management judgment or estimation.
Financial instruments consist of cash equivalents, restricted cash, accounts receivable, other assets accounted for at fair value, accounts payable and accrued liabilities. Cash equivalents and restricted cash, are stated at fair value on a recurring basis. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The carrying amount of the Company’s outstanding debt approximates the fair value. The Company classify the fair value of debt within Level 2 in the fair value hierarchy.
The Company does not have any assets that are required to be carried at fair value on a recurring basis at December 31, 2021 and 2020, respectively. The Company’s liabilities measured at fair value relate to the Former CEO equity interest and Contingent Consideration.
The fair value of the former CEO equity interest was determined with an option pricing model and utilizing significant unobservable inputs for a discount for lack of marketability and projected financial information. The fair value Contingent Consideration was determined with an option pricing model and contains significant unobservable inputs for projected financial information.
Changes in estimated fair value of Level 3 financial liabilities for the years ended December 31, 2021 and December 31, 2020, respectively, are as follows:

	Contingent consideration	Former CEO equity interest*
Fair value of liabilities at January 1, 2019	$(8,900)	$—
Additions	(2,200)	—
Change in fair value	73	(1,000)

Fair value of liabilities at December 31, 2019	$(11,027)	$(1,000)
Settlements	5,500	—
Change in fair value	(2,713)	(3,236)

Fair value of liabilities at December 31, 2020	$(8,240)	$(4,236)
Settlements	6,716	—
Change in fair value	(158)	(6,896)

Fair value at December 31, 2021	$(1,682)	$(11,132)

*	Former CEO equity interest as further described in executive compensation Note 11.
The total impact of changes in fair values related to Contingent Consideration and Former CEO equity interest are included in selling, general and administrative expenses, and salaries, commissions and benefits expenses, respectively in the consolidated statements of operations.
Certain assets, including intangible assets, are also subject to measurement at fair value on a nonrecurring basis if they are deemed to be impaired as a result of an impairment review. The fair value of these assets is determined using unobservable inputs to fair value the assets.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Restricted cash
The Company had restricted cash of $743 as of December 31, 2021, which was held at the Company’s financial institution to secure the Company’s letter of credit for its Marina del Rey, California facility lease. There was no restricted cash as of December 31, 2020.
Property and equipment, net
Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are three (3) years for computer equipment and software, seven (7) years for furniture and equipment, and the shorter of the remaining lease term or estimated useful life for leasehold improvements. Repairs and maintenance are charged to expense as incurred, while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, and any resulting gain or loss is included in the consolidated statement of operations.
Internal-use
software development costs, net
The Company capitalizes certain
internal-use
software development costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure. These costs include personnel and related employee benefits’ expenses for employees who are directly associated with and who devote time to software projects and external direct costs of materials and services consumed in developing or obtaining the software. Software development costs that do not meet the qualification for capitalization are expensed as incurred and recorded in salaries, commissions, and benefits expense in the consolidated statement of operations.
Software development activities generally consist of three stages: (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal use when the preliminary project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and performed as intended. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose.
Internal-use
software development costs are amortized using a straight-line method over an estimated useful life of three (3) years, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. The Company does not transfer ownership of its software, or lease its software, to third parties.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Intangible assets
Intangible assets primarily consist of acquired developed technology and trade names/trademarks. The Company determines the appropriate useful life based on its estimate of economic useful life. Intangible assets are amortized over their estimated useful lives using a straight-line method, which approximates the pattern in which the economic benefits are consumed. The estimated useful lives of the Company’s intangible assets are as follows:

	Useful Life
	(Years)
Developed technology	4
Customer relationships	5	—	10
Trademarks and trade names	10	—	12
Noncompete	2
Professional service agreement	3
Other intangibles	3
The weighted average amortization period for all intangibles is 9 years.
Impairment of Long-Lived Assets
The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate that their carrying value may not be recoverable. Such events or changes in circumstances may include a significant adverse change in the extent or manner in which a long-lived asset is being used; significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset; current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company assesses recoverability of a long-lived asset by determining whether the carrying value of the asset group can be recovered through projected undiscounted cash flows over their remaining lives. If the carrying value of the asset group exceeds the forecasted undiscounted cash flows, an impairment loss is recognized and measured as the amount by which the carrying amount exceeds the estimated fair value. An impairment loss is charged to operations in the period in which management determines such impairment. Management has determined there to be no impairment of long-lived assets during the years ended December 31, 2021, 2020 and 2019.
Business Combinations
The results of a business acquired in a business combination are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the sum of the consideration provided which may consist of cash, equity, or a combination of the two, in a business combination to the identifiable assets and liabilities of the acquired business at their acquisition-date fair values. Any excess amount paid over the identifiable net assets is recorded as goodwill. The goodwill is non-deductible
for tax purposes. The process for estimating the fair values of the acquired business involves the use of significant estimates and assumptions, including estimating average industry purchase price multiples and estimating future cash flows. The Company estimates the fair value based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the Company’s consolidated statements of operations.
Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses in the Company’s consolidated statements of operations. When purchase consideration includes contingent consideration, the Company records the fair value of the contingent consideration as of the date of acquisition and subsequently remeasures the contingent consideration at fair value each reporting period through earnings.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired and identifiable intangibles in a business combination. The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, which requires the Company to test goodwill at the reporting unit level for impairment at least annually.
The Company has the option to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount or to perform the quantitative impairment test. The quantitative test involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, an impairment loss is recognized in an amount equal to the excess.
The determination of fair values requires us to make significant estimates and assumptions. These estimates include, but are not limited to future expected cash flows from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
The Company tests for goodwill impairment annually at December 31st. During the years ended December 31, 2021, 2020, and 2019, there were no impairment charges recorded on goodwill. In 2021 and 2019, the Company performed qualitative goodwill assessments at December 31, 2021 and December 31, 2019 and concluded it was not more likely than not that the fair values of its reporting units are less than its carrying amount. In 2020, the Company performed a quantitative goodwill assessment at December 31, 2020, where the fair value exceeded the carrying value for all the reporting units and, accordingly, the Company concluded that there was no impairment of goodwill at December 31, 2020.
Operating Leases
The Company records rent expense for operating leases on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. The Company accounts for the difference between the straight-line expense and rent paid as a deferred rent liability.
Noncontrolling Interests
Interests held by third parties in consolidated majority-owned subsidiaries are presented as noncontrolling interests, which represents the noncontrolling stockholders’ interests in the underlying net assets of the

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Company’s consolidated majority-owned subsidiaries. Noncontrolling interests that are reported in the equity section of the Consolidated Balance Sheets.
Revenue Recognition
The Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.
The Company’s revenue is principally derived from the following areas:
Advertising and Other Revenue
Revenue is earned from revenue-sharing arrangements with the Company’s Network Partners for the use of the RAMP platform and related services provided to them to direct advertising by the Advertising Partners on traffic acquired and directed to the Company’s platform by the Network Partners to their advertising space. The Company determined it is the agent in these transactions and reports revenue on a net basis. The Company does not control the underlying advertising space, the Company does not acquire the traffic and does not have risk of loss, and the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. The Company reports this revenue on a net basis for the amount retained from its revenue-sharing arrangements representing the difference between amounts received from the Advertising Partners, less amounts remitted to the Network Partners based on underlying contracts.
The Company also earns revenue by directly acquiring traffic to its owned and operated websites and utilizing its own RAMP platform and related services to connect its Advertising Partners to its own websites. For this revenue stream, the Company is the principal in the transaction and reports revenue on a gross basis for the amount received from the Advertising Partners. For this revenue, the Company has determined that it is the principal since it has a risk of loss on the traffic that it is acquiring for monetization by its Advertising Partners, and in the case of its owned and operated websites, the Company maintains the website, provides the content and bears the cost and risk of loss associated with its websites’ advertising space. The Company’s key Advertising Partners are Google, Yahoo!, and Microsoft.
The Company recognizes revenue upon delivering traffic to its Advertising Partners based on a cost-per-click
or
cost-per-thousand
impression basis. The payment term is typically 30 days.
SS Protect Revenue
The Company’s SS Protect business provides real-time antivirus protection, a safe-browsing / VPN feature, adblocking, identity-theft protection, blocking of malicious websites and data breach monitoring. The performance obligations related to subscription, maintenance and support are satisfied over time and revenue associated with these is recognized over the contract term on a ratable basis, which is consistent with transfer of control. As described in Note 1, the Company sold SS Protect in November 2020 and accounted for this disposition as a discontinued operation.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Contract balances
The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in contract liabilities consisting of deferred revenue (“contract liabilities”). Deferred revenue represents billings under noncancellable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded within Accrued expenses and other current liabilities and the remaining portion is recorded within Other liabilities.
Cost of revenues
Cost of revenues includes traffic acquisition costs, which consists primarily of costs to place advertisements to attract customers to the Company’s websites, mapping costs, domain name registration costs, and licensing costs to provide mapping services to Mapquest.com. The Company does not pay any up-front
payments, incentive payments or bonuses and such costs are expensed as incurred.
Salaries, Commissions, and Benefits
Salaries, commissions and benefits expenses include salaries, bonuses, stock-based compensation, and employee benefits costs.
Share-Based Compensation
The Company accounts for share-based compensation under ASU
2018-07,
Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment. Compensation cost related to share-based payment transactions is measured based on the fair value of the Units issued and recognized within “Salaries, commissions, and benefits” in the Company’s consolidated statement of operations. The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share-based compensation expense on a straight-line basis over the employee service vesting period, which is generally four (4) years.
The assumptions used in the Black-Scholes model to compute the fair value of all equity awards as discussed in Note 9 are based upon the following:

•
Fair Value of Common Stock: As the Company’s common stock is not publicly traded, the fair value was determined by management and contemporaneous valuation reports prepared by a third-party valuation specialist.

•
Expected Term: The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees’ expected exercise behavior and the post-vesting employee turnover rate. For non-employees,
the expected life equals the contractual term of the option.

•	Risk-free Interest Rate: The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options.

•
Volatility: The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of an index of comparable publicly traded companies.

On August 22, 2017, OpenMail members’ Class B Units were modified to allow the service vesting condition to be met based on continued employment with System1 (see Note 9).

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

During 2021, 2020 and 2019, Class F Units were issued by OpenMail to S1 Holdco employees. These units are accounted for as a profit-sharing arrangement under ASC
710-10,
Compensation—General. Class F Units remain unvested and forfeitable by the grantee until the later of (i) such date as the Company has disposed of its entire (direct or indirect ownership interest) and (ii) the four-year anniversary of the issuance date, except for one 2021 grant which vest at the one-year
anniversary of the issuance date. The units will thereafter fully vest and become nonforfeitable subject to the grantee’s continuous employment by the Company. As of December 31, 2021, the above conditions were not met and therefore no liability has been recognized for the Class F Units.
Selling, general, and administrative expenses
Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment. These costs are expensed as incurred.
Depreciation and Amortization
Depreciation and amortization expenses are primarily attributable to the Company’s capital investment and consist of fixed asset depreciation and amortization of intangibles with finite lives.
Income Taxes
The Company has elected to be taxed as a limited liability company for federal and state tax purposes and, as a result, is not subject to US income taxes; rather the tax effect of the Company’s operations is passed through to each of its members. Various subsidiaries of the Company are subject to income tax in the United States and in other countries.
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes a tax benefit for uncertain tax positions when the Company’s position is more likely than not to be sustained upon examination by the relevant taxing authority.
Estimates of future taxable income are based on assumptions that are consistent with the Company’s plans. Assumptions represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. If actual amounts differ from the Company’s estimates, the amount of its tax expense and liabilities could be materially impacted. The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date, and then, only in an amount more likely than not to be sustained upon review by the tax authorities.
Where applicable, the Company classifies associated interest and penalties as income tax expense. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

The Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not
for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. This guidance also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosures.
The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. As of December 31, 2021, 2020 and 2019, the Company had not incurred any related interest and penalties.
Recent Accounting Pronouncements
In August 2018, the FASB issued ASU No.
 2018-15
, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs of a cloud computing arrangement as it would for an on-premises
software license. This guidance is effective for annual periods beginning after December 15, 2020, and early adoption is permitted. The Company early adopted this guidance in the first quarter of 2020 with no material impact on its consolidated financial statements.
In March 2020, the FASB issued ASU
2020-04,
Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, which was subsequently amended in January 2021, related to contracts that reference the London Interbank Offered Rate (LIBOR) or other reference rates that are expected to be discontinued due to reference rate reform. The new standard provides for optional expedients and other guidance regarding the accounting related to modifications of contracts and other transactions affected by reference rate reform. The Company has elected to adopt the new standard. The adoption did not have a material accounting impact on the Company’s consolidated financial statements.
In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No.
 2019-12,
Income Taxes (Topic 740)
: Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The new guidance also improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 for non-public
companies with early adoption permitted. The Company is currently evaluating the effect of the new guidance.
In February 2016, the FASB issued ASU No.
 2016-02,
Leases (Topic 842)
. ASU
No. 2016-02
requires lessees to recognize a lease liability and a
right-of-use
asset in the Consolidated Balance Sheet and aligns many of the underlying principles of the new lessor model with those in ASC 606, Revenue From Contracts With Customers. ASU
No. 2016-02
is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. Upon adoption, there will be a material increase in total assets and total liabilities in the Consolidated Balance Sheet due to the recognition of right-of-use
assets and lease liabilities for the Company’s leases.
In June 2020, the FASB issued ASU No.
 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842).
ASU
No. 2020-05
defers the effective date of Leases for private entities (the “all other” category) to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. On January 1, 2022, the Company adopted this pronouncement and recognized right-of-use
assets of approximately $6,700 and lease liabilities of approximately $8,000 in its consolidated balance sheet.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

In June 2016, the FASB issued ASU No.
 2016-13
, including subsequent amendments, Measurement of Credit Losses on Financial Instruments (Topic 326), which modifies the accounting methodology for most financial instruments. The guidance requires the use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This guidance is effective for annual periods beginning after December 15, 2022, and early adoption is permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.
In October 2021, the FASB issued ASU
2021-08,
Accounting for Contract Assets and Contact Liabilities from Contracts with Customers (“ASU
2021-08”).
ASU
2021-08
requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities from acquired contracts using the revenue recognition guidance under Accounting Standards Codification Topic 606 in order to align the recognition of a contract liability with the definition of performance obligation. This approach is different from the current requirement to measure contract assets and contract liabilities acquired in a business combination at fair value. ASU
2021-08
is effective for financial statements issued for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the requirements of ASU
No. 2021-08
and has not yet determined the effect on its consolidated financial statements.
3. ACQUISITIONS
On March 12, 2019, the Company entered into a securities purchase agreement to purchase Concourse Media (“Concourse”), an online publisher of websites focused on the verticals of health, travel, food, entertainment and consumer lifestyle. The Company acquired all assets and assumed all liabilities of Concourse in exchange for $8,000. During the closing of the sale, the Company identified $509 in adjustments that increased the final consideration to $8,509, which include adjustments for closing indebtedness, closing cash, and net working capital.
Additionally, the Company made additional payments of $2,216 to the sellers as contingent consideration since certain operating contribution performance targets were met for the period from April 1, 2019, through and including April 30, 2021. Upon acquisition, the Company recognized a liability for contingent consideration of $2,200. As of December 31, 2019, there were no changes in the recognized amounts or range of outcomes for the contingent consideration recognized as a result of the acquisition of Concourse.
On September 19, 2019, the Company entered into an asset purchase agreement (APA) with MapQuest, Inc. (“MapQuest”), a recognized brand that provides mapping solutions. Pursuant to the APA, on September 19, 2019, the Company acquired all assets and assumed all liabilities of MapQuest in exchange for $27,000. During the closing of the sale, the Company identified $281 in adjustments that lowered the final consideration to $26,719. The Company is leveraging MapQuest’s assets to achieve synergies with its own platform to drive growth in its consumer facing revenue streams.
On December 13, 2019, the Company entered into a securities purchase agreement to purchase Waterfox Limited (“Waterfox”). Waterfox manages and develops the Waterfox Web browser. Pursuant to the agreement, the Company acquired 100% of the outstanding shares of Waterfox in exchange for payment of $1,555. The Company acquired Waterfox for its intellectual property and for the expected synergies with the Waterfox browser as a distribution partner for the Company’s monetization platform. As the transaction related primarily to the purchase of a single asset, it was accounted for as an asset acquisition.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

The following table shows the final allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction and goodwill for each of the acquisitions made in 2019.

	Concourse	MapQuest	Waterfox
Cash	$139	$—	$187
Accounts receivable	1,365	4,349	60
Other current assets	196	—	—
Property and equipment	43	—	—
Intangible assets	4,000	16,900	1,850
Goodwill	5,049	7,113	—
Accounts payable	(583)	—	—
Accrued expenses and other liabilities	—	(148)	(247)
Deferred revenue	—	(1,643)	—
Other noncurrent liabilities	(1,700)	—	(295)

Consideration transferred	$8,509	$26,571	$1,555

For the acquisitions, the excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Goodwill is primarily attributable to the value expected from the synergies of the combination of operations. This goodwill is not deductible for income tax purposes. The useful life of the intangible assets acquired was determined based on their expected economic lives.
The results of operations of Concourse, Mapquest and Waterfox have been included in the Company’s consolidated financial statements from the date of acquisition. The Concourse, Mapquest and Waterfox acquisitions did not have a material impact on the Company’s consolidated financial statements, and therefore historical and pro forma disclosures have not been presented. The following table shows the revenue and net loss for Concourse, MapQuest and Waterfox from their date of acquisition through December 31, 2019.

	Concourse	MapQuest	Waterfox
Revenue	$15,193	$5,035	$—
Net loss	$3,705	$3,549	$—
4. PROPERTY AND EQUIPMENT, NET
Property and equipment, net as of December 31, 2021 and 2020, consisted of the following:

	As of December 31,
	2021	2020
Computer equipment	$415	$332
Furniture and equipment	475	1,382
Leasehold improvements	976	1,173

Property and equipment—gross	1,866	2,887
Less accumulated depreciation	(1,036)	(1,830)

Property and equipment—net	$830	$1,057

Total depreciation expense on property and equipment was $310, $411 and $439 for the years ended December 31, 2021, 2020 and 2019, respectively.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

5. GOODWILL,
INTERNAL-USE
SOFTWARE DEVELOPMENT COSTS, NET, AND INTANGIBLE ASSETS, NET
Goodwill
Goodwill as of December 31, 2021 and 2020, resulted from the acquisitions of Concourse, and Mapquest in 2019 (see Note 3) and the prior acquisition of InfoSpace in 2016 and Qool Media, Inc. in 2017. The changes in goodwill by reportable segments were as follows:

	Owned and Operated	Partner Network	Total
Goodwill at January 1, 2020	$24,403	$20,417	$44,820
Additions	—	—	—

Goodwill at December 31, 2020	24,403	20,417	44,820
Additions	—	—	—

Goodwill at December 31, 2021	$24,403	$20,417	$44,820

Internal-use
software development costs, net and intangible assets, net consist of the following:

	December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$21,274	$(10,061)	$11,213

Intangible assets:
Developed technology	$8,398	$(7,242)	$1,156
Trademarks and trade names	69,007	(21,375)	47,632
Professional service agreement	3,100	(2,359)	741
Customer relationships	1,500	(661)	839

Total intangible costs	$82,005	$(31,637)	$50,368

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Total internal-use software development costs	$16,026	$(6,366)	$9,660

Intangible assets:
Developed technology	$8,398	$(6,699)	$1,699
Trademarks and trade names	69,007	(14,541)	54,466
Professional service agreement	3,100	(1,326)	1,774
Customer relationships	1,500	(430)	1,070

Total intangible costs	$82,005	$(22,996)	$59,009

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

The
internal-use
software development costs include
internal-use
software development costs in progress of $2,540 and $1,423 as of December 31, 2021 and 2020, respectively. The Company recorded amortization expense of $4,934, and $8,641 for internal-use
software development costs and intangible assets, respectively, during 2021. The Company recorded amortization expense of $3,471, and $9,891 for internal-use
software development costs and intangible assets, respectively, during 2020. The Company recorded amortization expense of $2,590 and $8,133 for internal-use
software development costs and intangible assets, respectively, during 2019. No impairment of internal-use
software development cost or intangible assets was identified for the years ended December 31, 2021, 2020 and 2019.
As of December 31, 2021, the expected amortization expense associated with the Company’s intangible assets and internal-use
software development costs for each of the next five years as of December 31, 2021, is as follows:

Amortization Expense
2022	$13,612
2023	11,652
2024	8,993
2025	6,904
2026	6,646
Thereafter	13,774

$61,581

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2021	2020
Former CEO profit interest	$11,132	$—
Payable to employees	10,091	6,757
Accrued legal service fees	6,242	—
Deferred revenue	1,971	1,889
Contingent consideration	1,682	6,682
Other liabilities	1,543	3,454
Accrued tax liability	361	257
Deferred rent	233	—

Accrued expenses and other current liabilities	$33,255	$19,039

7. OTHER LIABILITIES
Other liabilities consisted of the following:

	As of December 31,
	2021	2020
Deferred tax liability	$7,789	$9,409
Former CEO profit interest	—	4,237
Contingent consideration	—	1,558
Deferred rent	969	597

Other liabilities	$8,758	$15,801

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

8. MEMBERS’ DEFICIT
Outstanding Units
The Company’s authorized, issued, and outstanding membership units (“Units”) held by OpenMail and Court Square were 9,848,698 and 10,638,907, respectively, as of December 31, 2021. There were no changes in OpenMail or Court Square units during 2021, 2020, or 2019.
The Units are subject to certain transfer restrictions and no member has the right to voluntarily withdraw as a member of the Company, except with the consent of the board of directors, which consent can be withheld at the sole discretion of the board of directors.
The Units share in profits and losses or liquidation of the Company based on the terms of the amended and restated LLC agreement. Any negative capital accounts attributable to members are not considered to be debts owned by the members to the Company. The following summarizes the key rights and privileges of the outstanding Units pursuant to the LLC agreement.
Voting Rights of Members
Each director has one vote in any decision of the board of directors. However, in addition to the majority vote, board of directors’ actions must be approved by at least one Court Square member and at least one OpenMail member, except for limited circumstances whereby the counterparty in the matter requiring approval is Court Square (including its related parties) or OpenMail (including its related parties) in such instance the director will recuse him or herself from such discussions.
Distributions
The following distribution rights are provided for in the LLC agreement.
Interim Distributions:
OpenMail Classes B,
B-1,
B-2,
B-3,
and
B-4
Units
—These units were issued to employees and nonemployees of OpenMail and are generally subject to vesting provisions as described in Note 9. The holders of the vested and unvested Class B,
Class B-2,
and following March 1, 2019,
Class B-3
Units are eligible for all distributions and the
Class B-1
and
Class B-4
Units are eligible for extraordinary, transaction, and liquidating distributions. The Class B Unitholders, regardless of vesting, cease to be eligible for interim distributions upon their termination of service to the Company. Extraordinary distributions may, at the discretion of the OpenMail’s board of managers, exclude or be paid other than pro rata to
Class B-1
and
Class B-4
Unitholders. Accordingly, it was determined that for accounting purposes, the Classes B,
B-1,
and
B-4
Units did not represent substantive equity instruments, given their ongoing employment requirement and discretion of the OpenMail’s board of managers to pay distributions to these classes of OpenMail Units. The regular, transaction, and extraordinary distributions paid to the Class B,
Class B-1,
and
Class B-4
Unitholders of $1,698, $3,323 and $7,579 were recorded as compensation expense within salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2021, 2020 and 2019, respectively. Vested Units are eligible for liquidating distributions.
OpenMail Class
 F Units
—These units were issued as part of the ninth amended and restated operating agreement of OpenMail, LLC dated March 13, 2019, as additional incentive to Company management and are subject to a participation threshold and vesting provisions as described in Note 9. These Units are all unvested

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

as of December 31, 2021; however, the holders of the Class F Units that are employed by System1 are eligible, after a participation threshold and at the discretion of the board of managers of OpenMail, for regular and extraordinary distributions. During 2021 and 2020, no regular and extraordinary distributions were paid to the Class F Unitholders.
Value Creation Units (VCUs)
—These units were issued to employees and nonemployees of System1 and are subject to vesting provisions as described in Note 9. These Units are all unvested as of December 31, 2021; however, the holders of the VCUs that are employed by System1 are eligible, based on the discretion of the board of directors of System1 and board of managers of OpenMail, for regular and extraordinary distributions. The regular, transaction, and extraordinary distributions paid to the VCU holders of $585, $1,383 and $1,926 were recorded as compensation expense within Salaries, commissions, and benefit expenses in the accompanying consolidated statement of operations for the years ended December 31, 2021, 2020 and 2019, respectively.
Regular Distributions
—In its sole discretion, the board of directors of S1 Holdco determined the amount and timing of regular distributions of available cash from S1 Holdco’s operations. These distributions made to OpenMail are made on a pro rata basis to the holders of the OpenMail Units, based on the aggregate number of OpenMail Units so held, provided that any holder of OpenMail Units could waive his, her, or its entitlement to these distributions and the distribution would be distributed pro rata to those holders of OpenMail Units, who had not waived their entitlement. Any waived distributions by OpenMail members may be caught up at the next distribution that such OpenMail member would otherwise receive. For the year ended December 31, 2021, regular distributions to Court Square Capital Partners were $8,257 and OpenMail were $8,614, with $6,322 recorded within equity and $2,292 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2020, regular distributions to Court Square Capital Partners were $11,975 and OpenMail were $10,851, with $5,805 recorded within equity and $5,046 to holders of OpenMail’s Class B Units and VCUs, who are employees of S1 Holdco, which were expensed. For the year ended December 31, 2019, regular distributions to Court Square Capital Partners were $1,489 and OpenMail were $9,414, with $7,166 recorded within equity and $2,248 to holders of OpenMail’s Classes B and B 1 Units and VCU, who are employees of S1 Holdco, which were expensed.
Distributions from the Transaction
—In accordance with the terms of the Transaction, at the close of the Transaction, $11,200 was distributed to OpenMail and held in an escrow account to be paid to System1 employees, previously employed by OpenMail, as their Units vested and VCUs met the service vesting condition. Amounts are withdrawn from the escrow account by OpenMail and contributed to System1 and then distributed to Unitholders. OpenMail withdrew and distributed $245, $1,698 and $2,878 in 2021, 2020 and 2019, respectively, from the escrow account, all of which was expensed.
Extraordinary Distributions
—In its sole discretion, the board of directors determines the timing and recipients of extraordinary distributions. At the time of the Transaction, Court Square took a 51% stake in S1 Holdco, which represented OpenMail’s core business prior to the transaction. However, this did not include the podcast business, which was contributed to Stuff Media and owned 100% by OpenMail.
Liquidating Distributions
—Liquidating distributions shall be made upon the occurrence of a liquidating event, as defined, to the members in the following order and priority:
First, until $14,000 in total is distributed, 51.93% to the Court Square members and 48.07% to the OpenMail member.
Second, to the Former CEO with respect to the former CEO’s profit interest, as discussed in the Executive Compensation section of Note 11 below.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Third, distributed to Unit and VCU holders who had previously waived their rights to certain regular distributions, according to a distribution record as approved by the board of directors on a quarterly basis.
Lastly, on a pro rata basis to the holders of Units, provided that any holder of Units may waive his, her, or its entitlement to distributions and such holder’s pro rata share of the distribution shall be distributed pro rata to those holders of Units, who have not waived their entitlement.
9. SHARE-BASED COMPENSATION
The Company’s legacy OpenMail employees and nonemployee consultants were previously granted equity awards by OpenMail, which were modified to allow for employment at System1 to satisfy the service condition and are paid by OpenMail through distributions from System1. Accordingly, these awards became nonemployee awards of System1. Stock-based payments to nonemployees are recognized as an expense over the period of performance. On January 1, 2019, the Company early adopted ASU
No. 2018-07,
Compensation—Stock
Compensation (Topic 718): Improvements to Nonemployee Share- Based Payment Accounting
, using a modified retrospective transition approach. Thus, the Company’s equity classified awards were remeasured on the basis of their adoption-date fair value. The adoption did not result in a material cumulative effect adjustment to equity as of the beginning of the fiscal year. The Company has elected to account for forfeitures as they occur therefore it does not apply estimated forfeiture rates. The share-based compensation cost is recorded as compensation expense within Selling, general, and administrative expenses in the accompanying consolidated statement of operations. System1 has not granted any units to employees.
The fair value of all equity awards was estimated using the Black-Scholes valuation model with the following assumptions:

	B units	OM VCUs	S1 VCUs
Fair market value of stock	$6.59	$5.91	$5.91 — $10.46
Volatility	65%	65%	40% — 65%
Expected term	4	4.00	1.25 — 4.00
Expected dividend yield	NA	NA	NA
Risk-free rate	2.53%	2.53%	0.1% — 2.53%
OpenMail Classes B,
B-1,
B-2,
B-3,
and
B-4
Units
—
The Company’s issued and outstanding Classes B,
B-1,
B-2,
B-3,
and
B-4
Units as of December 31, 2021, were 2,754,182; 576,198; 125,000; 192,000; and 255,020 respectively, which generally vest at a rate of 25% at the first anniversary of the date of issuance and quarterly thereafter for three years on continuous employment with OpenMail or System1. As of December 31, 2021, the number of shares vested (net of cancellation) are 3,892,834 for all Classes of B Units. Share-based compensation expense amounting to $413, $1,012 and $1,764 were recognized during the years ended December 31, 2021, 2020 and 2019, respectively, within Salaries, commissions, and benefit expenses. The aggregate fair value of the units vested during the year was $387, $1,064 and $1,583 for the years ended December 31, 2021, 2020, and 2019, respectively. The unrecognized compensation expense associated with the unvested Classes B,
B-1,
and
B-4
Units at December 31, 2021, was $31, all of which is expected to be recognized by April 30, 2022.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

VCUs
—During 2016, OpenMail adopted the 2016 VCU Plan (the “VCU Plan”), and during 2017, System1 adopted the 2017 VCU Plan, which provides certain employees, managers, and consultants of System1 with an opportunity to participate in appreciation of the Company’s value upon the occurrence of a qualifying liquidity event (QLE) (i.e., IPO or a change in control). As of December 31, 2021, there were no units available for issuance under the VCU Plans. Each VCU shall become fully vested upon the satisfaction of both a service condition, which includes service in System1 for the OpenMail VCUs, and a performance condition. The contractual term for these VCUs is six (6) years from the grant date. The VCUs shall vest at a rate of 25% in the first year and 6.25% quarterly thereafter and is subject to continuous employment. In addition, vesting is contingent upon the occurrence of a QLE. If VCUs held do not become fully vested on or prior to the sixth anniversary of the applicable grant date, such VCUs shall expire and be forfeited. Further, each fully vested VCU holder shall be entitled to receive (either in cash or equity securities) based on the discretion of board of managers for OpenMail Units and the board of directors for the System1 Units: (a) the per-unit
consideration payable to the units in connection with the QLE, minus (b) the applicable per-unit
threshold amount, which is determined by the board of managers of OpenMail or board of directors of System1 for each individual grant.
During the years ended December, 2021, 2020 and 2019, 802,550; 718,249 and 776,896 VCUs (net of cancellation), respectively, were issued to employees and nonemployees. The weighted average grant date fair value of System1 VCU’s granted during the year were $2.95, $2.17 and $2.09 for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021 a QLE was not deemed probable; accordingly, no share based compensation costs have been recognized for the VCUs.
The units are issued for a nominal fee to the System1 employees and consultants. No share-based compensation was capitalized as software development expense on the basis the costs were not material.
A summary of Classes B Units and VCU activity for the years ended December 31, 2021, 2020 and 2019, are as follows:

	Number of Units
	Class B Units	Class B-1 Units	Class B-2 Units	Class B-3 Units	Class B-4 Units
Outstanding—January 1, 2019	2,780,299	576,198	125,000	192,000	271,277
Canceled	(22,367)	—	—	—	(9,285)

Outstanding—December 31, 2019	2,757,932	576,198	125,000	192,000	261,992
Canceled	(3,750)	—	—	—	—

Outstanding—December 31, 2020	2,754,182	576,198	125,000	192,000	261,992
Canceled	—	—	—	—	(6,972)

Outstanding—December 31, 2021	2,754,182	576,198	125,000	192,000	255,020

	Weighted-Average Exercise Price
	Class B Units	Class B-1 Units	Class B-2 Units	Class B-3 Units	Class B-4 Units
Outstanding—January 1, 2019	$0.51	$2.57	$1.42	$1.42	$7.09
Canceled	1.30	—	—	1.42	7.09

Outstanding—December 31, 2019	0.50	2.57	1.42	1.42	7.09
Canceled	1.15	—	—	—	—

Outstanding—December 31, 2020	0.50	2.57	1.42	1.42	7.09
Canceled	—	7.09	—	—	7.09

Outstanding—December 31, 2021	$0.50	$2.57	$1.42	$1.42	$7.09

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

	S1 Holdco VCUs	Weighted- Average Exercise Price	OpenMail VCUs	Weighted- Average Exercise Price
Outstanding—January 1, 2019	1,157,741	$10.00	469,683	$1.15
Granted	921,500	10.00	—	—
Canceled	(119,226)	10.00	(25,378)	1.15

Outstanding—December 31, 2019	1,960,015	10.00	444,305	1.15
Granted	926,000	10.00	—	—
Canceled	(202,907)	10.00	(4,844)	1.15

Outstanding—December 31, 2020	2,683,108	10.00	439,461	1.15
Granted	1,178,350	10.00	—	—
Canceled	(372,870)	10.00	(2,930)	1.15

Outstanding—December 31, 2021	3,488,588	10.00	436,531	1.15

A summary of the Company’s unvested Units as of December 31, 2021, 2020 and 2019, are as follows:

	Number of Class B Units	Number of Class B-1 Units	Number of Class B-4 Units	Number of of S1 VCUs	Number OpenMail VCUs
Nonvested—January 1, 2019	359,673	194,413	193,362	1,157,741	469,683
Granted	—	—	—	921,500	—
Vested	(201,698)	(66,627)	(62,069)	—	—
Canceled	(22,367)	—	(9,285)	(119,226)	(25,378)

Nonvested—December 31, 2019	135,608	127,786	122,008	1,960,015	444,305
Granted	—	—	—	926,000	—
Vested	(114,329)	(59,906)	(65,678)	—	—
Canceled	(3,750)	—	—	(202,907)	(4,844)

Nonvested—December 31, 2020	17,529	67,880	56,330	2,683,108	439,461
Granted	—	—	—	1,178,350	—
Vested	(17,145)	(51,174)	(49,050)	—	—
Canceled	—	(7,812)	(6,972)	(372,870)	(2,930)

Nonvested—December 31, 2021	384	8,894	308	3,488,588	436,531

There were no unvested Classes
B-2
and
B-3
Units at December 31, 2021, 2020 and 2019, respectively.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

10. INCOME TAXES
Income from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2021	2020	2019
Domestic	$30,521	$15,336	$17,448
Foreign	3,440	2,935	7,503

Income before income taxes	$33,961	$18,271	$24,951

The components of the income tax provision (benefit) from continuing operations for the years ended December 31, 2021, 2020, and 2019 are as follows:

	2021	2020	2019
Current:
Federal	$—	$—	$—
State	55	—	—
Foreign	1,882	1,875	2,845

Total	$1,937	$1,875	$2,845
Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	(972)	32	(2,143)

Total	$(972)	$32	$(2,143)
Income tax expense	$965	$1,907	$702

The income tax expense varied from the expense calculated using the federal statutory income tax rate for the years ended December 31, 2021, 2020 and 2019, primarily due to income (loss) from non-taxable
pass-through entities, deferred tax impact of foreign rate change, and foreign rate differential.

	Year Ended December 31,
(In thousands, except percentages)	2021	%	2020	%	2019	%
Federal tax expense at U.S. statutory rate	$7,131	21.0%	$3,836	21.0%	$5,239	21.0%
Federal tax expense effect of flow-through entity	(6,409)	-18.9%	(3,289)	-18.0%	(4,045)	-16.2%
Deferred tax impact of foreign rate change	254	0.7%	1,158	6.3%	(1,100)	-4.4%
Foreign rate differential	88	0.3%	137	0.8%	291	1.2%
Transaction cost	—	—	—	—	267	1.0%
Other	(99)	-0.3%	65	0.3%	50	0.2%

Total income tax expense	$965	2.8%	$1,907	10.4%	$702	2.8%

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Deferred Income Taxes

	As of December 31,
(In thousands)	2021	2020
Deferred tax assets:
Interest expense carry forwards	$165	$165
Other	5	5
Total deferred tax assets	170	170

Valuation allowance	(170)	(170)
Total net deferred tax assets	—	—

Deferred tax liabilities:
Intangibles	7,789	9,408
Total deferred tax liabilities	7,789	9,408

Net deferred tax assets (liabilities)	$(7,789)	$(9,408)

In assessing the realization of deferred tax assets for the years ended December 31, 2021, and 2020, the management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized, as prescribed by ASC 740. The ultimate realization of deferred tax assets is primarily dependent upon the generation of future taxable income. The management considers all available evidence in making this assessment and has determined that a full valuation allowance should be recorded on net deferred tax assets.
The Company has recorded a full valuation allowance against its otherwise recognizable deferred income tax assets as of December 31, 2021, and 2020. Management has determined, after evaluating all positive and negative historical and prospective evidence, that it is more likely than not that these assets will not be realized. The valuation allowance is consistent, and there were no material changes for the years ended December 31, 2021, and 2020.
The Company determined that there are no unrecognized tax benefits for the reporting periods.
The Company regularly determined certain foreign earnings to be indefinitely reinvested outside the United States. The Company will continue to evaluate its reinvestment policy on a quarterly basis and will adjust its estimate of its income tax provision accordingly to the extent there is a change and an adjustment is required. As of December 31, 2021, the amount of undistributed earnings was approximately $24,225. The Company did not provide for U.S. income taxes on the undistributed earnings and other outside temporary differences of foreign subsidiaries as they are considered indefinitely reinvested outside the United States. As of December 31, 2021, the amount of temporary differences related to undistributed earnings and other outside temporary differences upon which U.S. income taxes have not been provided is immaterial to the consolidated financial statements.
The Company files income tax returns in the U.S. federal, states, and various foreign countries. For U.S. federal income tax purposes, as of December 31, 2021, tax year 2018 and later remain open for examination by the tax authorities. For foreign income tax purposes, as of December 31, 2021 tax year 2016 and later remain open for examination by the tax authorities under the Netherland’s five year statute of limitations.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

11. COMMITMENTS AND CONTINGENCIES
Leases
The Company leases office facilities under noncancelable operating lease agreements. During 2021, the Company had leases for facilities in Marina del Rey and Venice, California; Bellevue, Washington; and Guelph, Canada.
In March 2021, the Company entered into an agreement for a lease of office space in Marina del Rey, California. The initial minimum lease payment is $147 per month. The initial term of the lease is in effect until November of 2025 with no renewal periods.
Rent expense was $2,221, $2,262 and $1,825 for the years ended December 31, 2021, 2020 and 2019 which was included in Selling, general, and administrative expenses. Two of the three Venice leases expired in the second quarter of 2021 and were not renewed when they expired. The remaining Venice lease was not renewed when it expired in October 2021. The Bellevue lease is in effect until May 2025. The Guelph, Canada office space is a month-to-month
lease. As of December 31, 2021, the expected future operating lease obligation are as follows:

Year ending December 31,	Amount
2022	$1,957
2023	$1,950
2024	$1,950
2025	$1,663
Litigation
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes the ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows. There can be no assurance, however, that the ultimate resolution of such actions will not materially or adversely affect the Company’s consolidated financial position, results of operations, or cash flows. The Company accrues for losses when the loss is deemed probable and the liability can reasonably be estimated.
System1, LLC (a wholly owned subsidiary of S1 Holdco LLC) was named in a lawsuit alleging breach of partnership agreement, breach of fiduciary duty and breach of contract (among other claims), along with other affiliated defendants, by an individual who alleges that he was a co-founder
and equity owner of OpenMail LLC (a significant shareholder of S1 Holdco) related to facts, circumstances and events that principally occurred prior to the formation of S1 Holdco. This matter was fully settled by the parties at no monetary and non-monetary
expense or exposure to System1 or S1 Holdco, and included a complete release of claims against all named defendants, including System1 and S1 Holdco. The case was voluntarily dismissed with prejudice in March 2021.
In July 2021, the Company received initial correspondence from counsel for a United Kingdom-based marketing research company and its United States subsidiary (collectively, the “Demanding Group”) alleging trademark infringement based on its use of the “SYSTEM1” trade name and mark in the United States, and alleged use of the “SYSTEM1” trade name and mark in the United Kingdom. The correspondence demanded that we cease and desist from using the “SYSTEM1” name and mark, and made reference to potential legal action if we did not comply with that demand. While the Company was engaged in active discussions and correspondence with the Demanding Group to attempt to resolve the matter, the Demanding Group filed a lawsuit in the United States

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

District Court for the Southern District of New York in September 2021 (the “Infringement Suit”), alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws, seeking, among other things, an injunction, disgorgement of profits, actual damages and attorneys’ fees and costs. The Company believes that the Demanding Group’s infringement and other allegations and claims set forth in the Infringement Suit may be subject to a laches defense, among other defenses, and the Company intends to vigorously defend its rights in the Infringement Suit. The matter is currently pending, and the Company has filed a motion to dismiss the Infringement Suit in November 2021, and the parties are waiting for the court to hear the pending motion. Even though the Company received similar correspondence from the Demanding Group regarding its alleged use of the SYSTEMl trade name and mark in the United Kingdom, no lawsuit has been filed in the United Kingdom. The Company does not believe that its activities infringe any rights of the Demanding Group in the United Kingdom because, among other defenses, the Company does not actively offer services to customers using the SYSTEMl name and mark in the United Kingdom, and the Company’s counsel has informed the Demanding Group’s UK counsel of these circumstances, and the Demanding Group’s UK counsel confirmed receipt of this correspondence.
Service Agreements
On June 18, 2021 the Company entered into an agreement with a service provider whereby the Company is contractually obligated to pay $6,900 and $8,000 in the first and second years of the contract, respectively. The contract commencement date was July 1, 2021. The Company paid $4,226 to this service provider as of December 31, 2021.
Executive Compensation
Ian Weingarten was hired as CEO on April 10, 2019. He is entitled to a cash-settled profit interest of 5% of S1 Holdco, LLC, which is contingent upon a participation threshold of $300 million (which was subject to adjustment as set forth in the S1 Holdco operating agreement) contingent on a four-year vesting term, or if a qualifying change in control transaction occurs. The Company recorded a liability for this arrangement of $11,132 and $4,237 as of December 31, 2021 and 2020, respectively.
In February 2021, The Company’s former Chief Executive Officer, Ian Weingarten, terminated employment with the Company and entered into a separation agreement with the Company. In connection with the separation agreement, the Company agreed to payment of separation pay benefits consistent with the terms of Mr. Weingarten’s employment agreement, including the payment of the liability accrued for the cash-settled profit interest of 5% of S1 Holdco, LLC, which was deemed vested as to a 3.75% Profits Interest and forfeited as to the remaining 1.25% Profits Interest above the applicable adjusted threshold amount (subject to further reduction to a 2.5% Profits Interest in the event that the Business Combination is not consummated). As discussed in Note 18, the Company has settled the liability and agreement with the Company’s former Chief Executive Officer subsequent to December 31, 2021.
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to claims related to these indemnifications. As a result, the Company believes the estimated fair value of these agreements is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2021.

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

12. DEBT
The Company has secured financing from Cerberus Business Finance, LLC. As of December 31, 2021, the Company had principal of $172,038 outstanding under a term loan. Payments of $1,750 are due quarterly and, upon delivery of the prior year’s audited consolidated financial statements, the Company must make a payment of 50% of excess free cash flow, as defined. In the second quarter of 2021, the Company made a payment of $4,636. The Company also has a revolving line of credit, which was increased to $20,000 during 2019. No amounts are outstanding as of December 31, 2021 under the revolving line of credit.
Interest payments of the financing are due monthly at London InterBank Offered Rate (“LIBOR”), plus 7% with a LIBOR floor of 1%. Maturity for the financing is August 22, 2022. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2021.
As of December 31, 2021, future minimum principal payments on short-term debt are as follows: 2022—$172,038. Loan fees amounting to $1,443 have been offset against the loan balance. Interest expense were $16,884, $24,669 and $26,033 for the years ended December 31, 2021, 2020 and 2019, respectively.
The Company has settled these debt instruments subsequent to December 31, 2021 as part of its Business Combination with Trebia and Protected.
13. NET INCOME PER UNIT ATTRIBUTABLE TO MEMBERS
Basic net income per unit attributable to members is calculated by dividing the net income attributable to common stockholders by the weighted-average number of membership units. The Company does not have any dilutive securities outstanding for the years ended December 31, 2021, 2020 and 2019. Therefore, diluted net income per share is the same as basic.

	For the Years Ended December 31,
	2021	2020	2019
Numerator:
Net income from continuing operations	$32,996	$16,364	$24,249
Net income (loss) from discontinued operations	$—	$47,397	$(15,454)
Denominator:
Weighted-average membership units outstanding:
Weighted-average membership units outstanding—basic and diluted (units in thousands)	20,488	20,488	20,488
Income (loss) earnings per membership units
Income from continuing operations per membership units – basic and diluted	$1.61	$0.80	$1.18
Income (loss) from discontinued operations membership units – basic and diluted	$—	$2.31	$(0.75)
Income per membership units – basic and diluted	$1.61	$3.11	$0.43

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

14. SEGMENT REPORTING
ASC Subtopic
280-10,
“Segment Reporting,”
establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. System1’s Chief Executive Officer, who is considered to be its CODM, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.
The CODM measures and evaluates reportable segments based on segment operating revenues as well as Adjusted Gross Margin and other measures. The Company defines and calculates Adjusted Gross Margin as revenue less advertising expense to acquire users. The remaining cost of revenues consist of non-advertising
expenses such as
set-up
costs, royalties and fees. The Company excludes the following items from segment Adjusted Gross Margin: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments, that the CODM does not consider for the purposes of making decisions to allocate resources among segments or to assess segment performance. Although these amounts are excluded from segment Adjusted Gross Margin, they are included in reported consolidated net income from continuing operations before income tax and are included in the reconciliation that follows.
The Company’s computation of segment Adjusted Gross Margin may not be comparable to other similarly-titled measures computed by other companies because all companies do not calculate segment Adjusted Gross Margin in the same fashion.
Operating segments do not sell products and services across segments, and, accordingly, there are no intersegment revenues to be reported. The accounting policies for segment reporting are the same as for System1 as a whole.
The CODM of the Company reviews operating results, assesses performance and makes decisions by operating segment. Management views each of the Company’s business lines as an operating segment. The Company has three business lines and operating segments: Publishing and Lead Generation, Search and Applications, and Partner Network.
The Publishing and Lead Generation and Search & Applications operating segments are aggregated into one reportable segment, referred to as Owned and Operated, based on their similar economic characteristics, technology platform utilized, types of services provided, Advertising Partners, and cost structures. The Company has two reportable segments: Owned and Operated and Partner Network. The following summarizes total assets by reportable segment as of December 31:

	2021	2020
Owned and Operated	$214,968	$184,236
Partner Network	41,943	34,448

	$256,911	$218,684

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

The following summarizes revenue by reportable segment for the years ended December 31:

	2021	2020	2019
Owned and Operated	$652,884	$437,501	$369,570
Partner Network	35,505	38,476	37,923

Revenue	$688,389	$475,977	$407,493

The following summarizes Adjusted Gross Margin by reportable segment for the years ended December 31:

	2021	2020	2019
Owned and Operated	$143,284	$110,012	$108,635
Partner Network	35,505	38,476	37,923

Adjusted gross margin	$178,789	$148,488	$146,558

Other cost of revenues	11,513	13,507	14,835
Salaries, commissions and benefits	66,747	55,548	48,389
Selling, general and administrative	35,813	22,979	19,960
Depreciation and amortization	13,885	13,832	11,244
Interest expense	16,870	24,351	26,033
Other expense	—	—	1,146

Net income from continuing operations before income tax	$33,961	$18,271	$24,951

15. RELATED-PARTY TRANSACTIONS
PlayaNext LLC (“Playa”), in which the Company’s former CEO is a principal shareholder, entered into a service agreement with the Company in which Playa shall reimburse the Company for a mutually agreed upon allocation of costs incurred by the Company in connection with employing the personnel necessary to provide Playa’s personnel services. In addition, Playa will pay the Company a quarterly fee for general and administrative support based on estimated calculations set forth in the service agreement. Based on the separation agreement between the Company and the former CEO, Playa paid fifty percent of the amount due in October 2021 with the remaining fifty percent to be paid in April 2022. The balances on these receivables were $223 and $410 as of December 31, 2021 and 2020, respectively. In 2021, the service agreement between Playa and the Company ended. Additionally in January 2022 as part of the Business Combination with Trebia and Protected, the receivables with the Company’s former CEO were repaid in full.
During 2018, the Company’s president did not take a salary for the year. On October 16, 2018, S1 Holdco and its subsidiaries purchased a 50.1% interest in a
UK-based
company, Protected LTD., for $55,000. At the time of the transaction, an investment vehicle known as Lone Investment Holdings LLC (LIH) was a shareholder and creditor of Protected. LIH owned 7.7% of the equity of Protected, and also was a creditor for $10,500, of shareholder loans for which Protected was the obligor. LIH’s shareholders primarily consist of members of the Company’s management team. As a result of the transaction, LIH’s shareholder loan to Protected was repaid, with interest, and LIH also received $1,158 in proceeds from the sale of its equity. LIH also retains a 3.85% equity ownership stake in Protected through System1 Surfboard Holdings, Inc.
During 2017, in connection with proceeds from the Transaction, the Company extended loans to two senior executives, one of whom terminated their employment with the Company in 2021. The balance of the loans were

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

$969 and $969 as of December 31, 2021 and 2020, respectively. Additionally, during 2021, the Company extended a loan of $1,500 to its former CEO in connection with the separation agreement. In January 2022 as part of the Business Combination with Trebia and Protected, all related-party receivables were repaid in full.
Protected.net utilizes multiple payment processors in order to process credit card payments from its subscription customers, including Paysafe. Paysafe recently completed a merger with Foley Trasimene Acquisition Corp. II, a special purpose acquisition company sponsored by entities affiliated with William Foley, who is also a sponsor of Trebia Acquisition Corp. Protected.net’s payment processing agreement with Paysafe was negotiated before the announcements of both the Company’s business combination among System1, Protected.net and Trebia as well as the business combination between Paysafe and Foley Trasimene.
16. DISCONTINUED OPERATIONS
In the third quarter of 2020, the Company’s Board of Directors approved a plan to dispose of the Company’s 50.4% interest in Protected. The transaction closed on November 13, 2020 and the Company’s interest in Protected was sold for $81,419. The final proceeds from the sale were $38,193, net of the settlement of Protected debt. OpenMail’s share of the proceeds of $17,164 was not distributed but reinvested in Protected. Court Square’s share of the proceeds was $21,028, of which $11,601 were distributed to Court Square directly by the buyers, and $9,427 distributed to the Company (and subsequently distributed to Court Square). As a result of the disposition, the Company recorded a gain on disposal of $55,070, which is comprised of the cash received by the Company and the net reduction in carrying value of the assets and liabilities of Protected.
The Company disposed of Protected as it represents a business (subscription anti-virus), which the Company was no longer pursuing at that time. Furthermore, Protected operates on its own technology platform separate from the Company’s core technology platform, and has a customer base that the Company no longer planned to serve. As such, the disposal of Protected represents a strategic shift. Accordingly, the results of Protected have been accounted for as discontinued operations for all periods prior to 2021. Refer to Note 17 regarding the transaction with Trebia and recombination with Protected.
The financial results of Protected are presented as loss from discontinued operations, net of income taxes in the Consolidated Statements of Operations. The following table presents the financial results of Protected:

	For the year ended December 31,
	2020	2019
Revenue	$72,937	$45,222

Cost of revenues (exclusive of depreciation and amortization shown separately below)	79,958	67,272
Salaries, commissions, and benefits	1,835	1,678
Selling, general, and administrative	4,047	4,289
Depreciation and amortization	2,412	2,891

Total operating costs and expenses	88,252	76,130

Operating loss	(15,315)	(30,908)
Gain on disposal of Protected	55,070	—
Noncontrolling interest	7,642	15,454
Income tax	—	—

Income (loss) from discontinued operations, net of income taxes	$47,397	$(15,454)

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

The following table presents depreciation, amortization, capital expenditures, and significant non-cash
items of the discontinued operations related to Protected:

	For the year ended December 31,
	2020	2019
Depreciation	$59	$29
Amortization	2,353	2,862
Capital expenditures	29	171
Noncontrolling interest	7,642	15,454
17. MERGER
On June 28, 2021, the Company entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”). On January 27, 2022 (the “Closing Date”), the Company consummated the merger (the “Merger”) pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company (“Post Closing Company”) is organized in an
“Up-C”
structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco. The combined Companies’ business continues to operate through the subsidiaries of S1 Holdco and Protected. Additionally, Trebia’s ordinary shares, warrants and units ceased trading on the New York Stock Exchange (“NYSE”), and System1 Inc. Class YSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.
The consideration paid to the existing Securityholders of System1 and Protected in connection with the Merger was a combination of cash and equity.
The aggregate cash consideration payable under the Business Combination Agreement (“Closing Cash Consideration”) was $445,432 of which $195,070 cash proceeds was received or is to be received by System1 Equityholders and Protected Equityholders, and $250,362 cash proceeds was received by Court Square.
The aggregate equity consideration paid under the Business Combination Agreement and/or retained S1 Holdco Class B Units (“Closing Equity Consideration”) was approximately $667,500, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A Common Stock (valued at $10.00 per share), RSUs and Class C Common Stock, and (b) the aggregate S1 Holdco Class B Units retained by System1 Equityholders at the Closing (valued at $10.00 per share).
In connection with the Merger, Trebia and Cannae Holdings, Inc. entered into the Backstop Agreement (the “Backstop Agreement”) whereby Cannae agreed, subject to the other terms and conditions, to subscribe for Trebia Class A Common Stock in order to fund redemptions by shareholders of Trebia. As a result of shareholder redemptions, Trebia shareholders provided $7,031 of funding and Cannae provided $246,484 per the Backstop Agreement.
In connection with the Business Combination Agreement, System1 Midco, LLC entered into a new loan (“Term Loan”) and revolving facility (“Revolving Facility”). See Note 18 for further details.
Concurrently with the consummation of the Merger, System1 entered into a tax receivable agreement with Trebia (the “Tax Receivable Agreement”), pursuant to which, among other things, the parties to the Tax Receivable

S1 Holdco, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in thousands, except for per unit amounts and number of units)

Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that Trebia may realize as a result of certain tax benefits related to the transactions contemplated by the Business Combination Agreement and future exchanges of units in the Company for Trebia Class A Common Stock.
18. SUBSEQUENT EVENTS
Concurrently with the Merger with Trebia and Protected.net, System1 Midco, LLC entered into a new loan agreement with Bank of America, N.A. on January 27, 2022 for a 5.5 year term loan with a principal of $400,000 and with the net proceeds of $376,000, of which a portion of the proceeds was used to settle the Company’s outstanding debt of $172,038. For every
6-month
interest period, the interest rate is the adjusted Term Secured Overnight Financing Rate (“SOFR”) plus 4.75% with an adjusted Term SOFR floor of 0.50%. The Term Loan will amortize in quarterly installments on each Scheduled Payment Date (commencing with the Scheduled Payment Date occurring on June 30, 2022). The new loan comes with a springing covenant, which goes into effect if the utilization on the Revolving Facility exceeds 35% at each quarter-end starting from the first full quarter after the effective date of the Merger, such that the first lien leverage ratio (as defined in the credit agreement) should not exceed 5.40. For the period covering June 30, 2022 through and including December 31, 2025, $5,000 of the amortization payment will be made quarterly. For March 31, 2026 (scheduled payment date) and thereafter, $7,500 of the amortization payment will be made quarterly. In addition, the Company also obtained a Revolving Facility of $50,000 on January 27, 2022. The Revolving Facility will mature five years after the Closing. The interest rate on the Revolving Facility is the adjusted Term SOFR plus 2.75% with an adjusted Term SOFR floor of 0%. In March 2022, the Company borrowed $49,000 on its Revolving Facility.
In January 2022, as part of the Merger with Trebia and Protected, the liability and agreement with the Company’s former CEO was settled.
On May 28, 2021, the Company executed a letter of intent to acquire assets of RoadWarrior LLC, a subscription-based business. On February 10, 2022, the Company closed the transaction for a total consideration of up to $22,150, consisting of $19,650 in cash up front, and up to $2,500 in a combination of cash and stock in 2023 subject to the achievement of certain financial objectives in 2022. The required information for purchase price allocation in accordance with the FASB ASC Topic 805 is not presented because the initial accounting for the business combination is incomplete as of the date of this filing, due to the short period since acquisition.
Prior to the end of 2021, the Company entered into a non-binding Letter of Intent to acquire NextGen Shopping, Inc.’s CouponFollow, a coupon destination for online shoppers, for up to $115,000, with the total consideration consisting of a combination of cash and stock, inclusive of earnout payments earned and payable over three years upon the achievement of certain financial objectives. On March 4, 2022, the Company closed the transaction for a total consideration of up to $115,000, consisting of 2,000 shares to be granted, $60,000 in cash due between the close and January 2023, and a maximum of cash and stock up to $35,000 payable over three years upon the achievement of certain financial objectives. The required ASB ASC Topic 805 is not presented because the initial accounting for the business combination is incomplete as of the date of this filing, due to the short period since acquisition.

Independent Auditor’s Report
Board of Directors
Protected.Net Group Limited
Fareham, United Kingdom
Opinion
We have audited the consolidated financial statements of Protected.Net Group Limited and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO LLP
BDO LLP
Southampton, United Kingdom
March 31, 2022

PROTECTED.NET GROUP LIMITED
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$35,067,389	$6,252,719
Restricted cash	1,333,456	5,603,764
Prepaid expenses and other current assets [Note 3]	546,352	359,329
Deposits	15,365	3,000,000

Total current assets	36,962,562	15,215,812
Due from related parties [Note 16]	33,081,720	10,229,719
Property, plant, and equipment [Note 4]	616,092	270,495
Intangible assets [Note 5]	369,179	53,230
Deferred Tax Assets [Note 13]	17,236,520	—
Goodwill [Note 5]	283,809	—

Total assets	$88,549,882	$25,769,256

Liabilities and Shareholders’ Deficit
Accounts payable	$216,035	$3,004,879
Accrued expenses and other liabilities [Note 6]	10,162,350	6,704,093
VAT tax liability [Note 17]	11,403,760	6,366,454
Deferred revenue [Note 10]	57,405,368	47,430,897
Related party deferred revenue [Note 16]	165,594	167,712
Current portion of note payable [Note 7]	2,812,500	1,500,000
Due to related party [Note 16]	22,509	4,389
Refund liability [Note 10]	536,753	511,779

Total current liabilities	82,724,869	65,690,203
Note payable, net of current portion and deferred financing costs [Note 7]	10,546,448	8,351,806

Total liabilities	93,271,317	74,042,009

Commitments and Contingencies [Note 8]
Shareholders’ Deficit [Note 9] :
Class A Preferred shares, par value £0.001 per share, 7,992,009 shares authorized, issued, and outstanding on December 31, 2021 and December 31, 2020, respectively	10,515	10,515
Class B Common shares, par value £0.001 per share, 7,960,105 shares authorized, issued, and outstanding on December 31, 2021 and December 31, 2020, respectively	10,558	10,558
Additional paid-in capital	40,953,320	40,953,320
Accumulated deficit	(45,695,828)	(89,247,146)

Total Shareholders’ Deficit	(4,721,435)	(48,272,753)

Total Liabilities and Shareholders’ Deficit	$88,549,882	$25,769,256

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2021	2020
Continuing operations
Revenue [Note 10]	$144,541,221	$90,908,297
Cost of revenue	98,946,484	97,980,269

Gross profit (loss)	45,594,737	(7,071,972)
Operating Expenses
General and administrative expenses [Note 14]	15,912,393	6,711,066
Related party rent expense [Note 16]	664,697	536,200

Total operating expenses	16,577,090	7,247,266
Other Operating (Expense) Income
Gain on sale of intangible assets [Note 11]	—	1,580,000
Foreign currency transaction loss	(1,340,513)	(134,514)
Other operating income	343,268	48,054

Total other operating (expense) income, net	(997,245)	1,493,540

Operating income (loss)	28,020,402	(12,825,698)

Non-Operating Income (Expense)
Related party interest expense [Note 16]	—	(405,767)
Interest expense [Note 7]	(583,428)	(29,085)
Related party interest income [Note 16]	941,416	2,285

Total non-operating income (expense)	357,988	(432,567)

Income (Loss) before income taxes	28,378,390	(13,258,265)
Income tax benefit [Note 13]	15,172,928	—

Net Income (Loss) and Comprehensive Income (Loss)	$43,551,318	$(13,258,265)

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Preferred shares		Common shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Total Deficit
	Shares	Amount	Shares	Amount
Balance on January 1, 2020	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(75,988,881)	$(35,014,488)
Net loss and comprehensive loss	—	—	—	—	—	(13,258,265)	(13,258,265)

Balance on December 31, 2020	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(89,247,146)	$(48,272,753)
Net income and comprehensive income	—	—	—	—	—	43,551,318	43,551,318

Balance on December 31, 2021	7,992,009	$10,515	7,960,105	$10,558	$40,953,320	$(45,695,828)	$(4,721,435)

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$43,551,318	$(13,258,265)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	151,347	74,652
Amortization	93,953	66,646
Amortization of deferred financing costs	82,142	1,806
Financing fee income on loan with System1 SS Protect Holdings, Inc.	(77,121)	(2,285)
Gain on sale of Network Protect intangible assets	—	(1,580,000)
Change in operating assets and liabilities:
Deposits	2,984,635	(3,000,000)
Prepaid expenses and other current assets	(275,168)	(176,637)
Accounts payable	(3,117,740)	(55,698)
Accrued expenses	3,543,626	2,072,446
VAT tax liability	5,037,306	(1,801,173)
Refund liability	24,974	95,239
Deferred revenue	9,974,471	17,727,066
Deferred tax assets	(17,236,520)	—
Related party deferred revenue	(2,118)	167,712
Due from related party	(866,240)	(165,215)
Due to related party	18,120	(250,348)

Net cash provided by (used in) operating activities	43,886,985	(84,054)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash received in acquisition of Host Plus Limited, net	13,393	—
Loan advanced to Just Develop It Limited	(29,634,886)	—
Repayment of loan by Just Develop It Limited	29,634,886	—
Loan advanced to Company director	(2,216,341)	—
Repayment of loan by Company director	2,216,341	—
Loan advance to System1 SS Protect Holdings, Inc.	(21,908,640)	(10,059,719)
Proceeds from sale of intangibles	100,000	1,500,000
Purchases of intangibles, property, plant, and equipment	(523,846)	(212,966)

Net cash used in investing activities	(22,319,093)	(8,772,685)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan	5,000,000	10,000,000
Repayment of principal on bank loan	(1,500,000)	—
Payment of financing costs	(75,000)	(150,000)
Proceeds from related party loans	—	10,999,947
Repayment of related party loan	(448,530)	(10,999,947)

Net cash provided by financing activities	2,976,470	9,850,000
Effect of exchange rate changes on cash
Net change in cash	24,544,362	993,261
Cash and restricted cash, beginning of year	11,856,483	10,863,222

Cash and restricted cash, end of year	$36,400,845	$11,856,483

Supplemental disclosure of cash and non-cash investing and financing activities
Cash paid for interest	$(501,610)	$(474,663)

Receivable from the sale of Network Protect Limited intangible assets	—	100,000

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND LIQUIDITY
Business
Protected.net Group Limited (“Protected.net” or the “Company”) was formed on May 1, 2016 as a private company limited by shares incorporated in England and Wales. The Company established a wholly owned subsidiary, Network Protect Limited., in England and Wales, for the purpose of selling VPN software packages to end user customers. This Company was divested during 2020.
Protected.Net provides Antivirus Software solutions to its customers, offering its customers a single packaged solution that provides protection and reporting to the end user.
The Company operates through one entity in one industry, delivering Antivirus software directly to end-user
customers across the world. With global reach, the Company transacts across five different currencies, GBP, EUR, CAD, AUD, and USD.
The Company services all customers and operations from a single location from within the UK, with support functions being operated at several overseas locations, dependent on the level of support required and the physical location of the customer.
The product offering comprises a core security package with varying levels of extra protection of a more specific nature should the customer require these.
Liquidity and Going Concern
The accompanying consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has financed its activities principally from the issuance of ordinary and preferred equity securities.
In March 2020, the World Health Organization declared the outbreak of
COVID-19
as a global pandemic (the “Pandemic”). The Pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend upon certain developments, including the duration and spread of the outbreak and the impact on our customers and our sales cycles. During the years ended December 31, 2021 and 2020, our estimates and assumptions required increased judgment and carried a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. As of the date of issuance of these consolidated financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or adjust the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our consolidated financial statements.
The Company has incurred substantial and negative cash flows from operations in every fiscal period from inception through 2020. For the year ended December 31, 2021, the Company reported net income of $43,551,318 and generated $43,886,985 in cash from operations. In addition, the Company had an accumulated deficit of $45,695,828 as of December 31, 2021. The Company’s cash and restricted cash as of December 31, 2021 is $36,400,845. The Company has achieved positive financial performance in 2021, which is forecasted to continue through the next twelve months following the issuance of these financial statements. In addition, the Company has extended one of its major business relationships with the provider of its Antivirus licenses through 2025. In early 2022, upon completion of the business combination, the Company repaid its loan with SVB and entered into an intercompany loan agreement worth up to $50,000,00. Neither of these subsequent events impact going concern.
Management prepares an annual budget which is then
re-forecasted
monthly using latest assumptions to help ascertain the going concern basis. In addition, a weekly cash forecast is also prepared to ensure that financial

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

viability can continue. In 2021, the
COVID-19
pandemic provided an element of uncertainty regarding macroeconomic conditions that may impact potential future earnings of the company. However, the Company was able to capitalize on growth opportunities afforded by the
COVID-19
pandemic due to more people working from home and utilizing their devices, which provided a larger customer base and market. As a result of this, the Company was able to grow its customer base throughout the year. The Company anticipates these trends to continue in 2022.
On January 27, 2022, the Company executed and closed a business combination agreement (the “Business Combination”) with Trebia Acquisition Corp which, through a series of business combination transactions, resulted in the new company being listed on the New York Stock Exchange. As part of this transaction, the intercompany loan to System1 SS Protect Holdings, Inc. was repaid in full as well as the outstanding loan with Silicon Valley Bank. Refer to the Subsequent Events footnote at Note 19 for additional discussion on the merger.
Management uses internal transactional data to measure key business metrics, such as cost to acquire, average order value, and attrition rates to help assess the going concern basis. The Company is also constantly assessing its software offering to the public to ensure that it not only matches the customers’ needs and is priced reasonably, but also to explore potential add-ons
or new products.
Given the Company’s net income, operating margin, its cash balance, and items discussed above, this will be sufficient to fund its operations for the next 12 months from the date of issuance of these financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Directors Responsibilities
The Directors are responsible for preparing these consolidated financial statements for the Company as of December 31, 2021 and 2020 and for the two years then ended, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The Directors confirm that suitable accounting policies have been used and applied consistently for the years presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.
Basis for Preparation
These consolidated financial statements do not constitute the Company’s statutory accounts for 2021 and 2020. Statutory accounts prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” for the year ended December 31, 2020, which were presented in US dollars, have been reported on by the Independent Auditors’ in the United Kingdom. The Independent Auditors’ Reports on the Annual Report and Financial Statements for the year ended December 31, 2020 was unqualified and did not contain a statement under s498(2) or s498(3) of the United Kingdom Companies Act 2006.
The Directors have prepared these
non-statutory
financial statements for the years ended December 31, 2021 and 2020 for inclusion in a prospectus on Form S-1 to be submitted by System1, Inc. to the United States Securities and Exchange Commission (“SEC”).

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Basis of Consolidation
The consolidated financial statements include the accounts of Protected.net Group Limited and its wholly-owned subsidiaries. The Company does not have any nonconsolidated subsidiaries. All intercompany balances and transactions have been eliminated on consolidation, including unrealized gains and losses on transactions between the companies.
Management’s Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to the estimate of variable consideration for revenue recognition, including the refund liability, impairment of long-lived assets, goodwill, and the valuation allowance of deferred tax assets. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may materially vary from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Of the total cash balance held by the Company, $33,529,408 and $4,391,673 are held with banks as of December 31, 2021 and 2020, respectively. The remaining cash balances are held with merchants.
Restricted Cash
The Company’s restricted cash consists of merchant reserve balances with our credit card processors held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. These cash balances are shown as a separate financial statement line item within current assets on our consolidated balance sheet.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown on the consolidated statements of cash flows.

	As of December 31,
	2021	2020
Cash held at banks	$33,482,467	$4,391,673
Cash held with merchants	1,584,922	1,861,046

Subtotal Cash and Cash Equivalents	$35,067,389	$6,252,719
Restricted Cash	1,333,456	5,603,764

Total	$36,400,845	$11,856,483

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable
Accounts receivable is stated at the amount the Company expects to collect and do not bear interest. The Company considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. These receivables have historically been paid timely. In addition, customers pay in advance for software and other services which are then earned over the life of the contract. Due to the nature of the accounts receivable balance, the Company believes there is no significant risk of non-collection
and no allowance for doubtful accounts is required as of December 31, 2021 and 2020, respectively.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. Periodically, the Company maintains cash deposits in financial institutions in excess of government insured limits. Management believes that the Company is not exposed to significant credit risk as the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses in these deposits.
Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are expensed when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation and amortization are provided using the straight line method to amortize the cost of the assets to operations over their estimated useful lives. The below table outlines the estimated useful life for property, plant and equipment used for depreciation:

Asset Type	Depreciation Method	Estimated Useful Life
Computers	Straight-line	3 years
Furniture and Fixtures	Straight-line	4 years
Motor Vehicles	Straight-line	4 years
Office Equipment	Straight-line	3 years
Impairment of Long-Lived Assets (excluding goodwill)
Management evaluates whether events or changes in circumstances might indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that the carrying value may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows compared to the carrying value of the asset to determine if an impairment is probable. If impairment is probable the carrying amount of the asset is reduced to the asset’s fair value Measurement of the amount of impairment would be based on generally accepted valuation methodologies, as deemed appropriate. An impairment loss is recognized immediately as an operating expense in the consolidated statement of operations and comprehensive income (loss). Reversal of previously recorded impairment losses are prohibited. As of December 31, 2021 and 2020, the Company’s management believed that no revision to the remaining useful lives or impairment of the Company’s long-lived assets was required.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations
The Company accounts for its business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling
interests, are recorded at the date of acquisition at their respective fair values. ASC 805 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as a measurement-period adjustment. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured
and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.
The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. The estimated fair value of the net assets acquired determined using the income approach to valuation is based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, such as trade names, may be determined using the cost to recreate method or a relief from royalty method depending on the asset acquired. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the fair value of the assets acquired and liabilities assumed.
The most significant assumptions under the cost to recreate method is to value acquired intangible assets including the cost and time to build the acquired technology as well as the developers’ profit and rate of return. Management develops these assumptions based on historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.
Goodwill Impairment
The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets and other intangible assets acquired. Goodwill is tested for impairment annually as well as when a triggering event occurs that indicates that the fair value of the Company may be below its carrying amount. When a triggering event occurs, the Company has the option to first assess the qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that the fair value of the entity is less than its carrying amount, the entity must perform the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary. Based on the results of the qualitative assessment, there were no indications of impairment at December 31, 2021.
Fair Value of Financial Instruments
ASC 820,
Fair Value Measurements
, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little, or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2021 and 2020. The carrying value of the Company’s cash, restricted cash, deposits, prepaid expenses, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these financial instruments.
Leases
In February 2016, the FASB established Topic 842, Leases, by issuing ASU
No. 2016-02
(“ASU
2016-02”),
which requires lessees to recognize leases on the consolidated balance sheets and disclose key information about leasing arrangements. The new standard establishes a right-of-use
model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the consolidated balance sheets for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
The Company adopted ASU
2016-02
effective January 1, 2019 using the modified retrospective transition method. In addition, the Company elected the transition package of three practical expedients permitted within the standard, among other practical expedients which allowed the Company to carry forward prior conclusions about lease identification and classification.
Adoption of the new standard did not result in any recognition of ROU assets or lease liabilities given that the Company did not identify any leases as part of its evaluation. Refer to the related party footnote at Note 16 for discussion on the rental contract with a related party, Just Develop It Limited.
Revenue
On January 1, 2019, the Company adopted ASC 606
, Revenue from Contracts with Customers
(“ASC 606”), using the modified retrospective method with respect to all non-completed
contracts. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes nearly all existing revenue recognition guidance, including industry-specific guidance.
The guidance is based on the principle that an entity should recognize revenue to depict the transfer of products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The guidance also requires added disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgment

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and changes in judgments and assets recognized from costs incurred to fulfill a contract. The adoption of ASC 606 did not have a material effect on the Company’s financial position, results of operations, or internal controls over financial reporting.
Revenue is primarily derived from the (i) delivery of the Antivirus software and (ii) delivery of the additional add-on
service(s), which all are provided on a fixed-price basis. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to the customer. These contracts are all substantially the same and only differ depending on which, if any, additional add-on
services are purchased.
Performance obligations are satisfied over time, being the length of the service contract (which is either monthly or annually). The Company’s services rendered to customers are generally paid for in advance with cash receipts recorded as deferred revenue with revenue recognized over time based on the satisfaction of the performance obligations to date.
The Company recognizes revenues from sales transactions containing sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under ASC 606 and are considered when estimating the transaction price for a sale. The Company uses the expected value method to determine the amount of refunds expected using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer.
The Company has elected the practical expedient for treatment of contract costs and expensed them as incurred.
Functional Currency and Operations
The Company and its subsidiaries functional and reporting currency is United States dollars (“USD”). Financial instruments and non-monetary
assets denominated in currencies other than the functional currency are remeasured at year end with any income or loss recorded in the Statement of Operations. For the years ended December 31, 2021 and 2020, the Company and its subsidiaries recognized a loss of $1,340,513 and $134,514, respectively, due to this remeasurement.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Advertising Expense
Advertising costs are expensed as incurred. Advertising costs were $26,616,136 and $26,769,881 for the years ended December 31, 2021 and 2020, respectively, and are included in cost of revenue on the consolidated statement of operations and comprehensive income (loss).
Other Operating Income
Other operating income is recognized when earned. Other operating income is made up of recharged income in which subscriptions are paid to a third party by the Company in full which Protected recovers such costs from the other related party companies. In addition, this balance includes a $220,000 commission payment that was received from a Company merchant during the year ended December 31, 2021. This was received due to an issue with the merchants system which impacted payment success rates, which has since been resolved. This balance also includes Coronavirus Job Retention Scheme grants which totalled $0 and $30,325 for the years ended December 31, 2021 and 2020, respectively.
License Costs
License costs are expensed as incurred. The costs relate to license arrangements with other antivirus providers who charge the Company per user for utilizing the core antivirus engine behind the Company’s product. The Company is typically invoiced on a quarterly basis on a forward-looking basis. Such costs are capitalized to prepaid expenses when they are paid and amortized through cost of revenue in the period that the services are provided.
Recent Accounting Pronouncements
Accounting Pronouncements Recently Adopted
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740)
which is intended to simplify the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee share ownership plans. The guidance for ASU
No. 2019-12
is required for annual reporting periods, including interim periods within those annual periods, beginning after December 15, 2020, for business entities that are public, and after December 15, 2021, including interim periods within those annual periods, for all other entities, with early adoption permitted.” The Company adopted this guidance effective on January 1, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2020, the FASB issued ASU
2020-10,
Codification Improvements
. This ASU codifies the disclosure guidance of all codifications which provide entities with an option to either present information on the face or disclose it in the notes to the financial statements. ASU
2020-10
also clarifies application of various provisions in the codifications where the guidance may have been unclear. The ASU is effective for fiscal years beginning after December 15, 2020. The Company adopted this guidance effective on January 1, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Accounting for Credit Losses (Topic 326)
, which requires the use of an “expected loss” model on certain types of financial instruments. The standard also amends the impairment model for available-for-sale
debt securities and requires estimated credit losses to be recorded as

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

allowances instead of reductions to amortized cost of the securities. Update
No. 2016-13
is effective for annual periods beginning after December 15, 2022, including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact the standard will have on its consolidated financial statements.
In January 2017, the FASB issued ASU
No. 2017-04,
Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,
which aims to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, goodwill impairment will be measured as the amount by which the carrying value exceeds the fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for annual and interim reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company had evaluated that this standard will have no effect on its consolidated financial statements.
In August 2018, the FASB issued ASU
No. 2018-15,
Intangibles – Goodwill and Other –
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software (and hosting arrangements that include an
internal-use
software license). The standard is effective for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact the standard will have on its consolidated financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by removing certain separation models in Subtopic
470-20,
Debt—Debt with Conversion and Other Options, for convertible instruments and also increases information transparency by making disclosure amendments. The standard is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2021	2020
Prepaid Advertising	$97,800	$39,689
Prepaid Subscriptions	235,825	168,289
Prepaid Technical Support	131,760	—
Other Prepaid Expenses	80,967	151,351

Total	$546,352	$359,329

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	PROPERTY, PLANT, AND EQUIPMENT

	As of December 31,
	2021	2020
Computers	$265,511	$113,684
Furniture & Fixtures	316,209	217,008
Motor Vehicles	179,585	—
Office Equipment	114,127	47,796

	$875,432	$378,488
Less: Accumulated Depreciation	(259,340)	(107,993)

	$616,092	$270,495

Property, plant, and equipment consist of the following:

	December 31, 2021
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$113,684	$149,389	—	$(94,220)	$168,853
Furniture and fixtures	4 years	217,008	99,202	—	(125,270)	190,940
Motor Vehicles	4 years	—	179,585	—	(3,741)	175,844
Office equipment	3 years	47,796	68,768	—	(36,109)	80,455

Total		$378,488	$496,944	$—	$(259,340)	$616,092

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Disposals	Accumulated Depreciation	Net Book Value
Computers	3 years	$56,151	$57,533	—	$(41,069)	$72,615
Furniture and fixtures	4 years	90,818	126,190	—	(52,396)	164,612
Office equipment	3 years	26,314	21,482	—	(14,528)	33,268

Total		$173,283	$205,205	$—	$(107,993)	$270,495

Depreciation expense was $151,347 and $74,652 for the years ended December 31, 2021 and 2020, respectively.

5.	GOODWILL AND INTANGIBLE ASSETS
Intangible assets consist of the following:

	As of December 31,
	2021	2020
Software	$275,668	$255,668
Technology	312,000	—
Domain Name	100,089	22,187

	$687,757	$277,855
Less: Accumulated amortization	(318,578)	(224,625)

	$369,179	$53,230

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2021
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$255,668	$20,000	$—	$(249,496)	$26,172
Technology	5 years	—	312,000	—	(46,800)	265,200
Domain Names	5 years	22,187	77,902	—	(22,282)	77,807

		$277,855	$409,902	$—	$(318,578)	$369,179

	December 31, 2020
	Estimated Useful Life	Beginning Balance	Additions	Sales	Accumulated Amortization	Net Book Value
Software	3 years	$243,168	$12,500	$—	$(210,445)	$45,223
Domain Names	5 years	47,187	—	(25,000)	(14,180)	8,007

		$290,355	$12,500	$(25,000)	$(224,625)	$53,230

Amortization expense was $93,953 and $66,646 for the years ended December 31, 2021 and 2020, respectively.
The following table displays the changes in goodwill as of December 31, 2021 and 2020, respectively:

Goodwill
Balance at January 1, 2021	$—
Additions	283,809

Balance at December 31, 2021	$283,809

6. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses consist of the following:

	As of December 31,
	2021	2020
Marketing	$5,344,603	$4,361,567
Income taxes payable	2,063,592	—
Payroll	661,187	632,880
Network Protected Limited post-deal activity	3,285	433,063
Accounting and professional fees	959,599	570,069
License and royalties	809,584	387,017
Software	78,000	74,500
Administrative	243,500	223,400
Other	214,872	134,610

Total accrued expenses and other liabilities	$10,162,350	$6,704,093

7. NOTE PAYABLE
On December 17, 2020, the Company entered into a new Facilities Agreement (the “Agreement”) with Silicon Valley Bank that provides for a facility of up to $10,000,000 (“Facility A”), and an additional facility (“Facility B”) up to $5,000,000, not to be used until Facility A is fully used. The Company was charged an arrangement fee of $150,000 in respect to Facility A. The arrangement fee was paid on December 17, 2020 relating to Facility A.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Agreement contains financial covenants, requiring a leverage ratio of between
2.50-3.00:1,
and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of December 17, 2023. The Company was in compliance with all covenants as of December 31, 2021. Facility A and Facility B both carry a variable interest rate of 3.5% - 7.5%, payable on a quarterly basis. The note requires principal payments of $375,000 for the first 8 quarters and $1,750,000 for the final four quarters. On January 27, 2022, the Company repaid its outstanding principal and interest owed to Silicon Valley Bank as part of the Facilities Agreement. Refer to the Subsequent Events footnote at Note 19 for additional discussion on the loan payoff.
On March 31, 2021, the Company borrowed an additional $5,000,000 from its original new Facilities Agreement with Silicon Valley Bank that provided up to $5,000,000 to be borrowed from Facility B. The Company was charged an arrangement fee of $75,000 in respect to Facility B. The Facilities Agreement contains financial covenants, requiring a leverage ratio of between
2.50-3.00:1,
and minimum liquidity amounts between $3,000,000 and $5,000,000 during the period ending on the termination date of December 17, 2023. Facility B carries an interest rate of 3.75% for the first two years and 17.5% during the final year. The additional draw requires principal payments of $187,500 for the first 8 quarters and $875,000 for the final four quarters. The principal amount due in the next twelve months totals $2,812,500.
As of December 31, 2021 and 2020, the total loan balance was $13,500,000 and $10,000,000, respectively, and financing costs totalled $141,052 and $148,194, respectively. The deferred financing costs are amortized over a straight-line basis, which approximates the amortization under the effective interest rate method. Amortization of deferred financing costs during the years ended December 31, 2021 and 2020 was $82,142 and $1,806, respectively. Additionally, the Company incurred $583,428 and $29,085 of interest associated with the Note payable during the years ended December 31, 2021 and 2020, respectively.
8. COMMITMENTS AND CONTINGENCIES
Legal proceedings
In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.
9. SHAREHOLDERS’ DEFICIT
The Company had one class of preferred and common shares, as outlined below, during the years ended December 31, 2021 and 2020. The common share classes are displayed in aggregate on the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity (Deficit). On December 31, 2021, the Company has the authority to issue up to 0 shares of £0.0001 par value Class A Preferred Shares and 0 shares of £0.0001 par value Class B Ordinary Shares.
Preferred Shares
The Preferred Shares have a par value of £0.001 per share. Each share of the Company’s Preferred Shares entitled the holder to one vote on all matters to be voted upon by the Shareholders. Preferred Shares shall be first in priority to receive distributions based on the original value of the shares plus any accrued and unpaid dividends. As of December 31, 2021 and 2020, the Company had 7,992,009 preferred shares authorized and issued. The Preferred Shares carry a fixed cumulative preferred dividend at a rate of 7% per annum on the original value of these shares plus any accrued but unpaid dividend amounts, compounded annually.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Common Shares
The Company had one class of common shares, as outlined below, during the years ended December 31, 2021 and 2020. These share classes are displayed in aggregate on the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Deficit.
The Ordinary Shares have a par value of £0.001 per share. Each share of the Company’s Ordinary Shares entitles the holder to one vote on all matters voted upon by the Shareholders. On liquidation or any distributions made to holders of Ordinary Shares, holders of Ordinary Shares shall be second in priority to receive distributions after payments are made to Preferred Shareholders. As of December 31, 2021 and 2020, the Company had 7,960,105 common shares authorized and issued.
10. REVENUE WITH CUSTOMERS
Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on consideration specified in a contract with a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control over the service to the customer which could occur over time.
A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation. Customers typically receive the benefit of the Company’s services as (or when) they are performed. Substantially all customer contracts provide that compensation is received for services performed to date. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by us from a customer, are recorded as a reduction of revenue with a corresponding liability recognized.
Nature of goods and services
The following is a description of the Company’s services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

i.	Delivery of Antivirus Software
Antivirus Subscription Services – The Company is a leading distributor of computer protection software. Their primary software, TotalAV Antivirus Pro, provides antivirus and anti-malware protection, spyware removal, adware cleaning, and more. The program can be installed and downloaded on 3 separate devices.

ii.	Delivery of additional add-on service(s)
In addition to TotalAV Antivirus Pro, the customers can sign up for additional services. These additional services include password vault, smartphone protection, identity protection, Ad Block Pro, protection on additional devices, Safe Browsing (VPN), and Advanced Cloud Scanning, among others.
The Company recognizes the sale of software over the length of the subscription (annually or monthly). The Company has two performance obligations (i.e., the Delivery of Antivirus Software and the Delivery of Additional
Add-On
Service(s)). Allocation of the transaction price was not necessary as the transaction prices for each separate performance obligation are separately stated in the contract.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes revenues from sales transactions containing sales refund provisions at the time of the sale. The potential for customer refunds are considered a component of variable consideration under ASC 606 and are considered when estimating the transaction price for a sale. The Company uses the expected value method to determine the amount of refunds expected using historical refund data. The amount of expected returns is recognized as a refund liability, representing the obligation to return consideration to the customer. The total refund liability totaled $536,753 and $511,779 as of December 31, 2021 and 2020, respectively.
During the year ended December 31, 2021 and 2020, the Company recognized $114.9 million and $66.7 million, respectively, of revenue from the satisfaction of delivery of antivirus software. During the year ended December 31, 2021 and 2020, the Company recognized $29.6 million and $24.2 million of revenue from the satisfaction of delivery of additional add-on
services, respectively.
The following table presents our revenues disaggregated by revenue stream.

	For the Year Ended
	December 31,
	2021	2020
Major products/service lines
Antivirus software revenue	$114,892,069	$66,729,758
Additional add-on service revenue	29,649,152	24,178,539

Total revenue	$144,541,221	$90,908,297

The following table presents our revenues disaggregated by geographic region.

	For the Year Ended
	December 31,
	2021	2020
Geographic Region
Germany	$14,862,815	$10,938,787
United Kingdom	22,162,283	13,222,636
Rest of Europe	23,860,130	17,638,111
United States	62,170,066	35,983,970
Rest of North America	7,862,060	4,917,152
Other	13,623,867	8,207,641

Total revenue	$144,541,221	$90,908,297

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred Revenues
We record deferred revenues when cash payments are received in advance of our performance, primarily for subscription revenues. The increase in deferred revenues for the year ended December 31, 2021 is primarily driven by sales increases and periodic invoices due in advance of satisfying our performance obligations. Deferred revenue is released over the customers agreed term (monthly or annually) at a daily level. All brought forward deferred balances were released in the year to December 2021.

	For the Year Ended December 31,
	2021	2020
Deferred revenue at beginning of period	$47,430,897	$29,703,831
Deferred revenue recognized during period	(145,733,685)	(58,088,574)
Additions to deferred revenue during period	155,708,156	75,815,640

Deferred revenue at end of period	$57,405,368	$47,430,897

Practical Expedients and Exemptions
The Company has elected the practical expedient for treatment of contract costs as part of the adoption of ASC 606 and expensed them as incurred.
11. SALE OF NETWORK PROTECT LIMITED
On August 13, 2020, Network Protect Limited (“Seller”), a wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement to sell its virtual private network subscription service business to Intersections Inc. (“Buyer”) for a total price of $1,600,000. Of the total purchase price, $1,500,000 was payable in cash at the time of closing with the remaining $100,000 to be payable on August 13, 2021. The remaining amount was paid from the Buyers to Seller on August 13, 2021. The assets sold included its customer lists as well as the rights to the Seller’s domain names. This sale excludes certain assets of the Seller such as cash, accounting records not related to the customer lists and domain names, advance receipts and debts, and the intellectual property rights to the software, websites, and apps.
The intangible assets which had a carrying value of $20,000 were disposed of and the difference between the sale price and carrying value, or $1,580,000, was recognized as a gain on sale of intangible assets within the other operating income section of the statement of operations and comprehensive income (loss).
The disposal did not meet the definition of discontinued operations given that it did not represent a strategic shift given Network Protect Limited’s total assets, revenue, and net income in comparison to the consolidated entity’s totals.
12. ACQUISITION OF HOST PLUS LIMITED
On March 31, 2021, the Company entered into a Share Purchase Agreement (the “Host Plus Agreement”) with Boxer Investment Group LLC, Christopher Philips, and Nicholas Baker (collectively, the “Sellers”) to purchase Host Plus Limited (“Host Plus”). Host Plus has developed a web hosting product for release to the public market, which has not yet been released as of the acquisition date (the “Host Plus Transaction”). The purpose of the acquisition for Protected.net is to enter a new business line in which it can leverage its marketing expertise and cross-sell the web hosting services to its antivirus solutions customer base. Pursuant to the Host Plus Agreement, the total purchase price was $448,668, which consisted of a payment of $138 in cash (the “Closing Payment”) to the Sellers as well as the assumption of Host Plus outstanding debt totalling $448,530. The outstanding debt

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

assumed by the Buyer was due to Just Develop It Limited (“JDI”), who is the parent company of the Buyer and a related party. The Closing Payment was paid to the Sellers on March 31, 2021 (the “Closing Date”).
The fair value of the identifiable net assets acquired was less than the aggregate purchase consideration paid, and accordingly the Company recorded goodwill of $283,809, which will be evaluated for impairment annually. The Company evaluated whether the goodwill balance shall be impaired as of December 31, 2021. Given that no impairment indicators were found in Host Plus Limited, which is not a separate reporting unit, there was no impairment required for goodwill as of December 31, 2021.

Cash	$138
Host Plus debt assumed at closing	448,530

Total consideration	$448,668

The following table summarizes the preliminary purchase price allocations relating to the Host Plus acquisition:

Consolidated Fair Value
Cash Consideration	$138
Host Plus Debt Assumed at Acquisition	448,530

Total Purchase Price	448,668
Current Assets Acquired
Net Working Capital (Including Cash)	$(218,141)

Total Current Identifiable Assets	(218,141)
Non-Current Assets Acquired
Technology	312,000
Domain Name	71,000

Total Non-Current Identifiable Assets	383,000
Goodwill	$283,809
13. INCOME TAXES
A reconciliation of the statutory income tax rate to the Company’s effective tax rate consists of the following:

	For the Years Ended December 31,
	2021	2020
Statutory United Kingdom income tax rate	19.0%	19.0%
Permanent items	0.9%	-0.1%
Change in UK tax law to deferred taxes	-8.5%	—
Prior year adjustments	-5.5%	—
Change in valuation allowance	-59.4%	-18.9%

Effective tax rate	-53.5%	—%

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of income tax provision/(benefit) are as follows:

	December 31,
	2021	2020
United Kingdom:
Current	$2,170,803	$—
Deferred	(17,343,731)	—

Total	$(15,172,928)	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	December 31,
	2021	2020
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$17,346,628	$16,869,434
Deferred financing costs	(26,800)	(28,157)
Property, plant and equipment	(20,105)	(335)
Intangible assets	(63,203)	—

	17,236,520	16,840,942
Valuation allowance	—	(16,840,942)

Deferred tax assets, net of allowance	$17,236,520	$—

The Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2020. The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion, or all of its deferred tax assets, will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considers all available positive and negative evidence and makes certain assumptions in evaluating the realizability of its deferred tax assets. Many factors are considered which impact the Company’s projections of future sustained profitability.
For the year ended December 31, 2021, after considering all positive and negative evidence, including past earnings, historical trends and projected future taxable income from operating activities, the Company concluded that all of its deferred tax assets were more likely than not to be realized. Accordingly, the Company reversed the valuation allowance, which resulted in a $16,840,942 tax benefit to the income tax provision.
As of December 31, 2021 and 2020, the Company had net operating loss carry forwards of $78,538,911 and $88,786,492, respectively. The net operating loss carry forwards generated in the tax years from 2016 to 2021 and have an unlimited carry forward period.
The Company has no uncertain tax positions, or penalties and interest accrued, that if recognized would reduce net operating loss carry forwards or effect tax expense.
The Company files tax returns as prescribed by the tax laws in the United Kingdom in which they operate. In the normal course of business, the Company is subject to examination by the federal jurisdiction based on the statute of limitations. As of December 31, 2021, open years related to the United Kingdom are 2021 and 2020.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has no open tax audits with any taxing authority as of December 31, 2021.
14. GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses are comprised of the following items:

	For the Years Ended December 31,
	2021	2020
Depreciation and amortization	$245,299	$141,298
Value-added tax provision (Note 17)	4,602,494	2,934,307
SPAC transaction costs	1,163,786	—
Software	1,050,479	1,051,157
Salaries and benefits	5,332,195	793,779
Legal fees	813,468	515,318
Other general and administrative expenses	2,704,672	1,275,207

Total	$15,912,393	$6,711,066

15. DEFINED CONTRIBUTION PENSION
The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Contributions for the years ended December 31, 2021 and 2020 were $208,001 and $131,109, respectively. As of December 31, 2021 and 2020, $27,286 and $12,446 was owed to the pension scheme, respectively.
16. RELATED PARTY TRANSACTIONS
The Company has an agreement with JDI Property Holdings Limited (“JDI”) which allows for the Company to occupy desks at JDI’s property in such a place as JDI specifies from time to time in exchange for £25,000 per month. The agreement expires on June 21, 2022. The Company was also charged management fees and other staff costs by Just Develop It Limited and its subsidiaries (JDI and Skylark Golf & Country Club Limited), a group with common directors. The total of these expenses was $1,142,912 and $646,060 for the years ended December 31, 2021 and 2020 respectively. Of these amounts, $664,697 and $536,200 related to rent expense, respectively.
As of December 31, 2019, the Company had an outstanding payable due to a former shareholder of the Company totaling $237,671. The payable related to taxes withheld to be remitted to the United Kingdom that were later determined to be over-collected. This payable was paid back to the directors by the Company in full in 2020.
On February 3
,
2020, the Company entered into a short-term intercompany loan with a director of the Company. Under this agreement, the director agreed to provide the Company with a $3,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on February 3, 2020 in full. The loan had a maturity date of March 17, 2020, which the Company paid back in full on this date. The Company incurred $35,000 of interest on this loan during the year ended December 31, 2020.
On March 13
,
2020, the Company entered into an intercompany loan payable with System1 SS Protect Holdings, Inc. Under this agreement, SS Protect Holdings agreed to provide the Company with a $6,000,000 loan that carried an interest rate of 10%. The loan was drawn by the Company on March 13, 2020 in full. The loan had a maturity date of March 13, 2021. The Company paid the loan back in full on November 13, 2020. The Company incurred $356,384 of interest expense on this loan during the year ended December 31, 2020.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On November 13, 2020, the Company entered into an intercompany loan payable with Protected Security Holdings LLC, the parent company of System1 SS Protect Holdings, Inc. Under this agreement, Protected Security Holdings agreed to provide the Company with a $1,999,947 loan that carried an interest rate of 7.5%. The loan was drawn on November 13, 2020 in full. The loan had a maturity date of November 13, 2023. The Company paid the loan back in full on December 18, 2020. The Company incurred $14,383 of interest expense on this loan during the year ended December 31, 2020.
On December 17, 2020, the Company entered into an intercompany loan receivable with System1 SS Protect Holdings, Inc. Under this agreement, the Company agreed to provide System1 SS Protect Holdings, Inc. with a line of credit with a maximum amount of $30,000,000. The line of credit has an interest rate of 0% from December 17, 2020 to December 31, 2020, 5% from January 1, 2021 to March 31, 2021, and 3.5% from April 1, 2021 until the agreement is terminated. The loan has a maturity date of January 1, 2023. On December 17, 2020, System1 S1 SS Protect Holdings, Inc. drew a total of $10,059,719 from the line of credit. As part of this loan, the Company charged S1 SS Protect Holdings a set-up
fee of $170,000. The
set-up
fee is being recognized through income over the term of the loan.
During the year ended December 31, 2021, S1 SS Protect Holdings drew an additional $21,908,640 from the line of credit provided by the Company as part of the loan agreement. The loan draw will accrue interest at an interest rate of 3.5% from the time of the loan draw until funds are paid back to the Company. The loan has a maturity date of January 1, 2023. As part of this loan, the Company charged S1 SS Protect Holdings a set-up
fee of $75,000. The
set-up
fee shall be recognized through income over the term of the loan.
As of December 31, 2021 and 2020, the total outstanding balance of the loan with System1 S1 SS Protect Holdings, Inc. was $32,832,653 and $10,059,719, respectively. As of December 31, 2021 and 2020, the total amount included in deferred revenue relating to financing fees not yet recognized was $165,594 and $167,712, respectively. Total financing fees recognized during the years ended December 31, 2021 and 2020 were $77,121 and $2,285, respectively. The Company recognized $941,416 and $0 of interest income related to this loan during the years ended December 31, 2021 and 2020, respectively.
On March 31, 2021, the Company entered into a Share Purchase Agreement to purchase Host Plus Limited (as described in Note 12). Each Seller of Host Plus Limited is a minority shareholder of the Company. In addition, the Company assumed the debt of Host Plus Limited as part of the acquisition, which was payable to JDI. As noted above, JDI is the parent company of Protected. On April 1, 2021, the Company provided an intercompany loan to Host Plus Limited who then repaid the outstanding loan in full on the same day in the amount of $448,530. The loan between Host Plus Limited and JDI did not have a stated maturity date and carried an interest rate of 0%.
During the year ended December 31, 2021, the Company entered into a short term loan agreement with Just Develop It Limited, which carried an interest rate of 0%. These loans allowed multiple drawdowns which totaled $29,634,886 and were fully repaid by the end of the period. In addition to this, as a part of the Host Plus Share Purchase Agreement, the Company assumed a debt payable to Just Develop It Limited which was repaid in full on April 1, 2021.
On May 19, 2021, the Company entered into a loan receivable with a director of the Company. Under this agreement, the Company agreed to provide the director with a loan facility of up to $2,000,000 which carried an interest rate of 0%. The loan did not specify a stated maturity date. The director of the Company drew multiple amounts in accordance with the facility during the year ended December 31, 2021. The loan was repaid in full to the Company on December 24, 2021.

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. VAT TAX LIABILITY
The Company has recorded a liability for worldwide VAT and US sales tax of $11,403,760 and $6,366,454 as of December 31, 2021 and 2020, respectively. The liability represents the Company’s best estimate of amounts due for sales tax and VAT due for sales that have occurred over the applicable periods subject to such indirect taxes. The Company has not been registered for sales tax in states where the group had created a Nexus, or VAT in certain countries. The Company has started the remediation process by appointing third party tax advisors to evaluate amounts due and disclosures to each tax jurisdiction. At the date of the issuance of these financial statements the business has registered in (and began to settle) its historic VAT obligations in: Australia, New Zealand, Norway and Switzerland.
18. SEGMENT REPORTING
Segment Reporting Disclosures
ASC Subtopic
280-10,
“Segment Reporting,” establishes standards for reporting information about operating segments. The Company has voluntarily chosen to disclose certain operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and assess performance. The Company has one business line and operating segment. The information for revenue category service line, geography and timing of revenue recognition is summarized in Note 10, “Revenue with Customers”. Each of the long-lived assets are held in the United Kingdom.
The Company, including its CODM, uses Adjusted Operating Income (Loss), a non-GAAP
financial metric, to evaluate Protected’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Additionally, the Company uses Adjusted Operating Income (Loss) as basis for setting variable compensation for its employees, the Company’s lenders use Adjusted Operating Income (Loss) to measure its compliance with credit facility covenants and the Company believes Adjusted Operating Income (Loss) is another approximation to measure its operating cash flow. Adjusted Operating Income (Loss) is defined as operating income/(loss) before depreciation and amortization, VAT accrual for previously uncollected VAT, directors’ salary payments which will cease upon completion of the Business Combination, non-recurring
and restructuring expense and adjusted to remove earnings from terminated product lines and the change in deferred revenue during the period. Change in deferred revenue includes the movement in deferred revenue as well as the movement in the refund liability. Nonrecurring expenses include foreign exchange adjustments, costs incurred to date in regards to the business combination with System1 and costs incurred in regards to the Silicon Valley Bank financing agreement, which will cease upon completion of the Business Combination.
Adjusted Operating Income (Loss) for the years ended December 31, 2021 and 2020 are as follows:

	For the Years Ended December 31,
	2021	2020
Operating Income (Loss)	$28,020,402	$(12,825,698)
Depreciation and amortization	245,300	141,298
Terminated product lines	(80,775)	(1,777,261)
VAT accrual for previously uncollected VAT	4,674,727	2,934,307
Director Salary Payments	2,806,497	—
Non-cash foreign exchange adjustments	1,340,513	110,090
Non-recurring expense, primarily related to acquisitions, financing and SPAC transaction costs	1,690,426	489,955
Changes in deferred revenue	9,974,471	18,083,645

Adjusted operating income	$48,671,561	$7,156,336

PROTECTED.NET GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date of issuance of March 31, 2022 and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the below items.
On June 28, 2021, the Company entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), (the “Business Combination Agreement”) by and among Trebia Acquisition Corporation (“Trebia”) and Protected (together with System1 and Trebia, collectively, the “Companies”). On January 27, 2022 (the “Closing Date”), the Company consummated the merger (the “Merger”) pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company (“Post Closing Company”) is organized in an “Up-C” structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco. The combined Companies’ business continues to operate through the subsidiaries of S1 Holdco and Protected. Additionally, Trebia’s ordinary shares, warrants and units ceased trading on the New York Stock Exchange (“NYSE”), and System1 Inc.’s Class A Common Stock began trading on the NYSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.
The consideration paid to the existing Securityholders of System1 and Protected in connection with the Merger was a combination of cash and equity.
On January 27, 2022, the Company repaid its outstanding principal and interest owed to Silicon Valley Bank as part of the Facilities Agreement (as described in Note 7). The total amount paid back to Silicon Valley Bank was $13,167,694, which included a principal amount of $12,937,500 accrued interest of $36,132, and a prepayment charge of $194,063.
On January 27, 2022, the Company entered into a loan agreement with System1 LLC, a related party. This loan enables System1 LLC to draw up to $50,000,000 at an interest rate of 0.44% per annum on the drawn balance. The drawn balance to date is $23,153,067.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the FINRA filing fee and the listing fee.

Amount
Securities and Exchange Commission registration fee	108,003
FINRA filing fee	*
Accountants’ fees and expenses	2,500,000
Legal fees and expenses	300,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	35,000
Miscellaneous	41,997

Total expenses	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14. Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15. Recent Sales of Unregistered Securities.
(a)    Issuance of Capital Stock.
Subject to the terms of the Business Combination Agreement, the aggregate consideration paid to the equityholders of S1 Holdco and Protected was $1,130,000,000 and paid in a combination of cash consideration of approximately $480,175,308 (the “Closing Cash Consideration”) and stock consideration (including RSUs) and/or retained S1 Holdco Class B Units of approximately $676,872,677 (the “Closing Equity Consideration”). In response to shareholder redemptions of Trebia having exceeded $462,000,000, the equityholders of S1 Holdco and Protected reduced the Closing Cash Consideration and proportionally increase the Closing Equity Consideration.
Other than the shares of Class A Common Stock issued in connection with the Fully Vested Value Creation Units (other than those issued in connection with the Seller Backstop Amount (as defined in the Prospectus)), the securities issued in connection with the Business Combination Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration provided by Section 4(a)(2) or other applicable section of the Securities Act.

(b)    Warrants.
Concurrently with the Trebia IPO on June 19, 2020, the Registrant issued 8,233,334 Warrants to purchase shares of Trebia Class A Common Stock to the Sponsors for aggregate gross proceeds of $12,350,000. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
Item 16. Exhibits and Financial Statement Schedules.
The exhibit index attached hereto is incorporated herein by reference.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Description	Form	File No.	Exhibit	Filing Date

2.1(a)	Business Combination Agreement, dated as of June 28, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto .	8-K	001-39331	2.1	June 29, 2021

2.1(b)	Amendment No. 1 to the Business Combination Agreement, dated as of November 30, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto.	S-4	333-260714	2.2	December 1, 2021

2.1(c)	Amendment No. 2 to the Business Combination Agreement, dated January 10, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 10, 2022

2.1(d)	Amendment No. 3 to the Business Combination Agreement, dated January 25, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 26, 2022

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Description	Form	File No.	Exhibit	Filing Date

3.1	Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	February 2, 2022

3.2	Bylaws of System1, Inc.	8-K	001-39331	3.2	February 2, 2022

4.1	Warrant Agreement, dated June 19, 2020, by and between Trebia Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39331	4.1	June 22, 2020

5.1	Opinion of Latham & Watkins LLP as to the validity of the shares of System1, Inc. Class A Common Stock and Warrants					X

10.1	Sponsor Agreement, dated as of June 28, 2021, by and among Trebia Acquisition Corp., BGPT Trebia LP, Trasimene Trebia LP, Cannae Holdings, Inc., S1 Holdco LLC and System1 SS Protect Holdings, Inc.	S-4	333-260714	10.5	December 16, 2021

10.2	Amended and Restated Sponsor Agreement, dated January 10, 2022, by and among BGPT Trebia LP, Trasimene Trebia, LP and other parties signatory thereto.	8-K	001-39331	10.4	January 10, 2022

10.3	Registration Rights Agreement, by and among System1, Inc. and the other parties that are signatory thereto.	S-1	333-262608	10.3	February 9, 2022

10.4	Tax Receivable Agreement, dated as of January 27, 2022, by and among System1, Inc. S1 Holdco, LLC and the other signatories thereto.	8-K	001-39331	10.3	February 2, 2022

10.5	System1, Inc. 2022 Incentive Award Plan.	8-K	001-39331	10.2	February 2, 2022

10.6	Backstop Facility Agreement, dated as of June 28, 2021, by and among Trebia Acquisition Corp. and Cannae Holdings, Inc.	S-4	333-260714	10.7	December 16, 2021

10.7	Amended and Restated Backstop Facility Agreement, dated January 10, 2022, by and between Trebia Acquisition Corp. and Cannae Holdings, Inc.	8-K	001-39331	10.3	January 10, 2022

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Description	Form	File No.	Exhibit	Filing Date

10.8	Protected Support Agreement, dated as of June 28, 2021, by and among each of the Persons listed on Exhibit A thereto, JDI & AFH Limited, Protected.net Group Limited, Protected Security Holdings, LLC and Trebia Acquisition Corp.	S-4	333-260714	10.8	December 16, 2021

10.9	Mutual Termination Agreement, dated as of June 28, 2021, by and between Trebia Acquisition Corp. and Cannae Holdings, Inc.	S-4	333-260714	10.9	December 16, 2021

10.10	Form of Indemnification Agreement	8-K	001-39331	10.4	March 2, 2022

21.1	Subsidiaries of the registrant					X

23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)					X

23.2	Consent of PricewaterhouseCoopers LLP					X

23.3	Consent of Marcum LLP					X

23.4	Consent of BDO LLP, independent accountants					X

24.1	Power of Attorney	S-1	333-262608	24.1	February 9, 2022

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)					X

101.SCH	Inline XBRL Taxonomy Extension Schema Document					X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					X

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Description	Form	File No.	Exhibit	Filing Date

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					X

107	Calculation of Registration Fee					X

X	Filed or furnished herewith
^	Indicates management contract or compensatory plan
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S 1 and the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(a)
that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(c)	that, for the purpose of determining liability under the Securities Act to any purchaser:
(d)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(e)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(f)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(g)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(h)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(i)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 31st day of March, 2022.

SYSTEM1, INC.
By:	/s/ Michael Blend
Michael Blend
Chief Executive Officer and Chairman
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael Blend	Chief Executive Officer and Chairman	April 1, 2022
Michael Blend	(Principal Executive Officer)

/s/ Tridivesh Kidambi	Chief Financial Officer	April 1, 2022
Tridivesh Kidambi	(Principal Financial and Accounting Officer)

Director
John Civantos

*	Director	April 1, 2022
William P. Foley, II

*	Director	April 1, 2022
Frank R. Martire, Jr.

*	Director	April 1, 2022
Dexter Fowler

*	Director	April 1, 2022
Jennifer Prince

*	Director	April 1, 2022
Moujan Kazerani

*	Director	April 1, 2022
Caroline Horn

*	Director	April 1, 2022
Christopher Phillips

*By:	/s/ Michael Blend
Michael Blend, Attorney-in-Fact